 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 10, 1997

                                    REGISTRATION NO. 333-4520, 333-4520-01
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                            AMENDMENT NO. 1 TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                              RACI HOLDING, INC.
                         REMINGTON ARMS COMPANY, INC.
          (EXACT NAME OF REGISTRANTS AS SPECIFIED IN THEIR CHARTERS)

                               ----------------

      DELAWARE                       6719                         51-0350929
      DELAWARE                       3484                         51-0350935
   (STATE OR OTHER       (PRIMARY STANDARD INDUSTRIAL              (I.R.S.
    JURISDICTION         CLASSIFICATION CODE NUMBERS)              EMPLOYER
 OF INCORPORATION OR                                            IDENTIFICATION
    ORGANIZATION)                                                   NOS.)

                               ----------------


                           870 REMINGTON DRIVE

                               P.O. BOX 700

                    MADISON, NORTH CAROLINA 27025-0700

                              (910) 548-8700
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                              MARK A. LITTLE

                        VICE PRESIDENT, CONTROLLER
                         REMINGTON ARMS COMPANY, INC.


                           870 REMINGTON DRIVE

                               P.O. BOX 700

                    MADISON, NORTH CAROLINA 27025-0700

                              (910) 548-8831
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                 AREA CODE, OF REGISTRANTS' AGENT FOR SERVICE)

                                WITH COPIES TO:
                                                   DAVID A. BRITTENHAM, ESQ.
    WAYLAND E. HUNDLEY, ESQ.
    REMINGTON ARMS COMPANY, INC.                      DEBEVOISE & PLIMPTON
                                                        875 THIRD AVENUE
      870 REMINGTON DRIVE
                                                    NEW YORK, NEW YORK 10022
          P.O. BOX 700
                                                         (212) 909-6347
 MADISON, NORTH CAROLINA 27025-0700

         (910) 548-8515

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

                               ----------------

  THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED JANUARY 10, 1997

PROSPECTUS

     [LOGO]

                          REMINGTON ARMS COMPANY, INC.

     OFFER TO EXCHANGE 9 1/2% SENIOR SUBORDINATED NOTES DUE 2003, SERIES B,
               FOR ANY AND ALL EXISTING NOTES (AS DEFINED BELOW)
                PAYMENT OF PRINCIPAL AND INTEREST GUARANTEED BY
                               RACI HOLDING, INC.

                                  -----------

  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON    ,
1997, UNLESS EXTENDED. AS DESCRIBED HEREIN, WITHDRAWAL RIGHTS WITH RESPECT TO THE EXCHANGE OFFER ARE EXPECTED TO EXPIRE AT THE EXPIRATION OF THE EXCHANGE OFFER.

                                  -----------

  Remington Arms Company, Inc., a Delaware corporation formerly named RACI Acquisition Corporation ("Remington"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange up to $100,000,000 aggregate principal amount of its 9 1/2% Senior Subordinated Notes due 2003, Series B (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for a like principal amount of its issued and outstanding 9 1/2% Senior Subordinated Notes due 2003, Series A (the "Existing Notes"). The Existing Notes were originally issued and sold in a transaction that was exempt from registration under Section 4(2) of the Securities Act and resold to certain qualified institutional buyers in reliance on, and subject to the restrictions imposed pursuant to, Rule 144A under the Securities Act ("Rule 144A"), as well as to a limited number of institutional investors that are "accredited investors" within the meaning of subparagraph (a) (1), (2), (3) or
(7) of Rule 501 under the Securities Act. The terms of the New Notes are substantially identical to the terms of the Existing Notes that are to be exchanged therefor except that the New Notes have been registered under the Securities Act and will not bear legends restricting the transferability thereof. See "Description of Notes." For federal income tax purposes, an exchange made pursuant to the Exchange Offer should not constitute a taxable exchange. See "Certain Federal Tax Considerations."

  SEE "RISK FACTORS" ON PAGES 13 THROUGH 22 FOR A DESCRIPTION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE NEW NOTES OFFERED HEREBY.

  Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission" or "SEC"), as set forth in no-action letters issued to third parties, Remington believes the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of Remington within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder (and any other person accepting the Exchange Offer on behalf of any such holder) neither is engaging in, nor intends to engage in, and has no arrangement or understanding with any person to participate in, a distribution of such New Notes.
                                                        (Continued on next page)

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                 THE DATE OF THIS PROSPECTUS IS   , 1997.

(Cover Page Continued)


However, the Commission has not considered the Exchange Offer in the context of a no-action letter and therefore there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder of Existing Notes that desires to participate in the Exchange Offer, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes.

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and, by acceptance of the Exchange Offer, each broker-dealer that receives New Notes pursuant to the Exchange Offer agrees to notify the Company prior to using this Prospectus in connection with any such resale. As described more fully herein, for a period of 90 days after the Expiration Date (as defined herein), Remington will make this Prospectus available to any Participating Broker-Dealer (as defined herein) for use in connection with any such resale. See "Plan of Distribution." Broker-dealers, if any, that acquired their Existing Notes from the Company in the initial offering of the Existing Notes cannot use this Prospectus, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of New Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

  EXCEPT AS DESCRIBED IN THE PRECEDING PARAGRAPH, THIS PROSPECTUS MAY NOT BE USED FOR AN OFFER TO RESELL, A RESALE OR ANY OTHER RETRANSFER OF NEW NOTES.

  There has not previously been any public market for the New Notes. Remington does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the New Notes will develop. See "Risk Factors--Absence of a Public Market for the Notes; Limitations on Liquidity." Moreover, to the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for untendered and tendered but unaccepted Existing Notes could be adversely affected.

  The Exchange Offer is not conditioned upon any minimum number of Existing Notes being tendered. The Exchange Offer will expire at 5:00 p.m., New York
City time, on   , 1997, unless extended (the "Expiration Date"). Subject to the terms and conditions of the Exchange Offer, including the reservation of certain rights by Remington and the right of holders of Existing Notes to withdraw tenders at any time prior to the acceptance thereof, any and all Existing Notes validly tendered prior to the Expiration Date will be accepted on or promptly after the Expiration Date. New Notes to be issued in exchange for properly tendered Existing Notes will be mailed by the Exchange Agent (as defined herein) promptly after the acceptance thereof. In the event Remington terminates the Exchange Offer and does not accept for exchange any Existing Notes, Remington will promptly return the Existing Notes to the holders thereof. See "The Exchange Offer."

  The New Notes and Existing Notes are referred to collectively as the "Notes." The Notes bear interest at a rate equal to 9 1/2% per annum, except that pursuant to the Registration Rights Agreement (as defined herein), the Notes bear interest at a rate equal to 10% per annum from April 30, 1994 to the day before the date of consummation of the Exchange Offer. See "Registration Rights." Interest on the Notes is payable semi-annually on June 1 and December 1 of each year. The Notes are senior subordinated obligations of the Company and, as such, are subordinated to all existing and future Senior Indebtedness (as defined in the Indenture) of the

(Cover Page Continued)

Company. As of September 30, 1996, the aggregate principal amount of Senior Indebtedness of the Company was $182.8 million. As of the same date, none of the indebtedness of the Company ranked pari passu with the Notes. The Notes are redeemable before December 1, 1998 only in the event of a Change of Control (as defined herein), in which case Remington may, at its option, redeem the Notes, in whole or in part, within 180 days of such Change of Control at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption plus the Applicable Premium (as defined herein). In addition, the Notes are redeemable, in whole or in part, at the option of Remington at any time and from time to time on or after December 1, 1998, at the redemption prices set forth herein, plus accrued interest to the date of redemption. The Notes are fully and unconditionally guaranteed on a senior subordinated basis by RACI Holding, Inc. ("Holding"), Remington's parent, pursuant to the Holding Guarantee (as defined herein). The Holding Guarantee ranks subordinate to the guarantee issued by Holding in respect of the Credit Agreement (as defined herein) and certain other guarantees. See "Description of Notes."

  Remington expects that, except for New Notes acquired by certain institutional "accredited investors" (as defined in Rule 501 under the Securities Act) who are not "qualified institutional buyers" (as defined in Rule 144A) ("Non-Global Purchasers"), the New Notes issued pursuant to this Exchange Offer will be issued in the form of one or more fully registered global securities (collectively, the "New Global Certificate"), which will be deposited with, or on behalf of, The Depository Trust Company ("DTC" or the "Depository") and registered in its name or in the name of Cede & Co., its nominee. New Notes issued to Non-Global Purchasers will be issued in registered, certificated form without coupons (the "Certificated New Notes"). Beneficial interests in the New Global Certificate will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. After the initial issuance of each global security, New Notes in certificated form will be issued in exchange for the global securities only as set forth in the Indenture (as defined herein). Upon the transfer to a "qualified institutional buyer" (as defined in Rule 144A) (a "QIB") of Certificated New Notes initially issued to a Non-Global Purchaser, such Certificated New Notes will be exchanged for an interest in the New Global Certificate representing the principal amount of Notes being transferred. See "Description of Notes--Book-Entry Delivery and Form."

  Remington will not receive any proceeds from the Exchange Offer, but will bear certain offering expenses pursuant to the Registration Rights Agreement, dated as of November 30, 1993 (the "Registration Rights Agreement"), among Remington and the original purchasers of the Existing Notes. The Exchange Offer is intended to satisfy certain of Remington's obligations under the Registration Rights Agreement, including the obligation to register the exchanged Existing Notes under the Securities Act. Upon the completion of the Exchange Offer, certain special rights under the Registration Rights Agreement will terminate with respect to Existing Notes, and holders of New Notes will not be entitled to such rights. See "The Exchange Offer--Termination of Certain Rights." No dealer manager is being utilized in connection with the Exchange Offer.

                               ----------------

  Remington (R), Blue Rock (R), Core-Lokt (R), Duplex (R), Express (R), Peerless (R), Peters (R), Power Piston (R), Premier (R), Stren (R), UMC (R), Viper (R), and Wingmaster (R) are registered trademarks of Remington, and Copper Solid (TM) Golden Saber (TM), Model 11-87 (TM), Sporting Clays Model 11-87 (TM), Model Seven (TM), Model 396 (TM), Model 700 (TM), Model 870 (TM), Model 1100 (TM), Model 7400 (TM), Model 7600 (TM), Express-Steel (TM), Nitro-Steel (TM), Leadless (TM), Nitro-27 (TM), Premier Steel (TM), Supertough (TM) and Model 90-T (TM) are trademarks of Remington.

                                    SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the related notes, appearing elsewhere in this Prospectus. On December 1, 1993, Remington acquired (the "Acquisition") substantially all the assets and business of Sporting Goods Properties, Inc., formerly named Remington Arms Company, Inc. ("Sporting Goods"), and certain related assets of Sporting Goods' parent E. I. du Pont de Nemours and Company ("DuPont"). Unless the context otherwise requires, the term "Company" as used in this Prospectus means, with respect to the period prior to the Acquisition, the businesses conducted through Sporting Goods and, with respect to periods after the Acquisition, Holding and Remington. The market share and competitive position data contained in this Prospectus is based on industry and government sources. The Company believes that such data is inherently imprecise, but is generally indicative of its relative market share and competitive position. See also "Business--General." Certain market share data is based on the latest available information published by the National Sporting Goods Association ("NSGA"), American Sports Data Incorporated ("ASD"), Sports Market Research Group, Inc. ("SMRG") and Paumanok Publications, Incorporated ("PPI"). Unless otherwise indicated, all market share data is based on retail sales by dollar amount.

THE COMPANY

  Founded in 1816, the Company is engaged in the design, manufacture and sale of sporting good products for the hunting, shooting sports and fishing markets. The Company's product lines consist of firearms, ammunition and hunting/gun care accessories sold under the Remington name and other labels, fishing products sold under the Stren name and other labels and clay targets. The Company is the only domestic manufacturer of both firearms and ammunition and, according to the NSGA, is the largest U.S. manufacturer of shotguns and rifles. The Company manufactures firearms at a one million square foot facility in Ilion, New York, ammunition at a 750 thousand square foot plant in Lonoke, Arkansas, and clay targets at two plants located in Findlay, Ohio and Ada, Oklahoma. The Company has begun construction of a new 44 thousand square foot firearms manufacturing facility in Mayfield, Kentucky at which the Company expects to begin manufacturing rimfire rifles in March 1997. In 1995 the Company completed the consolidation of its research and development at a new 33 thousand square foot facility in Elizabethtown, Kentucky. The Company markets fishline sourced from third party manufacturers. The Company's products are distributed throughout the United States and in over 50 other countries, with distribution in the United States being primarily through wholesalers, distributors and major retail chains. In 1995, 8% of the Company's revenues were attributable to sales outside the United States.

  Remington enjoys a domestic market leadership position for many of its firearms product lines and is one of the three major manufacturers in the domestic ammunition market. According to studies conducted for the Company, among hunters and anglers, Remington and Stren are among the most-recognized brand names in their markets. The Company believes that its substantial market positions are attributable to the strength of the Remington brand name, the Company's family of well-established products, the breadth of products sold by the Company, product innovation and quality and the Company's marketing, distribution and manufacturing expertise. In 1994 according to PPI, the Company had the largest share of the retail shotgun market, at approximately 39%, with its nearest competitor holding a market share of approximately 25%. Remington was also the second largest brand of rifles in the United States in 1994 according to PPI, with a market share of approximately 18%, with its largest competitor holding a market share of approximately 25%. In the ammunition market, the Company was the second largest manufacturer in the United States in 1994 based on PPI data, with a share of approximately 25%, with its nearest competitor holding a market share of approximately 35%. Sales of firearms and ammunition comprised approximately 48% and 41%, respectively, of the Company's sales in 1995. In the retail fishline market segment, the Company held a share of approximately 26% in 1995, with its nearest competitor holding a market share of approximately 36%, according to SMRG.

  According to ASD, approximately 23 million people in the United States enjoy the shooting sports, including approximately 17 million who hunt annually. Total domestic consumer expenditures in this market for

1994 are estimated by the NSGA to have been $379 million for shotguns, $794 million for rifles, and $916 million for ammunition. Additionally, according to ASD approximately 23% of the U.S. population (55 million people) consider themselves anglers. Fishing is considered an inexpensive sport that can be enjoyed by people of widely varying ages, skills and abilities. The NSGA estimated that the retail market for recreational fishing tackle, of which the fishline segment forms a relatively small part, exceeded $730 million in 1995; the Company's 26% market share of the retail fishline market in 1995 constituted approximately 3% of the total retail market in 1995 for recreational fishing tackle according to SMRG.

  The principal executive offices of Holding and the Company are located at 870 Remington Drive, P.O. Box 700, Madison, North Carolina 27025-0700 and their telephone number is (910) 548-8700.

  Remington and its parent, Holding, are Delaware corporations organized in October 1993 to acquire the Company from Sporting Goods and DuPont (the "Sellers"). Remington is a wholly owned subsidiary of Holding.

THE ACQUISITION

  Pursuant to an asset purchase agreement among Remington, Sporting Goods and DuPont (the "Asset Purchase Agreement"), on December 1, 1993, Remington acquired substantially all the assets (other than certain discontinued properties, real property and other assets) of Sporting Goods and certain other assets of DuPont used in connection with the marketing of fishline and fishline accessories (collectively, the "Business"). As consideration for the Acquisition, Remington paid the Sellers $300 million in cash and assumed (i) certain specified liabilities, including certain trade payables and contractual obligations of Sporting Goods, and (ii) subject to certain dollar limitations, financial responsibility with respect to certain disclosed product liability claims arising out of occurrences prior to the closing of the Acquisition (the "Closing"), and environmental claims relating to the operation of the Business prior to the Closing.

  The initial equity contribution to Holding of $75 million was contributed to Remington and represented approximately 23% of the total initial sources of funds for the Acquisition. The Company's initial debt of approximately $240 million consisted primarily of approximately $99 million for the Existing Notes ($100 million face amount) and approximately $141 million in borrowings under a new senior bank credit agreement (the "Credit Agreement"), consisting of a $130 million term loan facility (the "Term Loan Facility") and a $150 million revolving credit facility (the "Revolving Credit Facility"). See "Description of Credit Agreement" and "Description of Notes." The closing of these financing transactions, including the offering of the Existing Notes, occurred concurrently with the Closing.

  The initial equity contribution to Holding of $75 million was made by The Clayton & Dubilier Private Equity Fund IV Limited Partnership, a Connecticut limited partnership ("C&D Fund IV"), which is a private investment fund managed by Clayton, Dubilier & Rice, Inc. ("CD&R"). CD&R is a New York-based private investment firm that specializes in acquisitions with management participation. Holding intends to offer certain officers and key employees of the Company an opportunity through additional equity investments to acquire from Holding up to 15% of the Holding common stock (on a fully diluted basis, giving effect to such issuance and to the initial issuance of Holding common stock to C&D Fund
IV). It is expected that the proceeds of the sale of such Holding common stock will be contributed to the Company or used for general corporate purposes.

SUMMARY OF TERMS OF THE EXCHANGE OFFER

Registration Rights           The Existing Notes were sold by Remington on
 Agreement..................  December 1, 1993 to Merrill Lynch & Co., Merrill
                              Lynch, Pierce, Fenner & Smith Incorporated and CS
                              First Boston Corporation (the "Initial

                              Purchasers") in a transaction that was exempt from registration under Section 4(2) of the Securities Act. The Initial Purchasers placed the Existing Notes with certain institutional and accredited investors in reliance on exemptions from the registration requirements of the Securities Act, including pursuant to Rule 144A thereunder. In connection therewith, Remington executed and delivered, for the benefit of the holders of the Existing Notes, the Registration Rights Agreement providing for, among other things, the Exchange Offer. See "The Exchange Offer--General" and "Plan of Distribution." The Existing Notes may be subject to certain resale restrictions under the Securities Act and related rules and regulations of the Commission. See "The Exchange Offer--Certain Effects of the Exchange Offer."

The Exchange Offer..........
                              The Company is offering to exchange up to $100,000,000 aggregate principal amount of its New Notes for a like principal amount of Existing Notes. The Company will issue the New Notes to holders on the earliest practicable date following the Expiration Date. Based on interpretations of the staff of the Commission set forth in several no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Existing Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder (and any other person accepting the Exchange Offer on behalf of any such holder) neither is engaging in nor intends to engage in, and has no arrangement or understanding with any person to participate in, a distribution of such New Notes. The Commission, however, has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for a period of 90 days after the Expiration Date in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and, by acceptance of the

                              Exchange Offer, each broker-dealer that receives New Notes pursuant to the Exchange Offer agrees to notify the Company, in writing, prior to using this Prospectus in connection with any such resale. The Company has agreed that, for a period of 90 days after the Expiration Date, the Company will make this Prospectus, as it may be amended or supplemented from time to time, available to the Initial Purchasers and to any other broker-dealer that makes a market in the Existing Notes with the Company's prior written consent and receives New Notes pursuant to the Exchange Offer (collectively, "Participating Broker-Dealers") for use in connection with any such resale. See "The Exchange Offer--General" and "Plan of Distribution." Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes, or who has not acquired the New Notes in the ordinary course of their business, could not rely on interpretations of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) or similar no-action letters issued to third parties. Accordingly, such a holder could not use the Prospectus, and (in the absence of an exemption therefrom), must comply with the registration and prospectus delivery requirements of the Securities Act, in connection with a secondary resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.

Expiration Date.............
                              The Exchange Offer will expire at 5:00 p.m., New
                              York City time, on      , 1997, unless the
                              Exchange Offer is extended by the Company in its sole discretion, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. Any Existing Notes not accepted for exchange for any reason will be returned without expense to the tendering holders thereof as promptly as practicable after the Expiration Date.

Accrued Interest on the New
 Notes and Existing Notes...
                              Holders of Existing Notes that are accepted for exchange will not receive any accrued interest thereon. However, each New Note will bear interest from the most recent date to which interest has been paid on the corresponding Existing Note. The interest rate on the Notes, 10% per annum as of the date of this Prospectus, will return to 9 1/2% per annum from and after the day before the date of consummation of the Exchange Offer. See "Registration Rights."

Conditions to the Exchange    The Exchange Offer is subject to certain
 Offer......................  customary conditions, which may be waived by the
                              Company. If any such conditions do exist prior to the Expiration Date, the Company may (i) refuse to accept any Existing Notes and return all previously tendered Existing Notes, (ii) extend the Exchange Offer or (iii) waive such conditions. See "The Exchange Offer--Conditions."
                              The Exchange Offer is not conditional upon any minimum aggregate principal amount of Existing
                              Notes being tendered for exchange.

Procedures for Tendering
 Existing Notes.............

                              Tendering holders of Existing Notes must, prior to 5:00 p.m., New York City time, on the Expiration Date, either (i) complete and sign a Letter of Transmittal, or a facsimile thereof, have their signatures guaranteed if required, forward the Letter of Transmittal and any other required documents to the Exchange Agent at the address set forth under the caption "The Exchange Offer--Exchange Agent", and either deliver the Existing Notes to the Exchange Agent or tender such Existing Notes pursuant to the procedures for book-entry transfer or (ii) request a broker, dealer, bank, trust company or other nominee to effect the transaction for them. Beneficial owners of Existing Notes registered in the name of a broker, dealer, bank, trust company or other nominee must contact such institution to tender their Existing Notes. Existing Notes may be physically delivered, but physical delivery is not required if a confirmation of a book-entry of such Existing Notes to the Exchange Agent's account at DTC is delivered in a timely fashion. Certain provisions have also been made for holders whose Existing Notes are not readily available or who cannot comply with the procedure for book-entry transfer on a timely basis. Questions regarding how to tender and requests for information should be directed to the Exchange Agent. Executing and tendering a Letter of Transmittal will be deemed a representation by the holder that, among other things, such holder is not an "affiliate" of the Company (as defined in Rule 405 under the Securities Act), that any New Notes acquired by such holder pursuant to the Exchange Offer will have been acquired in the ordinary course of such holder's business, and that such holder (and any other person accepting the Exchange Offer on behalf of such holder) neither is engaging in nor intends to engage in, and has no arrangement or understanding with any person to participate in, a distribution of such New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus with any resale of such New Notes. See "The Exchange Offer--How to Tender."

Withdrawal Rights ..........  Subject to the conditions set forth herein, tenders of Existing Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer-- Withdrawal Rights."

Acceptance of Existing
 Notes and Delivery of New
 Notes......................  Subject to the terms and conditions of the
                              Exchange Offer, including the reservation of certain rights by the Company, the Company will accept for exchange any and all Existing Notes which are properly tendered in the Exchange Offer, and not withdrawn, prior to 5:00 p.m., New York City time, on the Expiration Date. Subject to such terms and conditions, the New Notes issued pursuant to the

                              Exchange Offer will be delivered on the earliest practicable date following the Expiration Date. Any Existing Notes not accepted for exchange will be returned without cost to the tendering holder thereof promptly after the Exchange Date. See "The Exchange Offer--Acceptance of Tenders."

Certain Federal Income Tax
 Consequences...............

                              In the view of the Company, which is based on the advice of Debevoise & Plimpton, special counsel to the Company, for federal income tax purposes, the exchange of an Existing Note for a New Note pursuant to the Exchange Offer should not constitute a taxable exchange by its holder. Accordingly, the holder should not recognize any taxable gain or loss upon such exchange. See "Certain Federal Tax Considerations."

Untendered Existing Notes...  Holders of Existing Notes who do not tender their
                              Existing Notes in the Exchange Offer or whose Existing Notes are not accepted for exchange will continue to hold such Existing Notes and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture (as defined herein), except for any such rights or limitations which, by their terms, terminate or cease to be effective as a result of this Exchange Offer. All untendered and tendered but unaccepted Existing Notes will continue to be subject to certain restrictions on transfer provided therein. To the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for untendered and tendered but unaccepted Existing Notes could be adversely affected. See "The Exchange Offer--Certain Effects of the Exchange Offer."

Exchange Agent..............  First Trust National Association is serving as
                              Exchange Agent (the "Exchange Agent") in connection with the Exchange Offer.

SUMMARY OF TERMS OF NOTES

Notes Issued or Offered.....  $100,000,000 aggregate principal amount of
                              Existing Notes and New Notes, consisting of 9 1/2% Senior Subordinated Notes. The Existing Notes sold to QIBs were initially issued in the form of a global note, registered in the name of the nominee of DTC, and remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement between DTC and First Trust National Association, a national association (the "Trustee"). Existing Notes sold to Non-Global Purchasers were issued in certificated, fully registered form without coupons. Except for New Notes acquired by Non-Global Purchasers, the New Notes will be initially issued in the form of one or more global notes, registered in the name of the nominee of DTC, and will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement. Except in limited circumstances, New Notes in global form will not be exchangeable for Notes in certificated form. New Notes issued to Non-Global Purchasers will be issued in registered, certificated form without coupons.

Issuer......................  The Notes are unsecured obligations of Remington
                              Arms Company, Inc., a Delaware corporation.

Maturity Date...............  December 1, 2003.

Interest Payment Dates......  Interest on the Notes is payable at 9 1/2% per annum, except that it is payable at 10% per annum from April 30, 1994 to the day before the date of consummation of the Exchange Offer. See "Registration Rights." Interest on the Notes is payable semi-annually on June 1 and December 1 of each year.

Optional Redemption.........
                              The Notes are redeemable at the option of the Company, in whole or in part, on or after December 1, 1998, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. Upon a Change of Control (as defined) prior to December 1, 1998, the Company will have the option to redeem the Notes, in whole or in part, within 180 days of such Change of Control, at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption plus the Applicable Premium (as defined).

Mandatory Purchase upon a
 Change of Control.....

                              Upon the occurrence of a Change of Control, each holder of the Notes may require the Company to purchase all or a portion of such holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase, unless the Company has exercised its right to redeem the Notes as described above. There can be no assurance that the Company will have the financial resources necessary, or that it will be able to obtain the necessary consents under the Credit Agreement, to permit the purchase of the New Notes upon a Change of Control. The Credit Agreement prohibits the Company from so purchasing the New Notes without first obtaining the consent of the Required Lenders (as defined therein). See "Description of Notes--Optional Redemption" and "Description of Notes--Certain Covenants." Failure of the Company so to purchase such holder's Notes would constitute an Event of Default (as defined in the Indenture).

Ranking.....................
                              The Notes are senior subordinated obligations of the Company and, as such, are subordinated to all existing and future Senior Indebtedness of the Company. The Notes rank pari passu with all senior subordinated indebtedness of the Company and rank senior to all other subordinated indebtedness of the Company. As of September 30, 1996, the aggregate amount of Senior Indebtedness of the Company was $182.8 million.

Guarantee...................
                              The Notes are fully and unconditionally
                              guaranteed on a senior subordinated basis by Holding. This guarantee (the "Holding Guarantee") is subordinated to the guarantee by Holding of the Company's obligations under the Credit Agreement and will be subordinated in the future to all future guarantees by Holding of Senior Indebtedness of the Company. As of September 30, 1996, the aggregate amount of Indebtedness of Holding ranking senior in right of payment to the Holding Guarantee was $182.8 million.

Restrictive Covenants.......  The Indenture pursuant to which the Existing
                              Notes have been issued and the New Notes are to be issued (the "Indenture") contains certain covenants, including, but not limited to, covenants with respect to the following matters:
                              (i) limitation on indebtedness; (ii) limitation on restricted payments; (iii) limitation on transactions with affiliates; (iv) limitation on certain other subordinated indebtedness; (v) limitation on liens with respect to pari passu indebtedness or subordinated indebtedness; (vi) limitation on guarantees with respect to indebtedness; (vii) limitation on sale of assets;
                              (viii) restriction on transfer of assets to subsidiaries; (ix) limitation on preferred stock of subsidiaries; (x) limitation on dividends and other payment restrictions affecting subsidiaries; and (xi) restrictions on consolidation, merger and sale of assets.

Event Risk Considerations...  Certain transactions would not constitute a
                              Change of Control that would otherwise entitle a holder of Notes to require the Company to purchase such Notes, including acquisitions of Holding common stock by C&D Fund IV (Holding's current sole stockholder), CD&R or certain affiliates thereof; certain acquisitions of Holding common stock not exceeding specified ownership thresholds; and certain changes in Holding's board of directors approved by certain incumbent directors. See "Description of Notes-- Certain Covenants--Purchase of Notes on a Change of Control." The Company will be permitted to merge with or consolidate with another entity if certain requirements are met, including that the surviving entity is Remington or is a qualifying entity and assumes the Indenture, and that, on a pro forma basis giving effect to the transaction, the surviving entity meets a consolidated net worth test, and could incur indebtedness by meeting a fixed charge coverage ratio test. See "Description of Notes--Consolidation, Merger, Sale of Assets." If the Company meets certain financial tests, it is permitted to incur additional indebtedness, and to pay dividends or distributions to stockholders, guarantee indebtedness of certain affiliates and effect certain other restricted payments or transactions. See "Description of Notes--Certain Covenants--Limitation on Indebtedness" and "-- Limitation on Restricted Payments." The Company is permitted to enter into most transactions with certain affiliates on a specified arms-length basis, or by meeting certain other criteria, or by obtaining the approval of a majority of Remington's directors who have no material related financial interest. See "Description of Notes--Certain Covenants--Limitation on
                              Transactions with Affiliates." The Indenture's covenant and other provisions accordingly may have limited applicability to some transactions, such as certain leveraged recapitalizations or restructurings not involving a Change of Control.

Registration Rights.........  The Company has filed a registration statement on
                              Form S-4 (together with any amendments thereto, the "Registration Statement") with respect to the Exchange Offer made hereby.

                              Based on interpretations of the staff of the Commission as set forth in several no-action letters issued to third parties, the Company believes that the New Notes would in general be freely tradable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes (i) will not be able to rely on such interpretations of the staff of the Commission, (ii) will not be able to tender its Notes in the Exchange Offer made hereby and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless such sale or transfer is made pursuant to an exemption from such requirements. See "Registration Rights."

                              Under the Registration Rights Agreement, the
                              Company agreed that, in the event that any changes in law or the applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer made hereby or if the Registration Statement was not declared effective within 180 days following the original issuance of the Existing Notes, or upon the request of the Initial Purchasers under certain circumstances, the Company would use its best efforts to cause to become effective by a stated date a shelf registration statement with respect to the resale of the Existing Notes (the "Shelf Registration Statement") and to keep the Shelf Registration Statement effective for up to three years after the effective date thereof (or until one year after such effective date if such Shelf Registration Statement is filed at the request of the Initial Purchasers). Upon consummation of the Exchange Offer, the Company believes that it will have no further obligation to file the Shelf Registration Statement or otherwise register the Existing Notes. By acceptance of the Exchange Offer, each holder of Existing Notes confirms that such holder agrees that the Company is not obligated to file the Shelf Registration Statement once the Exchange Offer is consummated, and consents to waive any requirement that the Company do so effective upon the consummation of the Exchange Offer. If holders of at least a majority in aggregate principal amount of Existing Notes that are Registrable Securities (as defined in the Registration Rights Agreement) so consent, such waiver will be binding on all holders of Registrable Securities under the terms of the Registration Rights Agreement. See "Registration Rights." Because the Registration Statement was not declared effective on or prior to the 150th calendar day following the date of original issue of the Existing Notes, the interest rate borne by the Notes increased by one-half of one percent per annum to 10% per annum, effective from April 30, 1994. Upon the day before the date of consummation of the Exchange Offer, the interest rate borne by the Notes from the date of such effectiveness will be reduced by the full amount of any such increase from the original interest rate, to 9 1/2% per annum. See "Description of Notes--General."

Absence of a Public
 Marketfor the Notes........

                              The New Notes will be new securities for which there currently is no market. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes. The Existing Notes are eligible for trading in the Private Offerings, Resale and Trading through Automatic Linkages (PORTAL) market. The Company does not intend to apply for listing of the Notes on any securities exchange or for quotation through Nasdaq.

Use of Proceeds........       The Company will not receive any proceeds from
                              the Exchange Offer. The net proceeds to the Company from the sale of the Existing Notes comprised a portion of the financing for the Acquisition.

For further information regarding the New Notes, see "Description of Notes."

RISK FACTORS

  Ownership of the Notes involves certain risk factors, described in "Risk Factors," which should be carefully considered by investors.

SELECTED FINANCIAL INFORMATION

  The following table sets forth certain selected financial information derived from the Company's financial statements for the five year period ended December 31, 1995 and the nine months ended September 30, 1996 and 1995. The financial information for the three year period ended December 31, 1995 has been derived from the Company's audited consolidated financial statements. The financial information for the nine months ended September 30, 1996 and 1995 has been derived from the Company's unaudited interim financial statements, which reflect, in the opinion of the Company, all adjustments, which include only normal recurring adjustments, necessary to a fair presentation of the financial data for such periods. Results for interim periods are not necessarily indicative of results for the full year. The balance sheet and income statement information as of and for each of the two years ended December 31, 1991 and 1992, respectively, and as of and for the eleven month period ended November 30, 1993, relate to the businesses conducted through Sporting Goods prior to the Acquisition. The consolidated balance sheet and consolidated income statement information as of and for the one month period ended December 31, 1993 and as of and for the two years ended December 31, 1994 and 1995, respectively, relate to Remington and its operations. Generally, the comparability of the Company's results of operations for the years ended December 31, 1995 and 1994 and the one-month period ended December 31, 1993, to its results of operations for the eleven-month period ended November 30, 1993 and the years ended December 31, 1992 and 1991, are significantly limited because of the effects of the Acquisition. The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Company's financial statements and related notes and other financial information included elsewhere in this Prospectus.

                                       REMINGTON                       SPORTING GOODS BUSINESS
                          -----------------------------------------  ----------------------------
                           NINE MONTHS                       ONE
                              ENDED         YEAR ENDED      MONTH    ELEVEN MONTHS  YEAR ENDED
                          SEPTEMBER 30,    DECEMBER 31,     ENDED        ENDED     DECEMBER 31,
                          ---------------  --------------  DEC. 31,    NOV. 30,    --------------
                           1996     1995    1995    1994     1993        1993       1992    1991
                          ------   ------  ------  ------  --------  ------------- ------  ------
                           (UNAUDITED)
                                    (DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Sales (a)...............  $316.5   $333.6  $427.0  $417.7   $ 19.2      $346.9     $341.7  $312.4
Gross Profit............    97.1    112.0   141.7   130.6      3.4       106.0      104.5    84.5
Operating Expenses (b)..    78.5     72.6   100.2    94.2      5.5        99.4       80.3    72.8
Operating Profit
 (Loss).................    18.6     39.4    41.5    36.4     (2.1)        6.6       24.2    11.7
Interest Expense........    19.2     16.1    21.5    20.6      1.5         5.3        6.8     7.2
Profit (Loss) before
 Income Taxes...........     (.6)    23.3    20.0    15.8     (3.6)        2.0       19.1     5.4
Net Income (Loss) before
 Effect of Accounting
 Changes................     (.3)    13.9    11.5     9.4     (2.3)        1.4       12.0     3.5
Effect of Changes in
 Accounting for
 Postretirement Benefits
 other than Pensions and
 Postemployment Benefits
 (c)....................     --       --      --      --       --        (74.1)       --      --
Net Income (Loss).......     (.3)    13.9    11.5     9.4     (2.3)      (72.7)      12.0     3.5
Net Income (Loss) Per
 Common Share...........     (.40)   18.53   15.33   12.53    (3.07)       --         --      --
Ratio of Earnings to
 Fixed Charges (d)......     1.0x     2.4x    1.9x    1.8x     --          --        3.6x    1.7x
OPERATING AND OTHER
 DATA:
EBITDA (e)..............  $ 30.9   $ 50.4  $ 56.0  $ 68.0   $  4.0      $ 16.8     $ 36.5  $ 26.8
EBITDA Margin (f).......     9.8%    15.1%   13.1%   16.3%    20.8%        4.8%      10.7%    8.6%
Depreciation and
 Amortization...........    11.5      9.7    13.2    12.1      1.0         9.5       10.6    10.2
Capital Expenditures....    12.8     13.3    18.9     9.3      0.8         9.1        9.5    11.6
Ratio of EBITDA to
 Interest Expense
 (e)(g).................     1.6x     3.1x    2.6x    3.3x     2.7x        3.2x       5.4x    3.7x
Consolidated Fixed
 Charge Coverage Ratio
 (g)....................     1.0x     3.1x    2.5x    2.3x     --          3.0x       5.0x    3.1x
BALANCE SHEET DATA (END
 OF PERIOD):
Working Capital.........  $205.5   $153.2  $125.0  $131.3   $125.8      $ 93.9     $ 97.6  $105.3
Total Assets............   480.4    422.3   404.4   403.3    403.2       175.6      172.0   180.2
Total Debt (h)..........   288.4    231.9   213.2   219.8    229.4         --         0.7     0.8
Shareholder's Equity....    93.3     96.0    93.6    82.1     72.7       115.0      145.4   153.3

                                                   (Footnotes on following page)

(Footnotes)
--------

(a) Sales are presented net of federal excise taxes. Excise taxes were $25.8 million and $28.7 million for the years ended December 31, 1991, and 1992 and $28.8 million for the eleven-month period ended November 30, 1993, respectively, $1.4 million for the one-month period ended December 31, 1993, $33.7 million and $36.0 million for the years ended December 31, 1994 and 1995, respectively and $27.8 million and $26.5 million for the nine-month periods ended September 30, 1995 and 1996, respectively.
(b) In 1991, DuPont announced a cost improvement initiative for the business segments of which the Company was a part. Costs of these programs were accrued by DuPont in the fourth quarter of 1991 and included estimates of the cost for enhanced pension benefits and other payments for actual and projected employee terminations associated with these programs. The $4.0 million restructuring charge in 1991 includes a $2.9 million charge from DuPont for the cost of these programs to the Company, and $1.1 million related to a restructuring of the Company's marketing and sales organization.

(c) Effective January 1, 1993 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postemployment Benefits (an amendment of FASB Statements No. 5 and 43)." The Company recorded charges of $74.1 million to its net income for the eleven-month period ended November 30, 1993 for the cumulative effect of transition to this new standard. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Adoption of New Accounting Standards."

(d) For purposes of computing this ratio, earnings consists of earnings before income taxes and fixed charges, excluding capitalized interest. Fixed charges consists of interest expense, capitalized interest, amortization of discount on indebtedness and one-third of rental expense (the portion deemed representative of the interest factor). Earnings were inadequate to cover fixed charges for the eleven month-period ended November 30, 1993 and the one-month period ended December 31, 1993 by $72.1 million and $3.6 million, respectively. However, excluding the impact of the $74.1 million cumulative effect of an accounting change noted above, the ratio of earnings to fixed charges for the eleven-month period ended November 30, 1993 would have been 1.4x.

(e) EBITDA represents earnings before deducting interest expense, non-cash expenses and charges, non-recurring business restructuring charges, income tax expense, depreciation expense and amortization expense. EBITDA is presented to facilitate a more complete analysis of the Company's financial condition, by adding back depreciation, amortization and other non-cash items to operating income, as an indicator of the ability of the Company to generate cash flows to service fixed obligations. EBITDA should not be construed by investors as an alternative to net income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity or ability to meet all cash needs. The Company's cash flows are discussed elsewhere in this Prospectus under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Company has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt.

(f) Represents EBITDA as a percentage of revenues.

(g) The Consolidated Fixed Charge Coverage Ratio is a financial measure used in the Indenture to determine when the Company can incur certain kinds of new debt and engage in certain other transactions. It measures the ratio of (a) the sum of Consolidated Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-Cash Charges deducted in computing Consolidated Net Income (Loss), all determined in accordance with GAAP, to (b) the sum of Consolidated Interest Expense and cash dividends paid on any Preferred Stock, as each of these terms is defined in the Indenture. For the complete definition of Consolidated Fixed Charge Coverage Ratio and the other defined terms used therein, see "Description of Notes--Certain Definitions." The ratio of EBITDA to Interest Expense is presented in addition to Consolidated Fixed Charge Coverage Ratio because it is commonly used by investors to analyze and compare companies.

(h) Total debt consists of long-term debt, current portion of long-term debt, and capital lease commitments.

                                 RISK FACTORS

  Ownership of the Notes involves certain risk factors, described below, which should be carefully considered by investors in addition to the other information in this Prospectus.

RISKS RELATING TO LEVERAGE

  The Company incurred substantial indebtedness in connection with the financing of the Acquisition. As a result, the Company is highly leveraged and subject to substantial repayment obligations. The Credit Agreement includes a term loan facility and a revolving credit facility. The Credit Agreement requires the Company to make quarterly principal payments on the term loans thereunder, which began in March 1994, and equaled $10 million in 1994, $9.3 million in 1995 and $13.6 million in 1996. In addition, the Credit Agreement requires the Company to prepay the term loans thereunder annually in an amount equal to 50% of Excess Cash Flow (as defined therein) for the preceding fiscal year. Such prepayments result in reductions in all subsequently scheduled principal payments on such term loans. See "Description of Credit Agreement." The Company made such a prepayment of approximately $10.7 million in 1995 for the year ended December 31, 1994. The Company did not have Excess Cash Flow for the year ended December 31, 1995, and accordingly no such prepayment was made in 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." After giving effect to the prepayment, the installment schedule for the remaining term loan principal payments requires payments of $18.2 million in each of 1997 and 1998, and $22.7 million in 1999, with the balance of the term loans and all then outstanding revolving credit loans being due in 2000.

  Interest on the Notes is payable semiannually, currently at a rate of 10% per annum to the day before the consummation of the Exchange Offer, and 9 1/2% per annum thereafter. Accordingly, after completion of the Exchange Offer, the Company's annual interest payments on the Notes will amount to $9,500,000. The principal amount of the Notes will be due on December 1, 2003.

  The Company's ability to make scheduled payments of principal or interest on, or to refinance, its indebtedness will depend on its future operating performance and cash flow, which are subject to prevailing economic conditions, prevailing interest rate levels, and financial, competitive, business and other factors beyond its control. The degree to which the Company is leveraged could have important consequences to the holders of the Notes, including the following: (i) the Company's ability to obtain additional financing for working capital or other purposes in the future may be limited;
(ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing funds available for operations; (iii) certain of the Company's borrowings, including all borrowings under the Credit Agreement, will be at variable rates of interest, which could cause the Company to be vulnerable to increases in interest rates; (iv) all of the indebtedness incurred in connection with the Credit Agreement will become due prior to the time any principal payment on the Notes is due; and (v) the Company may be more vulnerable to economic downturns and be limited in its ability to withstand competitive pressures. The Company is not currently a party to any interest rate cap, hedging or other protection arrangements with respect to its variable interest rate indebtedness.

  While the Company believes that based upon current levels of operations it should be able to meet its current debt service obligations, including principal and interest payments on the Notes when due, if the Company cannot generate sufficient cash flow from operations to meet its obligations, then the Company might be required to refinance its debt or to dispose of assets to obtain funds for such purpose. There is no assurance that refinancings or asset dispositions could be effected on satisfactory terms or would be permitted by the terms of the Credit Agreement or the Indenture.

  The Credit Agreement and the Indenture permit the Company to incur certain amounts of specified indebtedness in addition to the indebtedness thereunder. In the case of the Indenture, the Company may also incur additional indebtedness by meeting a fixed charge coverage ratio test on a pro forma basis. See "Description of Notes--Certain Covenants--Limitation on Indebtedness." As of September 30, 1996, the Company would not have been permitted to incur any additional indebtedness in accordance with this fixed charge coverage ratio test.

RISKS RELATING TO COVENANT RESTRICTIONS

  The Credit Agreement and the Indenture pursuant to which the Notes have been or will be issued contain numerous operating covenants that limit the discretion of the Company's management with respect to certain business matters. These covenants place significant restrictions on, among other things, the ability of the Company to incur additional indebtedness, to create liens or other encumbrances, to make certain payments, investments, loans and guarantees and to sell or otherwise dispose of assets and merge or consolidate with another entity. See "Description of Credit Agreement" and "Description of Notes--Certain Covenants." The Credit Agreement also contains a number of financial covenants that require the Company to meet certain financial ratios and tests, including a minimum net worth test, a minimum interest coverage ratio, a maximum debt to earnings ratio, a minimum earnings test, a limitation on capital expenditures and a minimum working capital test. The Company recently obtained an amendment to its Credit Agreement to modify (i) the minimum earnings, minimum interest coverage ratio and net worth covenants to decrease the required levels, (ii) the maximum debt to earnings ratio covenant to increase the permissible debt levels and (iii) the capital expenditure covenant to reduce the permissible capital expenditure levels. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Credit Agreement." A failure to comply with the obligations contained in the Credit Agreement or the Indenture could result in an event of default under the Credit Agreement or an Event of Default under the Indenture which, if not cured or waived, could permit acceleration of the relevant debt and acceleration of debt under other instruments that may contain cross-acceleration or cross-default provisions. Under certain circumstances an event of default under the Credit Agreement that results in acceleration of debt thereunder could give rise to an Event of Default under the Indenture. See "Description of Notes--Events of Default." Other indebtedness of the Company and its subsidiaries could contain amortization and other prepayment provisions, or financial or other covenants, more restrictive than those applicable to the Notes.

  The Indenture also provides that upon the occurrence of a Change of Control, each holder of the Notes may require the Company to purchase all or a portion of such holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase, unless the Company has previously exercised its right to redeem the Notes. There can be no assurance that the Company will have the financial resources necessary, or that it will be able to obtain the necessary consents under the Credit Agreement, to permit the purchase of the New Notes upon a Change of Control. The Credit Agreement prohibits the Company from so purchasing the New Notes without first obtaining the consent of the Required Lenders (as defined therein). See "Description of Notes--Optional Redemption" and "Description of Notes--Certain Covenants--Purchase of Notes Upon a Change of Control."

RISKS RELATING TO SUBORDINATION OF THE NOTES AND THE HOLDING GUARANTEE; ASSET ENCUMBRANCES

  The payment of principal of, premium, if any, and interest on, and any other amounts owing in respect of, the Notes is subordinated to the prior payment in full of existing and future Senior Indebtedness of the Company, which includes all indebtedness under the Credit Agreement. Therefore, in the event of the liquidation, dissolution, reorganization or any similar proceeding regarding the Company, the assets of the Company will be available to pay obligations on the Notes only after Senior Indebtedness has been paid in full in cash or Cash Equivalents (as defined in the Indenture) or in any other form acceptable to the holders of Senior Indebtedness, and there may not be sufficient assets to pay amounts due on all or any of the Notes. In addition, the Company may not pay principal of, premium, if any, or interest on or any other amounts owing in respect of the Notes, make any deposit pursuant to defeasance provisions applicable to the Notes or purchase, redeem or otherwise retire the Notes, if any Designated Senior Indebtedness (as defined in the Indenture) is not paid when due or any other default on Designated Senior Indebtedness occurs and the maturity of such indebtedness is accelerated in accordance with its terms, unless, in either case, such default has been cured or waived, any such acceleration has been rescinded or such indebtedness has been repaid in full. In addition, under certain circumstances, if any non-payment default exists with respect to Designated Senior Indebtedness, the Company may not make any payments on the Notes for a specified period of time, unless such default is cured or waived, any acceleration of such indebtedness has been rescinded or such indebtedness has been repaid in full. See "Description of Notes--

Subordination." As of September 30, 1996, the aggregate principal amount of Senior Indebtedness of the Company outstanding was $182.8 million, with an additional $51.9 million available to be borrowed under the Revolving Credit Facility.

  The Notes are not secured by any of the Company's assets. The obligations of the Company under the Credit Agreement are secured by a security interest in substantially all of the assets of the Company and its subsidiaries (if any), including intangible assets, such as licenses, trademarks and customer lists. If the Company becomes insolvent or is liquidated, or if payment under the Credit Agreement is accelerated, the lenders under the Credit Agreement would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the Credit Agreement. Accordingly, such lenders will have a prior claim on such assets of the Company and its subsidiaries.

  The Holding Guarantee is subordinated to the guarantee by Holding of the Company's obligations under the Credit Agreement (the "Holding Bank Guarantee") and will be subordinated in the future to all future guarantees by Holding of Senior Indebtedness of the Company.

  Holding is a holding company with no independent operations and no significant assets other than its ownership of the capital stock of the Company. Holding will, therefore, be dependent upon the receipt of dividends or other distributions from the Company to fund any obligations that it incurs, including obligations under the Holding Guarantee. The Indenture does not, however, permit distributions from the Company to Holding, other than for certain specified purposes or upon meeting certain other requirements, as described under "Description of Notes--Certain Covenants--Limitation on Restricted Payments." The Credit Agreement contains similar, more restrictive provisions. See "Description of Credit Agreement." Accordingly, if the Company should at any time be unable to pay interest on or principal of the Notes, it is unlikely that it will be permitted to distribute to Holding the funds necessary to enable Holding to meet its obligations under the Holding Guarantee.

RISKS RELATING TO PRODUCT LIABILITY

  Pursuant to the Asset Purchase Agreement, the Sellers retained liability for, and are required to indemnify the Company against, (1) all product liability cases and claims (whenever they may arise) involving discontinued products and (2) all product liability cases and claims involving products that had not been discontinued as of the Closing ("extant products") and relating to occurrences that took place, but were not disclosed to the Company, prior to the Closing. The Company assumed financial responsibility, up to an aggregate amount of $25.0 million (the "Cap"), for (1) product liability cases and claims involving extant products and relating to occurrences that took place, and were disclosed to the Company, prior to the Closing, and (2) any environmental liabilities relating to the ownership or operation of the Business prior to the Closing. The Sellers retained liability for, and are required to indemnify the Company against, all such disclosed product liability occurrences and such environmental liabilities in excess of the Cap. This indemnification obligation of the Sellers is not subject to any survival period limitation. Pursuant to the Asset Purchase Agreement, the Sellers designated $24.5 million of the Cap for assumed product liability costs (the "Product Liability Cap") and the remainder for environmental costs. The Company and the Sellers have agreed that, as of October 31, 1996, $1.9 million in assumed product liability costs remained to be paid by the Company before the exhaustion of the Product Liability Cap (the "Remaining Cap"). See
Note 6 to the Unaudited Condensed Consolidated Financial Statements dated September 30, 1996. Except for certain cases and claims relating to shotguns as described below and for all cases and claims relating to discontinued products, the Company generally bears financial responsibility for product liability cases and claims relating to occurrences after the Closing. Because of the nature of firearm and ammunition products, the Company anticipates that it, as well as other manufacturers of firearm or ammunition products, will continue to be involved in product liability cases and claims in the future.

  Prior to the Acquisition, the Sellers were self-insured for product liability obligations of the Business, with excess insurance coverage available at $50.0 million per occurrence. Since December 1, 1993, the Company has maintained insurance coverage for product liability claims subject to certain self-insured retentions both on a per-occurrence basis and in the aggregate for personal injury or property damage relating to occurrences arising after the Closing. The Company believes its current insurance coverage is adequate for its needs. The current insurance policy extends through November 30, 2000. See "Business--Legal Proceedings."

  The Company and the Sellers are engaged in the joint defense of product liability litigation involving Remington brand firearms and Company ammunition products. As of December 31, 1996, approximately 45 such cases were pending, primarily alleging defective product design or manufacture, or failure to provide adequate warnings. All but two of these cases are individual actions alleging personal injury, and many seek punitive as well as compensatory damages. Of these pending cases, most are subject to the Cap or involve discontinued products or undisclosed pre-Closing occurrences, and accordingly are cases for which the Sellers retained liability and are required to indemnify the Company, either in full or in excess of the Cap. Fewer than 20 of the pending cases involve post-Closing occurrences for which the Company would be responsible under the Asset Purchase Agreement. The Company has previously disposed of a number of other cases involving post-Closing occurrences by settlement.

  Two cases, Leonel Garza et al. v. Sporting Goods Properties, Inc., et al. ("Garza"), and Joe Luna, et al. v. Remington Arms Company, Inc. and E.I. du Pont de Nemours and Company ("Luna"), involving Company products that were pending at the time of the Closing, and for which the Company assumed financial responsibility up to the amount of the Cap, were asserted as class actions, one involving shotguns and the other bolt-action rifles. In each case certification was sought of a class of owners of Remington brand firearms, generally claiming economic loss based on alleged product defect, and seeking compensatory, punitive and treble damages, plus other costs. In addition to the liabilities retained by the Sellers in excess of the Cap, the Sellers also are required to indemnify the Company for all claims in these cases for economic loss involving firearms similar to those involved in these cases and shipped up to 42 calendar months after the Closing.

  On February 6, 1996, the Federal district court (the "Court") in San Antonio, Texas gave final approval to a settlement of the Garza class action relating to Remington brand shotguns, and that decision has become final and non-appealable. The Garza case involved certain Remington brand 12-gauge shotguns, including Model 1100, 11-87 and 870 shotguns, manufactured from 1960 to 1995. That lawsuit was filed against the Sellers in Texas state court in November 1993, and was later removed to Federal court. Pursuant to the settlement, a fund of approximately $19.0 million will be distributed to eligible shotgun owners. Notices were published in mid-1996 informing owners how to apply for payment from the fund. The deadline for such filing was September 30, 1996. However, the Court extended that deadline until December 1, 1996 for certain claims. As of that date, approximately 500,000 class members had filed claims covering approximately 800,000 guns. It is anticipated that the funds will be disbursed in the first quarter of 1997. Defense costs associated with Garza are subject to the Cap. However, pursuant to a separate agreement between the Company and the Sellers as discussed below, the $19.0 million cost of the fund, as well as additional settlement costs and court-ordered plaintiff's attorneys fees, are to be paid by the Sellers, without regard to the Cap. Except for the very few class members who opted out and chose not to participate, the settlement resolves all claims that might be brought by owners of the shotguns at issue in connection with the barrel steel formerly used in such firearms, other than claims for personal injury. Publicity regarding the Garza agreement led to some additional claims of personal injury allegedly involving use of the shotguns included in the class action lawsuit; most of which were settled in 1996 without lawsuits being filed. The Company anticipates, at least in the short term, an increase in the number of such claims. The Company does not believe that the disposition of Garza (including any individual personal injury actions which might be filed as a result of the settlement) is likely to have a material adverse effect upon its financial condition or results of operations.

  The other purported class action, Luna, filed in 1989 against the Sellers in Texas district court in Jim Wells County, and amended in December 1993, seeks certification of a class consisting of all Texas owners, allegedly 400,000 in number, of Model 700 bolt-action rifles. The parties in Luna have briefed the issue of whether class certification is appropriate in this case, and a hearing took place on May 6, 1996. Shortly thereafter, the court issued a ruling that certified for class treatment the limited issues of whether the Model 700 fire control system is defective and, if so, the cost of repair. Pursuant to Texas law, the Sellers have filed a timely appeal of this ruling to the intermediate level state appellate court. Briefing on the merits of the appeal has been delayed pending transcription of a hearing record and will not begin before January 1997. The Company had not been included as a defendant at the time of the decision or the filing of the appeal. However, on July 16, 1996, plaintiffs further amended the complaint by naming the Company, which filed an answer in September 1996.

  The representations and warranties in the Asset Purchase Agreement expired 18 months after the Closing, with certain exceptions, and claims for indemnification with respect thereto were to be made within 30 days of such expiration. The Company made claims for such indemnification involving product liability issues within that time period. In connection with the consummation of the Garza settlement, the Company and the Sellers agreed that the Sellers shall assume financial responsibility for a portion of costs relating to product liability claims and cases involving certain shotguns manufactured prior to mid-1995 and based on occurrences arising prior to November 30, 1999, and that any claims the Company and the Sellers may have against each other under the Asset Purchase Agreement relating to shotguns (excluding various indemnification rights and the allocation of certain costs under the Cap) are released. See "The Acquisition." Any claims between the Company and the Sellers relating to other product liability issues remain open.

  Because the Company's assumption of financial responsibility for certain product liability cases and claims involving pre-Acquisition occurrences is limited to the amount of the Cap, with the Sellers retaining liability in excess of the Cap and indemnifying the Company in respect thereof, and because of the Company's accruals with respect to such cases and claims, the Company believes that product liability cases and claims involving occurrences arising prior to the Closing are not likely to have a material adverse effect upon the financial condition or results of operations of the Company. While it is difficult to forecast the outcome of litigation, the Company does not believe, in light of relevant circumstances (including the current availability of insurance with respect to cases and claims involving occurrences arising after the Closing, the Company's accruals for the uninsured costs of such cases and claims and the agreement that the Sellers will be responsible for certain post-Closing shotgun-related costs, as described above), that the outcome of all pending product liability cases and claims will be likely to have a material adverse effect upon the financial condition or results of operations of the Company. However, in part because of the uncertainty as to the nature and extent of manufacturer liability for personal injury due to alleged product defects, there can be no assurance that the Company's resources will be adequate to cover future product liability occurrences, cases or claims, in the aggregate, or that such a material adverse effect will not result therefrom. See "Business--Legal Proceedings."

RISKS RELATING TO DUPONT INDEMNIFICATION

  Pursuant to the Asset Purchase Agreement entered into in connection with the Acquisition, the Sellers have agreed jointly and severally to indemnify the Company against certain product liabilities and environmental liabilities. The Company could be adversely affected if in the future the Sellers become unable to satisfy these obligations.

RISKS RELATING TO COMPETITION

  The markets in which the Company operates are highly competitive. Competition is based primarily on quality of products, product innovation, price and customer service and support. Product image, quality and innovation are the dominant competitive factors in the firearms industry, with price the dominant factor in the ammunition industry.

  The Company's competitors vary according to product line. Certain of these competitors are subsidiaries of large corporations with substantially greater financial resources than the Company. The Company's shotgun products compete primarily with products offered by USRAC (which produces Winchester firearms) and Browning (both units of GIAT Industries), O.F. Mossberg & Sons, Inc., Sturm, Ruger & Co., Inc. and Beretta U.S.A. Corporation. The Company's rifles compete primarily with products offered by Browning and USRAC,

Marlin Firearms Co., Sturm, Ruger & Co., Inc. and Savage Arms, Inc. In the ammunition market, the Company competes primarily with the Winchester unit of Olin Corporation, the Federal Cartridge Co. unit of Pentair Inc. and the CCI unit of Blount, Inc. The Company's main competitor in the fishing line market is Berkley, Inc.

  The Company believes that it competes effectively with all of its present competitors. However, there can be no assurance that the Company will continue to do so, and the Company's ability to compete could be adversely affected by its leveraged condition. See "--Risks Relating to Leverage" and "--Risks Relating to Covenant Restrictions."

RELIANCE ON A MATERIAL CUSTOMER

  Sales made to a mass merchandiser, Wal-Mart Stores, Inc. ("Wal-Mart") accounted for approximately 22% of the Company's total net revenues in 1995. The Company's sales to Wal-Mart are not governed by a written contract between the parties. In the event that Wal-Mart were to significantly reduce or terminate its purchases of firearms and/or ammunition from the Company, the Company's financial condition or results of operations could be adversely affected. The Company's sales for the first nine months of 1996 were adversely affected by reduced purchases by Wal-Mart and a number of other significant customers, which the Company believes primarily resulted from changes in inventory management practices by these customers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company has not received any indication that Wal-Mart intends to discontinue or substantially reduce its relationship with the Company apart from the inventory management practices noted. See "Business--Marketing and Distribution."

RELIANCE ON CERTAIN SUPPLIERS OF RAW MATERIALS

  To manufacture its various products, the Company utilizes numerous raw materials, including steel, lead, brass, plastics and wood, as well as manufactured parts purchased from independent manufacturers. For a number of the Company's raw materials, it relies on one or a few suppliers. The Company's requirements for carbon steel, stainless steel, steel shot, brass strip and walnut gun stock blanks are each currently being met by a single vendor. Generally, the Company has had satisfactory, long-term relationships with these suppliers. The Company has purchase contracts with certain of these suppliers for periods ranging from one to seven years but no formal contracts with others. In addition, the Company purchases most of the fishline it requires for its product lines from DuPont under a supply agreement that expired in December 1996. The parties have begun discussions with respect to a renewal of this agreement. The Company believes it has a good relationship with the division of DuPont that produces nylon monofilament fishline, and believes it will be able to negotiate a new supply agreement, although there can be no assurance in this regard.

  Alternative sources, many of which are foreign, exist for each of these materials from which the Company could obtain such raw materials. Nonetheless, the Company does not currently have significant supply relationships with any of these alternative sources and cannot estimate with any certainty the length of time that would be required to establish such a supply relationship, or the sufficiency of the quantity or quality of materials that could be so obtained. In addition, the Company may incur additional costs in sourcing raw materials from alternative producers. See "Business--Supply of Raw Materials."

DEPENDENCE UPON CONSUMER SPENDING

  The sale of sporting good products for hunting, shooting sports and fishing depends upon a number of factors related to the level of consumer spending, including the general state of the economy and the willingness of consumers to spend on discretionary items. Changes in consumer spending can affect the quantity of the Company's products purchased by consumers. Reduced consumer confidence and spending may result in reduced demand for the Company's products and limitations on the ability of the Company to maintain or increase prices.

RISKS RELATING TO REGULATION

  The purchase of firearms is subject to federal, state and local governmental regulation. Federal laws generally prohibit the private ownership of fully automatic weapons and place certain restrictions on the interstate sale of firearms unless certain licenses are obtained. The Company does not manufacture fully automatic weapons. In 1994, a federal law was enacted that generally prohibits the manufacture of 19 models of "assault weapons" as well as the sale or possession of "assault weapons" except for those that, prior to the law's enactment into law, were legally in the owner's possession. This law exempts from its prohibition approximately 650 models of firearms that are generally used by hunters and sporting enthusiasts, including all of the Company's current firearm products. Various bills have been introduced in Congress in recent years to repeal the ban on semi-automatic assault weapons and large-capacity ammunition feeding devices; the likelihood of their passage is uncertain. Another federal law enacted in 1993, the so-called "Brady Bill," provides among other things for a waiting period of five business days before a prospective purchaser of a handgun may take possession of the handgun, in order to give law enforcement officials time to make a background check on the prospective purchaser. The Company does not currently produce handguns.

  In addition, bills have been introduced in Congress in the past several years that would affect the manufacture and sale of handgun ammunition, including bills to regulate the manufacture, importation and sale of any projectile that is capable of penetrating body armor, to impose a tax and import controls on bullets designed to penetrate bullet-proof vests, to prohibit the manufacture, transfer or importation of .25 caliber, .32 caliber and 9mm handgun ammunition, to increase the tax on handgun ammunition, to impose a special occupational tax and registration requirements on manufacturers of handgun ammunition, and to drastically increase the tax on certain handgun ammunition, such as 9mm, .25 caliber, and .32 caliber bullets. Certain of these bills would apply to handgun ammunition of the kind produced by the Company, and accordingly, if enacted, could have a material adverse effect on the business of the Company. The Company believes that existing regulations applicable to handgun ammunition have not had such an effect.

  State and local laws and regulations vary significantly in the level of restrictions they place on gun ownership and transfer. Some states have recently enacted, and others are considering, legislation restricting or prohibiting the ownership, use or sale of certain categories of firearms and ammunition. Many states currently have mandatory waiting period laws for handguns in effect similar to that imposed by the Brady Bill. Currently, however, there are few restrictive state regulations applicable to handgun ammunition. The Company's current firearm and ammunition products generally are not subject to current state restrictions on ownership, use or sale of certain categories of firearms and ammunition, and generally would not be subject to any known proposed state legislation relating to regulation of "assault weapons."

  The Company believes that existing federal and state legislation relating to the regulation of firearms and ammunition has not had a material adverse effect on its sales of these products from 1993 through 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." However, there can be no assurance that the regulation of firearms and ammunition will not become more restrictive in the future and that any such development would not have a material adverse effect on the business of the Company.

  In addition, regulatory proposals, even if never enacted, may affect firearms or ammunition sales as a result of consumer perceptions. The Company believes that its increased ammunition sales in 1994 and early 1995 resulted in part from consumer fear that proposed legislation would increase taxes on ammunition and from consumer uncertainty over the Brady Bill, and that the lessening of these consumer concerns has been a factor in decreased ammunition sales since early 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

CONTROL OF THE COMPANY BY MAJORITY STOCKHOLDER

  Currently, Holding's sole stockholder is C&D Fund IV, a private investment fund managed by CD&R. After completion of the currently planned offering of Holding common stock to Company management, C&D Fund IV will continue to be Holding's majority stockholder. See "Ownership of Capital Stock." The general partner of C&D Fund IV is Clayton & Dubilier Associates IV Limited Partnership, a Connecticut limited partnership ("Associates IV"). The ownership interest of C&D Fund IV gives it control of Holding, permitting it to elect all of the members of the Board of Directors of Holding and, through Holding, all of the members of the Board of Directors of the Company. The control of the Boards of Directors by a single stockholder could restrict the Company's ability to pursue business opportunities not favored by such stockholder. Certain of the members of the Boards of Directors of Holding and the Company are persons who are principals of or have other relationships with CD&R, C&D Fund IV and/or other corporations in which entities managed by CD&R have previously invested. See "Management" and "Certain Relationships and Related Transactions--CD&R and C&D Fund IV."

  CD&R receives an annual fee for management consulting, monitoring and financial advisory services provided to the Company. CD&R, C&D Fund IV, Holding and Remington have entered into an indemnification agreement. See "Certain Relationships and Related Transactions--CD&R and C&D Fund IV."

RISKS RELATING TO FRAUDULENT CONVEYANCE CONSIDERATIONS

  In connection with the Acquisition, Remington and Holding incurred substantial indebtedness, including the indebtedness under the Existing Notes and the Credit Agreement and the issuance of the Holding Guarantee and the Holding Bank Guarantee. If under relevant federal and state fraudulent conveyance statutes in a bankruptcy, reorganization or rehabilitation case or similar proceeding or a lawsuit by or on behalf of unpaid creditors of the Company or Holding, a court were to find that, at the time the Existing Notes or the Holding Guarantee were issued, (a) Remington or Holding issued the Existing Notes or the Holding Guarantee with the intent of hindering, delaying or defrauding current or future creditors or (b)(i) Remington or Holding received less than reasonably equivalent value or fair consideration for issuing the Existing Notes or the Holding Guarantee, as the case may be, and
(ii) Remington or Holding, as the case may be, (A) was insolvent or was rendered insolvent by reason of the Acquisition and/or such related transactions, including the incurrence of the indebtedness to fund the Acquisition, (B) was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital, (C) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured (as all of the foregoing terms are defined in or interpreted under such fraudulent conveyance statutes) or (D) was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, after final judgment, the judgment is unsatisfied), such court could avoid or subordinate the Notes and the Holding Guarantee to presently existing and future indebtedness of Remington and Holding (in addition to the Senior Indebtedness to which the Notes are expressly subordinated and the senior indebtedness of Holding to which the Holding Guarantee is expressly subordinated) and take other action detrimental to the holders of the Notes and the Holding Guarantee, including, under certain circumstances, invalidating the Notes and the Holding Guarantee.

  The measure of insolvency for purposes of the foregoing considerations will vary depending upon the federal or local law that is being applied in any such proceeding. Generally, however, Remington or Holding would be considered insolvent if, at the time it incurred the indebtedness constituting the Notes or the Holding Guarantee, either (i) the fair market value (or fair salable value) of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured or (ii) it is incurring debt beyond its ability to pay as such debt matures.

  Each of Holding's and Remington's Board of Directors and management believe that at the time of its issuance of the Existing Notes and the Holding Guarantee, as the case may be, Remington and Holding (i) were (a) neither insolvent nor rendered insolvent thereby, (b) in possession of sufficient capital to operate their respective businesses effectively and (c) incurring debts within their respective abilities to pay as the same mature or become due and (ii) had sufficient assets to satisfy any probable money judgment against them in any pending action. In reaching the foregoing conclusions, Holding and Remington have relied upon their analyses of internal cash flow projections and estimated values of assets and liabilities of the Company. There can be no assurance, however, that such analyses will prove to be correct or that a court passing on such questions would reach the same conclusions.

ABSENCE OF A PUBLIC MARKET FOR THE NOTES; LIMITATIONS ON LIQUIDITY

  The Existing Notes are eligible for trading in the PORTAL market. The New Notes will be new securities for which there is currently no market. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. The Company does not intend to apply for listing of the Notes on any securities exchange or quotation through Nasdaq. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes.

  To the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered or tendered but not accepted Existing Notes could be adversely affected. Because the Company anticipates that most holders of the Existing Notes will elect to exchange such Existing Notes for New Notes due to the absence of restrictions on the resale of New Notes under the Securities Act, the Company anticipates that the liquidity of the market for any Existing Notes remaining after the consummation of the Exchange Offer may be substantially limited.

  If a market does develop for the Notes, the Notes may trade at a discount from their principal amount, and the price of the Notes may fluctuate depending on many factors including, but not limited to, prevailing interest rates, the Company's operating results and the market for similar securities. Such fluctuations could have a greater impact on untendered or tendered but not accepted Existing Notes than on New Notes. If a market for the Notes does not develop, purchasers may be unable to resell such securities for an extended period of time, if at all.

RISKS RELATING TO RESTRICTIONS ON RESALE

  The Existing Notes were offered and sold in a private offering exempt from registration pursuant to Section 4(2) of the Securities Act. As a result, the Existing Notes may not be reoffered or resold by purchasers except pursuant to an effective registration statement under the Securities Act, or pursuant to an applicable exemption from such registration, and the Existing Notes are legended to restrict such transfer. Upon consummation of the Exchange Offer, Remington believes that it will have no further obligation to register the Existing Notes. See "Registration Rights." The Existing Notes may be sold pursuant to and in compliance with the restrictions set forth in Rule 144A or Regulation S under the Securities Act without registration under the Securities Act. In addition, pursuant to Rule 144 under the Securities Act, Existing Notes may be sold by a holder that is not an affiliate of Remington, and that has not been such an affiliate for the three months preceding the sale, without registration under the Securities Act, if the sale occurs after the later of December 1, 1996 and (if applicable) the date that is three years after such Existing Notes were acquired from Remington or an affiliate of Remington. These resale restrictions could adversely affect the liquidity or value of the Existing Notes after the consummation of the Exchange Offer.

  The Company believes that each holder (other than any holder who is an affiliate of the Company) who duly exchanges Existing Notes for New Notes in the Exchange Offer will receive New Notes that, under existing Commission interpretations, generally will be freely tradable under the Securities Act. Holders of Existing Notes who participate in the Exchange Offer should be aware, however, that, except in the case of certain broker-dealers as described below, if they accept the Exchange Offer for the purpose of engaging in secondary resales, the New Notes may not be publicly reoffered or resold without complying with the registration and prospectus delivery requirements of the Securities Act. As a result, each holder of Existing Notes (except certain broker-dealers as described below) accepting the Exchange Offer will be deemed to have represented, by its acceptance of the Exchange Offer, that it acquired the New Notes in the ordinary course of its business and such holder (and any other person accepting the Exchange Offer on behalf of such holder) neither is engaging in nor intends to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." If existing Commission interpretations permitting free transferability of the

New Notes following the Exchange Offer are changed prior to consummation of the Exchange Offer so as to further restrict the free transferability of the New Notes, the Company will use its best efforts to register the Existing Notes for resale under the Securities Act. See "The Exchange Offer" and "Registration Rights."

NO FURTHER OBLIGATION OF THE COMPANY TO REGISTER EXISTING NOTES

  Under the terms of the Registration Rights Agreement the Company has certain obligations with respect to the filing and effectiveness of a Shelf Registration Statement. Upon the consummation of the Exchange Offer, the Company believes that it will have no further obligation in this regard. By acceptance of the Exchange Offer, each holder of Existing Notes confirms that such holder agrees that the Company is not obligated to file the Shelf Registration Statement, consents to waive any requirement that the Company do so and consents to waive certain additional rights related to the obligation to file a Shelf Registration Statement. If holders of at least a majority in aggregate principal amount of Existing Notes that are Registrable Securities (as defined in the Registration Rights Agreement) so consent, such waiver will be binding on all holders of Registrable Securities under the terms of the Registration Rights Agreement. See "Exchange Offer--General," "Exchange Offer--Termination of Certain Rights" and "Registration Rights." As a result, the liquidity or value of the Existing Notes could be adversely affected following the consummation of the Exchange Offer.

                                  THE COMPANY

  Founded in 1816, the Company is engaged in the design, manufacture and sale of sporting good products for the hunting, shooting sports and fishing markets. The Company's product lines consist of firearms, ammunition and hunting/gun care accessories sold under the Remington name and other labels, fishing products sold under the Stren name and other labels and clay targets. The Company is the only domestic manufacturer of both firearms and ammunition and, according to the NSGA, is the largest U.S. manufacturer of shotguns and rifles. The Company manufactures firearms at a one million square foot facility in Ilion, New York, ammunition at a 750 thousand square foot plant in Lonoke, Arkansas, and clay targets at two plants located in Findlay, Ohio and Ada, Oklahoma. The Company has begun construction of a new 44 thousand square foot firearms manufacturing facility in Mayfield, Kentucky at which the Company expects to begin manufacturing rimfire rifles in March 1997. In 1995 the Company completed the consolidation of its research and development at a new 33 thousand square foot facility in Elizabethtown, Kentucky. The Company markets fishline sourced from third party manufacturers. The Company's products are distributed throughout the United States and in over 50 other countries, with distribution in the United States being primarily through wholesalers, distributors and major retail chains. In 1995, 8% of the Company's revenues were attributable to sales outside the United States.

  Remington enjoys a domestic market leadership position for many of its firearms product lines and is one of the three major manufacturers in the domestic ammunition market. According to studies conducted for the Company, among hunters and anglers, Remington and Stren are among the most-recognized brand names in their markets. The Company believes that its substantial market positions are attributable to the strength of the Remington brand name, the Company's family of well-established products, the breadth of products sold by the Company, product innovation and quality and the Company's marketing, distribution and manufacturing expertise. In 1994, according to PPI, the Company had the largest share of the retail shotgun market, at approximately 39%, with its nearest competitor holding a market share of approximately 25%. Remington was also the second largest brand of rifles in the United States in 1994, according to PPI, with a market share of approximately 18%, with its largest competitor holding a market share of approximately 25%. In the ammunition market, the Company was the second largest manufacturer in the United States in 1994, based on PPI data, with a share of approximately 25%, with its nearest competitor holding a market share of approximately 35%. Sales of firearms and ammunition comprised approximately 48% and 41%, respectively, of the Company's sales in 1995. In the retail fishline market segment, the Company held a share of approximately 26% in 1995, with its nearest competitor holding a market share of approximately 36%, according to SMRG.

  According to ASD, approximately 23 million people in the United States enjoy the shooting sports, including approximately 17 million who hunt annually. Total domestic consumer expenditures in this market for 1994 are estimated by the NSGA to have been $379 million for shotguns, $794 million for rifles, and $916 million for ammunition. Additionally, according to ASD approximately 23% of the U.S. population (55 million people) consider themselves anglers. Fishing is considered an inexpensive sport that can be enjoyed by people of widely varying ages, skills and abilities. The NSGA estimated that the retail market for recreational fishing tackle, of which the fishline segment forms a relatively small part, exceeded $730 million in 1995; the Company's 26% market share of the retail fishline market in 1995 constituted approximately 3% of the total retail market in 1995 for recreational fishing tackle according to SMRG.

  The principal executive offices of Holding and the Company are located at 870 Remington Drive, P.O. Box 700, Madison, North Carolina 27025-0700 and their telephone number is (910) 548-8700.

  Remington and its parent, Holding, are Delaware corporations organized in October 1993 to acquire the Company from the Sellers. Remington is a wholly-owned subsidiary of Holding.

                              THE EXCHANGE OFFER

GENERAL

  The Existing Notes were sold by Remington on December 1, 1993 to the Initial Purchasers in a transaction that was exempt from registration under Section 4(2) of the Securities Act. The Initial Purchasers placed the Existing Notes with certain institutional and accredited investors in reliance on exemptions from the registration requirements of the Securities Act, including pursuant to Rule 144A thereunder. In connection with the initial sale of the Existing Notes, the Company entered into the Registration Rights Agreement with the Initial Purchasers pursuant to which the Company agreed, subject to certain conditions, to use its best efforts to conduct the Exchange Offer. The Company's purpose in making the Exchange Offer is to comply with the Registration Rights Agreement and to reduce the interest rate on the Notes to the rate in effect prior to the increase that occurred effective from April 30, 1994 because of the delay in consummating the Exchange Offer and to avoid any need to file the Shelf Registration Statement to register the Existing Notes for resale. See "Description of Notes--General" and "Registration Rights." The full terms of the Company's obligations with respect to the Exchange Offer are set forth in the Registration Rights Agreement, which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  The Exchange Offer should provide holders of Existing Notes with the ability to effect an exchange (which should not constitute a taxable exchange for federal income tax purposes) of such Existing Notes, which may be subject to trading limitations, for New Notes that the Company believes should not be subject to such limitations. The Company has not sought, and does not intend to seek, a no-action letter from the Commission with respect to the effects of the Exchange Offer. In addition to providing holders of Existing Notes with the ability to obtain publicly registered securities, the consummation of the Exchange Offer and the issuance of the New Notes pursuant thereto will subject the Company to the periodic and other reporting requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

  Holders of Existing Notes who participate in the Exchange Offer should be aware that, except in the case of certain broker-dealers as described below, if they accept the Exchange Offer for the purpose of participating in a distribution of the New Notes, or if they have not acquired such New Notes in the ordinary course of their business, they cannot rely on the interpretations of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) or similar no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act. Based on such interpretations of the staff of the Commission set forth in such no-action letters, the Company believes that the Exchange Offer will provide holders of Existing Notes with New Notes that will generally be freely transferable by holders thereof (other than any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), who may offer for resale, resell or otherwise transfer such New Notes without complying with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of each such holder's business and such holder (and any other person accepting the Exchange Offer on behalf or any such holder) neither is engaging in, nor intends to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the New Notes. Each holder (and any other person accepting the Exchange Offer on behalf of any such holder) of the Existing Notes who wishes to exchange Existing Notes for New Notes in the Exchange Offer will be required to represent, and by tendering Existing Notes and executing the Letter of Transmittal, will be deemed to represent, that (i) it is neither an affiliate of the Company nor a broker-dealer tendering Existing Notes acquired directly from the Company for its own account, (ii) any New Notes to be received by it were acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it neither is engaging in nor intends to engage in, and has no arrangement or understanding with any person to participate in, a distribution (within the meaning of the Securities Act) of the New Notes.

  Based on interpretations by the staff of the Commission as set forth in no-action letters issued to third parties, the Company believes that each broker-dealer that receives New Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus with any resale of such New Notes. The Commission has taken the position that such broker-dealers may fulfill their prospectus delivery requirements with respect to a resale of New Notes (other than a resale of New Notes received in exchange for an unsold allotment from the original sale of the Existing Notes) with the prospectus contained in the Registration Statement. Under the Registration Rights Agreement, for a period of 90 days after the Expiration Date the Company is required to allow such broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of such New Notes. By acceptance of this Exchange Offer, each broker-dealer that receives New Notes pursuant to the Exchange Offer agrees to notify the Company in writing prior to using this Prospectus in connection with the sale or transfer of New Notes. See "Plan of Distribution." Broker-dealers, if any, that acquired their Existing Notes from the Company in the initial offering of the Existing Notes cannot use this Prospectus, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of New Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

  Except as described above, this Prospectus may not be used for or in connection with an offer to resell, a resale or any other retransfer of New Notes.

  In addition, any holder of Existing Notes who is an affiliate of Remington or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes (i) cannot rely on the interpretations of the staff of the Commission set forth in the no-action letters referred to above, (ii) cannot tender its Existing Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Existing Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

  Because of the delay in the effectiveness of the Registration Statement beyond the period provided in the Registration Rights Agreement, the Registration Rights Agreement provides that the Company has certain obligations with respect to the filing and effectiveness of the Shelf Registration Statement. The Company does not intend to file the Shelf Registration Statement in the event that the Exchange Offer is consummated. The Company believes that it will have no further obligation in this regard under the Registration Rights Agreement once the Exchange Offer has been consummated. In addition, by acceptance of the Exchange Offer, each holder of Existing Notes confirms that such holder agrees that the Company is not obligated to file the Shelf Registration Statement once the Exchange Offer is consummated, and consents to waive any requirement that the Company do so and certain other provisions of the Registration Rights Agreement, effective upon the consummation of the Exchange Offer. If holders of at least a majority in aggregate principal amount of Existing Notes that are Registrable Securities (as defined in the Registration Rights Agreement) so consent, such waiver will be binding on all holders of Registrable Securities under the terms of the Registration Rights Agreement. See "Registration Rights."

TERMS OF THE OFFER

  The Company hereby offers, upon the terms and conditions set forth herein and in the related Letter of Transmittal, to exchange New Notes for a like principal amount of outstanding Existing Notes. An aggregate of $100,000,000 principal amount of Existing Notes are outstanding. The Exchange Offer is not conditioned upon any minimum principal amount of Existing Notes being tendered. The Exchange Agent will act as agent for the tendering holders of Existing Notes for the purpose of receiving the New Notes from the Company.

  The Exchange Offer will expire at 5:00 p.m., New York time, on   , 1997
unless extended. The term "Expiration Date" means 5:00 p.m., New York City
time, on   , 1997, unless the Company, in its sole discretion, notifies the
Exchange Agent that the period of the Exchange Offer has been extended, in which case the term "Expiration Date" means the latest time and date on which the Exchange Offer as so extended will expire. See "--Expiration and Extension."

  Holders of Existing Notes (or any other person accepting the Exchange Offer on behalf of any such holder) who wish to exchange Existing Notes for New Notes and who validly tender Existing Notes to the Exchange

Agent or validly tender Existing Notes by complying with the book-entry transfer procedures described below and, in each case, who furnish the Letter of Transmittal and any other required documents to the Exchange Agent, will have New Notes mailed to them by the Exchange Agent, promptly after such tender is accepted by the Company. Subject to the terms and conditions of the Exchange Offer, Existing Notes which have been validly tendered prior to the Expiration Date will be accepted on or promptly after the Expiration Date, subject to the applicable rules of the Commission. See "--Conditions."

  The Exchange Offer is being made in accordance with the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission. Changes in the terms of the Exchange Offer may necessitate the filing of a post-effective amendment to the Registration Statement, the distribution of an amended or supplemental prospectus or the dissemination of information in a manner reasonably designed to inform the holders of the Existing Notes of such change.

CERTAIN EFFECTS OF THE EXCHANGE OFFER

  Because the Exchange Offer is for any and all Existing Notes, the number of Existing Notes tendered and exchanged in the Exchange Offer will reduce the principal amount of Existing Notes outstanding. As a result, the liquidity of any remaining Existing Notes may be substantially reduced. The Existing Notes are currently eligible for sale pursuant to Rule 144A through the PORTAL System of the National Association of Securities Dealers, Inc. Because the Company anticipates that most holders of Existing Notes will elect to exchange such Existing Notes for New Notes due to the absence of restrictions on the resale of New Notes under the Securities Act, the Company anticipates that the liquidity of the market for any Existing Notes remaining outstanding after the consummation of the Exchange Offer may be substantially limited.

  The Existing Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities under the Securities Act, and accordingly may only be offered, resold or otherwise transferred pursuant to an exemption from the registration requirements of the Securities Act, in the absence of any such registration. Pursuant to Rule 144 under the Securities Act, Existing Notes may be sold by a holder that is not an affiliate of Remington, and that has not been such an affiliate for the three months preceding the sale, without registration under the Securities Act, if the sale occurs after the later of December 1, 1996 and (if applicable) the date that is three years after such Existing Notes were acquired from Remington or an affiliate of Remington. If a holder of Existing Notes acquired such Existing Notes from Remington or an affiliate of Remington, such Existing Notes may be offered, sold or otherwise transferred, prior to the date that is three years after the last date on which Remington or any affiliate of Remington owned such Existing Notes, only (i) to Remington, (ii) pursuant to a registration statement that has been declared effective under the Securities Act, (iii) for so long as the Existing Notes are eligible for resale pursuant to Rule 144A, to a person that the holder of such Existing Notes reasonably believes is a "qualified institutional buyer" (as defined in Rule 144A) that purchases for its own account or for the account of such a "qualified institutional buyer" to whom notice is given that the transfer is being made in reliance on Rule 144A, (iv) pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act,
(v) to an institutional "accredited investor" (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) that is acquiring the security for its own account or for the account of such an institutional "accredited investor," for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act, or (vi) pursuant to any other available exemption from the registration requirements of the Securities Act, subject to the Company's and the Trustee's right prior to any such offer, sale or transfer (a) pursuant to clause (iv), (v) or (vi) to require the delivery of an opinion of counsel, certification and/or other information satisfactory to each of them, and (b) in each of the foregoing cases, to require that a certificate of transfer in the form appearing on the Securities is completed and delivered by the transferor to the trustee. After the Exchange Offer is completed, holders of Existing Notes will not have certain registration rights under the Registration Rights Agreement. See "--Termination of Certain Rights."

EXPIRATION AND EXTENSION

  The Exchange Offer will expire at 5:00 p.m., New York City time, on      ,
1997, unless extended by the Company. The Exchange Offer may be extended by oral or written notice from the Company to the Exchange

Agent at any time or from time to time, on or prior to the date then fixed for the expiration of the Exchange Offer. Public announcement of any extension of the Exchange Offer will be timely made by the Company, but, unless otherwise required by law or regulation, the Company will not have any obligation to communicate such public announcement other than by making a release to the Dow Jones News Service.

ACCRUED INTEREST ON THE NEW NOTES AND EXISTING NOTES

  The New Notes will bear interest at a rate equal to 9 1/2% per annum (except as otherwise described below), payable semi-annually on June 1 and December 1 of each year. Holders of Existing Notes that are accepted for exchange will not receive any accrued interest thereon. However, each New Note will bear interest from the most recent date to which interest has been paid on the corresponding Existing Note. The Existing Notes bear interest at a rate equal to 9 1/2% per annum to April 30, 1994, and equal to 10% per annum for the period from April 30, 1994 to the day before the date of consummation of the Exchange Offer. See "Registration Rights."


CONDITIONS

  Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to accept for exchange, or exchange New Notes for, any Existing Notes not theretofore accepted for exchange, or to cause the issuance of New Notes in respect of any validly tendered Existing Notes not accepted and, prior to the acceptance of tendered Existing Notes, may amend or terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service) and, subject to compliance with the applicable rules of the Commission, delay the acceptance of the tendered Existing Notes, if any of the following conditions exist:

  (a) the Exchange Offer, or the making of any exchange by a holder, violates applicable law or any applicable interpretation of the staff of the Commission; or

  (b) there shall be instituted or threatened any action or proceeding before any court or governmental agency with respect to the Exchange Offer which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer; or

  (c) any law, statute, rule or regulation shall have been adopted or enacted which, in the judgment of the Company, would reasonably be expected to materially impair the ability of the Company to proceed with the Exchange Offer.

  Subject to the Company's obligations under the Registration Rights Agreement, the Company expressly reserves the right, at any time prior to the acceptance of tendered Existing Notes, to terminate the Exchange Offer and not accept for exchange any Existing Notes or to delay acceptance of tendered Existing Notes, upon the occurrence of any of the foregoing conditions, subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer. In addition, the Company may amend the Exchange Offer at any time prior to the acceptance of tendered Existing Notes if any of the conditions set forth above occur. Moreover, regardless of whether any of the foregoing conditions have occurred, the Company reserves the right to amend the Exchange Offer in any manner consistent with its obligations under the Registration Rights Agreement prior to the acceptance of tendered Existing Notes, although it has no current intention to do so. If any of the conditions set forth above occur, the Company may waive certain of such conditions with respect to the Exchange Offer and accept all properly tendered Existing Notes that have not been withdrawn or revoked. If any such amendment or waiver constitutes a material change to the Exchange Offer or in the information previously disclosed to the holders of Existing Notes, the Company will, in accordance with the applicable rules of the Commission, disseminate promptly disclosure of such change in a manner reasonably calculated to inform holders of the Existing Notes of such change. If it is necessary to permit adequate dissemination of information regarding such material change, the Company will extend the Exchange Offer to permit an adequate time for holders of Existing Notes to consider the additional information.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company, in whole or in part, in its sole discretion. Any determination made by the Company concerning an event, development or circumstance described or referred to above will be final and binding on all parties to the Exchange Offer. In the event that the Company deems satisfied any such condition, where it is unreasonable to do so, such action may be the equivalent of a waiver by the Company of such condition. If such action would be such a waiver, and such waiver constitutes a material change to the Exchange Offer or in the information previously disclosed to the holders of Existing Notes, the Company will, in accordance with the applicable rules of the Commission, disseminate promptly disclosure of such change in a manner reasonably calculated to inform holders of the Existing Notes of such change.

  If the event referred to in clause (a) above shall occur, the Company shall be under no continuing obligation under the Registration Rights Agreement to consummate the Exchange Offer, but in lieu thereof will be obligated to file and use its best efforts to secure and maintain the effectiveness under the Securities Act of a "shelf" registration statement providing for the resale of Existing Notes. See "Registration Rights."

HOW TO TENDER

  A holder of Existing Notes may tender Existing Notes by (a) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the Existing Notes being tendered (or a confirmation of an appropriate book-entry transfer and any other required documents), to the Exchange Agent on or prior to the Expiration Date, or (b) requesting a broker, dealer, bank, trust company or other nominee to effect the transaction for such holder prior to 5:00 p.m., New York City time, on the Expiration Date. If any beneficial holder whose Existing Notes are registered in the name of its broker, dealer, bank, trust company or other nominee wishes to tender on its own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering its Existing Notes, either make appropriate arrangements to register ownership of the Existing Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

  If New Notes are to be delivered to an address or issued in a name other than that of the registered holder appearing on the Note Register, the signature on the Letter of Transmittal must be guaranteed by a commercial bank or trust company having an office or correspondent in the United States, or by a member firm of a national securities exchange or the National Association of Securities Dealers, Inc. (any of the foregoing is hereinafter referred to as an "Eligible Institution").

  The Exchange Agent will establish an account with respect to the Existing Notes at DTC within two business days after the date of this Prospectus, and any financial institution which is a participant in DTC may make book-entry delivery of the Existing Notes by causing DTC to transfer such Existing Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Existing Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal, with any required signature guarantees and any other required documents, must in any case be transmitted to and received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date at one of its addresses set forth below under "Exchange Agent," or the guaranteed delivery procedure described below must be complied with. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Exchange Agent. All references in this Prospectus to deposit or delivery of Existing Notes shall be deemed to include DTC's book-entry delivery method.

  THE METHOD OF DELIVERY OF EXISTING NOTES AND ALL OTHER DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, BE USED, AND PROPER INSURANCE BE OBTAINED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO EXISTING NOTE OR LETTER OF TRANSMITTAL SHOULD BE SENT TO THE COMPANY.

  If a holder desires to tender Existing Notes pursuant to the Exchange Offer and such holder's Existing Notes are not immediately available or time will not permit all of the above documents to reach the Exchange Agent prior to the Expiration Date, or such holder cannot complete the procedure of book-entry transfer on a timely basis, such tender may be effected if the following conditions are satisfied:

  (a) such tender is made by or through an Eligible Institution;

  (b) a properly completed and duly executed Notice of Guaranteed Delivery, in substantially the form provided by the Company, is received by the Exchange Agent as provided below prior to 5:00 p.m., New York City time, on the Expiration Date; and

  (c) the Existing Notes, in proper form for transfer (or confirmation of book-entry transfer of such Existing Notes into the Exchange Agent's account at DTC as described above), together with a properly completed and duly executed Letter of Transmittal and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five New York Stock Exchange, Inc. trading days after the date of execution of such Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  A tender will be deemed to have been received as of the date when the tendering holder's duly signed Letter of Transmittal accompanied by Existing Notes (or a timely confirmation received of a book-entry transfer of Existing Notes into the Exchange Agent's account at DTC) or a Notice of Guaranteed Delivery from an Eligible Institution is received by the Exchange Agent. Issuances of New Notes in exchange for Existing Notes tendered pursuant to a Notice of Guaranteed Delivery by an Eligible Institution will be made only against delivery of the Letter of Transmittal (and any other required documents) and the tendered Existing Notes (or a timely confirmation received of a book-entry transfer of Existing Notes into the Exchange Agent's account at DTC) with the Exchange Agent.

  With respect to tenders of Existing Notes, the Company reserves full discretion to determine whether the documentation is complete and generally to determine all questions as to tenders, including the date of receipt of a tender, the propriety of execution of any document, and other questions as to the validity, form, eligibility or acceptability of any tender. The Company reserves the absolute right to reject any and all tenders not in proper form or otherwise not valid or the acceptance of exchange of which may, in the opinion of the Company's counsel, be unlawful, or to waive any defects, irregularities or conditions, and the Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final and binding on all parties. The Company shall not be obligated to give notice of any defects or irregularities in tenders and shall not incur any liability for failure to give any such notice. The Exchange Agent shall not be obligated to give notice of any irregularities or defects in tenders, and shall not incur any liability for any failure to give any such notice. Existing Notes shall not be deemed to have been duly or validly tendered unless and until all defects and irregularities have been cured or waived. All improperly tendered Existing Notes, as well as Existing Notes in excess of the principal amount tendered for exchange, will be returned (unless irregularities and defects are timely cured or waived), without cost to the tendering holder (or, in the case of Existing Notes delivered by book-entry transfer within DTC, will be credited to the account maintained within DTC by the participant in DTC which delivered such shares), promptly after the Expiration Date.

  In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Existing Notes that remain outstanding subsequent to the Expiration Date or, as set forth above under "Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Existing Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

  The Letter of Transmittal contains certain terms and conditions, including those summarized below, which are part of the Exchange Offer.

  Tendering Existing Notes and execution of the Letter of Transmittal are deemed to constitute a representation, warranty and agreement that the tendering holder of Existing Notes (and any other person accepting the Exchange Offer on behalf of any such holder) is not an affiliate of the Company, that it acquired the New Notes in the ordinary course of its business and that it neither is engaging in nor intends to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the New Notes. If the tendering holder of Existing Notes is a broker-dealer that will receive New Notes for its own account in exchange for Existing Notes that were acquired as a result of market-making activities or other trading activities, tendering Existing Notes and execution of the Letter of Transmittal are deemed to constitute an acknowledgment and agreement by such holder that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, tendering Existing Notes and execution of the Letter of Transmittal are deemed to constitute a confirmation by the tendering holder of Existing Notes of such holder's agreement that the Company will have no obligation to file the Shelf Registration Statement once the Exchange Offer is consummated, and a consent by such holder to waive any requirement that the Company do so and certain other provisions of such agreement, which consent is conditioned on the consummation of the Exchange Offer. See "Registration Rights."

  Existing Notes tendered in exchange for New Notes (or a timely confirmation of a book-entry transfer of such Existing Notes into the Exchange Agent's account at DTC) must be received by the Exchange Agent, with the Letter of Transmittal and any other required documents, by 5:00 p.m., New York City
time, on or prior to      , 1997, unless extended, or within the time periods
set forth above in "How to Tender" pursuant to a Notice of Guaranteed Delivery from an Eligible Institution. The party tendering the Existing Notes for exchange (the "Holder") sells, assigns and transfers the Existing Notes to the Exchange Agent, as agent of the Company, and irrevocably constitutes and appoints the Exchange Agent as the Holder's agent and attorney-in-fact to cause the Existing Notes to be transferred and exchanged. Tendering Existing Notes and execution of the Letter of Transmittal are deemed to constitute a representation, warranty and agreement by the Holder that (a) it has full power and authority to tender, exchange, sell, assign, and transfer the Existing Notes and to acquire the New Notes issuable upon the exchange of such tendered Existing Notes, (b) the Exchange Agent, as agent of the Company, will acquire good and unencumbered title to the tendered Existing Notes, free and clear of all liens, restrictions, charges and encumbrances, (c) the Existing Notes tendered for exchange are not subject to any adverse claims when accepted by the Exchange Agent, as agent of the Company, and (d) the Holder will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment and transfer of the Existing Notes. All authority conferred or agreed to be conferred in the Letter of Transmittal by the Holder will survive the death or incapacity of the Holder and any obligation of the Holder shall be binding upon the heirs, personal representatives, successors and assigns of such Holder.

  Signature(s) on the Letter of Transmittal will be required to be guaranteed as set forth above in "How to Tender." All questions as to the validity, form, eligibility (including time of receipt) and acceptability of any tender will be determined by the Company, in its sole discretion, and such determination will be final and binding on all parties. Unless waived by the Company, irregularities and defects must be cured by the Expiration Date.

WITHDRAWAL RIGHTS

  Except as otherwise provided herein, all tenders of Existing Notes may be withdrawn at any time prior to acceptance thereof on the Expiration Date. To be effective, a notice of withdrawal must be timely received by the Exchange Agent at the address set forth below under "Exchange Agent." Any notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered the Existing Notes to be withdrawn. If the Existing Notes have been physically delivered to the Exchange Agent, the tendering holder must also submit the serial number shown on the particular Existing Notes to be withdrawn. If the Existing Notes have been delivered pursuant to the book-entry procedures set forth above under "How to Tender," any notice of withdrawal must specify the name and number of the participant's account at DTC to be credited with the withdrawn Existing Notes. Any notice of withdrawal must be signed by the tendering holder in the same manner as the signature on the relevant Letter of Transmittal by which such Existing Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Existing Notes register the transfer of such Existing Notes into the name of the person withdrawing the tender. The Exchange Agent will return properly withdrawn Existing Notes as soon as practicable following receipt of notice of withdrawal. Properly withdrawn Existing Notes may be retendered by following one of the procedures described above under "How to Tender" at any time prior to 5:00 p.m., New York City time, on the Expiration Date. All questions as to the validity, including time of receipt, of notices of withdrawals will be determined by the Company, in its sole discretion, and such determination will be final and binding on all parties.

ACCEPTANCE OF TENDERS

  Subject to the terms and conditions of the Exchange Offer, including the reservation of certain rights by the Company, Existing Notes tendered (either physically or through book-entry delivery as described in "How to Tender") with a properly executed Letter of Transmittal and all other required documentation, and not withdrawn, will be accepted promptly after the Expiration Date. Subject to such terms and conditions, New Notes to be issued in exchange for properly tendered Existing Notes will be issued to Non-Global Purchasers in registered, certificated form without coupons, and to QIBs in the form of a beneficial interest in a New Global Certificate. Beneficial interests in the New Global Certificate will be shown on, and transfers will be effected only through, records maintained by DTC and its participants. Subject to such terms and conditions, certificated New Notes to be so issued in exchange for properly tendered Existing Notes will be mailed by the Exchange Agent promptly after the acceptance of the tendered Existing Notes. Acceptance of tendered Existing Notes will be effected by the delivery of a notice to that effect by the Company to the Exchange Agent. As described above under "Conditions," the Company reserves the right, prior to the acceptance of tendered Existing Notes, to terminate the Exchange Offer, to delay acceptance of tendered Existing Notes or to amend the Exchange Offer, upon the occurrence of any of the conditions set forth above under "Conditions," or to waive such condition. The Company's reservation of the right to terminate the Exchange Offer, or to delay acceptance of tendered Existing Notes, is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

  Although the Company does not currently intend to do so, if it modifies the terms of the Exchange Offer, such modified terms will be available to all holders of Existing Notes, whether or not their Existing Notes have been tendered prior to such modification. Any material modification will be disclosed in accordance with the applicable rules of the Commission and, if required, the Exchange Offer will be extended to permit holders of Existing Notes adequate time to consider such modification.

  The tender of Existing Notes pursuant to any one of the procedures set forth in "How to Tender" will constitute an agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Exchange Offer.

EXCHANGE AGENT

  First Trust National Association has been appointed as Exchange Agent for the Exchange Offer. Letters of Transmittal must be addressed to the Exchange Agent as follows:

       Facsimile Transmission:                Address for Mailing and Hand
  Facsimile Number: (212) 509-4529                     Deliveries:
Confirm by Telephone: (212) 361-2546          First Trust New York 100 Wall
                                            Street, 20th Floor New York, New
                                           York 10005 Attention: Cathy Donohue

  Delivery to other than the above address will not constitute valid delivery. Owners of Existing Notes who require further information should call (612) 244-1197.

SOLICITATION OF TENDERS; EXPENSES

  Except as described above under "Exchange Agent," the Company has not retained any agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons for soliciting or recommending acceptances of the Exchange Offer. The Company, will, however, reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of the Existing Notes and in handling or forwarding tenders for their customers.

  The cash expenses to be incurred by the Company and its agents and advisors in connection with the Exchange Offer will be paid by the Company and include fees and expenses of the Exchange Agent and trustees under the Indenture and accounting and legal fees.

TRANSFER TAXES

  The Company will pay all transfer taxes, if any, applicable to the transfer of Existing Notes to it or its order pursuant to the Exchange Offer. If, however, New Notes and/or substitute Existing Notes not exchanged are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Existing Notes tendered, or if tendered Existing Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the transfer of Existing Notes to the Company or its order pursuant to the Exchange Offer, the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

  The Company's carrying value of the Existing Notes is expected to become the carrying value of the New Notes at the time of the Exchange Offer. Accordingly, the Company will not recognize any gain or loss for accounting purposes. The expenses of the Exchange Offer, including the unamortized issuance costs of the Existing Notes, will be amortized over the term of the New Notes.

RESALES OF THE NEW NOTES

  With respect to resales of New Notes, based on interpretations of the staff of the SEC set forth in no-action letters issued to third parties, the Company believes that a holder (other than a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act) who exchanges Existing Notes for New Notes in the ordinary course of business and who is not participating, does not intend to participate and has no arrangement or understanding with any person to participate, in the distribution of the New Notes, will be allowed to resell the New Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the New Notes a prospectus that satisfies the requirements of Section 10 thereof. However, if any holder acquires New Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Notes, such holder cannot rely on the interpretations of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available May 13,
1988), Morgan Stanley & Co., Inc. (available June 5, 1991) and Shearman & Sterling (available July 2, 1993) or similar no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available.

  As contemplated by the above no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent, acknowledge and agree in the Letter of Transmittal that (i) the New Notes are to be acquired by the holder in the ordinary course of business, (ii) the holder neither is engaging in nor intends to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the New Notes, (iii) the holder is not an affiliate of the Company and (iv) if such holder participates in the Exchange Offer for the purpose of distributing the New Notes such holder must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the New Notes and cannot rely on the above no-action letters.

  Each broker-dealer that receives New Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge and agree that it will deliver a prospectus in connection with any resale of such New Notes. See "--General" and "Plan of Distribution." Broker-dealers, if any, that acquired their Existing Notes from the Company in the initial offering of the Existing Notes cannot use this Prospectus in connection with any resale of New Notes, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of New Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

TERMINATION OF CERTAIN RIGHTS

  Holders of the Notes will not be entitled to certain special rights under the Registration Rights Agreement, which rights will terminate with respect to the Notes upon the consummation of the Exchange Offer. The rights that will terminate include the right to require the Company to file with the Commission, and use its best efforts to cause to become effective under the Securities Act, a registration statement with respect to the New Notes. The Company believes that it also will no longer have any obligation to file with the Commission, use its best efforts to cause to become effective under the Securities Act, and keep continuously effective for a period of up to 3 years, any "shelf" registration statement providing for the registration of, and the sale on a continuous or delayed basis by the holders of, all of the Existing Notes. In addition, by acceptance of the Exchange Offer, each holder confirms that such holder agrees that the Company is not obligated to file any such shelf registration statement once the Exchange Offer is consummated, and consents to waive any requirement that the Company do so and certain other provisions of the Registration Rights Agreement effective upon the consummation of the Exchange Offer. If holders of at least a majority in aggregate principal amount of Existing Notes that are Registrable Securities (as defined in the Registration Rights Agreement) so consent, such waiver will be binding on all holders of Registrable Securities under the terms of the Registration Rights Agreement. See "Registration Rights."

                                THE ACQUISITION

GENERAL

  The proceeds of the offering of the Existing Notes comprised a portion of the financing for the Acquisition. The terms and conditions of the Acquisition are set forth in the Asset Purchase Agreement.

  Under the Asset Purchase Agreement, Remington acquired the Business at the Closing and, in connection therewith, assumed (i) certain specified liabilities, including certain trade payables and contractual obligations of Sporting Goods, (ii) financial responsibility up to the Cap, in a maximum aggregate amount of $25 million, for certain product liability claims relating to disclosed occurrences prior to the Closing and for environmental claims relating to the operation of the Business prior to the Closing and (iii) liabilities for product liability claims relating to occurrences after the Closing, except for claims involving discontinued products. All other liabilities relating to or arising out of the operation of the Business prior to the Closing are excluded liabilities (the "Excluded Liabilities") which the Sellers retained and with respect to which the Sellers have certain obligations to indemnify Remington, as discussed below. The net cash purchase price paid for the Business was approximately $300 million. The cash purchase price paid at the Closing, together with fees and expenses related to the Acquisition, was financed by $141 million in bank borrowings, the issuance of $100 million principal amount of senior subordinated notes, $75 million in proceeds from the issuance of common stock and $11 million in cash from operations.

ASSET PURCHASE AGREEMENT

  The following summary of certain provisions of the Asset Purchase Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Asset Purchase Agreement, a copy of which is filed as an Exhibit to the Registration Statement of which this Prospectus forms a part.

  The Asset Purchase Agreement provided for a purchase price adjustment based on a net working capital calculation determined on the basis of an audited closing balance sheet. The parties were unable to agree on the amount of the adjustment and accordingly submitted the matter to arbitration, which resulted in a $0.2 million adjustment in the Company's favor. Although the purchase price adjustment process has been concluded, DuPont has not provided the Company with the audited financial statements of the Business for the pre-Closing period of 1993, and accordingly the Company has obtained such statements through a separate audit by its accountants.

  Under the Asset Purchase Agreement, the Remington pension plan was to receive from DuPont an amount equal to the present value, as of December 1, 1993, of the projected pension benefit obligation (the "PBO") related to employees of the Sellers who were hired by the Company in connection with the Acquisition. DuPont calculated the PBO to be $29.8 million, and pursuant to the terms of the Asset Purchase Agreement, has transferred $23.9 million, or 80% of that amount, plus interest, to the Remington plan. On December 20, 1996, the Company and DuPont agreed to a final settlement of $42.6 million, including interest.

  The Asset Purchase Agreement contains certain customary representations, warranties and covenants. The Asset Purchase Agreement requires the Sellers to indemnify Remington and its affiliates for inaccuracies in the representations and warranties made in the Asset Purchase Agreement (environmental matters being addressed separately), for the Sellers' failure to comply with covenants made in the Asset Purchase Agreement, and in respect of the Excluded Liabilities, which include, among other liabilities, certain tax liabilities and certain employee and retiree compensation and benefit liabilities. Subject to certain exceptions, the Sellers' indemnification obligation with respect to inaccuracies in their representations and warranties is subject to a deductible of $1.5 million and is limited to individual claims that exceed $25,000. The Sellers' overall liability in respect of their representations and warranties, covenants and the Excluded Liabilities, excluding environmental liabilities and certain product liability matters of the Company, is limited to an amount equal to the $299.8 million cash portion of the adjusted purchase price for the Acquisition plus $25 million. With certain exceptions, the Sellers' representations and warranties in the Asset Purchase Agreement expired 18 months after the Closing, and all claims for indemnification with respect thereto under the Asset Purchase Agreement were to have been asserted within 30 days of such expiration. The Company made claims for such indemnification involving product liability issues within such time period. See "Business--Legal Proceedings."

  Under the Asset Purchase Agreement, Remington's financial responsibility for all environmental liabilities relating to the ownership or operation of the Business prior to the Closing, and for liabilities relating to any product liability claims arising from occurrences prior to Closing, is limited to the Cap of $25 million in the aggregate. See "Risk Factors--Risks Relating to Product Liability." The Sellers retained all liabilities in respect of such environmental and product liability matters in excess of such amount, as well as for all claims relating to discontinued products, and are required to indemnify Remington with respect thereto. The Sellers are also required to indemnify Remington for certain other product-related claims for economic loss. See "Business--Legal Proceedings." In addition, pursuant to the agreement discussed below, the Sellers have agreed to indemnify Remington against certain product liability claims involving shotguns and arising from occurrences on or prior to November 30, 1999. These indemnification obligations of the Sellers relating to product liability and environmental matters (subject to a limited exception) are not subject to any survival period limitation, deductible or other dollar threshold or cap. At the Closing, the Sellers and Remington entered into separate agreements setting forth agreed procedures for the management and disposition of environmental and product liability claims and proceedings relating to the operation or ownership of the Business prior to the Closing, and are currently engaged in the joint defense of certain product liability claims and proceedings. See "Business--Legal Proceedings."

  The Sellers and Remington have entered into an agreement in connection with the settlement of the Garza litigation. See "Business--Legal Proceedings." Pursuant to this agreement, the Sellers have agreed to share financial responsibility for a portion of the costs relating to product liability claims arising from occurrences after the Closing and on or prior to November 30, 1999 that allegedly involve the use of certain barrel steel on certain models of Remington brand shotguns, whether produced before or after the Closing. The Sellers have also agreed to pay the cost of the settlement fund in the Garza litigation, without reference to the Cap. This fund includes approximately $19.0 million to be distributed to class members, approximately $12.0 million in plaintiffs' counsel fees and costs and more than $1 million for costs of administering the fund. In addition, Remington and the Sellers have agreed to release any claims they may have against each other relating to shotguns (excluding various indemnification rights and the allocation of certain costs under the Cap). Any claims between the Company and the Sellers relating to other product liability issues remain open. See "Business--Legal Proceedings."

OTHER AGREEMENTS AND RELATIONSHIPS WITH THE SELLERS

  In connection with the Acquisition, Remington entered into a transitional services agreement with DuPont under which DuPont provided various services (e.g., cash management, vendor payment, benefits administration and payroll and information systems support services). All of these services have now been taken over by the Company.

  Remington did not acquire from DuPont the assets used to manufacture fishline. Remington currently purchases the majority of its fishline products from DuPont. In 1993, it entered into a supply agreement, which expired in December 1996, under which DuPont supplies nylon monofilament fishline to Remington. The parties have begun discussions with respect to a renewal of this agreement. The Company believes it has a good relationship with the division of DuPont that produces nylon monofilament fishline, and believes it will be able to negotiate a new supply agreement, although there can be no assurance in this regard. See "Business--Supply of Raw Materials."

                                USE OF PROCEEDS

  This Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive in exchange Existing Notes in like principal amount, the form and terms of which are the same as the form and terms of the New Notes, except as otherwise described herein. The Existing Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the indebtedness of the Company. Proceeds from the sale of the Existing Notes comprised a portion of the financing of the Acquisition.

  The proceeds to Remington from the sale of the Existing Notes were approximately $99 million, net of Initial Purchasers' discount. Such proceeds were used, together with the proceeds of approximately $141 million in borrowings under the Credit Agreement, $75 million in proceeds from sale of the Holding common stock and $11 million in cash from operations to pay the initial cash purchase price for the Acquisition of approximately $300 million and to pay fees and expenses incurred in connection with the Acquisition. See "The Acquisition--General."

                           CAPITALIZATION OF HOLDING

  The following table sets forth the consolidated capitalization of Holding as of September 30, 1996. The table should be read in conjunction with the "Selected Financial Information" and the Company's consolidated financial statements and related notes included elsewhere in this Prospectus.

                                                            SEPTEMBER 30, 1996
                                                            ------------------
                                                              (IN MILLIONS)
      Debt:
        Credit Agreement:
          Term Loan Facility...............................       $ 89.8
          Revolving Credit Facility (a)....................         93.0
        Existing Notes (b).................................         99.5
        Capital Lease Obligations..........................          6.1
                                                                  ------
          Total debt.......................................       $288.4
      Stockholder's Equity:
        Common Stock, par value $.01; 2,500,000 shares au-
         thorized and 750,000 issued.......................       $  --
        Paid in Capital....................................         75.0
        Retained Earnings..................................         18.3
                                                                  ------
        Total Stockholder's Equity.........................       $ 93.3
                                                                  ------
        Total Capitalization...............................       $381.7
                                                                  ------

--------

(a) Borrowings of approximately $93.0 million and open letters of credit of approximately $5.1 million were outstanding at September 30, 1996 under the $150 million Revolving Credit Facility. See "Description of Credit Agreement."
(b) Net of unamortized discount of approximately $0.5 million, which will be amortized using the interest method over the remaining term of the Notes.

                      SELECTED FINANCIAL INFORMATION

  The following table sets forth certain selected financial information derived from the Company's financial statements for the five year period ended December 31, 1995 and the nine months ended September 30, 1996 and 1995. The financial information for the three-year period ended December 31, 1995 has been derived from the Company's audited consolidated financial statements. The financial information for the nine months ended September 30, 1996 and 1995 has been derived from the Company's unaudited interim financial statements, which reflect, in the opinion of the Company, all adjustments, which include only normal recurring adjustments, necessary to a fair presentation of the financial data for such periods. Results for interim periods are not necessarily indicative of results for the full year. The balance sheet and income statement information as of and for each of the two years ended December 31, 1991 and 1992, respectively, and as of and for the eleven-month period ended November 30, 1993, relate to the businesses conducted through Sporting Goods prior to the Acquisition. The consolidated balance sheet and consolidated income statement information as of and for the one-month period ended December 31, 1993 and as of and for the two years ended December 31, 1994 and 1995, respectively, relate to Remington and its operations. Generally, the comparability of the Company's results of operations for the years ended December 31, 1995 and 1994 and the one-month period ended December 31, 1993, to its results of operations for the eleven-month period ended November 30, 1993 and the years ended December 31, 1992 and 1991, are significantly limited because of the effects of the Acquisition. The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Company's financial statements and related notes and other financial information included elsewhere in this Prospectus.

                                        REMINGTON                           SPORTING GOODS BUSINESS
                          ------------------------------------------  -------------------------------------
                           NINE MONTHS
                              ENDED         YEAR ENDED     ONE MONTH  ELEVEN MONTHS  YEAR ENDED
                          SEPTEMBER 30,    DECEMBER 31,      ENDED        ENDED     DECEMBER 31,
                          ---------------  --------------  DEC. 31,     NOV. 30,    --------------
                           1996     1995    1995    1994     1993         1993       1992    1991
                          ------   ------  ------  ------  ---------  ------------- ------  ------
                           (UNAUDITED)
                                               (DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Sales (a)...............  $316.5   $333.6  $427.0  $417.7   $ 19.2       $346.9     $341.7  $312.4
Gross Profit............    97.1    112.0   141.7   130.6      3.4        106.0      104.5    84.5
Operating Expenses (b)..    78.5     72.6   100.2    94.2      5.5         99.4       80.3    72.8
Operating Profit
 (Loss).................    18.6     39.4    41.5    36.4     (2.1)         6.6       24.2    11.7
Interest Expense........    19.2     16.1    21.5    20.6      1.5          5.3        6.8     7.2
Profit (Loss) before
 Income Taxes...........     (.6)    23.3    20.0    15.8     (3.6)         2.0       19.1     5.4
Net Income (Loss) before
 Effect of Accounting
 Changes................     (.3)    13.9    11.5     9.4     (2.3)         1.4       12.0     3.5
Effect of Changes in
 Accounting for
 Postretirement Benefits
 other than Pensions and
 Postemployment Benefits
 (c)....................     --       --      --      --       --         (74.1)       --      --
Net Income (Loss).......     (.3)    13.9    11.5     9.4     (2.3)       (72.7)      12.0     3.5
Net Income (Loss) Per
 Common Share...........     (.40)   18.53   15.33   12.53    (3.07)        --         --      --
Ratio of Earnings to
 Fixed Charges (d)......     1.0x     2.4x   1.9x    1.8x      --           --        3.6x    1.7x
OPERATING AND OTHER
 DATA:
EBITDA (e)..............  $ 30.9   $ 50.4  $ 56.0  $ 68.0   $  4.0       $ 16.8     $ 36.5  $ 26.8
EBITDA Margin (f).......     9.8%    15.1%   13.1%   16.3%    20.8%         4.8%      10.7%    8.6%
Depreciation and
 Amortization...........    11.5      9.7    13.2    12.1      1.0          9.5       10.6    10.2
Capital Expenditures....    12.8     13.3    18.9     9.3      0.8          9.1        9.5    11.6
Ratio of EBITDA to
 Interest Expense
 (e)(g).................     1.6x     3.1x    2.6x    3.3x     2.7x         3.2x       5.4x    3.7x
Consolidated Fixed
 Charge Coverage Ratio
 (g)....................     1.0x     3.1x    2.5x    2.3x     --           3.0x       5.0x    3.1x
BALANCE SHEET DATA (END
 OF PERIOD):
Working Capital.........  $205.5   $153.2  $125.0  $131.3   $125.8       $ 93.9     $ 97.6  $105.3
Total Assets............   480.4    422.3   404.4   403.3    403.2        175.6      172.0   180.2
Total Debt (h)..........   288.4    231.9   213.2   219.8    229.4          --         0.7     0.8
Shareholder's Equity....    93.3     96.0    93.6    82.1     72.7        115.0      145.4   153.3

                                                  (Footnotes on following page)

(Footnotes)
--------

(a) Sales are presented net of federal excise taxes. Excise taxes were $25.8 million and $28.7 million for the years ended December 31, 1991, and 1992 and $28.8 million for the eleven-month period ended November 30, 1993, respectively, $1.4 million for the one-month period ended December 31, 1993, $33.7 million and $36.0 million for the years ended December 31, 1994 and 1995, respectively and $27.8 million and $26.5 million for the nine-month periods ended September 30, 1995 and 1996, respectively.
(b) In 1991, DuPont announced a cost improvement initiative for the business segments of which the Company was a part. Costs of these programs were accrued by DuPont in the fourth quarter of 1991 and included estimates of the cost for enhanced pension benefits and other payments for actual and projected employee terminations associated with these programs. The $4.0 million restructuring charge in 1991 includes a $2.9 million charge from DuPont for the cost of these programs to the Company, and $1.1 million related to a restructuring of the Company's marketing and sales organization.

(c) Effective January 1, 1993 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postemployment Benefits (an amendment of FASB Statements No. 5 and 43)." The Company recorded charges of $74.1 million to its net income for the eleven-month period ended November 30, 1993 for the cumulative effect of transition to this new standard. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Adoption of New Accounting Standards."

(d) For purposes of computing this ratio, earnings consists of earnings before income taxes and fixed charges, excluding capitalized interest. Fixed charges consists of interest expense, capitalized interest, amortization of discount on indebtedness and one-third of rental expense (the portion deemed representative of the interest factor). Earnings were inadequate to cover fixed charges for the eleven-month period ended November 30, 1993 and the one month period ended December 31, 1993 by $72.1 million and $3.6 million, respectively. However, excluding the impact of the $74.1 million cumulative effect of an accounting change noted above, the ratio of earnings to fixed charges for the eleven month period ended November 30, 1993 would have been 1.4x.

(e) EBITDA represents earnings before deducting interest expense, non-cash expenses and charges, non-recurring business restructuring charges, income tax expense, depreciation expense and amortization expense. EBITDA is presented to facilitate a more complete analysis of the Company's financial condition, by adding back depreciation, amortization and other non-cash items to operating income, as an indicator of the ability of the Company to generate cash flows to service fixed obligations. EBITDA should not be construed by investors as an alternative to net income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity or ability to meet all cash needs. The Company's cash flows are discussed elsewhere in this Prospectus under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Company has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt.

(f) Represents EBITDA as a percentage of revenues.

(g) The Consolidated Fixed Charge Coverage Ratio is a financial measure used in the Indenture to determine when the Company can incur certain kinds of new debt and engage in certain other transactions. It measures the ratio of (a) the sum of Consolidated Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-Cash Charges deducted in computing Consolidated Net Income (Loss), all determined in accordance with GAAP, to (b) the sum of Consolidated Interest Expense and cash dividends paid on any Preferred Stock, as each of these terms is defined in the Indenture. For the complete definition of Consolidated Fixed Charge Coverage Ratio and the other defined terms used therein see, "Description of Notes--Certain Definitions." The ratio of EBITDA to Interest Expense is presented in addition to Consolidated Fixed Charge Coverage Ratio because it is commonly used by investors to analyze and compare companies.

(h) Total debt consists of long-term debt, current portion of long-term debt, and capital lease commitments.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the "Selected Financial Information" and the Company's consolidated financial statements and related notes and the other financial information appearing elsewhere in this Prospectus.

OVERVIEW

 General

  On December 1, 1993, the Company acquired the Business from the Sellers through the Acquisition. The following discussion and analysis relates to the Business for the eleven-month period prior to the Acquisition (the "Predecessor") and to Holding and Remington on a consolidated basis for periods subsequent to the Acquisition. Holding has virtually no operations and its only significant asset is its investment in Remington.

  The Company operates in one industry segment, and its sales are derived primarily from two sources: sales of firearm products and sales of ammunition products. These two product lines accounted for approximately 88%, 87% and 89% of the Company's sales in 1995, 1994 and 1993, respectively. Other Company product lines include firearm-related accessories, clay targets and traps, fishline and related fishline accessories. The Company's sales are seasonal, with sales in the second and third quarters generally higher than in other quarters primarily due to the need to meet customer requirements for firearms and ammunition during the primary hunting season. See "--Seasonality; Recent Purchasing Patterns."

 Acquisition-Related Matters

  Certain Predecessor Allocations. Prior to the Acquisition, separate financial statements were not prepared for the Business. The Company's financial statements for the eleven months ended November 30, 1993 (the "Predecessor Financial Statements") were derived from the historical accounting records of the Sellers, and include certain estimated allocations of interest expense, taxes and administrative costs. See Notes 1, 2, 4 and 10 to the Predecessor Financial Statements. Such allocations are estimates only and do not reflect the interest expense, taxes and administrative costs that would have actually been incurred if the Business had been operated as a separate company, or that have been incurred in periods after the Acquisition. Interest expense and administrative costs have increased in periods after the Acquisition. See "--Results of Operations."

  Taxes. Prior to the Acquisition, the taxable income of the Business was included in the tax returns of the group of companies filing consolidated returns for Federal income tax purposes with their parent, DuPont. Pursuant to the Asset Purchase Agreement, the Sellers retained all liabilities for Federal, state, local and foreign taxes relating to periods prior to the Acquisition. Holding and Remington file a consolidated return for Federal income tax purposes. The Company's consolidated Federal income tax position for periods after the Acquisition differs significantly from that for periods prior thereto. As a result of the Acquisition, the Company's Federal income tax basis for its assets approximates the fair market value of those assets on the Acquisition date. The excess of the sum of the adjusted purchase price, assumed liabilities and capitalizable and deductible acquisition costs over the aggregate tax basis of such assets will generally be amortizable over 15 years and deductible for Federal income tax purposes. Such amortization deductions, other deductions resulting from the adjusted tax basis for such assets, and deductions for interest on the Company's indebtedness will reduce the Company's taxable income for periods after the Acquisition.

  Acquisition Accounting. The Company accounted for the Acquisition using the purchase accounting method, in accordance with Accounting Principles Board Opinion No. 16. Accordingly, the adjusted purchase price of $299.8 million (net of a $0.2 million post-Acquisition purchase price adjustment in the Company's favor) and other acquisition costs totaling $313.5 million, have been allocated to the assets and liabilities acquired, based on their respective fair values as of the Acquisition date. In connection therewith, the Company valued inventories acquired in the Acquisition ("acquired inventories") based upon estimated sales values less disposal and completion costs and the reasonable profit thereon. The resulting fair value exceeded the replacement cost of these inventories by $19.4 million. Therefore, the gross profit margins had been adversely effected by $16.8 million and $2.5 million, respectively, in the year ended December 31, 1994 and the one-month period ended December 31, 1993. Additionally, the Company valued acquired property, plant and equipment and revised their depreciable lives based upon third party appraisals. As a result, depreciation expense in 1994 was $2.5 million less than the combined twelve months ended December 31, 1993. Depreciation expense in 1995 was $2.0 million higher than 1994 primarily due to additional capital expenditures. See "--Liquidity and Capital Resources--Capital Expenditures." Intangible assets arising from the Acquisition, consisting principally of goodwill and trade names of $94.7 million (which was adjusted for a $1.4 million investment tax credit refund received in 1995), are being amortized over their estimated useful lives. The related amortization expense in 1995 and 1994 was $1.9 and $2.7 million, respectively.

  Inventory Accounting Method. Prior to the Acquisition, the Predecessor used the last-in, first-out ("LIFO") method of accounting for a substantial portion of its inventories. The Cost of Goods Sold reflected in the Predecessor's income statement for the eleven-month period ended November 30, 1993 accordingly approximated current costs. For periods ending after the Acquisition, the Company uses the first-in, first-out ("FIFO") method of accounting for its inventories. The Cost of Goods Sold reflected in the Company's income statements for the years ended December 31, 1995 and 1994 and the one-month period ended December 31, 1993, exclusive of the nonrecurring inventory charge, accordingly reflected historical manufacturing costs. See "--Acquisition Accounting."

 Product Liability

  For information concerning product liability cases and claims involving the Company, see "Business--Legal Proceedings." Because the Company's assumption of financial responsibility for certain product liability cases and claims involving pre-Acquisition occurrences is limited to the amount of the Cap, with the Sellers retaining liability in excess of the Cap and indemnifying the Company in respect thereof, and because of the Company's accruals with respect to such cases and claims, the Company believes that product liability cases and claims involving occurrences arising prior to the Closing are not likely to have a material adverse effect upon the financial condition or results of operations of the Company. While it is difficult to forecast the outcome of litigation, the Company does not believe, in light of relevant circumstances (including the current availability of insurance with respect to cases and claims involving occurrences arising after the Closing, the Company's accruals for the uninsured costs of such cases and claims and the agreement that the Sellers will be responsible for certain post-Closing shotgun-related costs), that the outcome of all pending product liability cases and claims will be likely to have a material adverse effect upon the financial condition or results of operations of the Company. However, in part because of the uncertainty as to the nature and extent of manufacturer liability for personal injury due to alleged product defects, there can be no assurance that the Company's resources will be adequate to cover future product liability occurrences, cases or claims, in the aggregate, or that such a material adverse effect will not result therefrom. Because of the nature of its products, the Company anticipates that it will continue to be involved in product liability cases and claims in the future.

  The Company and the Sellers have resolved certain questions that the Sellers raised concerning certain product liability-related costs that the Company had allocated to the Cap. The parties accordingly have agreed that, as of October 31, 1996, $1.9 million in assumed product liability costs remained to be paid by the Company before exhaustion of the portion of the Cap allocated to such costs. As a result of this adjustment to the amount of such costs allocated to the Cap, and the parties' agreement to share certain other defense costs relating to product liability litigation, the Company expects that its financial results for the fourth quarter of 1996 will reflect a nonrecurring charge of approximately $4.7 million.

  Since December 1, 1993, the Company has maintained insurance coverage for product liability claims for personal injury or property damage relating to occurrences arising after the Closing, subject to certain self-insured retentions both on a per-occurrence basis and in the aggregate. The current insurance policy extends through November 30, 2000. Based on actual defense and disposition costs incurred by the Company and Sporting Goods with respect to product liability cases and claims in recent years, management estimates that the ultimate liability for product liability cases and claims relating to occurrences arising during 1995 will be in the range of $4.5 million to $9.0 million, and $4.3 million to $8.1 million for occurrences during 1994. The Company charged $6.5 million and $17.5 million of payments against the accrual for product and environmental liabilities in the years ended December 31, 1995, and 1994, respectively. Management estimates that the amount of the self insured retention accrued ($4.5 million in 1995, and $4.3 million in 1994) will be paid out over the following three to five years.

RESULTS OF OPERATIONS

  Generally, the comparability of the Company's results of operations for the years ended December 31, 1995 and 1994 and the one-month period ended December 31, 1993, to results of operations for the eleven-month period ended November 30, 1993, are significantly limited because of the effects of the Acquisition. See "--Overview." The results of operations for the three and nine months ended September 30, 1996 are not necessarily indicative of results that may be expected for the year ended December 31, 1996, in part due to the seasonality of the Company's business.

  The following table shows, for the periods indicated, the percentage relationships to sales of certain selected financial data. Management's discussion and analysis of the Company's results of operations compares results for the third quarter and first nine months of 1996 to the third quarter and first nine months of 1995 as well as 1995 results to 1994 results, and 1994 results to the combined reported results of the eleven-month period ended November 30, 1993 and the one-month period ended December 31, 1993.

                                                                                    HOLDING AND
                                  HOLDING AND REMINGTON             PREDECESSOR      REMINGTON   COMBINED
                         --------------------------------------- ------------------ ------------ ---------
                          NINE MONTHS
                             ENDED                                                   ONE MONTH
                         SEPTEMBER 30,  YEAR ENDED   YEAR ENDED    ELEVEN MONTHS       ENDED
                         ------------- DECEMBER 31, DECEMBER 31, ENDED NOVEMBER 30, DECEMBER 31, FULL YEAR
                          1996   1995      1995         1994            1993            1993       1993
                         ------ ------ ------------ ------------ ------------------ ------------ ---------
Sales...................   100%   100%     100%         100%            100%            100%       100%
Cost of Goods Sold(1)...    69%    66%      67%          69%             69%             82%        70%
Gross Profit............    31%    34%      33%          31%             31%             18%        30%
Operating Expenses(2)...    25%    22%      23%          23%             29%             29%        29%
Operating Profit
 (Loss).................     6%    12%      10%           9%              2%            (11%)        1%
Net Income (Loss)(3)....    --      4%       3%           2%            (21%)           (12%)      (20%)

--------
(1) Includes $2.5 million and $16.8 million in non-recurring inventory charges for the one month ended December 31, 1993 and the year ended December 31, 1994, respectively. See "--Overview."
(2) Operating expenses in 1993 include $30.2 million of product liability expense related to the determination of the liability associated with a number of long-outstanding claims.
(3) The Predecessor's 1993 results include a $74.1 million after-tax charge resulting from the adoption of Statement of Financial Accounting Standards
    (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions", and SFAS No. 112 "Employers' Accounting for Postemployment Benefits." See "--Adoption of New Accounting Standards."

 Recent Financial Results and Trends

  Financial results for the nine months ended September 30, 1996 were affected by a number of factors. First, the Company believes that several of its key customers, including Wal-Mart, have instituted tighter inventory control practices to reduce inventory levels. These changes have had the effect of reducing the Company's sales of new firearms and ammunition products during this period in comparison to the first nine months of 1995. Second, the Company's ammunition sales over the first nine months of 1996 were affected by a shift in customer buying patterns, as certain of its distributor customers delayed purchasing ammunition until closer to the fall hunting season. The Company believes these customers' decision to delay ammunition purchases resulted from changes in the Company's ammunition pricing terms, which reduced incentives to prepay under the Company's ammunition prepayment program. While ammunition sales improved in the third quarter of 1996, and were higher than in the third quarter of 1995, ammunition sales overall in the first nine months of 1996 decreased from the corresponding 1995 period. Finally, firearms manufacturing costs and general and administrative and research and development expenditures increased in the first nine months of 1996 over the corresponding 1995 period, and together with decreased sales, resulted in a decrease in operating profit between the two periods.

  The Company believes that its customers' tighter inventory control practices are likely to continue, and that consumer concerns about regulation, which were a factor in market growth in 1994 and early 1995, will not be a significant market influence in the near term. Accordingly, the Company believes that the markets for firearms and ammunition products generally will experience low levels of growth, at least in the near future. In light of these market constraints on sales growth opportunities, the Company is focusing efforts on increasing market share for its products and is undertaking a number of cost containment initiatives. In October 1996 a plan was announced and implemented to reduce the workforce throughout the Company and to bring production levels and cost structure in line with current levels of demand. As a result of the workforce reductions, the Company will take a pre-tax restructuring expense in the fourth quarter of 1996 of approximately $2.6 million. Management is continuing to review all aspects of operations and is committed to managing costs in response to competitive pressures. As a cost-saving measure, during the fourth quarter, the Company lengthened the traditional end-of-year shutdown period at the Company's firearms manufacturing facility, and is considering a number of other cost-saving alternatives.

 Third Quarter and First Nine Months of 1996 as Compared to Third Quarter and First Nine Months of 1995

  Sales. Sales for the third quarter of 1996 were $139.4 million, an increase of $15.9 million, or 12.9%, from 1995 third quarter sales of $123.5 million. This increase was primarily due to increased ammunition sales volume, sales of newly introduced firearms products, increased sales of higher priced rifles and higher pricing on both ammunition products and firearms products. Sales for the first nine months of 1996 ("year-to-date") were $316.5 million, a decrease of $17.1 million, or 5.1%, from 1995 year-to-date sales of $333.6 million. The decline in sales for the year-to-date period was primarily due to lower demand for the Company's firearms products and ammunition products, partially offset by higher pricing on both firearms and ammunition products. The Company believes the decline in demand in the first nine months of 1996 was primarily due to tighter inventory management practices by several key customers. See "--Recent Financial Results and Trends."

  Firearms sales increased by $3.0 million, or 5.9%, to $53.5 million for the third quarter of 1996, from $50.5 million in the third quarter of 1995. The increase for the quarter was primarily due to increased sales of black powder guns, a new product, increased sales of higher priced rifles and higher firearms prices, partially offset by lower sales of less expensive shotguns and rifles. Year-to-date sales in 1996 were $147.4 million, $9.7 million or 6.2%, lower than the prior year-to-date period. The decrease for the year-to-date period was primarily due to decreased sales of the Company's less expensive shotguns and rifles, partially offset by increased sales of black powder guns, higher firearms prices and increased sales of higher priced rifles. The Company believes that the lower demand for its less expensive shotguns and rifles is due to tighter inventory management practices by several key customers. See "--Recent Financial Results and Trends."

  Ammunition sales for the third quarter of 1996 were $71.9 million, $11.0 million or 18.1% higher than the prior year period. The increase in ammunition sales for the quarter was primarily due to increased sales volumes for the fall hunting season which were realized later in 1996 due to changes in the ammunition prepayment program and higher pricing. Year-to-date ammunition sales in 1996 were $129.7 million, $7.0 million, or 5.1%, lower than the prior year-to-date period. The Company believes that the sales decline for the year-to-date period was primarily due to the changes in customers' inventory management practices discussed above. In addition, the Company believes that the first quarter of 1995 was an exceptional quarter and represented a continuation of the strong market for ammunition experienced in 1994, and that a portion of the decline between the two year-to-date periods was due to the exceptional results in the first quarter of 1995.

  Fishline product sales decreased from the quarter and nine months ended September 30, 1995, primarily due to lower volumes and prices. Sales of accessory products increased from the quarter and nine months ended September 30, 1995, primarily due to increased sales of gun safes.

  Cost of Goods Sold. Cost of goods sold for the third quarter of 1996 was $99.5 million, an increase of $14.6 million, or 17.2%, versus $84.9 million for the third quarter 1995. Cost of goods sold increased between the two quarterly periods as a percentage of sales from 68.7% in 1995 to 71.4% in 1996. Cost of goods sold for the first nine months of 1996 was $219.4 million, or 69.3% of sales, versus $221.6 million, or 66.4% of sales for the corresponding 1995 period. Cost of goods sold increased as a percentage of sales for both the quarterly and year-to-date periods primarily due to higher manufacturing costs within the Company's firearms business. Increased costs associated with production line changes to meet increased demand for centerfire rifles, price increases on purchased parts and higher costs for contract manufacturing services, were the primary factors contributing to the higher overall manufacturing costs. During October of 1996 management announced and implemented certain cost containment actions in order to bring production levels and cost structure in line with current levels of demand. See "- Financial Overview."

  Gross Profit. Gross profit was $39.9 million for the third quarter of 1996, an increase of $1.3 million, or 3.4% from the third quarter 1995 gross profit of $38.6 million. Gross profit margins declined from 31.3% in 1995 to 28.6% in 1996 as a percentage of sales. The increase in gross profit dollars between the two quarterly periods was related to ammunition sales volume growth and higher pricing on the Company's ammunition and firearms product lines, partially offset by lower firearms sales volume and the higher manufacturing costs previously discussed. Year-to-date gross profit was $97.1 million in the current year versus $112.0 million in the same period of the prior year with gross profit margins declining from 33.6% in 1995 to 30.7% in 1996. The decline in gross profit dollars between the year-to-date periods related to lower sales volume in the Company's firearms and ammunition businesses and the higher firearms manufacturing costs as discussed above, partially offset by higher pricing on the Company's firearms and ammunition products.

  Operating Expenses. Operating expenses consist of selling, marketing and distribution expense; general and administrative expense; research and development expense; and other expenses. Operating expenses for the third quarter of 1996 were $26.4 million, an increase of $0.2 million, or 0.8%, from $26.2 million for the third quarter of 1995. Year-to-date operating expenses for 1996 were $78.5 million, an increase of $5.9 million, or 8.1%, from $72.6 million for the same period of 1995.

  Selling, marketing and distribution expenses for the third quarter of 1996 were $14.6 million, a decrease of $0.7 million, or 4.6%, from $15.3 million in the third quarter of 1995. Year-to-date selling, marketing, and distribution expenses were $43.0, $0.5 million lower than the same period of 1995. The decrease in both the quarterly and year-to-date periods was primarily the result of reduced advertising and marketing expenditures and a reduction in bad debt expense, partially offset by increased commission expense. Year-to-date results also include a charge in the second quarter relating to the reorganization of the Company's international marketing efforts. Bad debt expense in 1996 was lower than 1995 for both the quarter and year-to-date periods due to increased collection and resolution of disputed amounts.

  General and administrative expenses were $7.0 million for the third quarter of 1996, a decrease of $0.4 million or 5.4%, from $7.4 million in the third quarter of 1995. General and administrative expenses decreased from 6.0% of sales in the third quarter of 1995 to 5.0% of sales in the third quarter of 1996. General and administrative expenses for the third quarter of 1995, however, include a $1.4 million charge recognized for the Company's estimated cost to relocate its corporate headquarters to North Carolina and the third quarter of 1996 includes $0.4 million of relocation related charges. Excluding the relocation related charges from both the quarterly and year-to-date periods of 1996 and 1995, general and administrative expenses increased $0.6 million and $2.7 million, respectively. This increase for both the quarterly and year-to-date periods was primarily attributable to continued costs associated with the implementation of a new computer system and higher outside professional fees, partially offset by lower incentive compensation charges. For the year-to-date period, the higher computer systems related charges were partially offset by the elimination of transitional services fees charged by DuPont for systems and services provided prior to implementation of the Company's new computer system during the second quarter of 1995.

  Research and development expenses were $2.4 million for the third quarter of 1996, an increase of $0.9 million, from $1.5 million in the third quarter of 1995. For the nine months ended September 30, 1996, research and development expenses were $7.4 million, a $4.4 million increase from the same period of the prior year. Research and development expenses for the year-to-date period of 1995, however, include a benefit of $1.0 million as the actual costs for the Company's consolidation of its research and development function into a new facility in Elizabethtown, Kentucky were less than estimated. Excluding the nonrecurring benefit from the year-to-date period of 1995, research and development expense increased $3.4 million. The increase in research and development expenses for both the quarterly and year-to-date periods was primarily due to the Company's strategy to increase spending on new product development and the effect of full period operations of the new research and development facility on 1996 results.

  Operating Profit / (Loss). Operating profit for the third quarter of 1996 was $13.5 million, a $1.1 million increase from 1995's third quarter operating profit of $12.4 million, primarily as a result of the higher gross profit discussed above. Operating profit declined to $18.6 million for the year-to-date period, a $20.8 million or 52.8% decrease from 1995's year-to-date operating profit of $39.4 million, primarily due to lower gross profit and higher operating expenses as discussed above.

  Interest Expense. Interest expense for the quarter ended September 30, 1996 was $6.9 million, an increase of $1.4 million, or 25.5% from the third quarter 1995 level of $5.5 million. Year-to-date interest was $19.2 million versus $16.1 million in the prior year-to-date period. The increase in interest expense in both the quarter and year-to-date periods was primarily due to additional borrowings on the Company's revolving credit facility partially offset by lower interest on the Company's term loan borrowings due to scheduled debt repayments. The increase in interest expense in the year-to-date period was also partially attributable to lower interest income in 1996, which was primarily due to lower cash on hand.

  Net Income / (Loss). Net income for the third quarter of 1996 was $3.7 million, a decrease of $0.4 million from third quarter 1995 net income of $4.1 million. Net loss for the nine months ended September 30, 1996 was $0.3 million, a decrease of $14.2 million from 1995 net income of $13.9 million.

 Year Ended December 31, 1995 as Compared to Year Ended December 31, 1994

  Sales. Sales for the year ended December 31, 1995 were $427.0 million, an increase of $9.3 million, or 2.2%, over 1994 sales of $417.7 million. This overall sales increase was primarily the result of increased firearms sales, partially offset by decreased ammunition sales. The loss of apparel sales revenue in 1995, attributable to the Company's discontinuation of this product line in early 1995, was substantially offset by modest increases in fishline product sales and sales of accessory products other than apparel between 1994 and 1995.

  Firearms sales increased $26.4 million or 15.0% to $202.6 million for the year ended December 31, 1995 from $176.2 million in 1994 primarily due to increased sales of shotguns and centerfire rifles. Approximately 60% of the increase was due to increased centerfire rifle sales, with the remainder resulting primarily from increased sales of shotguns. The increase in centerfire rifle sales resulted primarily from volume growth and price increases, while the shotgun sales increase was primarily due to the introduction in 1995 of a version of the Model 1100 shotgun with a synthetic stock.

  Ammunition sales for 1995 were $173.8 million, $15.9 million, or 8.4%, lower than the prior year. This decrease in ammunition sales was primarily due to declines in pistol and revolver ammunition sales and, to a lesser extent, rimfire ammunition sales. Increased sales of shotshell ammunition partially offset these declines. The Company believes that these declines were primarily due to the easing of consumer concerns that various legislative proposals pending in early 1994 would increase taxes on ammunition purchases and consumer uncertainty in early 1994 over the impact of the Brady Bill, which was enacted in the previous year. The Company believes that these consumer concerns and uncertainty created an unusually high demand for ammunition and ammunition components in the first and second quarters of 1994.

  The modest increase in fishline product sales resulted primarily from sales volume growth in the Stren and Supertough brands of fishline, while a somewhat larger increase in sales of accessory products other than apparel was primarily due to the successful introduction of a full line of gun safes. Apparel sales declined substantially from 1994 to 1995 as a result of the Company's discontinuation in January 1995 of its apparel line, which was manufactured under contract by third parties. The Company's decision to discontinue this line and instead to establish a licensing program with a small, select group of apparel licensees followed a period of losses in the apparel business. The Company is currently negotiating a number of licensing agreements for apparel products. Apparel sales in 1995 were not material.

  Cost of Goods Sold. Cost of goods sold for 1995 was $285.3 million, a decrease of $1.8 million, or 0.1%, versus $287.1 million for 1994, declining slightly between the two periods as a percentage of sales. However, excluding the Acquisition-related nonrecurring inventory charge of $16.8 million (discussed above under "--Overview--Acquisition Related Matters--Acquisition Accounting") from 1994 results, cost of goods sold was $285.3 million for 1995 and $270.3 million for 1994, increasing to 66.8% in 1995 from 64.7% in 1994 as a percentage of sales primarily due to higher scrap costs resulting from new product development, lower labor productivity and the negative effects of lead and copper price increases on the cost of raw materials in the ammunition business.

  Gross Profit. Gross profit was $141.7 million for 1995, an increase of $11.1 million, or 8.5%, versus $130.6 million for 1994, increasing slightly between the two periods as a percentage of sales. However, excluding the Acquisition-related nonrecurring inventory charge in 1994, gross profit was $141.7 million for 1995 and $147.4 million for 1994, decreasing $5.7 million, or 3.9%, year to year with gross profit margins declining from 35.3% in 1994 to 33.2% in 1995 as a percentage of sales. The decline in gross margin was primarily due to a variety of factors impacting the ammunition business, partially offset by improvements in the firearms business. These factors include lower ammunition sales volumes and as well as an increase in cost of goods sold for the reasons noted above. Labor productivity was lower as a result of retraining and hiring initiatives undertaken at the Lonoke plant during 1995, involving hiring as permanent employees certain personnel who had previously been employed on a contract basis, hiring new permanent employees, and retraining both new and existing employees.

  Operating Expenses. Operating expenses consist of selling, marketing and distribution expense; general and administrative expense; research and development expense; and other expenses. Operating expenses in 1995 were $100.2 million, an increase of $6.0 million, or 6.4%, from $94.2 million for 1994. This increase resulted from a $7.6 million increase in selling, marketing and distribution expense and a $3.4 million increase in general and administrative expense, partially offset by a $3.0 million decrease in research and development expenses and a $2.0 million decrease in other expenses.

  Selling, marketing and distribution expenses for 1995 were $59.6 million, an increase of $7.6 million, or 14.6%, from $52.0 million in 1994. Higher advertising and marketing costs account for the majority of the increase. In addition, an international marketing strategy was implemented during the latter part of 1994 resulting in higher expenses being incurred in 1995.

  General and administrative expenses were $27.0 million for 1995, an increase of $3.4 million, or 14.4%, from $23.6 million in 1994. General and administrative expenses increased from 5.6% of sales in 1994 to 6.3% of sales in 1995. The increase was primarily attributable to costs associated with the development and implementation of a new computer system and an additional $1.0 million charge recognized for the Company's estimated cost to relocate its corporate headquarters to North Carolina. These costs were partially offset by lower incentive compensation charges and lower transitional services fees charged by DuPont as a result of the discontinuance of the use of certain DuPont systems and services. These systems and services were being provided by DuPont pending the implementation of the Company's new computer system which occurred during the second quarter of 1995. During 1995 the Company amended its retiree medical program and analyzed actual costs incurred for its active and retiree medical plans. The changes are expected to result in a reduction of postretirement benefit expense of approximately $1.0 million in 1996 as compared to 1995.

  Research and development expenses were $5.3 million for 1995, a decrease of $3.0 million, or 36.1%, from $8.3 million in 1994. However, research and development expenses for 1994 include $2.3 million in estimated nonrecurring expenses related to the Company's consolidation of its research and development function into a new facility in Kentucky, and research and development expenses for 1995 include a benefit of $1.0 million as the actual relocation costs were less than estimated. Excluding the nonrecurring items in both 1994 and 1995, research and development expenses increased slightly between the two periods from $6.0 million in 1994 to $6.3 million in 1995.

  Operating Profit. Operating profit was $41.5 million for 1995, a $5.1 million or 14.0% increase from 1994's operating profit of $36.4 million. However, excluding the $16.8 million impact in 1994 of the Acquisition-related purchase accounting charge for the step up in basis of acquired inventory, operating profits declined from $53.2 million in 1994 to $41.5 million in 1995 primarily as a result of the lower gross profit and higher operating expenses discussed above.

  Interest Expense. Interest expense for the year ended December 31, 1995 was $21.5 million, an increase of $0.9 million, or 4.4%, from the 1994 level of $20.6 million. The increase in interest expense was due to higher interest rates on the Company's term loan borrowings under its senior bank credit agreement, partially offset by lower borrowings as a result of mandatory repayments, as well as additional interest for capital lease obligations incurred in 1995.

  Net Income. Net income for 1995 was $11.5 million, an increase of 22.3% from net income of $9.4 million for 1994. However, excluding the Acquisition-related nonrecurring inventory charge from 1994 results, net income was $11.5 million for 1995 and $19.4 million for 1994, decreasing $7.9 million or 40.7%.

 Year Ended December 31, 1994 as Compared to Combined Twelve Months Ended December 31, 1993

  Sales. Sales for the year ended December 31, 1994 were $417.7 million, an increase of $51.6 million, or 14.1%, over sales of $366.1 million for the combined twelve-month period ended December 31, 1993. This increase was primarily the result of sales volume growth in both the ammunition product line and, to a lesser extent, the firearms product line. Ammunition sales volume increased substantially from 1993 to 1994, primarily as the result of increased consumer demand that the Company believes arose following consumer concerns during early 1994 that various Federal and state legislative proposals might be enacted that would increase taxes on ammunition purchases, as well as from general consumer uncertainties concerning the impact of the Brady Bill, which was enacted in 1993. Firearms sales volume increased modestly between 1993 and 1994, primarily due to demand for the Company's centerfire rifles and pump-action shotguns.

  Cost of Goods Sold. Cost of goods sold for 1994 was $287.1 million, an increase of $30.4 million, or 11.8%, versus $256.7 million for the combined twelve months of 1993, declining slightly between the two periods as a percentage of sales. Excluding the Acquisition-related nonrecurring inventory charges of $16.8 million and $2.5 million, respectively (discussed above under "--Overview--Acquisition-Related Matters--Acquisition Accounting") cost of goods sold was $270.3 million for 1994 and $254.1 million for combined 1993, declining to 64.7% in 1994 from 69.4% in 1993 as a percentage of sales. This improvement resulted primarily from productivity improvements in the Company's firearms manufacturing facility and, to a lesser extent, the impact of reduced depreciation expense in periods after the Acquisition as discussed above under "--Overview--Acquisition-Related Matters--Acquisition Accounting." The productivity improvements allowed the Company to significantly increase firearms production to meet sales demand in 1994 without significant increases in labor or capital costs; since the Acquisition, the Company has been able to increase output per labor hour in its firearms production through process redesign and an emphasis on longer production runs.

  Gross Profit. Gross profit was $130.6 million for 1994, an increase of $21.2 million, or 19.4%, versus $109.4 million for the combined twelve months of 1993, increasing slightly between the two periods as a percentage of sales. Excluding the Acquisition-related nonrecurring inventory charges, gross profit was $147.4 million for 1994 and $112.0 million for the combined twelve months of 1993, increasing to 35.3% in 1994 from 30.6% in 1993 as a percentage of sales. See "--Overview--Acquisition-Related Matters--Acquisition Accounting." This increase was primarily due to higher sales volume in 1994, and to the manufacturing productivity improvements reflected in the decline from 1993 to 1994 in cost of goods sold as a percentage of sales.

  Operating Expenses. Operating expenses consist of selling, marketing and distribution expense; general and administrative expense; research and development expense; and other expenses. Operating expenses in 1994 were $94.2 million, a decrease of $10.7 million, or 10.2%, from $104.9 million for the combined twelve months of 1993. This decrease resulted from a $23.6 million decrease in selling, marketing and distribution expense, which was partially offset by increases in general and administrative expense of $6.8 million, in research and development expense of $3.0 million, and in other expenses of $3.1 million.

  The decrease in selling, marketing and distribution expense from combined 1993 to 1994 resulted primarily from a $24.7 million decrease in product liability-related expense, from $30.5 million in 1993 to $5.8 million in 1994. The product liability-related expense for 1993 primarily arose in the first eleven months of that period and reflects the determination of the liability associated with a number of long outstanding cases and claims that were pending as of November 30, 1993.

  General and administrative expenses increased from 1993 to 1994 primarily because 1994 results reflect higher costs associated with operating the Company on a stand-alone basis. See "--Overview--Acquisition-Related Matters-- Certain Predecessor Allocations." Increased general and administrative expenses associated with operating as a stand-alone company include incentive compensation based on financial performance, the cost of maintaining property and liability insurance and costs associated with the implementation of new information systems.

  The increase in research and development expense was primarily due to $2.3 million in nonrecurring expenses incurred in 1994 relating to the relocation of the Company's research and development organization to its new facility in Elizabethtown, Kentucky.

  Other expenses in 1994 were $10.3 million, as compared to $7.2 million for the combined twelve months of 1993. This increase is primarily attributable to the full year impact in 1994 of Acquisition-related amortization of intangible assets. See "--Overview--Acquisition-Related Matters--Acquisition Accounting."

  Operating Profit. Operating profit was $36.4 million for 1994, a $31.9 million increase from the operating profit for the combined twelve months of 1993 of $4.5 million. This increase resulted primarily from the impact on operating expenses of the decrease in product liability-related expense between the two periods and, to a lesser extent, the gross profit improvement from 1993 to 1994, discussed above.

  Interest Expense. Interest expense for the year ended December 31, 1994 was $20.6 million, an increase of $13.8 million, from $6.8 million for the combined twelve months of 1993, as a result of the substantial indebtedness incurred by the Company in connection with the financing of the Acquisition. Interest expense for combined 1993 consists of an imputed interest expense allocation for the first eleven months of 1993, and interest expense on Acquisition-related indebtedness for the final month of the year. See "-- Overview--Acquisition-Related Matters--Certain Predecessor Allocations."

  Net Income. Net income for 1994 was $9.4 million, an improvement of $84.4 million, as compared to a net loss of $75.0 million for the combined twelve months of 1993. Net loss for the combined twelve months of 1993 reflects the impact of a $74.1 million charge for the cumulative effects of changes in accounting for postretirement benefits other than pensions and for postemployment benefits. See "--Adoption of New Accounting Standards."

TAXES

  The Company's balance sheet as of December 31, 1995 includes net deferred tax assets in the amount of $23.8 million. See Note 16 to the Company's financial statements as of and for the year ended December 31, 1995. The Company's ability to realize these deferred tax assets will be dependent on the generation of future taxable income by the Company. Excluding the effects of various nonrecurring tax deductible items related to the Acquisition, the Company would have generated taxable income of $32.5 million in 1995. Management expects that the Company will generate sufficient taxable income in future periods to fully utilize all deferred tax assets. Accordingly, the Company has not established a valuation allowance against the net deferred tax assets.

  The Company's effective tax rate for 1995 of 42.5% is higher than the Federal statutory rate due principally to the impact of state income taxes and certain non-deductible expenses.

SEASONALITY; RECENT PURCHASING PATTERNS

  Historically, the Company's sales have been moderately seasonal, with generally higher sales during the second and third quarters of each year, and generally lower sales during the first and fourth quarters of each year, principally due to the need to meet customer requirements for firearms and ammunition during the primary hunting season.

  Products that are generally used during the fall hunting season may be purchased under an early order or "dating" plan. Under the dating plan, the Company allows a distributor to purchase these products commencing December, the start of the Company's dating plan year, and to pay for them on extended terms. Discounts are offered for early payment under this plan. Discounts amounting to $4.1 million were given in each of 1994 and 1995. In addition, the Company has a separate program that provides an incentive to prepay for ammunition purchases. The Company believes that allowing both extended payment terms for early orders and discounts for prepayment helps to level out the demand for these otherwise seasonal products throughout the year. The Company believes that the two plans help facilitate a more efficient manufacturing schedule, while the ammunition prepayment program also helps facilitate working capital management. Use of the dating plan, however, also results in significant deferral of accounts receivable until the latter part of the year.

  As a result of the seasonal nature of the payments received for Company's sales, combined with the Company's dating plan billing practices, the Company's working capital financing needs generally have significantly exceeded cash provided by operations during the middle of a year, until its deferred accounts receivable were collected in the third and fourth quarters. As a result, the Company's working capital financing needs have tended to be greatest during the summer months, decreasing during the fall and reaching their lowest point during the winter.

  In 1995 and the first nine months of 1996, the Company's sales were more seasonal than in prior years. The Company believes that this increased seasonality was due in part to a shift in the timing of consumer demand as consumer concern over the impact of regulation on the cost and availability of ammunition and firearms eased, and in part to a change in inventory management practices by several key customers and to a significantly lesser extent to the changes in its ammunition prepayment program.

  The Company's ammunition prepayment program was revised at the beginning of 1996, in response to revisions made in similar programs offered by competitors. These revisions lessened the incentives for customers to purchase ammunition products prior to the fall hunting season, and accordingly resulted in a decrease in ammunition sales and an increase in working capital financing requirements in the first three quarters of 1996 as compared to the same period in 1995. In response, the Company has increased its borrowings under its revolving credit facility in order to finance its working capital needs. While third quarter 1996 ammunition sales are up over the same period in 1995 as a result of fall hunting season purchases which had been delayed, year-to-date ammunition sales were still lower than in 1995 primarily due to the continuing impact of tighter inventory management practices by several significant customers.

LIQUIDITY AND CAPITAL RESOURCES

 Cash Flows

  During the year ended December 31, 1995, cash used in operations totaled $12.5 million, primarily to finance additional working capital requirements. Accounts receivable increased $21.2 million principally due to a shift in sales patterns between 1994 and 1995 in the Company's firearms business. Inventories increased $12.0 million from $100.7 million at December 31, 1994 to $112.7 million at December 31, 1995 primarily as a result of higher firearms and ammunition inventories. Consistent with industry practice, Remington offers a discount to ammunition customers that prepay. Customer prepayments of $8.0 million reflected as current liabilities decreased by $2.8 million due to lower participation in the ammunition prepayment program. See"--Seasonality; Recent Purchasing Patterns." This use of cash was partially offset by net income adjusted for non-cash items including depreciation, amortization and provision for deferred income taxes. Investing activities utilized $17.5 million in 1995, principally for purchases of property, plant and equipment, partially offset by an investment tax credit refund for the purchase price of certain tangible assets. Financing activities utilized $10.5 million of cash, due substantially to principal payments on the Company's term loan borrowings under its senior bank credit agreement, (as amended, the "Credit Agreement"), partially offset by borrowings under the Company's $150.0 million revolving credit facility (the "Revolving Credit Facility").

  During the nine month period ended September 30, 1996, cash used in operations totaled $47.1 million, primarily to finance additional working capital requirements. Accounts receivable increased $57.3 million principally due to $38.6 million of sales on extended payment terms granted to customers consistent with industry-wide programs and with prior year experience. The extended sales terms provide cash discount incentives and, in the majority of cases, required payment by November 10, 1996. The Company is using the proceeds from these receivables to pay down the existing balance on its revolving credit facility. Inventories increased $6.8 million, from $112.7 million at December 31, 1995 to $119.5 million at September 30, 1996 due to lower sales volumes for firearms and ammunition. The Company believes that the lower sales volumes that it experienced during the first nine months of 1996 were principally due to tighter inventory management practices by several key customers. See "--Results of Operations." The Company relocated its corporate headquarters to North Carolina during the second quarter of 1996. All of the associated expenditures have been paid except for approximately $0.2 million.

 Working Capital

  Working capital decreased from $131.3 million at December 31, 1994 to $125.0 million at December 31, 1995 primarily as a result of a decline in cash and cash equivalents partially offset by the increase in accounts receivable and inventories discussed above.

  Working capital increased from $125.0 million at December 31, 1995 to $205.5 million at September 30, 1996 primarily as a result of an increase in accounts receivable and inventories as discussed above (funded principally with borrowings under the Company's revolving credit facility), as well as an increase in cash and cash equivalents.

  If in the future, the Company's customers choose not to participate in the Company's dating plan or the ammunition prepayment program, the Company would seek to finance increased seasonal working capital requirements through available capacity under its Revolving Credit Facility. See "--Liquidity."

 Capital Expenditures

  Capital expenditures in 1995, 1994 and 1993 were $18.9 million, $9.3 million, and $9.9 million, respectively. Approximately $8.0 million of the 1995 capital expenditures were for the replacement and enhancement of the Company's management information systems and for buildings and equipment related to the new research and development facility in Elizabethtown, Kentucky. The remainder of the 1995 capital expenditures were for maintenance of operations and improvement projects on existing facilities.

  Capital expenditures for the nine months ended September 30, 1996 were $12.8 million, of which approximately 53% was related to the new corporate headquarters building in North Carolina, the new firearms manufacturing facility in Mayfield, Kentucky, on which the Company began construction in May, 1996 and equipment at the new research and development facility in Elizabethtown, Kentucky. The Company estimates that capital expenditures in 1996 will be approximately $20.3 million. This amount, however, includes approximately $11.7 million for the new firearms manufacturing facility in Mayfield, Kentucky, the new corporate headquarters building in North Carolina and research and development projects. The remainder of the 1996 capital expenditures are expected to be principally for maintenance of operations and improvement projects concentrated on enhancing the efficiency of existing facilities. The December 1996 amendment to the Company's Credit Agreement reduced the capital expenditure levels permitted thereunder and it is expected that the Company's capital expenditures after 1996 should be more in line with historical levels. The Company expects to fund capital expenditures from operational cash flow and through borrowings under the Credit Agreement.

 Liquidity

  Prior to the Acquisition, the Business was subject to DuPont's centralized cash management system, and as such its cash funding requirements were met by, and generally all cash generated was transferred to, DuPont. During the eleven-month period ended November 30, 1993, cash provided by operations was the primary source of funding for the Company's capital investment program.

  The Company incurred substantial indebtedness in connection with the Acquisition. As of September 30, 1996, the Company had outstanding approximately $288.4 million of indebtedness, consisting of approximately $99.5 million ($100.0 million face amount) in Existing Notes, $89.8 million in term loan borrowings and approximately $93.0 million in revolving credit borrowings under the Credit Agreement and approximately $6.1 million in capital lease obligations. As of September 30, 1996 the Company also had aggregate letters of credit outstanding of $7.4 million.

  At present, the principal sources of liquidity for the Company's business and operating needs are internally generated funds from its operations and revolving credit borrowings under the Credit Agreement. The Company believes that cash generated from operations and borrowing resources will be adequate to permit the Company to meet its debt service requirements and capital expenditure and working capital needs prior to the maturity of the Revolving Credit Facility, although no assurance can be given in this regard.

 Financial Instruments

  The Company has only limited involvement with financial instruments and does not use them for trading purposes. Financial instruments, which are a type of financial derivative instrument, are used to manage well-defined interest rate and commodity price risks.

  The Company had two interest rate cap agreements that expired in June 1996 which reduced the potential impact of increases in interest rates on approximately 50% of the Company's variable rate term loan debt under the Credit Agreement. As a result of additional principal payments made on such term loan debt during the year, at June 30, 1996 approximately 55% of the principal balance was subject to the interest rate cap. The agreements entitled the Company to receive from major financial institutions on a quarterly basis the amount, if any, by which the 3-month Eurodollar base rate on the variable rate term loan borrowings exceeded 5.0%. The Company is not currently a party to any interest rate cap, hedging or other protection arrangements with respect to its variable rate indebtedness.

  Commodity call options, swaps and futures are used to hedge the price risk related to firm commitments and anticipated purchases of lead and copper to be used in the manufacture of the Company's products. Call options give the Company the right to purchase a specified amount of metal at a fixed price on a pre-determined date for an up front fee. Swaps are purchased at a percentage of the face amount and additional payments are then made or received based on the differential between the face amount and the actual price of the metals contracts at the date sold. The future contracts are a commitment to purchase a given amount of metal at an agreed upon price on a future date. The face amount of commodity contracts outstanding at September 30, 1996 and December 31, 1995 was $2.6 million and $3.4 million, respectively. At September 30, 1996 and December 31, 1995 and 1994, the market value of the Company's outstanding contracts relating to firm commitments and anticipated purchases up to one year from the respective balance sheet date was $2.3 million, $3.4 million and $2.9 million, respectively. As of September 30, 1996, December 31, 1995 and 1994 hedging losses related to closed commodity contracts of $0.3 million, $0.1 million and $0.4 million, respectively, were included in inventory. The Company also enters into forward purchase contracts for the Japanese Yen from time to time in support of product supply contracts.

 Credit Agreement

  In connection with the Acquisition, the Company entered into the Credit Agreement with Chemical Bank ("Chemical"), The Chase Manhattan Bank ("Chase"), Union Bank of Switzerland ("UBS") and certain other lenders. The Credit Agreement provides for a term loan facility (the "Term Loan Facility"), originally in an aggregate principal amount of $130 million, in addition to the Revolving Credit Facility. Both facilities have a final maturity of December 31, 2000. Up to $40 million of Revolving Credit Facility availability may be used for standby and commercial letters of credit. In addition, for at least 30 consecutive days of each 12-month period, outstanding amounts under the Revolving Credit Facility are limited to $60 million or less.

  The obligations under the Credit Agreement are guaranteed by Holding and are secured by a pledge of the Company's capital stock and by pledges of and security interests in substantially all the Company's property and assets. The Credit Agreement contains various default provisions and affirmative and negative covenants, including a negative pledge with respect to the Company's unencumbered assets, and certain financial covenants that require the Company to meet certain financial ratios and tests. The Company recently obtained three successive amendments to its Credit Agreement to modify various EBITDA (as defined), interest expense ratio maintenance, EBITDA ratio maintenance and net worth requirements as well as the permissable levels of capital expenditures under the relevant financial covenants as of the end of each fiscal quarter in 1996, as well as for all future periods. The Company sought these modifications in part because of the current earnings impact of decreased ammunition and firearms sales volumes and the additional interest expense resulting from increased working capital borrowings due to changes in customer purchasing patterns, and in part to make longer term adjustments to the covenant requirements. As of the end of the fourth quarter of 1996, after giving effect to these modifications, the Company was in compliance in all material respects with the financial covenants under the Credit Agreement. See "--Results of Operations" and "--Seasonality; Recent Purchasing Patterns."

  In accordance with the Credit Agreement, the Company made scheduled principal payments on the term loans thereunder of $13.6 million in 1996, $9.3 million in 1995 and $10.0 million in 1994. The Credit Agreement requires the Company to make further quarterly principal payments on the term loans thereunder (after pro rata reduction for certain prepayments and subject to further pro rata or other reduction in the future) in an aggregate amount of approximately $18.2 million in each of 1997 and 1998, $22.7 million in 1999 and $27.3 million in 2000 with all remaining amounts then outstanding under the Credit Agreement to be repaid on December 31, 2000. The Credit Agreement also requires the Company to make mandatory prepayments on the term loans thereunder annually, in an amount equal to 50% of the Company's Excess Cash Flow (as defined therein) for the preceding fiscal year. Any such prepayment will result in a pro rata reduction in all subsequently scheduled principal payments on such term loans, except that any such payment made within the twelve months prior to the date on which an installment or other payment of principal is scheduled to be paid on the term loans may, at the option of the Company, be applied first to such installment or other payment. The Company has made such a prepayment in the amount of approximately $10.7 million in 1995 for the year ended December 31, 1994. The Company did not have Excess Cash Flow for the year ended December 31, 1995 and accordingly no such prepayment was made in 1996.

  Loans under the Credit Agreement generally bear interest, at the Company's option, at a variable rate equal to either (i) the rate that is the highest of the administrative agent's prime rate, or certain alternative rates, in each case plus up to 1.25% per annum, or (ii) the rate at which certain Eurodollar deposits are offered in the interbank Eurodollar market plus up to 2.50% per annum. Beginning in 1995, upon the Company's delivery to the Credit Agreement's administrative agent of the Company's quarterly financial statements, the interest rate on the Company's Credit Agreement borrowings can be reduced by 0.25% to 1.0% per annum from levels in effect at December 31, 1994 if the Company has met certain financial ratios, based on EBITDA and consolidated interest expense, for the four quarters then ended. Once reduced, such interest rate can also be increased up to the original levels if the Company no longer meets the financial ratios making it eligible for interest rate reduction. The interest rate currently applicable to borrowings under the Credit Agreement is the maximum rate provided for thereunder. As prescribed in the Credit Agreement, in January 1994, the Company entered into interest rate cap transactions to cap the 3-month Eurodollar base rate on approximately 50% of the principal balance of borrowings under the Term Loan Facility at 5% for the period from July 1994 through June 1996. See "--Financial Instruments." The weighted average interest rate per annum for term loan and revolving credit borrowings under the Credit Agreement was 8.0% and 8.7%, respectively, for the nine months ended September 30, 1996, as compared to 8.4% and 8.9%, respectively, for the nine months ended September 30, 1995.

 Notes

  The Company issued the $100 million face amount of its outstanding Existing Notes in connection with the Acquisition. The Notes bear interest at a fixed rate of 9 1/2% per annum through April 30, 1994, 10% per annum from April 30, 1994 to the day before the consummation of the Exchange Offer, and 9 1/2% per annum thereafter until maturity. Interest on the Notes is payable semi-annually and principal is payable at maturity on December 1, 2003. The Indenture for the Notes contains certain covenants relating to the provision to the Note holders of certain financial and related information. As of December 31, 1996, the Company was in compliance in all material respects with all such reporting requirements under the Indenture.

ADOPTION OF NEW ACCOUNTING STANDARDS

  Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and SFAS No. 112, "Employers' Accounting for Postemployment Benefits (an amendment of FASB Statements No. 5 and 43)." The Company recorded charges of $74.1 million to its net income for the eleven-month period ended November 30, 1993, for the cumulative effects of transition to these two new standards. Cash expenditures will not be affected by these accounting changes. Prior year financial statements were not restated.

  Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," which allows companies either to measure compensation cost in connection with employee stock compensation plans using a fair value based method or to continue to use an intrinsic value based method. The Company will continue to use the intrinsic value based method, which generally does not result in compensation cost.

                                   BUSINESS

GENERAL

  Founded in 1816, the Company is engaged in the design, manufacture and sale of sporting good products for the hunting, shooting sports and fishing markets. The Company's product lines consist of firearms, ammunition and hunting/gun care accessories sold under the Remington name and other labels, fishing products sold under the Stren name and other labels and clay targets. The Company is the only domestic manufacturer of both firearms and ammunition and, according to the NSGA, is the largest U.S. manufacturer of shotguns and rifles. The Company manufactures firearms at a one million square foot facility in Ilion, New York, ammunition at a 750 thousand square foot plant in Lonoke, Arkansas, and clay targets at two plants located in Findlay, Ohio and Ada, Oklahoma. The Company has begun construction of a new 44 thousand square foot firearms manufacturing facility in Mayfield, Kentucky at which the Company expects to begin manufacturing rimfire rifles in March 1997. In 1995 the Company completed the consolidation of its research and development at a new 33 thousand square foot facility in Elizabethtown, Kentucky. The Company markets fishline sourced from third party manufacturers. The Company's products are distributed throughout the United States and in over 50 other countries, with distribution in the United States being primarily through wholesalers, distributors and major retail chains. In 1995, 8% of the Company's revenues were attributable to sales outside the United States.

  Remington enjoys a domestic market leadership position for many of its firearms product lines and is one of the three major manufacturers in the domestic ammunition market. According to studies conducted for the Company, among hunters and anglers, Remington and Stren are among the most-recognized brand names in their markets. The Company believes that its substantial market positions are attributable to the strength of the Remington brand name, the Company's family of well-established products, the breadth of products sold by the Company, product innovation and quality and the Company's marketing, distribution and manufacturing expertise. In 1994, according to PPI, the Company had the largest share of the retail shotgun market, at approximately 39%, with its nearest competitor holding a market share of approximately 25%. Remington was also the second largest brand of rifles in the United States in 1994, according to PPI, with a market share of approximately 18%, with its largest competitor holding a market share of approximately 25%. In the ammunition market, the Company was the second largest manufacturer in the United States in 1994, based on PPI data, with a share of approximately 25%, with its nearest competitor holding a market share of approximately 35%. Sales of firearms and ammunition comprised approximately 48% and 41%, respectively, of the Company's sales in 1995. In the retail fishline market segment, the Company held a share of approximately 26% in 1995, with its nearest competitor holding a market share of approximately 36%, according to SMRG.

  The Company's management team intends to continue a strategy aimed at increasing sales and improving operating margins, focusing on the following key elements: continuing to support the Company's brand name franchise and maintaining its focus on its core product lines and businesses; pursuing growth in revenues through a continuing emphasis on new product introductions and product line extensions; continuing to pursue cost reduction and productivity improvement measures, particularly in the Company's manufacturing operations and in its purchasing, customer service and information systems functions; and expanding the Company's export sales and marketing efforts.

INDUSTRY

  According to ASD, approximately 23 million people in the United States enjoy the shooting sports, including approximately 17 million who hunt annually. The markets for shotguns and rifles and hunting-related products, such as ammunition and accessories, are large, mature markets that the Company believes have historically been relatively stable markets exhibiting modest growth. Total domestic consumer expenditures in this market for 1994 are estimated by the NSGA to have been $379 million for shotguns, $794 million for rifles, and $916 million for ammunition. Although firearms may be used for decades with proper maintenance, the Company believes that the used firearms after-market historically has not undercut the new firearms market significantly, in part because of demand by collectors for used firearms and in part because of continuing demand for improved new products. Much of the demand in the new firearms market comes from repeat buyers who are motivated by new calibers and firearms technology advancement.

  The Company believes that a number of trends currently exist that are potentially significant to the firearms and ammunition markets. First, the Company believes that the development of rural property in many locations has curtailed or eliminated access by hunters to private and public lands. However, the Company also believes that the number of private hunting facilities is increasing, as is the availability of alternatives to traditional hunting activities, such as sporting clays and shooting games that simulate hunting, and that these trends may help offset increasing restrictions on access and land use. Second, environmental issues, such as concern about lead in the environment, may also adversely affect the industry. See "--Environmental Matters." The Company has developed a line of shotshells that use steel shot instead of the industry standard lead shot, and that are intended to reduce the amount of lead being introduced into the environment and to appeal not only to the shooter legally required to use steel shot, but also to the environmentally concerned shooter. Third, the Company believes that safety issues may affect sales of firearms, ammunition and other hunting-related products; in the northeastern United States, for example, some communities permit hunters to use only shotguns (which have a shorter average range than rifles) for deer hunting in order to minimize the possibility of shooting accidents in more densely populated areas. The Company has developed specialized ammunition, its Premier Copper Solid sabot slug, that is intended for use in a shotgun but that is designed to give hunters the accuracy and effectiveness of a rifle. Although the Company believes that these trends have not had a material adverse effect on its business in the past, there can be no assurance that they will not do so in the future, or that industry sales of firearms, ammunition and other shooting-related products will continue to grow. See "--Governmental Regulation and Licenses."

  According to ASD, approximately 23% of the U.S. population (55 million people) consider themselves anglers. Fishing is considered an inexpensive sport that can be enjoyed by people of widely varying ages, skills and abilities. The NSGA estimates that the retail market for recreational fishing tackle, of which the fishline segment forms a relatively small part, exceeded $730 million in 1995; the Company's 26% market share of the retail fishline market in 1995 constituted approximately 3% of the total retail market in 1995 for recreational fishing tackle according to SMRG.

MARKET SHARE

  Remington enjoys a domestic market leadership position for many of its firearm product lines and is one of the three major manufacturers in the domestic ammunition market. The Company believes that its substantial market positions are attributable to the strength of the Remington brand name, the Company's family of well-established products, the breadth of products sold by the Company, product innovation and quality and the Company's marketing, distribution and manufacturing expertise. Remington's leading position in the domestic shotgun market and its position as one of the leading brands in the domestic rifle market is reflected in the Company's unit share of these respective retail markets. The Company's strong position in each of the domestic shotgun, rifle and ammunition markets is reflected in its share of the respective retail markets based on information provided by PPI. The Company also has a strong market position in the monofilament fishline market, based on SMRG information. The table below gives approximate market shares for Remington and its nearest competitor in each of these markets in 1995:

                                                        SALES DOLLARS
                                             -----------------------------------
                                             SHOTGUNS RIFLES AMMUNITION FISHLINE
                                             -------- ------ ---------- --------
        Remington...........................   39%     18%      25%       26%
        Nearest Competitor..................   25%     25%      35%       36%

PRODUCTS

  The Company's product offerings include a comprehensive line of recreational shotguns and rifles, sporting ammunition and ammunition reloading components, a line of hunting knives, maintenance and repair items for the Company's line of firearms, related firearms accessories (belts, clips, and protective cases), clay targets and other products and accessories for the recreational hunting, target shooting and outdoor markets, as well as small metal injected molded ("MIM") parts for the automotive and firearms industries. Under the brand name Stren, the Company distributes a range of monofilament fishline, terminal tackle and accessories. During its 180-year history, the Company has introduced to the firearms market its versions of the autoloading shotgun (1905), the repeating centerfire rifle (1906), the pump-action shotgun (1907) and the bolt-action centerfire rifle (1921), all of which became standards in the industry. The following sets forth the Company's sales for its principal product lines for the periods shown:

                                                        YEAR ENDED DECEMBER 31,
                                                        ------------------------
                                                         1995     1994    1993
                                                        ------- -------- -------
Firearms............................................... $   203 $    176 $   163
Ammunition.............................................     174      190     162
Other(a)...............................................      50       52      41
                                                        ------- -------- -------
  Total Sales.......................................... $   427 $    418 $   366
                                                        ======= ======== =======

--------

(a) Consists of fishline, accessories, guncare products and commercial MIM parts.

 Firearms

  The Company produces and markets a broad selection of shotguns and rifles under the Remington brand name. The Company's goal has been to market a combination of general-purpose firearms together with more specialized products that embody Remington's emphasis on value, performance and design. In addition, the Company produces custom-made shotguns and rifles in the custom shop at its Ilion facility. Historically, the Company's sales of rifles and shotguns have tended to be approximately equal to each other. In recent years, shotgun sales have surpassed rifle sales due in part to the Company's emphasis on shotguns in its development of new products. More recently, the Company's new product introductions relating to rifles have begun to improve the balance in sales between shotguns and rifles.

  Shotguns. The Company produces numerous variations of shotguns. The Company's most popular shotguns, the Model 1100 and Model 11-87 auto-loading and the Model 870 pump-action, range in retail list price from approximately $300 to $800. Remington shotguns are offered in versions that are marketed to both the novice and the experienced gun owner. Specialty shotguns focus on the growing deer and turkey hunting markets. In addition, the Company has recently introduced new shotguns intended for various law enforcement applications and light contoured barrels for both auto-loading and pump-action Premier shotguns. The Company also introduced its over-under Peerless and Model 396 shotguns, which were developed by the Company to compete in the break action shotgun market. The Company also manufactures products for recreational and competitive clay target shooting, such as the Sporting Clays Model 11-87 and trap and skeet versions of the Model 11-87.

  Rifles. The Company's most popular rifles are the Model 700, Model Seven, Model 7400 and Model 7600 centerfire rifles and the Viper rimfire rifle. To appeal to a broad range of sportsmen, the Company manufactures these rifles in a wide variety of calibers, configurations and finishes. The Company presently manufactures three types of centerfire rifles: bolt-action, pump-action and auto-loading. In addition, the Company produces bolt-action, pump-action and auto-loading .22 caliber rimfire rifles. The Company's bolt-action Model 700 rifle is a standard in the industry, and the Company has also recently introduced new versions utilizing stainless steel barrels and synthetic stocks for weather durability. Recent innovations include a new line of muzzleloading rifles, a new line of .22 caliber rimfire rifles and a fine line engraving and scrollwork process to enhance to the appearance of the existing product line. Retail list prices for the Company's most popular rifles range from approximately $150 to $900.

 Ammunition

  The Company designs, manufactures and markets a complete line of sporting ammunition products, including shotgun shells, metallic centerfire ammunition for use in rifles or handguns and .22 caliber rimfire ammunition. The Company also produces and markets sporting ammunition components used by smaller ammunition manufacturers, as well as by private consumers engaged in the practice of reloading centerfire cases or shotgun shells.

  The Company distributes its ammunition products primarily under the brand names Remington, Peters and UMC, through firearms dealers, sporting goods stores and mass merchandisers. In general, Remington branded products compete in both the middle and high performance categories, while the UMC and Peters brands are used for popularly priced ammunition in shotshell, centerfire and rimfire.

  In recent years the Company introduced a number of new ammunition product lines intended to satisfy the trend towards more specialized, high performance products. Typical of Remington's more recent introductions is the Premier Copper Solid sabot slug, a non-lead shotgun deer slug which delivers superior accuracy and Nitro-27 for long yardage clay target shooting.

  In addition, the Company is committed to maintaining a leadership position in the design and manufacture of products that address hunting and shooting regulations focusing on environmental issues, and in recent years introduced the Nitro-Steel and Express-Steel hunting shotshell lines and the new line of Premier Steel target shot shells, which use steel shot instead of the industry standard lead shot.

 Other Products

  The Company's Stren fishlines offer seven families of fishline products for the recreational fisherman. The Company also markets a limited line of fishing accessories, including tools, knives, terminal tackle and lure accessories.

  Remington produces a complete line of clay targets for use in trap and skeet shooting activities, marketed under the Blue Rock brand name.

  The Company also markets gun parts, gun safes, gun care products, hunting knives and metal injection molded parts. In January 1995, the Company announced it will no longer directly market a line of outerwear and clothing designed for hunting and shooting. The Company has licensed third parties to manufacture and market sporting and outdoor apparel products.

SERVICE AND WARRANTY

  The Company supports service and repair facilities for all of its firearm products in order to meet the service needs of its distributors and customers nationwide. Distributors and customers may return products to the Company only after receiving authorization for the return by the Company's customer service department. Returns that are caused by the Company's error, such as a shipment of the wrong product or of an incorrect quantity, are at the Company's expense. The Company has no formal consumer warranty program for firearms or ammunition products. The number of returns received by the Company annually in the past has not been material.

MARKETING AND DISTRIBUTION

  In the United States, Remington products are sold primarily through a network of approximately 900 wholesalers, dealers, chains and special buying groups who purchase the product directly from the Company for resale predominantly to gun dealers and end users. These end users include sportsmen, hunters, gun collectors and law enforcement and other government organizations.

  The Company's products are marketed primarily through manufacturer's representatives and directly to mass merchandisers. In 1995, approximately 59% of the Company's sales consisted of sales made through five domestic manufacturer's sales representative groups who market principally to wholesalers, dealers and regional retail chains. Such representative groups carry substantially all of the Company's products (and are prohibited from carrying competing goods from other manufacturers) and are paid variable commissions based on the product sold. The retailers, wholesalers and regional chains to which the manufacturer's sales representatives and the Company's internal sales personnel market the Company's products are authorized to carry specified types of Remington products for a non-exclusive one-year term, though not all carry the full range of products. Each retailer or wholesaler is required to spend a minimum dollar amount for each of the Remington product lines it is authorized to carry, which varies according to account classification. These retailers and wholesalers generally carry broader lines of merchandise than do the mass merchandisers and are less seasonal in the size of their firearms and ammunition sales. Sales to wholesalers constitute one of the Company's major distribution channels. While the wholesale channel is currently experiencing a trend toward consolidation, the Company does not believe that this trend will materially adversely affect the Company's distribution strategy.

  The Company's in-house sales force markets the Company's product lines directly to national accounts and to federal, state and local government agencies. Approximately 22% of the Company's net revenues in 1995 consisted of sales made to a mass merchandiser, Wal-Mart. Mass merchandisers and chains generally provide convenient access for hunting and shooting consumers to the Company's products but carry a more limited array of products and are more seasonal in sales. The Company's sales to Wal-Mart are not governed by a written contract between the parties. Although the Company believes its relationship with Wal-Mart is good, the loss of this customer or a substantial reduction in sales to this customer could adversely affect the Company's financial condition or results of operations. During 1996, changes in the inventory management practices and purchasing patterns of several key customers, including Wal-Mart, have had a material effect on the Company's financial results and cash flows. See "Management's Discussion of Financial Condition and Results of Operations."No material portion of the Company's business is subject to renegotiation of profits or termination of contracts at the election of a governmental purchaser.

  Foreign sales were approximately 8% the Company's total revenues for 1995 and 7% for both 1994 and 1993. Company sales personnel market directly to foreign purchasers consisting primarily of authorized export distributors and sales representatives, generally on a nonexclusive basis and for a one-year term. Vios S.a.r.l., a company owned, in part, by a former Company employee, also provided administrative support for the Company with its international operations. See "Certain Relationships and Related Transactions--Management." The Company also produces a catalogue of all of its products, which is available to the general public in French, German and Spanish, as well as in English.

  In the first quarter of each year, the Company receives orders from its customers, which are designated as firm by such customers, although the Company generally permits adjustments in outstanding unfilled orders. The Company also follows industry practice in canceling most orders from its distributors that remain unfilled as of December of each year. The backlog of unfilled firearms orders was approximately $33 million as of December 31, 1995 compared to $37 million a year earlier.

  Most of the Company's products that are generally used during the fall hunting season have been sold pursuant to a "dating" plan which allows the purchasing distributor to buy the products commencing in December, the start of the Company's dating plan year, and pay for them on extended terms. Discounts are offered for early payment under this plan. In addition, the Company has a separate program that provides an incentive to prepay for ammunition purchases. The Company believes that allowing both extended payment terms for early orders and discounts for prepayment helps to level out the demand for these otherwise seasonal products throughout the year. See "Management's Discussion of Financial Condition and Results of Operations-- Seasonality; Recent Purchasing Patterns."

  For further discussion of seasonality and related matters, see "Management's Discussion of Financial Condition and Results of Operations--Seasonality; Recent Purchasing Patterns."

MANUFACTURING

  The Company currently manufactures its firearms and ammunition products at four plants, located within the United States. The Company's facility in Ilion, New York, manufactures the Company's shotguns, rifles and firearms repair and accessory parts such as clips and extra barrels, and also houses the Company's gunsmith repair facility, custom gun shop, the Remington Country Store and the Remington Museum. The Company also purchases certain component parts from third party vendors. Company products have been continuously produced at the Ilion site since 1816. The Company's facility in Lonoke, Arkansas, manufactures loaded ammunition and ammunition components. The Company's clay targets are manufactured at facilities located at Ada, Oklahoma and Findlay, Ohio. The Company has begun construction of a new firearms manufacturing facility in Mayfield, Kentucky at which the Company expects to begin manufacturing rimfire rifles in March 1997.

  During 1996, the Company entered into contracts with five international manufacturers of firearms and ammunition to produce Remington brand products to the Company's specifications for sale in Europe and elsewhere.

 Firearms

  To manufacture the various firearm models, the Company utilizes a combination of parts manufactured from raw materials at the Ilion facility or components purchased from independent manufacturers. Prior to assembly, purchased parts may be modified through several secondary processes such as metal removal, joining, heat treating and coloring. Manufactured parts, including many of the basic metal component parts of the firearms manufactured by the Company, are produced from raw materials via the processes of material removal, finishing, heat treating, assembly/gallery testing and forming using metal and plastic injection molding techniques. Quality control processes are employed throughout the production process, utilizing specifically tailored testing procedures and analyses. The Company believes that its manufacturing safety record is excellent.

 Ammunition

  The manufacturing of ammunition at Lonoke consists of four major production areas: Primer, Centerfire, Shotshell and Rimfire. In the Primer area, ingredients are manufactured on site utilizing two separate precipitation processes and then combined with fuels and binders to form primer mixture. The Centerfire operation consists of bullet manufacture, shell manufacture, priming, loading and packaging. The Shotshell operation consists of shot manufacture, head manufacture, body manufacture, assembly and prime, loading and packaging. Lead shot is manufactured by pouring molten lead through a screen, forming lead spheres which solidify as they fall over 150 feet into a cushion of water. The other components of a shotshell are formed from raw steel, brass and polyethylene pellets via several stamping and extrusion processes. The Rimfire operation consists of shell manufacture, priming, loading and packaging. Several continuous rotary machines form shells, insert bullets and add smokeless powder. Throughout the various processes, Company technicians continuously monitor and test the velocity, pressure, and accuracy levels of the ammunition. The Company believes that its manufacturing safety record is among the best in the U.S. ammunition market.

 Clay Targets

  Targets are manufactured from a mixture of limestone and melted pitch. The mixture is fed into a continuous motion press that forms the target, cools the target and paints the top.

SUPPLY OF RAW MATERIALS

  To manufacture its various products, the Company utilizes numerous raw materials, including steel, lead, brass, plastics and wood, as well as manufactured parts purchased from independent manufacturers. For a number of the Company's raw materials, it relies on one or a few suppliers. The Company's requirements for carbon steel, stainless steel, steel shot, brass strip and walnut gun stock blanks are each currently being met by a single vendor. Generally, the Company has had satisfactory, long-term relationships with these suppliers. The Company has purchase contracts with certain of these suppliers for periods ranging from one to seven years but no formal contracts with others.

  The company that supplies walnut gun stock blanks is presently the only known supplier of this commodity. Alternative vendors could be found for the brass strip which the Company converts to cartridge and primer casings, carbon steel, stainless steel and steel shot. However, any disruption in the Company's relationships with any of these vendors or reductions in the production of the material supplied could, in each case, adversely affect the Company's ability to obtain an adequate supply of the material. The Company believes that it has a good relationship with each of these vendors and does not currently anticipate any material shortages or disruptions in supply from these vendors.

  Three companies in the United States and Canada produce smokeless powder, which is an indispensable component in the ammunition manufactured and sold by the Company. The Company currently purchases powder from each of these three suppliers. The Company believes that any two of these three companies could supply substantially all of the Company's powder requirements. However, given the complex formulae and production processes involved in manufacturing the powder mixtures used by the Company, obtaining powder from sources other than these three companies may not be feasible.

  The Company purchases a number of stamped parts from one vendor. While alternative vendors can be found to replace this supplier, any disruption in the Company's relationship could result in substantial expenditures for tooling. The Company believes that it has a good relationship with its current supplier and does not currently anticipate any material shortages or disruptions in supply of these stamped parts.

  The Company purchases most of the fishline it requires for its product lines from DuPont. Any disruption in the Company's relationship with DuPont, or reductions in fishline production by DuPont, could adversely affect the Company's ability to obtain an adequate supply of fishline on terms favorable to the Company. Remington has a supply agreement with DuPont for nylon monofilament fishline which expired in December 1996. The parties have begun discussions with respect to a renewal of this agreement. The Company believes it has a good relationship with the division of DuPont that produces nylon monofilament fishline, and believes it will be able to negotiate a new supply agreement, although there can be no assurance in this regard.

  Alternative sources, many of which are foreign, exist for each of these materials from which the Company could obtain such raw materials. Nonetheless, the Company does not currently have significant supply relationships with any of these alternative sources and cannot estimate with any certainty the length of time that would be required to establish such a supply relationship, or the sufficiency of the quantity or quality of materials that could be so obtained. In addition, the Company may incur additional costs in sourcing raw materials from alternative producers.

  The price and availability of raw materials are affected by a wide variety of interrelated economic and other factors, including alternative uses of materials and their components, changes in production capacity, energy prices and governmental regulations. Industry competition and the timing of price increases by suppliers limits to some extent the ability of the Company and other industry participants to pass raw material cost increases on to customers.

  The Company uses commodity futures contracts to hedge against the risk of increased prices for raw materials. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Financial Instruments."

RESEARCH AND DEVELOPMENT

  The Company maintains a research and development program, with approximately 50 employees assigned to these efforts as of December 31, 1996. New products and improvements to existing products are developed based upon the perceived needs and demands of consumers, as well as successful products introduced to the market by the Company's competitors. The Company's research and development is performed primarily by an in-house team of marketing managers, engineers, draftsmen and product testers using tools such as computer-assisted design and a variety of consumer research techniques. Research and plant technical staff then collaborate to produce an experimental prototype, ensuring that products and manufacturing processes are concurrently designed. Following a successful prototype, a pilot run is commenced to ensure that plant personnel and equipment can manufacture the product efficiently. In recent years, the Company introduced several new products employing innovations in design and manufacturing, including the Viper rimfire rifle, Peerless over-under shotgun, Premier Copper Solid sabot slug and Golden Saber ammunition. The Company has also directed its research efforts to developing lead-free primer mixes and steel shot shotshells to prepare for anticipated trends toward products that address environmental concerns.

  The Company historically maintained research and development facilities at each of its two main manufacturing facilities. In 1995, the Company completed the consolidation of its research and development function into a new facility in Elizabethtown, Kentucky.

  Excluding the non-recurring items in both 1994 and 1995, research and development expenditures for the continuing operations of the Company in 1993, 1994 and 1995 amounted to approximately $5.3 million, $6.0 million and $6.3 million, respectively. Research and development expenses in 1994 included $2.3 million of non-recurring costs related to the Company's consolidation of its research and development function into a new facility in Elizabethtown, Kentucky. Research and development costs in 1995 included a $1.0 million benefit as the actual relocation-related severance costs were less than estimated.

PATENTS AND TRADEMARKS

  At the Closing, Sporting Goods and DuPont assigned to Remington all their U.S. and foreign rights to patents, trademarks, proprietary information, software, and other intellectual property primarily related to or used in the Business. With respect to certain intellectual property relating to the manufacture of nylon monofilament fishline, DuPont and Remington entered into an agreement providing for the supply by DuPont of the Company's requirements for nylon monofilament fishline, which is marketed and distributed by the Company. See "--Supply of Raw Materials."

  The Company's operations are not dependent to any significant extent upon any single or related group of patents. The Company believes that its most significant patents are three patents relating to the Model 700 rifle and the Model 870 and Model 11-87 shotguns, which patents expire in 1998, 1999 and 2006, respectively. The Company does not believe that the expiration of any of these patents will have a material adverse effect on the Company's financial condition or its results of operations. The Company's operations are not dependent upon any single trademark other than the Remington word mark and the Remington logo mark, and, to a lesser extent, the Stren mark. Some of the trademarks used by the Company, however, are identified with and important to the sale of the Company's products. Some of the more important trademarks used by the Company, all of which are owned by the Company, are: Remington, the Remington scroll logo, Core-Lokt (jacketed centerfire bullets), Duplex (a family of factory-loaded shotshells, loaded with two shot sizes layered in one shell), Express (long range shotshells), Power Piston (shotshell wads), Premier (the Company's highest quality shotshell ammunition), Copper Solid (solid copper slugs), Golden Saber (high performance jacketed hollow point bullets for pistols/revolvers), Nitro-Steel (high powered steel shotshells), UMC (popularly priced, first quality rifle/pistol/revolver ammunition, in a limited line of popular specifications), Leadless (reduced lead-releasing bullets), Nitro-27 (handicap trap loads), Model 90-T (a family of single-barrel trap guns), Model 11-87 (a family of semi-automatic shotguns), Model 7600 (a family of pump-action centerfire rifles), Model 7400 (a family of semi-automatic centerfire rifles), Wingmaster (a family of pump-action shotguns) and Viper (semi-automatic rimfire rifles). The Company believes it has adequate policies and procedures in place to protect its intellectual property.

  The Company owns the Remington marks (and registrations thereof) for use in its firearms and ammunition product lines, as well as for certain related products associated with hunting, wildlife and the outdoors. The Company does not own, but has the right to use, the Remington mark with respect to certain other products marketed by it (the "Ancillary Products"), including certain hunting knives and other merchandising items, pursuant to the Trademark Settlement Agreement, dated December 5, 1986 (the "Trademark Settlement Agreement"), between the Company and Remington Products, Inc. ("RPI"). The Trademark Settlement Agreement resulted from the settlement of certain litigation between the Company and RPI over the use of the Remington mark on products marketed by both parties. RPI is not affiliated with Remington, Holding, DuPont or Sporting Goods and was not involved with the Acquisition. The Trademark Settlement Agreement provided for the formation of Remington Licensing Corporation ("RLC"), the capital stock of which is owned equally by the Company and an affiliate of RPI, Remington Products Company LLC ("RPC"), which also holds as transferee RPI's interest in respect of the Trademark Settlement Agreement. RLC owns the Remington marks in the United States with respect to products of mutual interest to the Company and RPC, and licenses such marks on a royalty-free basis to the Company and RPC for products in their respective markets. The Trademark Settlement Agreement does limit, however, the Company's ability to expand the use of the Remington mark into product areas claimed by RPC, particularly personal care products. The Trademark Settlement Agreement is currently relevant primarily to the Company's U.S. operations, but does provide for cross-licensing between the Company and RPC outside the United States. The Trademark Settlement Agreement also provides that, if certain bankruptcy or insolvency-related events occur with respect to either of RLC's shareholders, such shareholder may be contractually required to sell such shareholder's RLC stock to RLC or RLC's other shareholder at its book value or, under certain circumstances, at fair market value. While in some cases such requirement may not be enforceable under the U.S. Bankruptcy Code, such a purchase from the Company could provide RPC with greater leverage over RLC's licensing relationship with the Company with respect to Ancillary Products.

LICENSING

  The Company licenses the Remington mark to certain companies that manufacture and market products that complement the Company's product line. Currently, the Remington mark is licensed for use on, among other things, sporting and outdoor apparel; caps; boots; tents; backpacks; sleeping bags; leather products; non-prescription sun/safety eyeglasses; and certain other nostalgia/novelty goods. The Company strives to ensure that the quality, image and appeal of these licensed products are consistent with the high-quality image of its core products. These licenses generally grant an exclusive right to sell a specific product category, with the normal term being six years. Licenses increase the market recognition of the Remington trademark and enhance the Company's ability to market core products. Licensing facilitates new cross-marketing promotional opportunities and generates income. Certain of the Company's licensing efforts are carried out under terms established in the Trademark Settlement Agreement described above.

COMPETITION

  The markets in which the Company operates are highly competitive. Competition is based primarily on quality of products, product innovation, price and customer service and support. Product image, quality and innovation are the dominant competitive factors in the firearms industry, with price the dominant factor in the ammunition industry.

  The Company's competitors vary according to product line. Certain of these competitors are subsidiaries of large corporations with substantially greater financial resources than the Company. The Company's shotgun products compete primarily with products offered by USRAC (which produces Winchester firearms) and Browning (both units of GIAT Industries), O.F. Mossberg & Sons, Inc., Sturm, Ruger & Co., Inc. and Beretta U.S.A. Corporation. The Company's rifles compete primarily with products offered by Browning and USRAC, Marlin Firearms Co., Sturm, Ruger & Co., Inc. and Savage Arms, Inc. In the ammunition market, the Company competes primarily with the Winchester unit of Olin Corporation, the Federal Cartridge Co. unit of Pentair Inc. and the CCI unit of Blount, Inc. The Company's main competitor in the fishing line market is Berkley, Inc.

  The Company believes that it competes effectively with all of its present competitors. However, there can be no assurance that the Company will continue to do so, and the Company's ability to compete could be adversely affected by its leveraged condition.

EMPLOYEES

  As of December 31, 1996, the Company employed approximately 2,400 full-time employees of whom approximately 400 were salaried and approximately 2,000 were hourly. Nearly 2,170 of the Company's employees are engaged in manufacturing, with approximately 180 engaged in sales and general administration and approximately 50 in research and development. The Company laid off 220 employees at its Ilion plant, 88 at its Lonoke facility and 18 at its corporate headquarters during 1996 in response to the decline in sales of the Company's products in the first nine months. An additional work force of temporary employees is engaged during peak production schedules. The Employees' Mutual Association of Ilion, Inc. ("EMA") represents hourly employees at the Company's plant in Ilion, New York. The collective bargaining agreement with the EMA was renegotiated effective July 1994 for a three year period. In July 1996, EMA voted to merge with the United Mine Workers of America ("UMWA") and has become Local 717 of UMWA. The Company also has a labor agreement with Local 366 of the United Automobile, Aircraft and Agricultural Implement Workers of America, U.A.W., which represents hourly employees at the Company's plant in Findlay, Ohio, which agreement is terminable by either party on notice. Employees at the Company's Lonoke, Arkansas and Ada, Oklahoma facilities are not represented by unions. In June 1994, the Labor International Union of North America ("LIUNA"), a construction union comprised of approximately 750,000 workers, sponsored an organizing effort at the Company's ammunition plant in Lonoke. The proposal was defeated by a small margin. In May 1996, LIUNA made another organizing attempt at the Lonoke plant, but this effort did not gain sufficient support to petition for a general election and has since been abandoned. In late July 1996, UMWA organizing teams commenced a campaign to organize the Lonoke plant. On December 12, 1996, the employees at the Lonoke plant voted to reject the organizing efforts of the UMWA by a margin of nearly two to one. There have been no significant interruptions or curtailments of operations due to labor disputes since prior to 1968 and the Company believes that relations with its employees are satisfactory.

PROPERTIES

  The Company's manufacturing operations are currently conducted at four owned facilities. The following table sets forth certain information regarding each of these facilities:

                                                                             SQUARE FEET
      PLANT                                      PRODUCT                    (IN THOUSANDS)
      -----                    -------------------------------------------- --------------
      Ilion, New York......... Shotguns; centerfire and rimfire rifles          1,000
      Lonoke, Arkansas........ Shotshell; rimfire and centerfire ammunition       750
      Findlay, Ohio........... Clay targets                                        40
      Ada, Oklahoma........... Clay targets                                        21

  The Lonoke and Ilion facilities each contain enclosed ranges for testing firearms and ammunition. The Company believes that these facilities are suitable for the manufacturing conducted therein and have capacities appropriate to meet existing production requirements. In May of 1996, the Company began construction of a new 44 thousand square foot manufacturing facility in Mayfield, Kentucky at which the Company expects to begin manufacturing rimfire rifles in March 1997, which will allow for expansion of sales in this product line.

  The Company's headquarters and related operations are conducted in a new office building owned by the Company in Madison, North Carolina where the Company relocated in mid-1996. A research and development facility owned by the Company was completed in Elizabethtown, Kentucky during 1995. All of the real property of the Company owned at the time of the Acquisition has been mortgaged to secure the Company's obligations under the Credit Agreement. The Company also leases or contracts for services from various warehouses, is a party to a leasing arrangement involving a facility operated by a Company contractor, and leases two sales offices.

LEGAL PROCEEDINGS

  Pursuant to the Asset Purchase Agreement, the Sellers retained liability for, and are required to indemnify the Company against, (1) all product liability cases and claims (whenever they may arise) involving discontinued products and (2) all product liability cases and claims involving products that had not been discontinued as of the Closing ("extant products") and relating to occurrences that took place, but were not disclosed to the Company, prior to the Closing. The Company assumed financial responsibility, up to the Cap in an aggregate amount of $25.0 million, for (1) product liability cases and claims involving extant products and relating to occurrences that took place, and were disclosed to the Company, prior to the Closing, and (2) any environmental liabilities relating to the ownership or operation of the Business prior to the Closing. The Sellers retained liability for, and are required to indemnify the Company against, all such disclosed product liability occurrences and such environmental liabilities in excess of the Cap. This indemnification obligation of the Sellers is not subject to any survival period limitation. Pursuant to the Asset Purchase Agreement, the Sellers designated $24.5 million of the

Cap for assumed product liability costs (the "Product Liability Cap") and the remainder for environmental costs. As of October 31, 1996, pursuant to an agreement between the Company and the Sellers, $1.9 million in assumed product liability costs remained to be paid by the Company before the exhaustion of the Product Liability Cap (the "Remaining Cap"). See Note 6 to the Unaudited Condensed Consolidated Financial Statements dated September 30, 1996. Except for certain cases and claims relating to shotguns as described below and for all cases and claims relating to discontinued products, the Company generally bears financial responsibility for product liability cases and claims relating to occurrences after the Closing. Because of the nature of firearm and ammunition products, the Company anticipates that it, as well as other manufacturers of firearm or ammunition products, will continue to be involved in product liability cases and claims in the future.

  Prior to the Acquisition, the Sellers were self-insured for product liability obligations of the Business, with excess insurance coverage available at $50.0 million per occurrence. Since December 1, 1993, the Company has maintained insurance coverage for product liability claims subject to certain self-insured retentions both on a per-occurrence basis and in the aggregate for personal injury or property damage relating to occurrences arising after the Closing. The Company believes its current insurance coverage is adequate for its needs. The current insurance policy extends through November 30, 2000.

  The Company and the Sellers are engaged in the joint defense of product liability litigation involving Remington brand firearms and Company ammunition products. As of December 31, 1996, approximately 45 such cases were pending, primarily alleging defective product design or manufacture, or failure to provide adequate warnings. All but two of these cases are individual actions alleging personal injury, and many seek punitive as well as compensatory damages. Of these pending cases, most are subject to the Cap or involve discontinued products or undisclosed pre-Closing occurrences, and accordingly are cases for which the Sellers retained liability and are required to indemnify the Company, either in full or in excess of the Cap. Fewer than 20 of the pending cases involve post-Closing occurrences for which the Company would be responsible under the Asset Purchase Agreement. The Company has previously disposed of a number of other cases involving post-Closing occurrences by settlement.

  Two cases, Garza and Luna, involving Company products that were pending at the time of the Closing, and for which the Company assumed financial responsibility up to the amount of the Cap, were asserted as class actions, one involving shotguns and the other bolt-action rifles. In each case certification was sought of a class of owners of Remington brand firearms, generally claiming economic loss based on alleged product defect, and seeking compensatory, punitive and treble damages, plus other costs. In addition to the liabilities retained by the Sellers in excess of the Cap, the Sellers also are required to indemnify the Company for all claims in these cases for economic loss involving firearms similar to those involved in these cases and shipped up to 42 calendar months after the Closing.

  On February 6, 1996, the Court in San Antonio, Texas gave final approval to a settlement of the Garza class action relating to Remington brand shotguns, and that decision has become final and non-appealable. The Garza case involved certain Remington brand 12-gauge shotguns, including Model 1100, 11-87 and 870 shotguns, manufactured from 1960 to 1995. That lawsuit was filed against the Sellers in Texas state court in November 1993, and was later removed to Federal court. Pursuant to the settlement a fund of approximately $19.0 million will be distributed to eligible shotgun owners. Notices were published in mid-1996 informing owners how to apply for payment from the fund. The deadline for such filing was September 30, 1996. However, the Court extended that deadline until December 1, 1996 for certain claims. As of that date, approximately 500,000 class members had filed claims covering approximately 800,000 guns. It is anticipated that the funds will be disbursed in the first quarter of 1997. Defense costs associated with Garza are subject to the Cap. However, pursuant to a separate agreement between the Company and the Sellers as discussed below, the $19.0 million cost of the fund, as well as additional settlement costs and court-ordered plaintiff's attorneys fees, are to be paid by the Sellers, without regard to the Cap. Except for the very few class members who opted out and chose not to participate, the settlement resolves all claims that might be brought by owners of the shotguns at issue in connection with the barrel steel formerly used in such firearms, other than claims for personal injury.

Publicity regarding the Garza agreement led to some additional claims of personal injury allegedly involving use of the shotguns included in the class action lawsuit; most of which were settled in 1996 without lawsuits being filed. The Company anticipates, at least in the short term, an increase in the number of such claims. The Company does not believe that the disposition of Garza (including any individual personal injury actions which might be filed as a result of the settlement) is likely to have a material adverse effect upon its financial condition or results of operations.

  The other purported class action, Luna, filed in 1989 against the Sellers in Texas district court in Jim Wells County, and amended in December 1993, seeks certification of a class consisting of all Texas owners, allegedly 400,000 in number, of Model 700 bolt-action rifles. The parties in Luna have briefed the issue of whether class certification is appropriate in this case, and a hearing took place on May 6, 1996. Shortly thereafter, the court issued a ruling that certified for class treatment the limited issues of whether the Model 700 fire control system is defective and, if so, the cost of repair. Pursuant to Texas law, the Sellers have filed a timely appeal of this ruling to the intermediate level state appellate court. Briefing on the merits of the appeal has been delayed pending transcription of a hearing record and will not begin before January 1997. The Company had not been included as a defendant at the time of the decision or the filing of the appeal. However, on July 16, 1996, plaintiffs further amended the complaint by naming the Company, which filed an answer in September 1996.

  The representations and warranties in the Asset Purchase Agreement expired 18 months after the Closing, with certain exceptions, and claims for indemnification with respect thereto were to be made within 30 days of such expiration. The Company made claims for such indemnification involving product liability issues within that time period. In connection with the consummation of the Garza settlement, the Company and the Sellers agreed that the Sellers shall assume financial responsibility for a portion of costs relating to product liability claims and cases involving certain shotguns manufactured prior to mid-1995 and based on occurrences arising prior to November 30, 1999, and that any claims the Company and the Sellers may have against each other under the Asset Purchase Agreement relating to shotguns (excluding various indemnification rights and the allocation of certain costs under the Cap) are released. See "The Acquisition." Any claims between the Company and the Sellers relating to other product liability issues remain open.

  Because the Company's assumption of financial responsibility for certain product liability cases and claims involving pre-Acquisition occurrences is limited to the amount of the Cap, with the Sellers retaining liability in excess of the Cap and indemnifying the Company in respect thereof, and because of the Company's accruals with respect to such cases and claims, the Company believes that product liability cases and claims involving occurrences arising prior to the Closing are not likely to have a material adverse effect upon the financial condition or results of operations of the Company. While it is difficult to forecast the outcome of litigation, the Company does not believe, in light of relevant circumstances (including the current availability of insurance with respect to cases and claims involving occurrences arising after the Closing, the Company's accruals for the uninsured costs of such cases and claims and the agreement that the Sellers will be responsible for certain post-Closing shotgun-related costs, as described above), that the outcome of all pending product liability cases and claims will be likely to have a material adverse effect upon the financial condition or results of operations of the Company. However, in part because of the uncertainty as to the nature and extent of manufacturer liability for personal injury due to alleged product defects, there can be no assurance that the Company's resources will be adequate to cover future product liability occurrences, cases or claims, in the aggregate, or that such a material adverse effect will not result therefrom.

ENVIRONMENTAL MATTERS

  The Company has in place programs that monitor compliance with various federal, state and local environmental regulations. In the normal course of its manufacturing operations, the Company is subject to occasional governmental proceedings and orders pertaining to waste disposal, air emissions and water discharges into the environment. The Company believes that it is in compliance with applicable environmental regulations in all material respects, and that the outcome of any such proceedings and orders will not have a material adverse effect on its business.

  The Company also has directed research efforts to developing more environmentally safe products. In particular, recent efforts to eliminate the promulgation of lead into the environment have led to local prohibitions on traditional lead shot shotshells in waterfowl hunting and have also forced the closing of several prominent target shooting clubs. The Company has responded to these concerns by adding steel shot shotshells to its product line for hunters and by introducing steel target shooting ammunition.

  The Company has not been identified by any state or federal regulatory authorities as a potentially responsible party (a "PRP") with respect to any sites under any applicable state or federal environmental regulations. The Sellers retained liability for environmental losses and liabilities relating to the ownership or operation of the Business prior to the Closing that, together with liabilities relating to product liability cases and claims arising from occurrences prior to Closing and disclosed to the Company, exceed the Cap of $25 million in the aggregate, as discussed above under "Legal Proceedings." The Sellers have informed the Company that they intend to apply no more than $0.5 million of the Cap to environmental cases. See "The Acquisition--Asset Purchase Agreement." Based on information known to the Company, the Company does not expect current environmental regulations or environmental proceedings and claims to have a material adverse effect on the results of operations or financial condition of the Company. However, it is not possible to predict with certainty the impact on the Company of future environmental compliance requirements or of the cost of resolution of future environmental proceedings and claims, in part because the scope of the remedies that may be required is not certain, liability under federal environmental laws is joint and several in nature, and environmental laws and regulations are subject to modification and changes in interpretation. There can be no assurance that environmental regulation will not become more burdensome in the future and that any such development would not have a material adverse effect on the Company.

GOVERNMENTAL REGULATION AND LICENSES

  The purchase of firearms is subject to federal, state and local governmental regulation. The basic federal laws are the National Firearms Act and the Federal Firearms Act, which were originally enacted in the 1930s and which have been amended from time to time. Federal laws generally prohibit the private ownership of fully automatic weapons and place certain restrictions on the interstate sale of firearms unless certain licenses are obtained. The Company does not manufacture fully automatic weapons. The Company possesses valid federal licenses for all of its owned and leased sites to manufacture and/or sell firearms and ammunition.

  In 1994, a federal law was enacted that generally prohibits the manufacture of 19 models of "assault weapons" as well as the sale or possession of "assault weapons" except for those that, prior to the law's enactment into law, were legally in the owner's possession. This law exempts from its prohibition approximately 650 models of firearms that are generally used by hunters and sporting enthusiasts, including all of the Company's current firearm products. Various bills have recently been introduced in Congress to repeal the ban on semi-automatic assault weapons and large-capacity ammunition feeding devices; the likelihood of their passage is uncertain. Another federal law enacted in 1993, the so-called "Brady Bill," provides among other things for a waiting period of five business days before a prospective purchaser of a handgun may take possession of the handgun, in order to give law enforcement officials time to make a background check on the prospective purchaser. The Company does not currently produce handguns.

  In addition, bills have been introduced in Congress in the past several years that would affect the manufacture and sale of handgun ammunition, including bills to regulate the manufacture, importation and sale of any projectile that is capable of penetrating body armor, to impose a tax and import controls on bullets designed to penetrate bullet-proof vests, to prohibit the manufacture, transfer or importation of .25 caliber, .32 caliber and 9mm handgun ammunition, to increase the tax on handgun ammunition, to impose a special occupational tax, and regulation and registration requirements on manufacturers of handgun ammunition, and to drastically increase the tax on certain handgun ammunition, such as 9mm, .25 caliber, and
 .32 caliber bullets. Certain of these bills would apply to handgun ammunition of the kind produced by the Company, and accordingly, if enacted, could have a material adverse effect on the business of the Company. The Company believes that existing regulations applicable to handgun ammunition have not had such an effect.

  State and local laws and regulations vary significantly in the level of restrictions they place on gun ownership and transfer. Some states have recently enacted, and others are considering, legislation restricting or prohibiting the ownership, use or sale of certain categories of firearms and ammunition. Many states currently have mandatory waiting period laws for handguns in effect similar to that imposed by the Brady Bill. Currently, however, there are few restrictive state regulations applicable to handgun ammunition. The Company's current firearm and ammunition products generally are not subject to current state restrictions on ownership, use or sale of certain categories of firearms and ammunition, and generally would not be subject to any known proposed state legislation relating to regulation of "assault weapons."

  The Company believes that existing federal and state legislation relating to the regulation of firearms and ammunition has not had a material adverse effect on its sales of these products from 1993 through the first nine months of 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." However, there can be no assurance that the regulation of firearms and ammunition will not become more restrictive in the future and that any such development would not have a material adverse effect on the business of the Company.

  In addition, regulatory proposals, even if never enacted, may affect firearms or ammunition sales as a result of consumer perceptions. The Company believes that its increased ammunition sales in 1994 and early 1995 resulted in part from consumer fear that proposed legislation would increase taxes on ammunition and from consumer uncertainty over the Brady Bill, and that the lessening of these consumer concerns has been a factor in decreased ammunition sales since early 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF REMINGTON AND HOLDING

  The names, ages and positions of the directors and executive officers of Remington as of December 31, 1996 are set forth below. Each of the directors of Remington is also a director of Holding. Messrs. Howe, Millner and Little serve as executive officers in the same capacities with Holding as they do with Remington, and Mr. Grecco serves as Secretary and Vice President of Holding. All directors are elected annually and hold office until their successors are elected and qualified, or until their earlier removal or resignation.

NAME                      AGE POSITION
----                      --- --------
Hubbard C. Howe(a)......  68  Director, Chairman and Chief Executive Officer
Stephen D. Bechtel,
 Jr.(a)(b)..............  71  Director
Bobby R.
 Brown(a)(b)(c).........  64  Director
Richard C.
 Dresdale(c)(d).........  40  Director
Richard A.
 Gilleland(b)(c)(d).....  52  Director
Richard E.
 Heckert(b)(d)..........  72  Director
Leon J. Hendrix,
 Jr.(b)(c)..............  55  Director
Joseph L. Rice, III(a)..  64  Director
H. Norman Schwarzkopf...  62  Director
Thomas L.
 Millner(a)(b)..........  43  Director, President and Chief Operating Officer
James B. Ackley.........  57  Vice President--Research and Development
Ronald H. Bristol, II...  34  Vice President--Service and Operations
Paul L. Cahan...........  55  Vice President--Ammunition
Robert L. Euritt........  62  Vice President--Human Resources
Samuel G. Grecco........  43  Vice President--Business Development and Planning
                               and Corporate Secretary
Mark A. Little..........  49  Vice President, Controller
Ernest S. Rensi.........  49  Vice President--Firearms and International Operations
Arthur W. Wheaton.......  55  Vice President--Sales and Corporate Marketing

--------
(a) Member, Executive Committee
(b) Member, Public Policy Committee
(c) Member, Audit Committee
(d) Member, Compensation Committee

  The business experience during the past five years of each of the directors and executive officers listed above is as follows:

  Hubbard C. Howe has been a director of Remington and Holding since October 1993 and became Chairman and Chief Executive Officer of Remington and Holding upon the Closing. Mr. Howe has served as Vice Chairman since February 1994, Chairman from April 1992 to February 1994, and Chief Executive Officer from prior to 1992 to April 1992 of Nu-kote International, Inc., a printing supplies manufacturer, and its parent, Nu-kote Holding, Inc., a corporation in which an investment partnership managed by CD&R previously had an investment. Mr. Howe has served as Chairman since August 1992 and a director since prior to 1992 of APS Holding Corporation, a corporation in which an investment partnership managed by CD&R has an investment, and is a director of its subsidiary A.P.S., Inc., a distributor of automotive replacement parts. Mr. Howe is a director of Riverwood International Corporation, and its parents RIC Holding, Inc. and Riverwood Holding, Inc., a corporation in which an investment partnership managed by CD&R has an investment. Mr. Howe is a principal of CD&R and a general partner of Associates IV, the general partner of C&D Fund IV.

  Stephen D. Bechtel, Jr. has been a director of Remington and Holding since March 1994. Since prior to 1992 Mr. Bechtel has been Chairman Emeritus of Bechtel Corp. and of Bechtel Group, Inc., both of which are engineering and construction companies. Mr. Bechtel had been Chairman of Fremont Investors, Inc. (previously named Fremont Group, Inc.), a management investment company and Sequoia Ventures, Inc., an investment company from prior to 1992 until May 1995. Since June 1995 Mr. Bechtel has been Chairman Emeritus of Fremont Investors, Inc. and Sequoia Ventures, Inc.

  Bobby R. Brown has been a director of Remington and Holding since December 1993, having previously served as President of the Company from prior to 1992 until the Closing. From prior to 1992 to January 1992, Mr. Brown was President and Chief Executive Officer of Consolidation Coal Company, a coal mining company. From January 1992 to January 1995, Mr. Brown was President, and from January 1992 to January 1996 was Chairman and Chief Executive Officer of CONSOL Inc., the parent of Consolidation Coal Company. Mr. Brown is currently the Chairman of CONSOL Inc. and its parent CONSOL Energy Inc. From prior to 1992 to April 1993, Mr. Brown was Vice President of CONOCO, Inc., an oil and natural gas company. Mr. Brown is also a director of PNC Bank, N.A.

  Richard C. Dresdale has been a director of Remington and Holding since October 1993, and served as Vice President of Remington and Holding from October 1993 to December 1993. He has been Managing Director of Fenway Partners, Inc., a private investment firm, since March 1994. He was a professional employee of CD&R from prior to 1992 until March 1994. He was also a limited partner of Associates IV until March 1994. Mr. Dresdale has been a director of Nu-kote International, Inc. and its parent Nu-Kote Holding, Inc. since prior to 1992.

  Richard A. Gilleland has been a director of Remington and Holding since March 1994. Mr. Gilleland is now retired. He was President and Chief Executive Officer of AMSCO International, Inc., a manufacturer of medical products, from July 1995 to July 1996 and Chairman, President and Chief Executive Officer of Kendall International, Inc., a manufacturer of hospital supplies, since prior to 1992 to July 1995. Mr. Gilleland currently serves as a director of DePuy Orthopedics, Tyco International, Ltd., Physicians Resource Group and OrNda Healthcorp. Mr. Gilleland provides advisory and consulting services to CD&R relating to investments and investment opportunities in healthcare-related industries.

  Richard E. Heckert has been a director of Remington and Holding since March 1994. Mr. Heckert served as a director of DuPont from prior to 1991 to April 1994 and a director of The Seagram Company, Ltd. from prior to 1992 to April 1995. From prior to 1992 to May 1995, he served on the International Committee of L'Air Liquide. Mr. Heckert served as a member of the International Advisory Council of the Broken Hill Proprietary Company (BHP) from prior to 1992 to October 1994. He is currently an advisory director of Marsh & McLennan Companies, Inc.

  Leon J. (Bill) Hendrix, Jr. has been a director of Remington and Holding since September 1994. Mr. Hendrix joined CD&R in November 1993 as a principal and is a general partner of Associates IV. Mr. Hendrix was Chief Operating Officer from September 1992 to October 1993 and Executive Vice President from prior to 1992 to October 1993 and director of Reliance Electric Company, a manufacturing company. Mr. Hendrix currently serves as a director of Keithley Instruments, National City Bank of Cleveland, NACCO Industries, Inc. and Cambrex Corp. He is also a director of WESCO Distribution, Inc. and its parent CDW Holding Corporation, a corporation in which Fund IV has an investment and Riverwood International Corporation, and its parents RIC Holding, Inc. and Riverwood Holding, Inc., a corporation in which an investment partnership managed by CD&R has an investment.

  Joseph L. Rice, III has been a director of Remington and Holding since November 1993, and served as President of Remington and Holding from October 1993 until the Closing. Mr. Rice is a principal, and Chairman and Chief Executive Officer of CD&R, which he joined in 1978, and a general partner of Associates IV. Mr. Rice is also a director of Lexmark International, Inc. and its parent Lexmark International Group, Inc. Mr. Rice is also a director of Uniroyal Holding, Inc.

  H. Norman Schwarzkopf has been a director of Remington and Holding since September 1995. General Schwarzkopf retired in August 1991 following a long and distinguished career in the U.S. Army. He currently serves as a director of Borg-Warner Security Corporation, Washington Water Power, Pentzer Corporation, Kuhlman Corporation and Home Shopping Network, and is a member of the University of Richmond Board of Trustees.

  Thomas L. Millner became President and Chief Operating Officer of Remington in May 1994. Mr. Millner has been a director of Remington and Holding since June 1994. From prior to 1991 to May 1994, Mr. Millner served as President and Chief Executive Officer of The Pilliod Cabinet Company, a furniture manufacturer.

  James B. Ackley joined Remington in March 1996 as Vice President--Research and Development. From prior to 1991 until joining the Company, Mr. Ackley was the Chief, Joint Service Small Arms Program and Executive Program Manager with the U.S. Defense Department.

  Ronald H. Bristol, II joined Remington in June 1995 as Vice President-- Service and Operations. From prior to 1991 to June 1995, Mr. Bristol was a consultant with Arthur Andersen.

  Paul L. Cahan joined Remington in March 1995 as the Vice President-- Ammunition. From prior to 1991 until joining the Company, Mr. Cahan held a number of management positions with Kennametal, Inc., which manufactures, purchases and distributes a broad range of tools, tooling systems, supplies and services for the metalworking, mining and highway construction industries, most recently as Director of Steel Tooling Operations.

  Robert L. Euritt joined Remington in September 1994 as Vice President--Human Resources. From February 1993 to August 1994, Mr. Euritt was Senior Vice President--Human Resources for Goody Products, a haircare products company. From prior to 1991 to December 1992, Mr. Euritt was Vice President--Human Resources for Nestle Foods, a food products company.

  Samuel G. Grecco became Vice President--Business Development and Planning in September 1996 and became Corporate Secretary in December 1996. From December 1993 until October 1996 he was Vice President and Controller of the Company, having previously served as Controller of the Company prior to 1991 until the Closing.

  Mark A. Little joined Remington in July 1996 as Director of Planning and Business Development, and in September 1996 he became Vice President, Controller. From prior to 1992 until joining Remington, Mr. Little held the position of Executive Vice President of Finance, CFO of The Pilliod Cabinet Company, now named Pilliod Furniture, Inc. Prior to January 31, 1994, an investment partnership managed by CD&R had an investment in Pilliod Holding Company, the parent of The Pilliod Cabinet Company.

  Ernest S. Rensi became Vice President--Firearms in March 1994. Mr. Rensi held the position of Plant Manager--Firearms from the Closing until March 1994. Mr. Rensi held the position of Operations Superintendent--Ilion at the Company's Ilion plant from prior to 1991 until the Closing.

  Arthur W. Wheaton became Vice President--Sales and Corporate Marketing in January 1994. From prior to 1991 to January 1994, Mr. Wheaton held the position of Director--Marketing and Sales. Mr. Wheaton serves on the Board of Directors of the Sporting Arms and Ammunition Manufacturer's Institute, the National Shooting Sports Foundation, the Wildlife Management Institute, American Shooting Sports Council and the United Conservation Alliance.

COMPENSATION OF DIRECTORS

  Members of the Board of Directors of Remington and Holding who are not employees of the Company or CD&R (each, an "Eligible Director") will receive a per meeting fee of $1,000 for each Remington board and committee meeting attended and an annual retainer of $20,000. An additional per meeting fee of $1,000 is paid to the chairman of each committee. Members of the Board of Directors of Holding will not receive any additional compensation for their services in such capacity. All directors will be reimbursed for reasonable travel and lodging expenses incurred to attend meetings. Each Eligible Director will also be eligible to participate in the RACI Holding, Inc. 1994 Directors' Stock Plan (the "Directors' Plan") under which a director may forego part or all of the annual retainer and meeting fee payable to him for calendar year 1997 in exchange for shares of the Holding's Class A Common Stock ("Common Stock"). The number of shares received is determined by dividing (i) the amount of cash retainer fees foregone with respect to services provided during a calendar year by (ii) the greater of (x) the fair market value of a share of Common Stock as of the last day of such calendar year and (y) $100. As of the date of this Prospectus, no Common Stock has been issued under this Plan.

COMPENSATION OF EXECUTIVE OFFICERS

  The following table summarizes the compensation paid by Remington to its Chief Executive Officer and each of the Company's four other most highly compensated executive officers (the "Named Executive Officers") during or with respect to the 1996 fiscal year for services in all capacities rendered to the Company for such fiscal year.

                          SUMMARY COMPENSATION TABLE

                              1996 ANNUAL COMPENSATION ($)
                             -------------------------------------
                                                     OTHER ANNUAL
NAME AND PRINCIPAL POSITION   SALARY     BONUS       COMPENSATION    ALL OTHER
---------------------------  ---------- ---------    -------------   ---------
Hubbard C. Howe,
 Chairman and Chief Execu-
  tive Officer (1)..........        --        --              --         --
Thomas L. Millner
 President and Chief Operat-
  ing Officer...............    337,512       --              --       8,651(2)
Robert W. Haskin, Jr. (3)
 Vice President--Marketing,
  and General Counsel.......    243,756    80,000(4)       48,942(5)   4,500(6)
Robert L. Euritt
 Vice President--Human Re-
  sources...................    150,000    80,000(4)       39,328(5)   1,125(6)
Samuel G. Grecco
 Vice President--Business
  Development and Planning..    139,167    80,000(4)       33,830(5)   4,175(6)

--------

(1) Mr. Howe is a principal of CD&R and received no compensation directly from Remington for his services as Chairman and Chief Executive Officer. Remington pays CD&R an annual fee for management consulting services (see "Certain Relationships and Related Transactions" below) which include Mr. Howe's services as Chairman and Chief Executive Officer.


(2) Amount reflects premiums paid by the Company for a Life Insurance Policy and Remington's matching contributions on behalf of the Named Executive Officer to the Remington Savings and Investment Plan.

(3) Mr. Haskin's employment with the Company was terminated as of December 31, 1996.

(4) Amount reflects incentive bonus paid in connection with such Named Executive Officer's relocation to the Company's new North Carolina headquarters.

(5) Amount reflects reimbursements for expenses incurred by the Named Executive Officer in connection with such Named Executive Officer's relocation to the Company's new North Carolina headquarters.

(6) Reflects Remington's matching contributions on behalf of the Named Executive Officer to the Remington Savings and Investment Plan.

   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
                                  VALUES

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                                  OPTIONS/SARS AT      IN-THE-MONEY OPTIONS/SARS
                          SHARES ACQUIRED                           FY-END (#)               AT FY-END ($)
NAME                      ON EXERCISE (#) VALUE REALIZED ($) EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
----                      --------------- ------------------ ------------------------- -------------------------
Hubbard C. Howe.........        --               --                       --                      --
Thomas L. Miller........        --               --                   0/7,500                     --
Robert W. Haskin, Jr. ..        --               --                   0/3,500                     --
Robert L. Euritt........        --               --                   0/1,840                     --
Samuel G. Grecco........        --               --                   0/2,425                     --

PENSION AND RETIREMENT PLAN

  The Remington Arms Company, Inc. Pension and Retirement Plan was established effective December 1, 1993, to provide retirement income and survivor benefits to Remington's employees and their beneficiaries through a tax qualified program.

  Retirement benefits under the Pension and Retirement Plan are generally based on an employee's years of benefit service and highest final average compensation. Generally, an employee's benefit service under the Pension and Retirement Plan includes all of his service with Remington and his service, if any, with DuPont prior to the Closing. DuPont service is not recognized for benefit accrual or early retirement eligibility, however, in the case of eligible employees who elected to retire from DuPont and commence receiving retirement income from the DuPont retirement plan in connection with the Acquisition. Retirement benefits are generally paid in annuity form, for life, commencing at the employee's 65th birthday, although longer service employees may elect to commence receiving retirement income at an earlier age.

   SALARY AND      ESTIMATED ANNUAL RETIREMENT BENEFITS BASED ON SERVICE OF
50% OF INCENTIVE  ----------------------------------------------------------------
  COMPENSATION     15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
----------------  -----------  -----------  -----------  -----------  ------------
100,000.......          18,000       24,084       31,194       38,412       45,660
125,000.......          22,962       31,509       40,494       49,587       58,710
150,000.......          28,512       38,934       49,794       60,762       71,760
200,000.......          39,012       53,184       67,794       82,512       97,260
250,000.......          45,096       61,441       78,224       95,115      112,036

  The above table illustrates the annual amounts payable under the Pension and Retirement Plan in the form of a straight life annuity to employees retiring at age 65 in 1996. Compensation recognized under the Pension and Retirement Plan generally includes an employee's average compensation for the three consecutive year period in the employee's final ten years of service for which such compensation was the highest. Compensation for this purpose includes overtime, shift differentials and 50% of any incentive compensation award. Compensation does not include awards and payments under any other special compensation plans, payments for severance, relocation or other special payments or pay in excess of legally restricted amounts ($235,840 for plan years beginning before 1994 and $150,000 (as adjusted pursuant to legal regulation) for plan years beginning after 1993).

  The years of benefit service recognized as of December 31, 1996, under the Pension and Retirement Plan for Messrs. Millner, Haskin, Euritt and Grecco are 2.6, 2.7, 2.3 and 20.8, respectively. The average monthly pay, expressed as an annual amount, recognized as of December 31, 1996, under the Pension and Retirement Plan for Messrs. Millner, Haskin, Euritt and Grecco was approximately $236,000, $236,000, $156,000 and $90,000, respectively, for plan years beginning before 1994 and $150,000 each for plan years beginning after 1993. Mr. Howe is not a participant in the Pension and Retirement Plan.

EMPLOYMENT CONTRACTS AND TERMINATION AGREEMENTS

  The Company has entered into a letter agreement (the "Haskin Agreement") with Mr. Haskin concerning the termination of his employment effective December 31, 1996. Pursuant to the Haskin Agreement, for the one year period ending December 31, 1997, Mr. Haskin will receive continued payments of his annual base salary, at an annual rate of $250,000 and employee benefits (other than severance benefits). In addition, pursuant to its relocation policy, the Company will purchase Mr. Haskin's current principal residence for the greater of fair market value or actual investment cost. Mr. Haskin will also receive a grant of options to purchase 5,000 shares of Common Stock, for a purchase price per share equal to $100, having a seven year term and becoming exercisable in three equal annual installments commencing May 1, 1997. Pursuant to the Haskin Agreement, the Management Stock Option Agreement evidencing the options to purchase 3,500 shares of Common Stock granted to Mr. Haskin in July 1995 is amended to eliminate the requirement that Mr. Haskin remain employed during the vesting period and to provide that, regardless of the termination of Mr. Haskin's employment, such options will remain exercisable for the ten year period from the date of grant. Mr. Haskin has agreed to refrain from engaging in competitive activity and from undertaking certain legal representations that could be adverse to the interests of the Company, without the Company's consent.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Board of Directors of the Company established a Compensation Committee to review all compensation arrangements for executive officers of the Company. The individuals serving on the Compensation Committee during 1996 were Richard
A. Gilleland, Chairman, Richard C. Dresdale and Richard E. Heckert. Prior to joining the Compensation Committee, Mr. Dresdale served as Vice President of Remington and Holding from October 1993 to December 1993. Prior to joining the Compensation Committee, Mr. Heckert served as Chairman of the Board and Chief Executive Officer of DuPont from May 1986 to April 1989, and also served as a director of DuPont from April 1989 to April 1994.

                          OWNERSHIP OF CAPITAL STOCK

  Holding owns all of the outstanding common stock (par value $.01 per share) of Remington. Each share of common stock is entitled to one vote. The following table sets forth the beneficial ownership, as of the date of this Prospectus, of Common Stock by each director of Holding, by all directors and executive officers of Holding as a group, by each Named Executive Officer, and by each person who owns beneficially more than five percent of the outstanding shares of Common Stock:

                                                         NUMBER     PERCENT
   NAME OF BENEFICIAL OWNER                             OF SHARES OF CLASS (1)
   ------------------------                             --------- ------------
   The Clayton & Dubilier Private Equity Fund IV Lim-
    ited Partnership(2)................................  750,000     100.0
   B. Charles Ames(2)(3)...............................  750,000     100.0
   William A. Barbe(2)(3)..............................  750,000     100.0
   Alberto Cribiore(2)(3)..............................  750,000     100.0
   Donald J. Gogel(2)(3)...............................  750,000     100.0
   Leon J. Hendrix, Jr.(2)(3)..........................  750,000     100.0
   Hubbard C. Howe(2)(3)...............................  750,000     100.0
   Andrall E. Pearson(2)(3)............................  750,000     100.0
   Joseph L. Rice, III(2)(3)...........................  750,000     100.0
   Stephen D. Bechtel..................................      --        --
   Bobby R. Brown......................................      --        --
   Richard C. Dresdale(4)..............................      --        --
   Richard A. Gilleland................................      --        --
   Richard E. Heckert..................................      --        --
   H. Norman Schwarzkopf...............................      --        --
   Thomas L. Millner...................................      --        --
   Robert L. Euritt....................................      --        --
   Robert W. Haskin, Jr................................      --        --
   Samuel G. Grecco....................................      --        --
   Executive officers and directors as a
    group(1)(3)(5).....................................  750,000     100.0

--------

(1) Does not give effect to the exercise of options for 33,765 shares of Common Stock that have been granted under the Amended and Restated RACI Holding, Inc. Stock Option Plan, options for 32,485 shares that may be granted in the future under such plan or 50,000 shares of Common Stock that may be sold to eligible employees pursuant to the RACI Holding, Inc. Stock Purchase Plan.
(2) The business address for such persons is c/o Clayton, Dubilier & Rice, Inc., 375 Park Avenue, 18th Floor, New York, New York 10152.
(3) Messrs. Ames, Barbe, Cribiore, Gogel, Hendrix, Howe, Pearson and Rice may be deemed to share beneficial ownership of the shares owned of record by C&D Fund IV by virtue of their status as general partners of Associates IV, the general partner of C&D Fund IV, but each expressly disclaims such beneficial ownership of the shares owned by C&D Fund IV. Messrs. Ames, Barbe, Cribiore, Gogel, Hendrix, Howe, Pearson and Rice share investment and voting power with respect to securities owned by C&D Fund IV.
(4) Mr. Dresdale has withdrawn as a limited partner of Associates IV but retains an economic interest in the shares owned of record by C&D Fund IV by virtue of his status as a withdrawn limited partner. Mr. Dresdale disclaims any beneficial ownership of such shares. Mr. Dresdale has no investment or voting power with respect to the shares owned by C&D Fund IV.

(5) Consists of the Common Stock owned by C&D Fund IV.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CD&R AND C&D FUND IV

  C&D Fund IV, which currently is Holding's sole stockholder, is a private investment fund managed by CD&R. Amounts contributed to C&D Fund IV by its limited partners are invested at the discretion of the general partner in equity or equity-related securities of entities formed to effect leveraged buy-out transactions and in the equity of corporations where the infusion of capital coupled with the provision of managerial assistance by CD&R can be expected to generate returns on investments comparable to returns historically achieved in leveraged buy-out transactions. The general partner of C&D Fund IV is Associates IV. Hubbard C. Howe, a principal of CD&R and a general partner of Associates IV, is a director and currently serves as Chairman and Chief Executive Officer of Remington and Holding. Joseph L. Rice, III and Leon J. Hendrix, Jr. are both principals of CD&R, general partners of Associates IV and directors of Remington and Holding. Alberto Cribiore, Donald J. Gogel and Joseph L. Rice, III are the sole stockholders of CD&R. Richard A. Gilleland provides advisory and consulting services to CD&R relating to investments and investment opportunities in healthcare-related industries and is a director of Remington and Holding.

  CD&R receives an annual fee for management and financial consulting services provided to the Company and reimbursement of out-of-pocket expenses. Such services include helping the Company to establish effective banking, legal and other business relationships, and assisting management in developing and implementing strategies for improving the operational, marketing and financial performance of the Company. The consulting fees paid to CD&R were $33,333 for 1993 and $400,000 for each of 1994, 1995 and 1996. The consulting fees to be paid to CD&R may not exceed $500,000 per year under the terms of the Credit Agreement and the Indenture unless certain requirements are met. Such consulting fees will be reviewed on an annual basis and will be calculated with reference to the size and complexity of the Company's business, the type and magnitude of the advisory and management consulting services being provided, the fees being paid to CD&R by other companies for which it provides such services and the fees charged by other managers with comparable organizations for similar services provided to companies in which investment funds managed by such managers have invested. In connection with the Acquisition and arranging the financing thereof, Remington paid CD&R a fee of $4.5 million and reimbursed CD&R for its out-of-pocket expenses of $0.2 million.

  The Company paid fees to the law firm of Debevoise & Plimpton during 1996 for legal services rendered. Franci J. Blassberg, Esq., a member of Debevoise & Plimpton, is married to Joseph L. Rice, III, a director of the Company and a general partner of C&D Fund IV.

  CD&R, C&D Fund IV, Holding and the Company have entered into an indemnification agreement, pursuant to which Holding and the Company have agreed to indemnify CD&R, C&D Fund IV, Associates IV and their respective directors, officers, partners, employees, agents and controlling persons against certain liabilities arising under the federal securities laws, other laws regulating the business of the Company and certain other claims and liabilities.

  As noted under "Ownership of Capital Stock," C&D Fund IV currently owns 100% of the outstanding Common Stock. C&D Fund IV and Holding have entered into a registration rights agreement that, among other things, provides C&D Fund IV and will provide certain other Holding equity holders with certain registration rights with respect to their Common Stock.

MANAGEMENT


  During 1996, the Company paid $847,605 to Vios S.a.r.l., a Swiss limited liability company, which provides administrative support services for the Company's international operations. Michael Hentschel, who was employed by the Company from July 1995 to October 1996 owns substantially all of Vios S.a.r.l. Steve D. Bishop, who was employed by the Company as Vice President-- International Operations from March 1995 to June 1996, owned and was President of Vios S.a.r.l. prior to his employment with the Company.

STOCK OPTION AND PURCHASE PLANS

  The Company has reserved 132,380 shares of the Common Stock for issuance in accordance with the terms of the Amended and Restated RACI Holding, Inc. Stock Option Plan (the "Option Plan") and the RACI Holding, Inc. Stock Purchase Plan (the "Purchase Plan"). To date, no awards have been made under the Purchase Plan and no shares of Common Stock have been issued under either of the plans.

  In 1995, the Board of Directors of Holding amended the Option Plan by approving Amendment No. 1 to the Option Plan and authorized the grant of options (the "Options") thereunder. At December 31, 1996 Options to purchase 33,765 shares of Common Stock were outstanding and the Board has approved the grant of additional options to purchase an aggregate of 3,350 shares of Common Stock to four additional employees, none of which options were exercisable. The Company currently intends to offer approximately 13 key management employees the opportunity to purchase an aggregate of 39,000 shares of Common Stock and to grant additional options covering an aggregate of 35,415 shares to approximately 25 key employees.

                        DESCRIPTION OF CREDIT AGREEMENT

  In connection with the Acquisition, the Company entered into the Credit Agreement with Chemical, Chase, UBS, and certain other lenders. The following summary of certain provisions of the Credit Agreement and certain related security documents does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Credit Agreement and such security documents, copies of which are filed as Exhibits to the Registration Statement of which this Prospectus forms a part.

  The Credit Agreement provides for a Term Loan Facility of $130 million and a Revolving Credit Facility of $150 million, with a final maturity of December 31, 2000 for both facilities (collectively, the "Facilities"). Up to $40 million of Revolving Credit Facility availability may be used for standby and commercial letters of credit. The Company initially borrowed approximately $141 million under the Credit Agreement, consisting of $130 million under the Term Loan Facility and approximately $11 million under the Revolving Credit Facility. The initial borrowing under the Credit Agreement, along with the net proceeds of the offering of the Notes, were used to finance a portion of the purchase price of the Acquisition and to pay certain fees and expenses related thereto. See "Use of Proceeds." Undrawn amounts under the Revolving Credit Facility are available for working capital and other business requirements. As of September 30, 1996, there were borrowings of $93.0 million outstanding under the Revolving Credit Facility, and $5.1 million in letters of credit.

  On December 31, 2000 all remaining amounts then outstanding under the Credit Agreement will become due. The Credit Agreement requires the Company to make quarterly principal payments on the term loan borrowing thereunder, which amounted to $10 million in the aggregate in 1994, approximately $9.3 million in 1995 and $13.6 million in 1996. In addition, for at least 30 consecutive days of each 12 month period following the effective date of the Credit Agreement, outstanding amounts under the Revolving Credit Facility will be limited to $60 million or less. The Facilities are also subject to mandatory prepayments and reductions (to be applied first to the Term Loan Facility) in an amount equal to, subject to certain exceptions, (a) 66 2/3% of the net proceeds of certain offerings of equity securities by Holding and (b) 100% of the net proceeds of (i) certain debt or preferred stock offerings by Holding, the Company and any of their subsidiaries, (ii) certain asset sales (including of equity securities of the Company or any of its subsidiaries), leases or other dispositions, (iii) certain recoveries from insurance or other claims relating to lost or damaged assets and (iv) certain post-Closing purchase price adjustments under the Asset Purchase Agreement. The Credit Agreement also requires the Company to make mandatory prepayments on the term loans thereunder annually in an amount equal to 50% of the Company's Excess Cash Flow (as defined therein) for the preceding fiscal year. Any such mandatory prepayments of such term loans will result in pro rata reductions in all subsequently scheduled principal payments on such term loans, except that any such payment made within the twelve months prior to the date on which an installment or other payment of principal is scheduled to be paid on the term loans may, at the option of the Company, be applied first to such installment or other payment. The Company made prepayments of approximately $10.7 million in 1995, representing 50% of Excess Cash Flow for the year ended December 31, 1994. The Company did not have Excess Cash Flow for the year ended December 31, 1995, and accordingly no such prepayment was made in 1996. After giving effect to the prepayment, the installment schedule for the remaining term loan principal payments requires payments of $18.2 million in each of 1997 and 1998, $22.7 million in 1999, with the balance of the term loans and all then outstanding revolving credit loans due in 2000.

  Loans under the Facilities generally bear interest, at the Company's option, at a variable rate equal to either (i) the rate that is the highest of the administrative agent's prime rate, or certain alternative rates, in each case plus up to 1.25% per annum, or (ii) the rate at which certain Eurodollar deposits are offered in the interbank Eurodollar market plus up to 2.50% per annum. As required by the Credit Agreement, the Company entered into certain interest rate protection arrangements with respect to 50% of the Term Loan Facility borrowing, for a period of two years that expired June 30, 1996.

  The Company paid an initial commitment fee upon the Closing, calculated at 0.5% per annum, on the total commitment for the Facilities, accruing from October 26, 1993. Thereafter, the Credit Agreement provides for a commitment fee, calculated at 0.5% per annum, on the average daily unused Revolving Credit Facility commitment, payable in arrears at the end of each quarter and upon termination of the Revolving Credit Facility.

The Credit Agreement also provides for standby letter of credit fees equal to 2.50% per annum of the face amount of such letters of credit, payable quarterly in arrears, and commercial letter of credit fees of 0.75% of the face amount of such letters of credit, payable upon issuance. The co-agents under the Credit Agreement receive agency fees of $200,000 per year in the aggregate. The Company also paid certain facility fees in respect of the Credit Agreement upon the Closing and a fee in connection with the most recent amendment thereto.

  The Company's obligations under the Credit Agreement are or will be secured by a pledge of its capital stock and, to the extent the Company acquires or forms subsidiaries in the future, by pledges of the capital stock of each such direct and indirect U.S. subsidiary and 65% of the capital stock of certain non-U.S. subsidiaries and by security interests in substantially all of the properties and assets of the Company and, subject to limited exceptions, its U.S. subsidiaries. In addition, all of the Company's obligations under the Credit Agreement are guaranteed by Holding and, subject to limited exceptions, will be guaranteed by its U.S. subsidiaries, if any.

  The Credit Agreement contains certain financial covenants which require the Company to meet certain financial ratios and tests, including (i) a maximum ratio of consolidated adjusted total indebtedness to earnings which commenced on January 1, 1997 at 12.0 to 1.0 and decreases to 4.0 to 1.0 on October 1, 2000, (ii) a minimum earnings test which commenced on January 1, 1997 at $24 million and increases to $54 million on October 1, 2000, (iii) a minimum consolidated interest expense ratio which commenced on January 1, 1997 at 1.0 to 1.0 and increases to 2.75 to 1.0 on October 1, 2000, (iv) a minimum consolidated net worth test which commenced on December 31, 1995 at $95 million and increases to $117 million on December 31, 1999, and (v) a minimum consolidated working capital test of $75 million. Generally, for purposes of these covenants, (a) consolidated adjusted total indebtedness equals the aggregate outstanding principal amount of debt incurred under the Credit Agreement, plus the aggregate outstanding principal amount of the Notes, plus all indebtedness of the Company and its consolidated subsidiaries (1) which by its terms matures more than one year after the date of determination or (2) which matures within one year from the date of determination but which is renewable or extendable at the option of the debtor to a date more than one year from the date of determination; (b) earnings equals net income of the Company and its consolidated subsidiaries adjusted to exclude the following items (to the extent included in the calculation of such net income): (1) consolidated interest expense, (2) non-cash expenses and charges, (3) total income tax expense, (4) depreciation expense, (5) the expense associated with amortization of intangible and other assets, (6) non-cash provisions for reserves for discontinued operations, (7) any extraordinary, unusual or non-recurring gains or losses or charges or credits, (8) any gain or loss associated with the sale or write-down of assets and (9) any gain or loss accounted for by the equity method of accounting; (c) consolidated interest expense equals cash interest expense of the Company and its consolidated subsidiaries, minus cash interest income of the Company and its consolidated subsidiaries, in each case determined in accordance with GAAP; (d) consolidated interest expense ratio equals the ratio of earnings to consolidated interest expense, (e) consolidated net worth equals all items which, in accordance with GAAP, would be classified on a consolidated balance sheet of the Company as preferred stock, redeemable common stock issued pursuant to the arrangements described elsewhere in this Prospectus under "Certain Relationships and Related Transactions--Management," and common stockholders' equity after eliminating the effect of any adjustments pertaining to purchase accounting; and (f) consolidated working capital equals all assets (other than cash and cash equivalents) which, in accordance with GAAP, would be classified on a consolidated balance sheet of the Company as current assets, minus all liabilities (other than the current portion of long-term debt) which, in accordance with GAAP, would be classified on such balance sheet as current liabilities.

  In addition, the Credit Agreement contains (i) various default provisions, including provisions for default if C&D Fund IV, CD&R and certain of their affiliates cease to own a voting interest in Holding of at least 51%, if a "Change of Control" (as defined in the Indenture) occurs, or Holding fails to own 100% of the capital stock of the Company and (ii) various affirmative and negative covenants, including restrictions on the ability of the Company to incur indebtedness, prepay the Notes or any other subordinated indebtedness, incur liens and other encumbrances, pay dividends or make other restricted payments, become liable on guarantees and other contingent obligations, enter into agreements with respect to mergers or consolidations, sell or transfer assets, make investments or capital expenditures, enter into hedging transactions, make acquisitions, make loans and advances, enter into transactions with affiliates, create subsidiaries or engage in new types of business, and a negative pledge with respect to unencumbered assets.

                             DESCRIPTION OF NOTES

  The Existing Notes are and the New Notes will be issued under an Indenture dated as of November 30, 1993 (the "Indenture") among the Company, Holding, as guarantor, and First Trust National Association, a national association, as trustee (the "Trustee"). A copy of the Indenture is filed as an Exhibit to the Registration Statement of which this Prospectus forms a part. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following is a summary of the material provisions of the Indenture. This summary does not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indenture and those terms made a part of the Indenture by the Trust Indenture Act. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions."

GENERAL

  The Notes will mature on December 1, 2003, are limited to $100,000,000 aggregate principal amount, and are unsecured senior subordinated obligations of the Company. Each Note bears interest from November 30, 1993 or from the most recent interest payment date to which interest has been paid, payable semiannually in arrears on June 1 and December 1 each year, commencing June 1, 1994, to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the May 15 or November 15 next preceding such interest payment date. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. Upon any exchange of Existing Notes for New Notes pursuant to the Exchange Offer, the Existing Notes so exchanged shall be canceled and shall no longer be deemed outstanding for any purpose. In no event shall the aggregate principal amount of Existing Notes and New Notes outstanding exceed $100,000,000.

  The Notes bear interest at 9 1/2% per annum, except as otherwise described below. As discussed under "Registration Rights," pursuant to the Registration Rights Agreement, the Company agreed for the benefit of the holders of the Existing Notes, at the Company's cost, to effect the Exchange Offer made hereby, or in certain circumstances, to register the Existing Notes for resale under the Securities Act through the Shelf Registration Statement. Under the terms of the Notes and the Indenture, in the event that either (a) the Registration Statement was not declared effective on or prior to the 150th calendar day following the date of original issue of the Existing Notes or (b) the Exchange Offer was not consummated on or prior to the 180th calendar day following the date of original issue of the Existing Notes or a Shelf Registration Statement was not declared effective on or prior to the 210th calendar day following the date of original issue of the Existing Notes, the interest rate borne by the Notes increased by one-half of one percent per annum following such 150-day period in the case of (a) above or following such 180 or 210-day period, as the case may be, in the case of clause (b) above. Upon (x) the effectiveness of the Registration Statement in the case of clause
(a) above or (y) the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be, in the case of clause
(b) above, the interest rate borne by the Notes from the date of such effectiveness or the day before the date of consummation, as the case may be, will be reduced by the full amount of such increase from the original interest rate. The aggregate amount of such increase from the original interest rate pursuant to these provisions will in no event exceed 0.5% per annum. In accordance with these provisions, the interest rate on the Notes increased to 10% per annum effective April 30, 1994, the 151st calendar day following the date of original issue of the Existing Notes, and will remain at such rate until the day before the date of consummation of the Exchange Offer, at which time it will decrease to the original interest rate on the Notes of 9 1/2% per annum. The additional interest paid in accordance with this provision was approximately $0.3 million in 1994 and $0.5 million in 1995.

  Principal of, premium, if any, and interest on the Notes are payable, and the Notes are exchangeable and transferable (subject to compliance with transfer restrictions imposed by applicable securities laws for so long as the Existing Notes are not registered for resale under the Securities Act), at the office or agency of the Company in the City of New York maintained for such purposes; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the security register (Sections 301, 305, 1002). The Notes are issuable only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof (Section 302). No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith (Section 305).

  Existing Notes that remain outstanding after the consummation of the Exchange Offer and New Notes issued in connection with the Exchange Offer are treated as a single class of securities under the Indenture.

  Payment of the Notes is fully and unconditionally guaranteed by Holding. The Holding Guarantee is a senior subordinated obligation of Holding, ranking subordinate in right of payment to all existing and future Senior Guarantor Indebtedness of Holding, including Holding's guarantee of Indebtedness under the Credit Agreement. Following the closing of the Acquisition and the financing thereof, Holding had guaranteed approximately $141 million of outstanding indebtedness pursuant to guarantees ranking senior in right of payment to the Holding Guarantee and had no indebtedness subordinated in right of payment to or pari passu in right of payment with the Holding Guarantee. See "--Guarantee."

OPTIONAL REDEMPTION

  The Notes are subject to redemption at any time on or after December 1, 1998, at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days' prior notice in amounts of $1,000 or an integral multiple thereof at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning December 1 of the years indicated below:

                                            REDEMPTION
             YEAR                             PRICE
             ----                           ----------
             1998..........................   104.5%
             1999..........................   103.0%
             2000..........................   101.5%

and thereafter at 100% of the principal amount, in each case together with accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on relevant record dates to receive interest due on relevant interest payment dates).

  The Notes are subject to redemption, at the option of the Company, prior to December 1, 1998, in whole or in part, at any time within 180 days after a Change of Control on not less than 30 nor more than 60 days' prior notice to each holder of Notes to be redeemed, in amounts of $1,000 or an integral multiple thereof, at a redemption price equal to the sum of (i) the principal amount thereof plus (ii) accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on relevant record dates to receive interest due on relevant interest payment dates) plus (iii) the Applicable Premium.

  If less than all of the Notes are to be redeemed in the case of any of the foregoing redemptions, the Trustee shall select the Notes or the portion thereof to be redeemed pro rata, by lot or by any other method the Trustee shall deem fair and reasonable. (See Sections 203, 1101, 1105 and 1107).

MANDATORY PURCHASE UPON A CHANGE OF CONTROL

  Each holder of Notes has certain rights to require the Company to purchase such Notes upon the occurrence of a Change of Control. See "--Certain Covenants--Purchase of Notes Upon a Change of Control."

EVENT RISK CONSIDERATIONS

  Certain transactions would not constitute a Change of Control that would otherwise entitle a holder of Notes to require the Company to purchase such Notes, including acquisitions of Holding common stock by C&D Fund

IV (Holding's current sole stockholder), CD&R or certain affiliates thereof; certain acquisitions of Holding common stock not exceeding specified ownership thresholds; and certain changes in Holding's board of directors approved by certain incumbent directors. See "--Certain Covenants--Purchase of Notes on a Change of Control." The Company will be permitted to merge with or consolidate with another entity if certain requirements are met, including that the surviving entity is Remington or is a qualifying entity and assumes the Indenture, and that, on a pro forma basis giving effect to the transaction, the surviving entity meets a consolidated net worth test, and could incur indebtedness by meeting a fixed charge coverage ratio test. See "-- Consolidation, Merger, Sale of Assets." If the Company meets certain financial tests, it is permitted to incur additional indebtedness, and to pay dividends or distributions to stockholders, guarantee indebtedness of certain affiliates and effect certain other restricted payments or transactions. See "--Certain Covenants--Limitation on Indebtedness" and "--Certain Covenants--Limitation on Restricted Payments." The Company is permitted to enter into most transactions with certain affiliates on a specified arms-length basis, or by meeting certain other criteria, or by obtaining the approval of a majority of Remington's directors who have no material related financial interest. See "-- Certain Covenants--Limitation on Transactions with Affiliates." The Indenture's covenants and other provisions accordingly may have limited applicability to some transactions, such as certain leveraged recapitalizations or restructurings not involving a Change of Control.

SINKING FUND

  The Notes are not entitled to the benefit of any sinking fund.

SUBORDINATION

  The payment of the principal of, premium, if any, and interest on, the Notes is subordinated, as set forth in the Indenture, in right of payment to the prior payment in full of all Senior Indebtedness in cash or Cash Equivalents or in any other form acceptable to the holders of Senior Indebtedness. The Notes are senior subordinated indebtedness of the Company ranking pari passu with all other existing and future senior subordinated indebtedness of the Company and senior to all existing and future Subordinated Indebtedness of the Company.

  Upon the occurrence and during the continuance of any default in the payment of any Designated Senior Indebtedness beyond any applicable grace period and after the receipt by the Trustee from representatives of holders of any Designated Senior Indebtedness (collectively, a "Senior Representative") of a written notice of such default, no payment (other than payments previously made pursuant to the provisions described under "Defeasance or Covenant Defeasance of Indenture") or distribution of any assets of the Company of any kind or character (excluding certain permitted equity or subordinated securities) shall be made on account of the principal of, or premium, if any, or interest on, the Notes or on account of the purchase, redemption or other acquisition of, the Notes unless and until such default has been cured, waived or has ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash or Cash Equivalents or in any other form acceptable to the holders of Designated Senior Indebtedness.

  Upon the occurrence and during the continuance of any non-payment default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated (a "Non-payment Default") and after the receipt by the Trustee from a Senior Representative of a written notice of such Non-payment Default, no payment (other than payments previously made pursuant to the provisions described under "Defeasance or Covenant Defeasance of Indenture") or distribution of any assets of the Company of any kind or character (excluding certain permitted equity or subordinated securities) may be made by the Company on account of the principal of, or premium, if any, or interest on, the Notes or on account of the purchase, redemption or other acquisition of, the Notes for the period specified below (the "Payment Blockage Period").

  The Payment Blockage Period shall commence upon the receipt by the Trustee of notice of the Non-payment Default and shall end on the earliest of (i) 179 days having elapsed since the receipt by the Trustee of such written notice (provided such Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated), (ii) the date on which such Non-Payment Default is cured, waived or ceases to exist or on which such Designated Senior Indebtedness is discharged or paid in full in cash or Cash Equivalents or in any other form acceptable to the holders of Designated Senior Indebtedness or (iii) the date on which such Payment Blockage Period shall have been terminated by written notice to the Company or the Trustee from the Senior Representative initiating such Payment Blockage Period, after which, in the case of clause (i), (ii) or (iii), the Company shall promptly resume making any and all required payments in respect of the Notes, including any missed payments. In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Trustee of the notice initiating such Payment Blockage Period (such 179-day period referred to as the "Initial Blockage Period"). Any number of notices of events of Non-payment Defaults may be given during the Initial Blockage Period; provided that no such additional period shall extend beyond the Initial Blockage Period; provided, further, that during any 365-consecutive-day period only one such period during which payment of principal of, or premium, if any, or interest on, the Notes may not be made may commence and the duration of such period may not exceed 179 days. No Non-payment Default with respect to Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 365 consecutive days, unless such Non-payment Default recurs after having been cured or waived for a period of not less than 90 consecutive days (Section
1203).

  If the Company fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Notes to accelerate the maturity thereof. See "--Events of Default."

  The Indenture provides that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or its assets, or any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshaling of assets or liabilities of the Company, all Senior Indebtedness must be paid in full in cash or Cash Equivalents or in any other form acceptable to the requisite holders of Senior Indebtedness, or provision acceptable to the requisite holders of Senior Indebtedness made for such payment, before any payment or distribution (excluding distributions of certain permitted equity or subordinated securities) is made on account of the principal of, or premium, if any, or interest, on the Notes.

  By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes, and funds which would be otherwise payable to the holders of the Notes will be paid to the holders of the Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full, and the Company may be unable to meet its obligations fully with respect to the Notes.

  "Senior Indebtedness" is defined as the principal of, and premium, if any, and interest (including interest, whether or not allowed, accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy laws) on, any Indebtedness of the Company (other than as otherwise provided in this definition), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, and whether at any time owing, actually or contingent, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Indebtedness" shall include the principal of and premium, if any, and interest (including interest, whether or not allowed, accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy laws) on all Indebtedness, and all other monetary obligations, of every kind and nature of the Company from time to time owed to the lenders under the Credit Agreement (collectively, "Bank Debt"); provided, however, that (A) any Bank Debt that is Indebtedness that at the time of incurrence is issued in violation of the provisions described under "Certain Covenants--Limitation on Indebtedness" below shall not constitute Senior Indebtedness and (B) any Indebtedness under any refinancing, refunding or replacement of the Credit Agreement shall not constitute Senior Indebtedness to the extent that the Indebtedness thereunder is by its express terms subordinate in right of payment to any other Indebtedness of the Company. Notwithstanding the first sentence of this paragraph, "Senior Indebtedness" shall not include (i) Indebtedness evidenced by the Notes, (ii) Indebtedness that is expressly subordinate in right of payment to any Indebtedness of the Company, (iii) Indebtedness which when incurred and without respect to any election under
Section 1111(b) of Title 11 of the United States Code, is without recourse to the Company, (iv) Indebtedness which is represented by Redeemable Capital Stock, (v) any liability for foreign, federal, state, local or other taxes owed or owing by the Company, (vi) Indebtedness of the Company to a Person that at the time of the incurrence thereof is a Subsidiary or any other Affiliate of the Company or any of such Affiliate's subsidiaries and (vii) that portion of any Indebtedness which at the time of incurrence is issued in violation of the Indenture.

  "Designated Senior Indebtedness" is defined as (i) all Senior Indebtedness under the Credit Agreement and (ii) any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding, together with any commitments to lend additional amounts, of at least $20,000,000 and is specifically designated (x) in the instrument evidencing such Senior Indebtedness or the agreement under which such Senior Indebtedness arises (as either may be amended or modified from time to time) or (y) by notice to the Trustee, as, in each case, "Designated Senior Indebtedness" by the Company.

  As of September 30, 1996, the aggregate amount of Senior Indebtedness outstanding was $182.8 million.

CERTAIN COVENANTS

  The Indenture contains, among others, the following covenants:

  Limitation on Indebtedness. (a) The Company will not, and will not permit any of its Subsidiaries to, create, issue, assume, guarantee, or otherwise in any manner become directly or indirectly liable for the payment of or otherwise incur (collectively, "incur") any Indebtedness (including any Acquired Indebtedness but excluding any Permitted Indebtedness) unless, and subject to paragraph (b) below in the case of Indebtedness of a Subsidiary, the Consolidated Fixed Charge Coverage Ratio for the Company for the four full fiscal quarters reflected on the Company's historical financial statements (including those of its predecessors on a pro forma basis after giving effect to the Acquisition) immediately preceding the incurrence of such Indebtedness taken as one period (and after giving pro forma effect to (i) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, on the first day of such four-quarter period; (ii) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired at the beginning of such four-quarter period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four-quarter period); (iii) in the case of Acquired Indebtedness, the related acquisition; and (iv) any acquisition or disposition by the Company and its Subsidiaries of any company or any business or any group of assets constituting an operating unit out of the ordinary course of business, whether by merger, stock purchase or sale, or asset purchase or sale, or any related repayment of Indebtedness, in each case since the first day of such four-quarter period, assuming such acquisition or disposition had been consummated on the first day of such four-quarter period) is at least equal to 2.0:1.0.

  (b) The Company will not permit any of its Subsidiaries to incur any Indebtedness other than Permitted Subsidiary Indebtedness.

  Limitation on Restricted Payments. (a) The Company will not, and will not permit any Subsidiary to, directly or indirectly:

    (i) declare or pay any dividend on, or make any distribution to holders of, the Company's Capital Stock (other than dividends or distributions payable in the Qualified Capital Stock of the Company or Holding or in options, warrants or other rights to acquire such Qualified Capital Stock);

    (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, the Company's Capital Stock or any Capital Stock of any Affiliate of the Company (other than any Subsidiary of the Company or any Affiliate of the Company which after giving effect to any such purchase, redemption, acquisition or retirement is a Majority Owned Subsidiary) or options, warrants or other rights to acquire such Capital Stock;

    (iii) make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, any scheduled sinking fund payment or maturity, any Subordinated Indebtedness;

    (iv) declare or pay any dividend or distribution on any Capital Stock of any Subsidiary to any Person (other than (x) with respect to any such Capital Stock held by the Company or any of its Wholly Owned Subsidiaries or (y) with respect to Capital Stock held by any other Person made on a pro rata basis (measured by value) consistent with the ownership interests in such Capital Stock, to the owners of such Capital Stock); or

    (v) incur, create or assume any guarantee of Indebtedness of any Affiliate (other than the Company or a Wholly Owned Subsidiary of the Company) or make any Investment in any Person (other than, in each case, any Permitted Investments);

  (any of the foregoing payments described in clauses (i) through (v), other than any such action that is a Permitted Payment, collectively, "Restricted Payments") unless after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, being as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a board resolution), (1) no Default or Event of Default shall have occurred and be continuing; (2) immediately before and immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions described under "Limitation on Indebtedness"; and (3) the aggregate amount of all such Restricted Payments declared or made after the date of the Indenture does not exceed the sum of:

      (A) 50% of the aggregate cumulative Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on the date of the Indenture and ending on the last day of the Company's last fiscal quarter ending prior to the date of the Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss);

      (B) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company as capital contributions to the Company;

      (C) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company from the issuance or sale (other than to any of its Subsidiaries) of shares of its Qualified Capital Stock or any option, warrants or rights to purchase shares of such Qualified Capital Stock of the Company (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth in clause (ii) or (iii) of paragraph (b) below);

      (D) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company (other than from any of its Subsidiaries) upon the exercise of any options or warrants to purchase Qualified Capital Stock of the Company;

      (E) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company from debt securities or Redeemable Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Company or Holding to the extent of the amount of cash or Cash Equivalents received from the sale of such debt securities or Redeemable Capital Stock, including payments in respect of deferred payment obligations when received in the form of, or stock or assets when disposed for, cash or Cash Equivalents, plus the aggregate Net Cash Proceeds received by the Company at the time of such conversion or exchange from the holder of such debt securities or Redeemable Capital Stock; and

      (F) an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Subsidiary from Unrestricted Subsidiaries, from termination or reduction of guarantees by the Company or any Subsidiary or from redesignations of Unrestricted Subsidiaries (valued in each case as provided in the definition of "Investments"), or resulting from the receipt of proceeds from the sale or other disposition of an Unrestricted Subsidiary, not to exceed in the case of any Unrestricted Subsidiary the amount of Investments previously made by the Company or any Subsidiary in such Unrestricted Subsidiary which were treated as a Restricted Payment;

provided that, any Net Cash Proceeds received by the Company from Holding out of the proceeds of the sale of Management Stock in any fiscal year shall, to the extent of the amounts loaned, advanced, dividended or contributed by the Company to Holding in such fiscal year pursuant to clause (vi)(c) of paragraph
(b) below, be excluded from clauses 3(C), (D) and (E) of this paragraph.

  Any Investments by the Company or any Subsidiary in Unrestricted Subsidiaries (other than Permitted Investments described in clause (xiii) of the definition of "Permitted Investment") will be included in calculating the amount of Restricted Payments made by the Company. For purposes of this covenant, without duplication, (i) the initial Investment in an Unrestricted Subsidiary acquired after the date of the Indenture from a Person other than the Company or a Subsidiary shall be equal to the Fair Market Value (as determined by the Company's Board of Directors as evidenced in a board resolution delivered to the Trustee) of the purchase price paid to acquire such Unrestricted Subsidiary, (ii) any other Investments in Unrestricted Subsidiaries shall reflect the Fair Market Value (as determined by the Company's Board of Directors as evidenced in a board resolution delivered to the Trustee) of the net assets of any Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary and (iii) any property transferred to an Unrestricted Subsidiary shall be valued at Fair Market Value (as determined by the Company's Board of Directors as evidenced in a board resolution delivered to the Trustee) at the time of such transfer. The Company will not, and will not permit any Subsidiary to, convey, transfer or contribute all or substantially all of the assets constituting either the Company's firearms business or the Company's ammunition business in a single transaction or series of related transactions to an Unrestricted Subsidiary unless (i) such conveyance, transfer or contribution is permitted as a Restricted Payment pursuant to this paragraph (a) and has been approved by the Company's Board of Directors as evidenced in a board resolution delivered to the Trustee and (ii) the Company delivers to the Trustee a written opinion of a nationally recognized investment banking firm or independent appraiser stating the Fair Market Value of the assets to be conveyed, transferred or contributed.

  (b) Notwithstanding the foregoing, and, in the case of clauses (ii), (iii),
(iv), (vi) and (viii) below, so long as there is no Default or Event of Default continuing, the foregoing provisions shall not prohibit the following actions (the actions taken in all the clauses set forth below other than clauses (i), (viii) and (ix)(b) being referred to as a "Permitted Payment"):

    (i) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would be permitted by the provisions of paragraph (a) of this Section and such payment shall be deemed to have been paid on such date of declaration for purposes of the calculation required by paragraph (a) of this Section;

    (ii) the repurchase, redemption, or other acquisition or retirement of any shares of any class of Capital Stock of the Company in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the proceeds of a substantially concurrent issuance and sale for cash (other than to a Subsidiary) of, other shares of Qualified Capital Stock of the Company; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(C) of paragraph (a) of this Section to the extent so applied to such repurchase, redemption or other acquisition or retirement;

    (iii) the repurchase, redemption, defeasance, retirement or acquisition for value or payment of principal of any Subordinated Indebtedness in exchange for, or in an amount not in excess of the net proceeds of, a substantially concurrent issuance and sale (other than to a Subsidiary) of shares of any class of Qualified Capital Stock of the Company; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(C) of paragraph (a) of this Section to the extent so applied to such repurchase, redemption or other acquisition or retirement;

    (iv) the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of principal of any Subordinated Indebtedness (other than Redeemable Capital Stock) (a "refinancing") through the issuance of new Subordinated Indebtedness of the Company; provided that any such new Indebtedness (1) shall be in a principal amount that does not exceed the principal amount so refinanced (or, if such Subordinated Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration or acceleration thereof, then such lesser amount calculated as of the date of determination), plus the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Subordinated Indebtedness being refinanced or
  (II) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing; (2) has an Average Life to Stated Maturity greater than or equal to the remaining Average Life to Stated Maturity of the Indebtedness so refinanced (or, if shorter, the Notes); (3) has a Stated Maturity for its final scheduled principal payment not earlier than the Stated Maturity of the Indebtedness so refinanced (or, if shorter, the Notes); and (4) is expressly subordinated in right of payment to the Notes at least to the same extent as the Subordinated Indebtedness to be refinanced;

    (v) (a) loans, advances, dividends or distributions by the Company to Holding not to exceed an amount necessary to permit Holding to pay (x) its costs (including all professional fees and expenses) incurred to comply with its reporting obligations under federal or state laws or under the Indenture, including as described under "Provision of Financial Statements" or in connection with the Credit Agreement, (y) its expenses incurred in connection with any public offering of equity securities or of Indebtedness permitted by the Indenture which has been terminated by the Board of Directors of Holding, in each case, the net proceeds of which were specifically intended to be contributed or loaned to the Company and (z) its other operational expenses (other than taxes) incurred in the ordinary course of business and not exceeding $1,000,000 in any fiscal year, and (b) loans or advances by the Company to Holding not to exceed an amount necessary to permit Holding to pay its interim expenses incurred in connection with any public offering of equity securities or of Indebtedness permitted by the Indenture, the proceeds of which are specifically intended to be contributed or loaned to the Company, which, unless such offering shall have been terminated by the Board of Directors of Holding, shall be repaid to the Company promptly out of the proceeds of such offering;

    (vi) loans, advances, dividends or distributions by the Company to Holding in order for Holding to repurchase or otherwise acquire shares of Holding Common Stock or options, warrants or rights to purchase in respect thereto, or the repurchase or other acquisition by the Company or any Subsidiary of shares of Holding Common Stock or options, warrants or rights to purchase in respect thereto, from the Management Investors but in any event in an amount not in excess of the sum of (a) $3,000,000 in any fiscal year, plus (b) any portion of the $3,000,000 available under the preceding clause (a) in the prior fiscal year that was not utilized, plus (c) the Net Cash Proceeds received during such fiscal year by the Company from Holding as an equity contribution out of the proceeds of the sale of Management Stock to any Management Investors;

    (vii) payments by the Company to Holding to pay (a) without duplication of amounts payable pursuant to subclause (b) of this clause (vii), any taxes, charges or assessments (other than federal income taxes and withholding imposed on payments made by Holding) required to be paid by Holding by virtue of its being incorporated or having capital stock outstanding (but not by virtue of owning stock of any corporation other than the Company), or being a holding company parent of the Company or receiving dividends from or other distributions in respect of the stock of the Company, or having guaranteed any obligations of the Company, or having made any payment in respect to any of the items for which the Company is permitted to make payments to Holding pursuant to clauses (v), (vi), (vii),
  (viii) or (xi) hereof or (b) any other taxes for which Holding is liable up to an amount not to exceed the amount of any such taxes which the Company would have been required to pay on a separate company basis or on a Consolidated basis if the Company had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Internal Revenue Code of 1986, as amended, or an analogous provision of state, local or foreign law) of which it were the common parent, or with respect to state and local taxes, on a combined basis if the Company had filed a combined return on behalf of an affiliated group of which it were a member;

    (viii) loans, advances, dividends or distributions by the Company to Holding to pay dividends on the Holding Common Stock following an initial public offering of the Holding Common Stock in an amount not to exceed 6% per annum of the aggregate net proceeds received by Holding in such public offering or any additional public offerings (or if the Company and Holding have merged, payment of such dividends by the Company);

    (ix) (a) guarantees in respect of up to $10,000,000 of Indebtedness incurred by the Management Investors to purchase Holding Common Stock and
  (b) payments in discharge thereof;

    (x) guarantees in respect of Indebtedness incurred by officers or employees of the Company or any Subsidiary in the ordinary course of business and payments in discharge thereof;

    (xi) payments by the Company to Holding not to exceed an amount necessary to permit Holding to (a) make payments in respect to its indemnification obligations owing to directors, officers or other Persons under Holding's charter or by-laws or pursuant to written agreements with any such Person,
  (b) satisfy its obligations under the Equity Registration Rights Agreement and the Indemnification Agreement or (c) make payments in respect of indemnification obligations of Holding in connection with any offering of Holding Common Stock;

    (xii) the repurchase of any Subordinated Indebtedness (x) at a purchase price not greater than 101% of the principal amount of such Indebtedness in the event of a Change of Control pursuant to a provision similar to the provision described under "Purchase of Notes Upon a Change of Control"; provided that prior to such repurchase the Company has made the Change of Control Offer as provided under "Purchase of Notes Upon a Change of Control" and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer and (y) at a purchase price not greater than 100% of the principal amount of such Indebtedness in the event of an Asset Sale pursuant to a provision similar to the provision described under "Limitation on Sale of Assets"; provided that prior to such repurchase the Company has made an Offer as provided under "Limitation on Sale of Assets" and has repurchased all Notes validly tendered for payment in connection with such Asset Sale; and

    (xiii) guarantees of Indebtedness of any Affiliate to the extent the Company is able to make a "Permitted Investment" in such Affiliate pursuant to clause (xiii) of the definition of "Permitted Investment."

  Limitation on Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than the Company or a Wholly Owned Subsidiary) unless (i) such transaction or series of transactions is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than would be available in a comparable transaction in arm's-length dealings with an unrelated third party and (ii) with respect to any transaction or series of related transactions involving aggregate payments in excess of $2,000,000, the Company delivers an officers' certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (i) above and such transaction or series of related transactions is or has been approved by a majority of the Disinterested Directors of the Board of Directors; provided, however, in the event no members of the Board of Directors are Disinterested Directors with respect to such transaction or series of transactions, the Company delivers to the Trustee a written opinion of a nationally recognized investment banking firm or independent appraiser stating that such transaction or transactions is fair to the Company from a financial point of view; provided, further, that this provision shall not apply to (a) any transaction with an officer or member of the Board of Directors of the Company entered into in the ordinary course of business (including compensation or employee benefit arrangements with any officer or member of the Board of Directors of the Company); (b) any transaction arising out of agreements in existence on the date of the Indenture; (c) any transaction permitted under "Limitation on Restricted Payments" or clause (a) or (b) of "Restriction on Transfer of Assets to Subsidiaries"; (d) payment to CD&R or any Affiliate of CD&R of fees in an aggregate amount not to exceed $500,000 in any fiscal year plus all reasonable out-of-pocket expenses incurred by CD&R or any such Affiliate in connection with its performance of management consulting, monitoring and financial advisory services with respect to Holding, the Company and its Subsidiaries; (e) payment to CD&R of up to $4,500,000 plus out-of-pocket expenses, including, but not limited to, legal and accounting fees and disbursements, in connection with the Acquisition; (f) the Indemnification Agreement and any payments made pursuant thereto; (g) the Acquisition and all transactions in connection therewith (including but not limited to the financing thereof); and (h) loans and advances (or guarantees in respect thereof and payments thereunder) made to officers or employees of Holding, the Company or any Subsidiary, or guarantees made on their behalf (and payments thereunder) (x) in respect of travel, entertainment and moving-related expenses incurred in the ordinary course of business, and (y) in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility. For purposes of this paragraph, any transaction or series of related transactions with any Affiliate shall be deemed to have satisfied the standards set forth in clause (i) of this paragraph if such transaction or series of related transactions is approved by a majority of the Disinterested Directors of the Board of Directors of the Company (Section
1010).

  Limitation on Certain Other Subordinated Indebtedness. The Company and any Guarantor will not create, incur, issue, assume, guarantee or otherwise in any manner become directly or indirectly liable for any Indebtedness that is expressly subordinate in right of payment to any Indebtedness of the Company or Guarantor unless such Indebtedness is also pari passu with the Notes or subordinate in right of payment to the Notes to substantially the same extent as the Notes are subordinate in right of payment to Senior Indebtedness as set forth in the Indenture (Section 1011).

  Limitation on Liens with Respect to Pari Passu or Subordinated
Indebtedness. (a) The Company will not, and will not permit any Subsidiary to, create, incur, affirm or suffer to exist any Lien of any kind securing any Pari Passu Indebtedness or Subordinated Indebtedness (or securing the payment of any assumption, guarantee or other incurrence of liability with respect thereto by any Subsidiary) upon any property or assets (including any intercompany notes) of the Company or any Subsidiary owned on the date of the Indenture or acquired after the date of the Indenture, or any income or profits therefrom, unless the Notes are directly secured equally and ratably with (or, in the case of Subordinated Indebtedness prior or senior thereto, with the same relative priority as the Notes shall have with respect to such Subordinated Indebtedness) the obligation or liability secured by such Lien; provided that, the foregoing shall not apply to any (x) Permitted Lien or (y) Lien securing Acquired Indebtedness created prior to (and not created in connection with, or in contemplation of) the incurrence of such Pari Passu Indebtedness or Subordinated Indebtedness by the Company or any Subsidiary, in each case, which Indebtedness is permitted under the provisions of "Limitation on Indebtedness"; provided that any such Lien only extends to the assets that were subject to such Lien securing such Acquired Indebtedness prior to the related acquisition by the Company or its Subsidiaries.

  (b) Notwithstanding the foregoing, any Lien created for the benefit of the holders of the Notes pursuant to the foregoing paragraph (a) shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Capital Stock held by the Company or any Subsidiary in, or all or substantially all the assets of, any Subsidiary creating such Lien, which is in compliance with the Indenture or (ii) the release by the holders of the

Pari Passu Indebtedness or Subordinated Indebtedness described in paragraph
(a) above of their Lien (including any deemed release upon payment in full of all obligations under such Pari Passu Indebtedness or Subordinated Indebtedness), which release occurs at a time when (A) no other Pari Passu Indebtedness or Subordinated Indebtedness of the Company remains secured by the Company or such Subsidiary, as the case may be (other than as described in the proviso to paragraph (a) above), or (B) the holders of all such other Pari Passu Indebtedness or Subordinated Indebtedness which is secured by the Company or such Subsidiary (other than as described in the proviso to paragraph (a) above) also release their security interest in the Company or such Subsidiary (including any deemed release upon payment in full of all obligations under such Pari Passu Indebtedness or Subordinated Indebtedness) (Section 1012).

  Limitation on Issuances of Guarantees of Indebtedness. (a) The Company will not permit any Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of the Company (other than Permitted Guarantees) unless (i) such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of the Notes on terms substantially similar to the guarantee of such Indebtedness except that (A) if the Notes are subordinated in right of payment to such Indebtedness, the guarantee under the supplemental indenture shall be subordinated to such Subsidiary's guarantee with respect to such Indebtedness (if such guarantee constitutes Senior Guarantor Indebtedness) substantially to the same extent as the Notes are subordinated to such Indebtedness under the Indenture and (B) if such Indebtedness is by its express terms subordinated in right of payment to the Notes, any such assumption, guarantee or other liability of such Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Subsidiary's assumption, guarantee or other liability with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes and (ii) such Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Subsidiary as a result of any payment by such Subsidiary under its Guarantee.

  (b) Each guarantee created pursuant to the provisions described in the foregoing paragraph (a) or pursuant to the provisions under "Restriction on Transfer of Assets to Subsidiaries" is referred to as a "Guarantee" and the issuer of each such Guarantee is referred to as a "Guarantor." Any such Guarantee shall be subordinated to Senior Guarantor Indebtedness and such guarantee shall provide that the holders of Designated Senior Guarantor Indebtedness shall have the same rights with respect to such Guarantee as holders of Designated Senior Indebtedness have with respect to the Notes. Notwithstanding the foregoing, any Guarantee by a Subsidiary of the Notes shall provide by its terms that such Guarantee shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Capital Stock held by the Company or any Subsidiary in, or all or substantially all the assets of, such Subsidiary, which is in compliance with the Indenture or
(ii) the release by the holders of the Indebtedness of the Company described in paragraph (a) above of their guarantee by such Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness), which release occurs at a time when (A) no other Indebtedness of the Company remains guaranteed by such Subsidiary (other than pursuant to Permitted Guarantees), as the case may be, or (B) the holders of all such other Indebtedness which is guaranteed by such Subsidiary (other than pursuant to Permitted Guarantees) also release their guarantee by such Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness) (Section 1013).

  Limitation on Sale of Assets. (a) The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, consummate an Asset Sale unless (i) at least 75% of the proceeds from such Asset Sale are received in cash and Cash Equivalents and (ii) the Company or such Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the shares or assets sold (as determined by the Board of Directors of the Company, whose determination shall be conclusive, and, in the case of an Asset Sale in excess of $1,000,000, evidenced in a board resolution).

  (b) If all or a portion of the Net Cash Proceeds of any Asset Sale is not required to be applied to repay permanently any Senior Indebtedness then outstanding as required by the terms thereof, or the Company determines not to apply such Net Cash Proceeds to the permanent prepayment of such Senior Indebtedness or if no such Senior Indebtedness is then outstanding, then the Company or a Subsidiary may, within 12 months of the Asset Sale, invest the Net Cash Proceeds in properties and assets that replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the businesses of the Company or its Subsidiaries existing on the date of the Indenture or in businesses reasonably related thereto. An amount equal to the amount of such Net Cash Proceeds neither used to permanently repay or prepay Senior Indebtedness nor used or invested as set forth in this paragraph constitutes "Excess Proceeds."

  (c) When the aggregate amount of Excess Proceeds equals $10,000,000 or more, the Company shall apply the Excess Proceeds to the repayment of the Notes and any Pari Passu Indebtedness required to be repurchased under the instrument governing such Pari Passu Indebtedness as follows: (i) the Company shall make an offer to purchase (an "Offer") from all holders of the Notes in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the "Note Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes, and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Indebtedness (subject to proration in the event such Note Amount is less than the aggregate Offered Price (as defined herein) of all Notes tendered) and (ii) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, the Company shall make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Debt Amount") equal to the excess of the Excess Proceeds over the Note Amount; provided that in no event shall the Company be required to make a Pari Passu Offer in a Pari Passu Debt Amount exceeding the principal amount of such Pari Passu Indebtedness plus the amount of any premium required to be paid to repurchase such Pari Passu Indebtedness. The offer price shall be payable in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any (the "Offered Price"), to the date (the "Offer Date") such Offer is consummated, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the Notes tendered pursuant to the Offer is less than the Note Amount relating thereto or the aggregate amount of Pari Passu Indebtedness that is purchased is less than the Pari Passu Debt Amount (the amount of such shortfall, if any, in either case constituting a "Deficiency"), the Company shall use such Deficiency in any manner. Upon completion of the purchase of all the Notes tendered pursuant to an Offer and repurchase of the Pari Passu Indebtedness pursuant to a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

  (d) Whenever the Excess Proceeds received by the Company exceed $10,000,000, such Excess Proceeds shall, prior to the purchase of Notes or any Pari Passu Indebtedness described in paragraph (c) above, be set aside by the Company in a separate account pending (i) deposit with the depositary or a paying agent of the amount required to purchase the Notes or Pari Passu Indebtedness tendered in an Offer or a Pari Passu Offer, respectively, (ii) delivery by the Company of the Offered Price to the holders of the Notes or Pari Passu Indebtedness tendered in an Offer or a Pari Passu Offer, respectively, and
(iii) application, as set forth in paragraphs (c) and (g) hereof, of Excess Proceeds in the business of the Company and its Subsidiaries. Such Excess Proceeds may be invested in Temporary Cash Investments; provided that the maturity date of any such investment shall not be later than (A) in the event the amount of Excess Proceeds equals $10,000,000 or more, the Offer Date, or
(B) in any other event, six months. The Company shall be entitled to any interest or dividends accrued, earned or paid on such Temporary Cash Investments; provided that the Company shall not be entitled to such interest and shall not withdraw such interest from the separate account, if an Event of Default has occurred and is continuing.

  (e) If the Company becomes obligated to make an Offer pursuant to paragraph
(c) above, the Notes tendered shall be purchased by the Company, at the option of the holders thereof, in whole or in part, in integral multiples of $1,000, on a date that is not earlier than 45 days and not later than 60 days from the date the notice is given to holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act or any other applicable securities laws or regulations, subject to proration in the event the Note Amount is less than the aggregate Offered Price of all Notes tendered.

  (f) The Company shall comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Offer.

  (g) In the event that the Company shall be unable to purchase Notes from the holders thereof in an Offer because of the provisions of applicable law, the Company need not make an Offer. The Company shall then be obligated to apply the Excess Proceeds to (i) invest in properties and assets that will be used in the businesses of the Company and its Subsidiaries existing on the date of the Indenture or in businesses reasonably related thereto or (ii) reduce the principal amount of Senior Indebtedness; provided that any lender's commitment with respect to such repaid Senior Indebtedness under this clause (ii) shall be permanently reduced by the amount of any payment (in each case, to the extent permitted by law) (Section 1014).

  Restriction on Transfer of Assets to Subsidiaries. The Company will not sell, convey, transfer or otherwise dispose of its assets or property to any of its Subsidiaries, except for sales, conveyances, transfers or other dispositions (a) made in the ordinary course of business, (b) made to any Wholly Owned Subsidiary if such Wholly Owned Subsidiary (x) simultaneously with such sale, conveyance, transfer or disposal executes and delivers a supplemental indenture to the Indenture providing for the unconditional guarantee of payment of the Notes by such Wholly Owned Subsidiary, which guarantee shall be subordinated to any guarantee of such Wholly Owned Subsidiary of Senior Indebtedness of the Company and shall be subordinated to any other Indebtedness of such Wholly Owned Subsidiary (which is not subordinated to any other Indebtedness of such Wholly Owned Subsidiary or which is designated by such Wholly Owned Subsidiary as being senior in right of payment to such guarantee), in each case to the same extent as the Notes are subordinated to the Senior Indebtedness of the Company under the Indenture and (y) waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any rights against the Company or any other Subsidiary as a result of any payment by such Wholly Owned Subsidiary under its Guarantee, (c) made in compliance with the provisions described under "Limitation on Restricted Payments" or (d) of assets or property of the Fishline Business or Apparel Business to a Subsidiary of the Company. (Section 1015)

  Purchase of Notes Upon a Change of Control. If a Change of Control shall occur at any time, then each holder of Notes shall have the right to require that the Company purchase such holder's Notes, in whole or in part, in integral multiples of $1,000, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date"), pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in the Indenture; provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to make a Change of Control Offer in the event that it has exercised its rights to redeem all of the Notes as described under "Optional Redemption."

  Within 15 days following any Change of Control, the Company shall notify the Trustee thereof and give written notice of such Change of Control to each holder of Notes, by first-class mail, postage prepaid, at his address appearing in the security register, stating, among other things, the purchase price and that the purchase date shall be a Business Day no earlier than 45 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act or any applicable securities laws or regulations; that any Note not tendered will continue to accrue interest; that, unless the Company defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance (Section
1012).

  If a Change of Control occurs, whether or not a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will give the Trustee and the holders of the Notes the rights described under "Events of Default."

  A Change of Control can occur as a result of a single transaction or a series of transactions, whether related or unrelated. Under the definition of a Change of Control, set forth in "Certain Definitions" below, certain transactions will not constitute or result in a Change of Control, including
(1) acquisitions of beneficial ownership of Voting Stock of the Company or Holding by C&D Fund IV, CD&R and their respective Affiliates; (2) acquisitions of beneficial ownership of Voting Stock of the Company or Holding by other persons or entities that do not exceed the specified ownership thresholds; (3) certain changes in the composition of the Board of Directors of the Company or Holding (whether in connection with a proxy contest or otherwise) that receive requisite approval of certain incumbent directors or that do not result in a change in a majority of such Board; (4) certain mergers of, or transfers of substantially all assets by, the Company or Holding, where the Voting Stock of the Company or Holding remains outstanding, and a Change of Control does not otherwise occur; (5) certain mergers of, or transfers of substantially all assets by, the Company or Holding, where its Voting Stock is changed into or exchanged for qualifying Voting Stock of the surviving corporation, or permissible amounts of other assets, and no person or entity other than C&D Fund IV, CD&R and their respective Affiliates beneficially owns Voting Stock of the surviving corporation in excess of the specified ownership thresholds; and (6) a liquidation or dissolution of the Company or Holding in connection with a transaction that complies with certain Indenture provisions restricting the merger or transfer of substantially all assets by the Company or Holding. See "--Consolidation, Merger, Sale of Assets."

  The term "all or substantially all" as used in the definition of "Change of Control" has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the holders of the Notes elected to exercise their rights under the Indenture and the Company elected to contest such election, there could be no assurance as to how a court interpreting New York law would interpret the phrase.

  The existence of a holder's right to require the Company to repurchase such holder's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

  In addition to the obligations of the Company under the Indenture with respect to the Notes in the event of a "Change of Control," under the Credit Agreement the Company is required to prepay amounts outstanding thereunder upon the happening of a "Change of Control." The Company's obligations under the Credit Agreement represent obligations senior in right of payment to the Notes and, accordingly, upon an event of default under the Credit Agreement resulting from a failure to make such payment, the lenders thereunder may commence a payment blockage with respect to the Notes. See "Subordination." Moreover, the Credit Agreement prohibits the repayment of the Notes prior to maturity. Accordingly, the Company would either be required to obtain the consent of the lenders under the Credit Agreement for the repayment of the Notes upon a Change of Control or be in default thereunder. See "Description of Credit Agreement."

  The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer (section 1016).

  Limitation on Preferred Stock of Subsidiaries. The Company will not permit
(i) any Subsidiary to issue any Preferred Stock (other than to the Company or any Wholly Owned Subsidiary) or (ii) any Person (other than the Company or a Wholly Owned Subsidiary) to acquire any Preferred Stock of any Subsidiary from the Company or any Wholly Owned Subsidiary except upon the sale of all the outstanding Capital Stock of such Subsidiary in accordance with the terms of the Indenture; provided that the foregoing provisions shall not apply to Permitted Subsidiary Preferred Stock (Section 1017).

  Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distribution on its Capital Stock to the Company or any other Subsidiary, (b) pay any

Indebtedness owed to the Company or a Subsidiary, (c) make any Investment in the Company or (d) transfer any of its properties or assets to the Company or any Subsidiary, except for (i) any encumbrance or restriction pursuant to an agreement in effect on the date of the Indenture; (ii) any encumbrance or restriction, with respect to a Subsidiary that is not a Subsidiary of the Company on the date of the Indenture, in existence at the time such Person becomes a Subsidiary of the Company and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary; (iii) customary provisions restricting subletting or assignment of any lease or assignment of any other contract to which the Company or any Subsidiary is a party or to which any of their respective properties or assets are subject; (iv) any encumbrance or restriction contained in contracts for sales of assets permitted by "Limitation on Sale of Assets" with respect to the assets to be sold pursuant to such contract; (v) any encumbrance or restriction contained in security agreements securing Indebtedness of a Subsidiary to the extent the security agreement is permitted under "Limitation on Liens with Respect to Pari Passu or Subordinated Indebtedness" and such restrictions restrict only the transfer of property subject to such agreements; (vi) customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Subsidiary; (vii) any encumbrance or restriction contained in any foreign Indebtedness incurred by any Non-U.S. Subsidiary; (viii) any encumbrance or restriction required by any regulatory authority having jurisdiction over the Company or any Subsidiary or any of their businesses; and (ix) any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (i) and (ii), provided that the terms and conditions of any such encumbrances or restrictions are not materially less favorable to the holders of the Notes than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced (Section 1018).

  Provision of Financial Statements. Whether or not the Company is subject to
Section 13(a) or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all holders of Notes, as their names and addresses appear in the security register, without cost to such holders of Notes, and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents which the Company has filed with the Commission or would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if the Company were subject to such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder of Notes at the Company's cost. If any Guarantor's financial statements would be required to be included in the financial statements filed or delivered pursuant hereto if the Company were subject to Section 13(a) or 15(d) of the Exchange Act, the Company shall include such Guarantor's financial statements in any filing or delivery pursuant hereto. The Company will be deemed to have satisfied the requirements set forth above if (a) Holding prepares, files, mails and supplies reports and other documents prepared on a Consolidated basis of the types required above, in each case within the applicable time periods, (b) the Company is not required to file such reports and other documents separately under the applicable rules and regulations of the Commission (after giving effect to any exemptive relief) because of the filings by Holding, (c) Holding does not have outstanding Indebtedness (other than guarantees by Holding of Indebtedness of the Company) in excess of $10,000,000 and (d) Holding does not own assets (other than cash and Temporary Cash Investments) in excess of $10,000,000 other than the Capital Stock of the Company (Section 1019).

  Additional Covenants. The Indenture also contains covenants with respect to the following matters: (i) payment of principal, premium and interest; (ii) maintenance of an office or agency in the City of New York; (iii) arrangements regarding the handling of money held in trust; (iv) maintenance of corporate existence; (v) payment of taxes and other claims; (vi) maintenance of properties; and (vii) maintenance of insurance.

CONSOLIDATION, MERGER, SALE OF ASSETS

  From and after the closing date of the Acquisition, the Company shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons, or permit any of its Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Subsidiaries on a Consolidated basis to any other Person or group of affiliated Persons, unless:
(i) at the time of and immediately after giving effect to such transaction, either (a) the Company shall be the continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Company and its Subsidiaries on a Consolidated basis (the "Surviving Entity") shall be a corporation or partnership duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia, and such Person assumes by a supplemental indenture in a form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture, and the Indenture shall remain in full force and effect; (ii) immediately before and after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) is equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction;
(iv) immediately before and immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness under the provisions of "Certain Covenants--Limitation on Indebtedness" (other than Permitted Indebtedness); (v) each Guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person's obligations under the Indenture and the Notes; (vi) if any of the property or assets of the Company or any of its Subsidiaries would thereupon become subject to any Lien, the provisions of "Certain Covenants--Limitation on Liens with Respect to Pari Passu or Subordinated Indebtedness" are complied with; and (vii) the Company or the Surviving Entity shall have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, lease or other transaction and the supplemental indenture in respect thereto comply with the provisions described herein and that all conditions precedent herein provided for relating to such transaction have been complied with (Section
801).

  Each Guarantor shall not, and the Company will not permit a Guarantor to, in a single transaction or series of related transactions, merge or consolidate with or into any other corporation (other than the Company or any other Guarantor) or other entity, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets on a Consolidated basis to any entity (other than the Company or any other Guarantor) unless: (i) either (1) such Guarantor shall be the continuing corporation or (2) the entity (if other than such Guarantor) formed by such consolidation or into which such Guarantor is merged or the entity which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of such Guarantor shall be a corporation duly organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and (unless such entity is the Company) shall expressly assume by a supplemental indenture, executed and delivered to the Trustee, in a form reasonably satisfactory to the Trustee, all the obligations of such Guarantor under its Guarantee and the Indenture; (ii) immediately before and after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; and (iii) such Guarantor shall have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, sale, assignment, conveyance, transfer, lease or disposition and such supplemental indenture comply with the Indenture, and thereafter all obligations of the predecessor shall terminate. In the event Holding shall merge or consolidate with or into the Company, the provisions of the first paragraph of this Section are required to be satisfied (Section 801).

  Notwithstanding the foregoing, any Guarantee by a Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released in certain circumstances as described in paragraph (b) under "Certain Covenants--Limitation on Issuances of Guarantees of Indebtedness."

  None of the foregoing provisions shall be deemed to prohibit or restrict any Subsidiary from merging or consolidating with or into, or selling all or substantially all of its assets to, any other Subsidiary or the Company.

  In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraphs in which the Company or any Guarantor is not the continuing corporation, the successor Person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor, as the case may be, and the Company or such Guarantor, as the case may be, would be discharged from all obligations and covenants under the Indenture and the Notes.

EVENTS OF DEFAULT

  An Event of Default will occur under the Indenture if:

    (i) there shall be a default in the payment of any interest on any Note when it becomes due and payable, and such default shall continue for a period of 30 days;

    (ii) there shall be a default in the payment of the principal of (or premium, if any, on) any Note when and as the same shall become due as payable at maturity, upon acceleration, optional or mandatory redemption, required repurchase or otherwise;

    (iii) (a) there shall be a default in the performance, or a breach, of any covenant or agreement of the Company or any Guarantor under the Indenture (other than a default in the performance, or a breach, of a covenant or agreement which is specifically dealt with in clause (i) or
  (ii) or in clauses (b), (c) and (d) of this clause (iii)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail, (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes; (b) there shall be a default in the performance or a breach of the provisions described in "Consolidation, Merger, Sale of Assets"; (c) the Company shall have failed to make or consummate an Offer in accordance with the provisions of "Certain Covenants--Limitation on Sale of Assets"; or (d) the Company shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of "Certain Covenants--Purchase of Notes Upon a Change of Control";

    (iv) one or more defaults shall have occurred under any agreements, indentures or instruments under which the Company, any Guarantor or any Subsidiary then has outstanding Indebtedness in excess of $7,500,000 in the aggregate and, if not already matured at its final maturity in accordance with its terms, such Indebtedness shall have been accelerated;

    (v) any Guarantee issued by a Material Subsidiary shall for any reason cease to be, or be asserted in writing by such Subsidiary or the Company not to be, in full force and effect, enforceable in accordance with its terms, for a period of 10 days, except to the extent contemplated by the Indenture and any such Guarantee;
    (vi) one or more judgments, orders or decrees for the payment of money in excess of $7,500,000, either individually or in the aggregate (net of amounts paid within 20 days of any such judgment, order or decree under any insurance, indemnity, bond, surety or similar instrument), shall be entered against the Company, any Guarantor or any Subsidiary or any of their respective properties and shall not be discharged and either (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

    (vii) there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of the Company, any Guarantor or any Material Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (b) a decree or order adjudging the Company, any Guarantor or any Material Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, any Guarantor or any Material Subsidiary under any applicable Federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company, any Guarantor or any Material Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

    (viii) (a) the Company, any Guarantor or any Material Subsidiary commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent, (b) the Company, any Guarantor or any Material Subsidiary consents to the entry of a decree or order for relief in respect of such Person in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it, (c) the Company, any Guarantor or any Material Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, (d) the Company, any Guarantor or any Material Subsidiary (x) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company, any Guarantor or such Material Subsidiary or of any substantial part of its property, (y) makes a general assignment for the benefit of creditors or (z) admits in writing its inability to pay its debts generally as they become due or (e) the Company, any Guarantor or any Material Subsidiary takes any corporate action in furtherance of any such actions in this paragraph (viii).

  If an Event of Default (other than as specified in clauses (vii) and (viii)
(a), (b), (c) or (d)(x) of the prior paragraph that occurs with respect to the Company) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the Notes due and payable immediately at their principal amount together with accrued and unpaid interest, if any, to the date the Notes become due and payable and thereupon the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Notes by appropriate judicial proceeding. If an Event of Default specified in clause
(vii) or (viii) (a), (b), (c) or (d)(x) of the prior paragraph occurs with respect to the Company and is continuing, then all the Notes shall ipso facto become and be immediately due and payable, in an amount equal to the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date the Notes become due and payable, without any declaration or other act on the part of the Trustee or any holder.

  After a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of greater than 50% in aggregate principal amount of Notes outstanding, by written notice to the Company and the Trustee, may annul such declaration and its consequences if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest and principal, if any, on all Notes, and (iii) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes; and (b) all Events of Default, other than the non-payment of principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived (Section 502).

  The holders of greater than 50% in aggregate principal amount of the Notes outstanding may on behalf of the holders of all the Notes waive any past default under the Indenture and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding and affected by such modification or amendment (Section 513).

  The Company is also required to notify the Trustee within ten business days of the occurrence of any Default.

  The Trust Indenture Act contains limitations on the rights of the Trustee, should it become a creditor of the Company or any Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

  The Company may, at its option and at any time, elect to have the obligations of the Company and any Guarantor discharged with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company and any Guarantor shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for (i) the rights of holders of outstanding Notes to receive payments, solely from the trust fund described in the immediately succeeding paragraph, in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties, indemnities and immunities of the Trustee, and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and any Guarantor released with respect to certain covenants that are described in the Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, enforceability of any Guarantee, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes (Sections 401, 402 and 403).

  In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity of such principal or installment of interest (except lost, stolen or destroyed Notes which have been replaced or repaid); (ii) in the case of defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel in the United States shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (iii) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clauses (vii) and (viii)
(a), (b), (c) or (d)(x) under the first paragraph under "Events of Default" are concerned, at any time during the period ending on the 91st day after the date of deposit; (v) such defeasance or covenant defeasance shall not result in a material breach or violation of, or constitute a Default under, the Indenture or any other material agreement or instrument to which either the Company or any Guarantor is a party or by which it is bound; (vi) in the case of defeasance or covenant defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that (A) the trust funds will not be subject to any rights of holders of Senior Indebtedness under the subordination provisions of the Indenture and
(B) after the 91st day following the deposit or after the date such opinion is delivered, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company shall have delivered to the Trustee an

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officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes or of any Guarantee over the other creditors of either the Company or any Guarantor with the intent of hindering, delaying or defrauding creditors of either the Company or any Guarantor; and (viii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of independent counsel, each to the effect that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with (Section 404).

SATISFACTION AND DISCHARGE

  The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either
(a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense of, the Company and any Guarantor and, in each case, either the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes (except lost, stolen or destroyed Notes which have been replaced or paid) not theretofore delivered to the Trustee for cancellation, including principal, premium, if any, and interest at such Stated Maturity or redemption date; (ii) either the Company or any Guarantor or Guarantors or any combination thereof has paid all other sums payable under the Indenture by the Company and any Guarantor; and (iii) the Company and any Guarantor have delivered to the Trustee an officers' certificate and an opinion of counsel each to the effect that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with (Section 1301).

MODIFICATIONS AND AMENDMENTS

  Modifications and amendments of the Indenture may be made by the Company, any Guarantor, if any, and the Trustee with the consent of the holders of greater than 50% in aggregate principal amount of the Notes then outstanding; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby: (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof; (ii) amend, change or modify the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with "Certain Covenants--Purchase of Notes Upon a Change of Control," including amending, changing or modifying any definitions with respect thereto; (iii) reduce the percentage in principal amount of outstanding Notes, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver; (iv) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Note affected thereby; (v) except as otherwise permitted under "Consolidation, Merger, Sale of Assets," consent to the assignment or transfer by either the Company or any Guarantor of any of its rights and obligations under the Indenture; or (vi) amend or modify any of the provisions of the Indenture relating to the subordination of the Notes or any Guarantee in any manner adverse to the holders of the Notes or any Guarantee (Section 902).

  Notwithstanding the foregoing, without the consent of any holders of the Notes, the Company, any Guarantor, if any, and the Trustee may modify or amend the Indenture (a) to evidence the succession of another Person to the Company or a Guarantor, and the assumption by any such successor of the covenants of the Company or such Guarantor in the Indenture and in the Notes and in any Guarantee in accordance with

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"Consolidation, Merger, Sale of Assets"; (b) to add to the covenants of the
Company or any Guarantor for the benefit of the holders of the Notes, or to surrender any right or power conferred upon the Company or any Guarantor, as applicable, in the Indenture, in the Notes or in any Guarantee; (c) to cure any ambiguity, or to correct or supplement any provision in the Indenture, the Notes or any Guarantee which may be defective or inconsistent with any other provision in the Indenture, the Notes or any Guarantee; (d) to make any other provisions with respect to matters or questions arising under the Indenture, the Notes or any Guarantee; provided that, in each case, such provisions shall not adversely affect the interests of the holders of the Notes; (e) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; (f) to add a Guarantor under the Indenture; (g) to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture; or (h) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holder of the Notes as additional security for the payment and performance of the Company's and Holding's obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the Indenture or otherwise (Section 901).

  The holders of greater than 50% in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture (Section 1021).

GUARANTEE

  Holding has unconditionally guaranteed the due and punctual payment of principal, premium, if any, and interest on the Notes on a senior subordinated basis pursuant to the Holding Guarantee. The Notes may also be guaranteed by one or more Subsidiaries from time to time under certain circumstances. See "Certain Covenants--Limitation on Issuances of Guarantees of Indebtedness" and "Restriction on Transfer of Assets to Subsidiaries" herein. Each Guarantee of a Guarantor will be an unsecured senior subordinated obligation of such Guarantor, ranking pari passu with, or senior in right of payment to, all other existing and future Indebtedness of such Guarantor that is expressly subordinated to Senior Guarantor Indebtedness. The Indebtedness evidenced by the Guarantees will be subordinated to Senior Guarantor Indebtedness to the same extent as the Notes are subordinated to Senior Indebtedness and holders of certain Designated Senior Guarantor Indebtedness will be able to initiate payment blockage periods, upon terms substantially comparable to the rights to initiate payment blockage periods held by holders of Designated Senior Indebtedness. The Holding Guarantee ranks subordinate to the guarantee issued by Holding in respect of the Credit Agreement.

  Each Guarantee, if any, will provide that upon any voluntary or involuntary liquidation or dissolution of any such Guarantor or any bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to any such Guarantor or its respective property, all Senior Indebtedness guaranteed by any such Guarantor must be paid in full or provision made for such payment, before any payment or distribution is made upon principal of, or premium, if any, or interest on, the Notes. By reason of such subordination, in the event of liquidation or insolvency, creditors of any such Guarantor, as the case may be, who are holders of guarantees of Senior Indebtedness by any such Guarantor, as the case may be, may recover more ratably than the holders of the Notes.

NO PERSONAL LIABILITY OF STOCKHOLDER, OFFICERS, DIRECTORS

  A director, officer, employee or stockholder, as such, of the Company, Holding or any other obligor on the Notes shall not have any liability for any obligations of the Company, Holding or any other obligor, as the case may be, under the Notes, the Indenture or any Guarantee or for any claim based on, in respect of or by reason of such obligations or their creation.

THE TRUSTEE

  The First Trust National Association is the Trustee under the Indenture.

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


  The Indenture provides that, except during the continuance of a Default or an Event of Default, the Trustee need perform only those duties as are specifically set forth in the Indenture. If a Default or an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

GOVERNING LAW

  The Indenture and the Notes are governed by, and construed in accordance with, the law of the State of New York, without giving effect to the conflict of laws principles thereof.

CERTAIN DEFINITIONS

  "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

  "Acquisition" means the acquisition of substantially all of the assets of Sporting Goods Properties, Inc. (formerly named Remington Arms Company, Inc.) ("Sporting Goods"), a Delaware corporation, and of certain other assets of E.I. du Pont de Nemours and Company, a Delaware corporation ("DuPont"), by Remington pursuant to the Asset Purchase Agreement, dated as of November 24, 1993, among Sporting Goods, Remington and DuPont, as amended, modified, waived or supplemented from time to time.

  "Affiliate" means, with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any other Person that owns, directly or indirectly, 10% or more of such Person's Voting Stock or any executive officer or director of either of such other Persons. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Apparel Business" means the Company's business of manufacturing and/or selling apparel designed for hunting, shooting, fishing and other sports, and related products.

  "Applicable Premium" means, with respect to any Note, the greater of (i) 1.0% of the then outstanding principal amount of such Note and (ii) (a) the sum of the present values, discounted for all full semiannual periods at a discount rate equal to one-half multiplied by the sum of (A) the Treasury Rate plus (B) 75 basis points (provided, however, that the discount rate for the period from the redemption date to the next interest payment date shall equal the result of multiplying the Treasury Rate plus 75 basis points by the Day Count Fraction), of (I) the remaining payments of interest on such Note and
(II) the payment of the principal amount that, but for such redemption, would have been payable on such Note at Stated Maturity, minus (b) the then outstanding principal amount of such Note, minus (c) accrued and unpaid interest paid on the redemption date.

  "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of (i) any Capital Stock of any Subsidiary; (ii) all or substantially all of the properties and assets of any division or line of business of the Company or its Subsidiaries; or (iii) any other properties or assets of the Company or any subsidiary, other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include any transfer of (A) properties and assets that is governed by the provisions described under the first and second paragraph of "Consolidation, Merger, Sale of Assets"; (B) properties and assets of the Company to any Wholly Owned

Subsidiary of the Company, or of any Subsidiary to the Company or any other Subsidiary in accordance with the terms of the Indenture; (C) (i) Capital Stock of a Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Subsidiary) from whom such Subsidiary was acquired, or from whom such Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition; (ii) not more than five percent of the outstanding Capital Stock of a Non-U.S. Subsidiary pursuant to an agreement or arrangement with an officer, employee or member of the management of such Non-U.S. Subsidiary that has been approved by the Company's Board of Directors; or
(iii) properties and assets by the Company to any Subsidiary in accordance with clause (c) or (d) of the covenant described in "Certain Covenants -- Restriction on Transfer of Assets to Subsidiaries;" or (D) in addition to any conveyance, transfer, lease or dispositions excluded from the definition of "Asset Sale" by any of the foregoing clauses (A) through (C), properties or assets, the net proceeds of which do not exceed $1,000,000 per transaction or series of related transactions in any fiscal year.

  "Average Life to Stated Maturity" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by
(ii) the sum of all such principal payments.

  "Bankruptcy Law" means Title 11 of the United States Code, as amended, or any similar United States Federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

  "Board of Directors" means the board of directors of the Company or any duly authorized committee of such board.

  "C&D Fund IV" means The Clayton & Dubilier Private Equity Fund IV Limited Partnership, a Connecticut limited partnership.

  "CD&R" means Clayton, Dubilier & Rice, Inc., a Delaware corporation.

  "Capital Lease Obligation" of any Person means any obligations of such Person and its Consolidated Subsidiaries on a Consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation.

  "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock, including any Preferred Stock.

  "Cash Equivalents" means (A) any security, maturing not more than six months after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the United States of America, (B) any certificate of deposit, time deposit or bankers' acceptance, maturing not more than six months after the day of acquisition, issued by any commercial banking institution that is a member of the Federal Reserve System or a commercial banking institution organized and located in a country recognized by the United States of America, in each case having combined capital and surplus and undivided profits of not less than $500,000,000 (or the equivalent thereof), whose short-term debt (other than short-term debt of a lender under the Credit Agreement) has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. or any successor rating agency ("Moody's"), or "A-1" (or higher) according to Standard and Poor's Corporation or any successor rating agency ("S&P"), (C) commercial paper maturing not more than three months after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, or (D) any money market deposit accounts issued or offered by a domestic commercial bank having capital and surplus in excess of $500,000,000 (or the equivalent thereof).

  "Change of Control" means an event as a result of which: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange
Act), other than C&D Fund IV, CD&R and their respective Affiliates, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of more than (A) 35% of the total outstanding Voting Stock of the Company or Holding, and (B) the total outstanding Voting Stock of the Company or Holding beneficially owned by C&D Fund IV, CD&R and their respective Affiliates; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company or Holding (together with any new directors whose election to such Board or whose nomination for election by the shareholders of the Company or Holding, as the case may be, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors then in office; (iii) the Company or Holding consolidates with or merges with or into any Person or conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates with or merges into or with the Company or Holding, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company or Holding, as the case may be, is changed into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of the Company or Holding, as the case may be, is not changed or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company or Holding) or where (A) the outstanding Voting Stock of the Company or Holding, as the case may be, is changed into or exchanged for (x) Voting Stock of the surviving corporation which is not Redeemable Capital Stock or (y) cash, securities and other property (other than Capital Stock of the surviving corporation) in an amount which could be paid by the Company as a Restricted Payment as described under "Certain Covenants--Limitation on Restricted Payments" (and such amount shall be treated as a Restricted Payment subject to the provisions in the Indenture described under "Certain Covenants--Limitation on Restricted Payments") and
(B) no "person" or "group" other than C&D Fund IV, CD&R and their respective Affiliates own immediately after such transaction, directly or indirectly, more than the greater of (1) 35% of the total outstanding Voting Stock of the surviving corporation and (2) the percentage of the outstanding Voting Stock of the surviving corporation owned, directly or indirectly, by C&D Fund IV, CD&R and their respective Affiliates immediately after such transaction; or
(iv) the Company or Holding is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "Consolidation, Merger, Sale of Assets."

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

  "Commodities Agreements" means one or more of the following agreements which shall be entered into by one or more financial institutions: commodity future contracts, forward contracts, options or other similar agreements or arrangements designed to protect against fluctuations in the price of, or the shortage of supply of, commodities from time to time.

  "Company" or "Remington" means Remington Arms Company, Inc. (formerly named RACI Acquisition Corporation), a Delaware corporation, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Company" shall mean such successor Person.

  "Consolidated Fixed Charge Coverage Ratio" of any Person means, for any period, the ratio of (a) the sum of Consolidated Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-Cash Charges deducted in computing Consolidated Net Income (Loss), in each case for such period, of such Person and its Consolidated Subsidiaries on a Consolidated basis, all determined in accordance with GAAP to (b) the sum of Consolidated Interest Expense of such Person for such period and cash dividends paid on any Preferred Stock of such Person during such period; provided that (i) in making such computation,

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

the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying, at the option of such Person, either the fixed or floating rate,
(ii) in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period and
(iii) in making any calculation of the Consolidated Fixed Charge Coverage Ratio for any period prior to the date of Closing of the Acquisition, the Acquisition shall be deemed to have taken place on the first day of such period.

  "Consolidated Income Tax Expense" means for any period, as applied to any Person, the provision for federal, state, local and foreign income taxes of such Person and its Consolidated Subsidiaries for such period as determined in accordance with GAAP.

  "Consolidated Interest Expense" of any Person means, without duplication, for any period, as applied to any Person, the sum of (a) the interest expense of such Person and its Consolidated Subsidiaries for such period, on a Consolidated basis, including, without limitation, (i) amortization of debt discount, (ii) the net cost under interest rate contracts (including amortization of discounts), (iii) the interest portion of any deferred payment obligation and (iv) accrued interest, plus (b) the interest expense attributable to Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person during such period in each case as determined in accordance with GAAP.

  "Consolidated Net Income (Loss)" of any Person means, for any period, the Consolidated net income (or loss) of such Person and its Consolidated Subsidiaries for such period, on a Consolidated basis, as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (loss), by excluding, without duplication, (i) all extraordinary gains and losses (less all fees and expenses relating thereto), (ii) the portion of net income (or loss) of such Person and its Consolidated Subsidiaries allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by such Person or one of its Consolidated Subsidiaries, (iii) net income (or loss) of any Person combined with such Person or any of its Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination,
(iv) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan, (v) net gains or losses (less all fees and expenses relating thereto) net of taxes in respect of dispositions of assets other than in the ordinary course of business, (vi) the net income of any U.S. Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that U.S. Subsidiary or its shareholders, and (vii) in connection with any computation made under the covenant entitled "Certain Covenants--Limitation on Restricted Payments," any non-cash charges resulting from any write-up of assets of such Person or any of its Consolidated Subsidiaries in connection with the Acquisition.

  "Consolidated Net Worth" of any Person means the Consolidated stockholders' equity (excluding Redeemable Capital Stock) of such Person and its Consolidated Subsidiaries, on a Consolidated basis, as determined in accordance with GAAP, without giving effect to charges resulting from the write-up in book value of inventory resulting from, and the depreciation and amortization of fixed assets and intangible assets pertaining to, adjustments required or permitted by Accounting Principles Bulletin Opinion Nos. 16 and 17 in connection with the Acquisition.

  "Consolidated Non-Cash Charges" of any Person means, for any period, the aggregate depreciation, amortization and other non-cash charges of such Person and its Consolidated Subsidiaries for such period, on a Consolidated basis, as determined in accordance with GAAP (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period, other than accruals for future retiree medical obligations made pursuant to SFAS No. 106, as amended or modified), including any non-cash charges resulting from any write-up of assets of such Person or any of its Consolidated Subsidiaries in connection with the Acquisition.

  "Consolidation" means, with respect to any Person, the consolidation of the accounts of such Person and each of its subsidiaries if and to the extent the accounts of such Person and each of its subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP. The term "Consolidated" shall have a similar meaning.

  "Credit Agreement" means the Credit Agreement, dated as of November 30, 1993, among the Company, The Chase Manhattan Bank, N.A., Chemical Bank and Union Bank of Switzerland, as co-agents, Chemical Bank, as administrative agent, and the lenders party thereto, as such agreement, in whole or in part, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing).

  "Currency Hedging Arrangements" means one or more of the following agreements which shall be entered into by one or more financial institutions: foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against fluctuations in currency values from time to time.

  "Day Count Fraction" means the number of days from the redemption date to (but excluding) the next scheduled interest payment date divided by 360 (which assumes a 360-day year composed of twelve 30-day months).

  "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

  "Designated Senior Guarantor Indebtedness" of any Subsidiary Guarantor means
(i) all Senior Guarantor Indebtedness which guarantees Indebtedness or other monetary obligations under the Credit Agreement and (ii) any other Senior Guarantor Indebtedness which at the time of determination, has an aggregate principal amount outstanding, together with any commitments to lend additional amounts, of at least $20,000,000, and is specifically designated (x) in the instrument evidencing such Senior Guarantor Indebtedness or the agreement under which such Senior Guarantor Indebtedness arises (as either may be amended or modified from time to time) or (y) by notice to the Trustee, as, in each case, "Designated Senior Guarantor Indebtedness" by the Subsidiary Guarantor. "Designated Senior Guarantor Indebtedness" of Holding means any guarantee by Holding of Designated Senior Indebtedness.

  "Directors Qualifying Shares" means shares of Capital Stock of a Person held by nominees, directors or trustees pursuant to the requirements of the law of the jurisdiction in which such Person is organized.

  "Disinterested Director" means, with respect to any transaction or series of related transactions, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

  "Equity Registration Rights Agreement" means the Registration and Participation Agreement, dated as of November 30, 1993, as amended and in effect from time to time, among Holding and one or more of its stockholders, providing among other things for certain registration rights in respect of Holding Common Stock.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Exchange Notes" means the Notes issued pursuant to the Exchange Offer.

  "Exchange Offer" means the exchange offer which may be effected pursuant to the Registration Rights Agreement.

  "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's length transaction between an informed and willing seller and an informed and willing buyer.

  "Fishline Business" means the Company's business of manufacturing and/or selling fishing lines, other fishing products and related products.

  "GAAP" means generally accepted accounting principles in the United States, consistently applied, which are in effect on the date of the Indenture.

  "Guarantee" means the guarantee by any Guarantor of the Indenture Obligations, including the Holding Guarantee.

  "Guaranteed Debt" of any Person means, without duplication, all Indebtedness of any other Person guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement enforceable by or for the benefit of the holder of such Indebtedness (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered), (iv) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or (v) otherwise to assure a creditor against loss; provided that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

  "Guarantor" means Holding and any other guarantor of the Notes.

  "Holding" means RACI Holding, Inc., a Delaware corporation, and its successors and permitted assigns.

  "Holding Common Stock" means the common stock, par value $0.01 per share, of Holding.

  "Holding Guarantee" means the guarantee by Holding of the Company's Indenture Obligations pursuant to the guarantee included in the Indenture.

  "Indebtedness" means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables and other accrued current liabilities relating to the payment of the purchase price for such property provided such payments are required to be made over a period of less than one year, in each case arising in the ordinary course of business,
(iv) all obligations under Interest Rate Agreements of such Person, (v) all Capital Lease Obligations of such Person, (vi) all Indebtedness referred to in clauses (i) through (v) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (vii) all Guaranteed Debt of such Person, (viii) all Redeemable Capital Stock valued at its involuntary maximum fixed repurchase price plus accrued and unpaid dividends, and (ix) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (i) through (viii) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any

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

date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value to be determined in good faith by the Board of Directors.

  "Indemnification Agreement" means the Indemnification Agreement, dated as of November 30, 1993, among Holding, the Company, CD&R, and C&D Fund IV, pursuant to which among other things the Company and Holding agree to indemnify C&D Fund IV, CD&R, their respective Affiliates and certain other Persons in certain circumstances.

  "Indenture Obligations" means the obligations of the Company and any other obligor under the Indenture or under the Notes, including any Guarantor, to pay principal of, and premium, if any, and interest on, the Notes when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the Notes and the performance of all other obligations to the Trustee and the holders under the Indenture and the Notes, according to the terms thereof.

  "Indenture Payment Default" means any default in the payment of any amounts owing under the Notes as they become due and payable on any interest payment date, at maturity, upon acceleration, optional or mandatory redemption, required repurchase or otherwise.

  "Interest Rate Agreements" means one or more of the following agreements which shall be entered into by one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements from time to time.

  "Investments" means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees of Indebtedness), or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued by any other Person. "Investments" shall exclude extensions of trade credit in the ordinary course of business. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "Certain Covenants--Limitation on Restricted Payments" only, (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary and shall exclude the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Subsidiary of the Company; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined by the Board of Directors in good faith.

  "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

  "Majority Owned Subsidiary" means any Person at least 80% of the equity ownership or the Voting Stock of which is at the time owned, directly or indirectly, by the Company or by one or more other Majority Owned
Subsidiaries, or by the Company and one or more other Majority Owned Subsidiaries; provided that an Unrestricted Subsidiary shall not be deemed a Majority Owned Subsidiary for purposes of the Indenture.

  "Management Investors" means the officers, directors, employees and other members of the management of the Company or a Subsidiary, or family members or relatives thereof or trusts for the benefit of any of the foregoing, who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Holding Common Stock.

  "Management Stock" means Holding Common Stock, or options, warrants or rights to purchase Holding Common Stock, held by any of the Management Investors.

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

  "Material Subsidiary" means any Subsidiary of the Company that would be a "significant subsidiary" of the Company as defined in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act.

  "Maturity" when used with respect to any Note means the date on which the principal of such Note becomes due and payable as therein provided or as provided in the Indenture, whether at Stated Maturity, the "Offer Date" or the redemption date and whether by declaration of acceleration, Offer in respect of Excess Proceeds, Change of Control, call for redemption or otherwise.

  "Net Cash Proceeds" means (a) with respect to any Asset Sale by any Person, the proceeds thereof (without duplication in respect of any other Asset Sale) in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Subsidiary) net of (i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made, and installment payments required to be made, to retire indebtedness where payment of such indebtedness is secured by the assets or properties the subject of such Asset Sale, including payments made in respect of principal, interest and prepayment premiums and penalties,
(iv) amounts required to be paid to any Person (other than the Company or any Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by the Company or any Subsidiary, as the case may be, as a reserve, in accordance with generally accepted accounting principles in effect on the date of determination, against any liabilities associated with such Asset Sale and retained by the Company or any Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee, and (b) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock, as referred to under "Certain Covenants-- Limitation on Restricted Payments," the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Subsidiary), net of attorneys' fees, accountants' fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

  "Non-U.S. Subsidiary" means any Subsidiary which is not a U.S. Subsidiary.

  "Pari Passu Indebtedness" means any Indebtedness of the Company that is pari passu in right of payment to the Notes.

  "Permitted Guarantees" shall mean guarantees of Indebtedness of the Company under the Credit Agreement given by a Subsidiary which owns the assets of, and conducts the business related to, the Fishline Business and/or the Apparel Business.

  "Permitted Indebtedness" means the following:

    (i) Indebtedness of the Company under the Credit Agreement, in an aggregate principal amount at any one time outstanding not to exceed (a) $130,000,000 under any term loan portion thereof minus all scheduled principal payments actually made in respect of such term loans, plus (b) $210,000,000 under any revolving credit agreement portion thereof minus the amount by which any commitments thereunder are permanently reduced;

    (ii) Indebtedness of the Company pursuant to the Notes and Indebtedness of any Subsidiary pursuant to a Guarantee;

    (iii) Indebtedness of the Company or any of its Subsidiaries outstanding on the date of the Indenture and listed on a schedule thereto;

    (iv) Indebtedness of the Company owing to a Subsidiary; provided that any such Indebtedness is made pursuant to an intercompany note in the form attached to the Indenture and, in the case of Indebtedness owing to a U.S. Subsidiary, is subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at Stated Maturity, acceleration or otherwise) to the payment and performance of the Company's obligations under the Notes; provided that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a Subsidiary or a pledge to or for the benefit of the lenders under the Credit Agreement) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (iv);

    (v) Indebtedness of a Majority Owned Subsidiary owing to the Company or another Majority Owned Subsidiary; provided that (x) any such Indebtedness is made pursuant to an intercompany note in the form attached to the Indenture and (y) any Indebtedness of a Guarantor owing to a Majority Owned Subsidiary which is a U.S. Subsidiary and is not a Guarantor shall be subordinated in right of payment from and after such time as the obligations under the Guarantee by such Majority Owned Subsidiary shall become due and payable to the payment and performance of such Majority Owned Subsidiary's obligations under its Guarantee; provided further that
  (a) any disposition, pledge or transfer of any such Indebtedness to a Person (other than the Company or a Majority Owned Subsidiary or a pledge to or for the benefit of the lenders under the Credit Agreement) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (v); and (b) any transaction pursuant to which any Majority Owned Subsidiary, which has Indebtedness owing to the Company or any other Majority Owned Subsidiary, ceases to be a Majority Owned Subsidiary shall be deemed to be the incurrence of Indebtedness by such Majority Owned Subsidiary that is not permitted by this clause (v);

    (vi) obligations of the Company or any Subsidiary entered into in the ordinary course of business (a) pursuant to Interest Rate Agreements designed to protect the Company or any Subsidiary against fluctuations in interest rates in respect of Indebtedness of the Company or any of its Subsidiaries, which obligations do not exceed the aggregate principal amount of such Indebtedness, (b) pursuant to Currency Hedging Arrangements entered into by the Company or any of its Subsidiaries in respect of its
  (x) assets or (y) obligations, as the case may be, denominated in a foreign currency and (c) pursuant to Commodities Agreements;

    (vii) Indebtedness of the Company or any Subsidiary consisting of guarantees, indemnities, or obligations in respect of purchase price adjustments, in connection with the acquisition or disposition of assets permitted under the Indenture;

    (viii) Indebtedness of the Company or any Subsidiary with respect to (a) letters of credit securing obligations under or relating to (x) insurance contracts entered into in the ordinary course of business and (y) expenses under leases pursuant to which the Company or any Subsidiary is lessee and
  (b) other letters of credit not to exceed $10,000,000 in the aggregate amount outstanding at any given time;

    (ix) Indebtedness of the Company or any Subsidiary consisting of Capital Lease Obligations not to exceed $10,000,000 in the aggregate amount outstanding at any given time;

    (x) Indebtedness of the Company consisting of guarantees of up to an aggregate principal amount of $10,000,000 of borrowings by Management Investors in connection with Management Stock in accordance with "Certain Covenants--Limitation on Restricted Payments";

    (xi) obligations of the Company or any Subsidiary in respect of judgment, performance, surety and other bonds provided by the Company or any Subsidiary in the ordinary course of business;

    (xii) Indebtedness of any Non-U.S. Subsidiary not to exceed $10,000,000 in the aggregate principal amount outstanding at any given time;

    (xiii) Indebtedness of the Company or any Subsidiary arising from the honoring of a check, draft or similar instrument drawn against insufficient funds, provided that such Indebtedness is extinguished within two business days of its incurrence;

    (xiv) Indebtedness under the Permitted Guarantees;

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

    (xv) Indebtedness of the Company consisting of guarantees of Indebtedness incurred in accordance with the Indenture of a Subsidiary which owns the assets of, and conducts the business related to, the Fishline Business and/or the Apparel Business;

    (xvi) Indebtedness of the Company or any Subsidiary in addition to that described in clauses (i) through (xv) of this definition of "Permitted Indebtedness" not to exceed $25,000,000 in an aggregate principal amount outstanding at any given time;

    (xvii) guarantees of any Subsidiary made in accordance with the provision of "Certain Covenants-- Limitation on Issuances of Guarantees of Indebtedness" and "Restriction on Transfer of Assets to Subsidiaries"; and

    (xviii) any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a "refinancing") of any Indebtedness described in clauses (ii) and (iii) of this definition of "Permitted Indebtedness," including any successive refinancings so long as the aggregate principal amount of Indebtedness represented thereby does not exceed (a) the principal amount so refinanced plus (b) the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (II) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing and, in the case of Pari Passu or Subordinated Indebtedness, such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness to less than that of the Indebtedness thus refinanced (or, if shorter, that of the Notes).

  "Permitted Investment" means (i) Investments in any Majority Owned Subsidiary (including any Person that thereby becomes a Majority Owned Subsidiary); (ii) Investments in the Notes; (iii) Indebtedness (or guarantee of Indebtedness) of the Company or any Subsidiary permitted under clause (iv),
(v), (vii), (x), (xiv) or (xvii) of the definition of "Permitted Indebtedness"; (iv) Temporary Cash Investments; (v) Investments acquired by the Company or any Subsidiary in connection with an Asset Sale permitted under "Certain Covenants--Limitation on Sale of Assets" to the extent such Investments are non-cash consideration as permitted under such covenant; (vi) Investments in existence or made pursuant to legally binding written commitments in existence on the date of the Indenture; (vii) loans or advances provided by the Company in the ordinary course of its business to its officers and employees; (viii) receivables owing to the Company or any Subsidiary created in the ordinary course of business; (ix) evidences of Indebtedness, securities or other property received from another Person by the Company or any Subsidiary in connection with any bankruptcy proceeding or other reorganization of such other Person or as a result of foreclosure, perfection or enforcement of any Lien in exchange for evidences of Indebtedness, securities or other property of such other Person held by the Company or any Subsidiary in accordance with the terms of the Indenture, or for other liabilities or obligations of such other Person to the Company or any Subsidiary; (x) (A) Interest Rate Agreements designed to protect the Company or any Subsidiary against fluctuations in interest rates in respect of Indebtedness of the Company or any of its Subsidiaries, which obligations do not exceed the aggregate nominal amount of such Indebtedness, (B) Currency Hedging Arrangements entered into by the Company or any of its Subsidiaries in respect of its (1) assets or (2) obligations, as the case may be, denominated in a foreign currency and (C) Commodities Agreements; (xi) deposits with respect to leases or utilities provided to third parties in the ordinary course of business; (xii) Investments of the Company or any Wholly Owned Subsidiary in a Subsidiary which owns the assets of, and conducts the business related to, the Fishline Business or the Apparel Business; and (xiii) Investments in any Person in addition to those described in clauses (i) though
(xii) of this definition of "Permitted Investment" not to exceed $10,000,000 in the aggregate at any time outstanding.

  "Permitted Lien" means the following:

    (i) any Lien existing, or provided for under arrangements existing, as of the date of the Indenture;

    (ii) any Lien arising by reason of (1) any judgment, decree or order of any court or other governmental authority, if appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (2) taxes, assessments or similar charges not yet delinquent or which are being contested in good faith; (3) security for the payment of insurance-related obligations (including but not limited to in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto); (4) deposits or pledges in connection with bids, tenders, leases and contracts (other than contracts for the payment of money); (5) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of the Company and its Subsidiaries taken as a whole or the value of such property for the purpose of such business;
  (6) deposits or pledges to secure public or statutory obligations, progress payments, surety and appeal bonds or other obligations of like nature incurred in the ordinary course of business; (7) certain surveys, exceptions, title defects, encumbrances, easements, reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph or telephone lines and other similar purposes or zoning or other restrictions as to the use of real property not materially interfering with the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole; or (8) operation of law, in favor of landlords, mechanics, carriers, warehousemen, materialmen, laborers, employees, suppliers, banks or others, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

    (iii) any Lien on any computer or management information systems equipment acquired after the date of the Indenture;

    (iv) any Lien on stock or other securities of an Unrestricted Subsidiary that secures Unrestricted Subsidiary Indebtedness; and

    (v) any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in the foregoing clause (i) (in addition to any such extension, renewal, refinancing or replacement permitted pursuant to such clause) so long as the amount of security is not increased thereby.

  "Permitted Subsidiary Indebtedness" means Indebtedness of any Subsidiary that is (a) Permitted Indebtedness or (b) incurred under paragraph (a) of "Certain Covenants--Limitation on Indebtedness" consisting of (i) Acquired Indebtedness or (ii) Indebtedness not to exceed $20,000,000 plus 10% of the Company's Consolidated Net Worth in an aggregate principal amount outstanding at any given time.

  "Permitted Subsidiary Preferred Stock" means, with respect to any Subsidiary, any Preferred Stock of such Subsidiary that (x) is Redeemable Capital Stock or (y) is not Redeemable Capital Stock and no dividends or distributions thereon are paid (to any Person other than the Company or any Wholly Owned Subsidiary) other than as permitted by the provisions described under "Certain Covenants--Limitation on Restricted Payments"; provided that, in each case, such Subsidiary would be entitled to incur Permitted Indebtedness in an aggregate principal amount equal to the aggregate involuntary maximum fixed repurchase price of such Preferred Stock.

  "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivisions thereof.

  "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred stock whether now outstanding, or issued after the date of the Indenture, and including, without limitation, all classes and series of preferred or preference stock.

  "Public Offering" means an offer and sale of common stock (which is Qualified Capital Stock) of any corporation that is a successor to, or parent entity of, the Company pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on

Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of such corporate entity).

  "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

  "Redeemable Capital Stock" means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to any Stated Maturity of the principal of the Notes or is redeemable at the option of the holder thereof at any time prior to any such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to any such Stated Maturity at the option of the holder thereof, but excluding Management Stock.

  "Registration Rights Agreement" means the agreement between the Company and the Initial Purchasers, dated November 30, 1993, as amended, as described in the "Registration Rights" section of this Prospectus.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Senior Guarantor Indebtedness" with respect to a Subsidiary Guarantor means the principal of, and premium, if any, and interest (including interest, whether or not allowed, accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy laws) on, any Indebtedness of a Subsidiary Guarantor (other than as otherwise provided in this definition), whether outstanding on the date of this Indenture or thereafter created, incurred or assumed, and whether at any time owing, actually or contingent, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to such Subsidiary Guarantor's Guarantee. Without limiting the generality of the foregoing, "Senior Guarantor Indebtedness" shall include the principal of and premium, if any, and interest (including interest, whether or not allowed, accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy laws) on all Indebtedness, and all other monetary obligations, of every kind and nature of any Subsidiary Guarantor from time to time owed to the lenders under the Credit Agreement pursuant to a guarantee by such Subsidiary Guarantor of the Company's obligations in respect of the Credit Agreement (collectively, "Bank Debt"); provided, however, that (A) any such guarantee of a Subsidiary Guarantor of Bank Debt that is Indebtedness that at the time of incurrence is issued in violation of the provisions described under "Certain Covenants-- Limitation on Indebtedness" shall not constitute Senior Guarantor Indebtedness and (B) any Indebtedness under any refinancing, refunding or replacement of any such guarantee of such Subsidiary Guarantor shall not constitute Senior Guarantor Indebtedness to the extent that such Indebtedness is by its express terms subordinate in right of payment to any other Indebtedness of the Subsidiary Guarantor. Notwithstanding the first sentence of this paragraph, "Senior Guarantor Indebtedness" shall not include (i) Indebtedness evidenced by any Guarantee of a Subsidiary, (ii) Indebtedness that is expressly subordinate in right of payment to any Indebtedness of the Subsidiary Guarantor, (iii) Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code, is without recourse to the Subsidiary Guarantor, (iv) Indebtedness which is represented by Redeemable Capital Stock of the Subsidiary Guarantor, (v) any liability for foreign, federal, state, local or other taxes owed or owing by the Subsidiary Guarantor, (vi) Indebtedness of the Subsidiary Guarantor to a Person that at the time of the incurrence thereof is a Subsidiary or any other Affiliate of the Subsidiary Guarantor or any of such Affiliate's subsidiaries,
(vii) Indebtedness evidenced by any guarantee of any Subordinated Indebtedness or Pari Passu Indebtedness and (viii) that portion of any Indebtedness which at the time of incurrence is issued in violation of this Indenture. "Senior Guarantor Indebtedness" with respect to Holding means Indebtedness represented by any guarantee by Holding of any Senior Indebtedness.

  "Stated Maturity" when used with respect to any Indebtedness or any installment of interest thereon, means the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

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

  "Subordinated Indebtedness" means Indebtedness of the Company that by its express terms is subordinated in right of payment to the Notes.

  "Subsidiary" means any Person a majority of the equity ownership or the Voting Stock of which is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries; provided that an Unrestricted Subsidiary shall not be deemed a Subsidiary for purposes of the Indenture.

  "Subsidiary Guarantor" means any Subsidiary which has issued a Guarantee.

  "Temporary Cash Investments" means (i) any evidence of Indebtedness, maturing not more than one year after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the United States of America, (ii) any certificate of deposit or bankers' acceptance, maturing not more than one year after the date of acquisition, issued by, or time deposit of, a commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500,000,000 (or the equivalent thereof); provided that the short-term debt of such commercial bank (other than the short-term debt of a lender under the Credit Agreement) has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, (iii) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company or Holding) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, (iv) any money market deposit accounts issued or offered by a domestic commercial bank having capital and surplus in excess of $500,000,000 or the equivalent thereof; provided that the short-term debt of such commercial bank (other than the short-term debt of a lender under the Credit Agreement) has a rating, at the time of investment, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P and (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any financial institution.

  "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled by, and published in, the most recent Federal Reserve Statistical Release H.15
(519) which has become publicly available at least two business days prior to the date fixed for redemption of the Notes following a Change of Control (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining Average Life to Stated Maturity of the Notes; provided, however, that if the Average Life to Stated Maturity of the Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Average Life to Stated Maturity of the Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

  "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

  "U.S. Subsidiary" means any Subsidiary organized under the laws of the United States of America, any state thereof or the District of Columbia.

  "Unrestricted Subsidiary" means any subsidiary of the Company that would but for this definition of "Unrestricted Subsidiary" be a Subsidiary, organized or acquired after the date of the Indenture, as to which all of the following conditions apply: (a) neither the Company nor any of its other Subsidiaries (other than Unrestricted Subsidiaries) provides credit support for any Indebtedness of such subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), except to the extent the Company would otherwise be permitted to make a Restricted Payment pursuant to, or an Investment in such subsidiary permitted by, the provisions described under "Certain Covenants--Limitation on Restricted Payments"; (b) such

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

subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness; (c) neither the Company nor any of its Subsidiaries (other than Unrestricted Subsidiaries) has made an Investment in such subsidiary unless such Investment was permitted by the provisions described under "Certain Covenants--Limitation on Restricted Payments"; and (d) the Board of Directors, as provided below, shall have designated such subsidiary to be an Unrestricted Subsidiary on or prior to the date of organization or acquisition of such subsidiary. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a board resolution giving effect to such designation and an officers' certificate certifying that such designation complies with the foregoing conditions. The Board of Directors may designate any Unrestricted Subsidiary as a Subsidiary; provided that (i) immediately after giving pro forma effect to such designation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the restrictions under "Certain Covenants--Limitation on Indebtedness"; and (ii) all Indebtedness of such Unrestricted Subsidiary shall be deemed to be incurred on the date such Unrestricted Subsidiary becomes a Subsidiary. Any subsidiary of an Unrestricted Subsidiary shall be an Unrestricted Subsidiary for purposes of the Indenture.

  "Unrestricted Subsidiary Indebtedness" of any Unrestricted Subsidiary means Indebtedness of such Unrestricted Subsidiary (a) as to which neither the Company nor any Subsidiary is directly or indirectly liable (by virtue of the Company or any such Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), except to the extent the Company or any Subsidiary is permitted to incur Guaranteed Debt as to an Affiliate pursuant to the provisions under "Certain Covenants--Limitation on Restricted Payments," in which case the Company shall be deemed to have made a Restricted Payment or, if applicable, a Permitted Investment equal to the principal amount of any such Indebtedness to the extent guaranteed and (b) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of the Company or any Subsidiary to declare, a default on such Indebtedness of the Company or any Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

  "Voting Stock" means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

  "Wholly Owned Subsidiary" means a Subsidiary all the outstanding Capital Stock (other than directors' qualifying shares) of which is owned by the Company or another Wholly Owned Subsidiary.

BOOK-ENTRY DELIVERY AND FORM

  The certificates representing the Existing Notes were issued in fully registered form, without coupons. Except as described in the next paragraph, the Existing Notes were registered in the name of Cede & Co., as nominee for The Depository Trust Company, New York, New York ("DTC"), and remain in the custody of the Trustee in the form of a global Note certificate (the "Existing Global Certificate") pursuant to a FAST Balance Certificate Agreement between DTC and the Trustee.

  Existing Notes originally purchased by or transferred to (i) institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) who are not "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) ("QIBs"), (ii) except as described below, Persons outside the United States pursuant to sales in accordance with Regulation S under the Securities Act or (iii) any other Persons who are not QIBs (collectively, "Non-Global Purchasers") were issued in registered, certificated form without coupons (the "Certificated Existing Notes"). Upon the transfer to a QIB of Certificated Existing Notes initially issued to a Non-Global Purchaser, such Certificated Existing Notes will be exchanged for an interest in the Existing Notes in the custody of the Trustee representing the principal amount of Notes being transferred. Such Certificated Existing Notes are subject to certain restrictions on transfer as described under "Risk Factors--Risks Relating to Restrictions on Resale."

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

  Except for New Notes issued to Non-Global Purchasers, the New Notes will be initially represented either by one or more fully-registered global notes (collectively, the "New Global Certificate" and together with the Existing Global Certificate, the "Global Certificates") with respect to New Notes issued to QIBs. The New Global Certificate will be registered in the name of DTC or a nominee of DTC and will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement. Beneficial interests in the New Global Certificate will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except in the limited circumstances described below, the New Global Certificates may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. After the initial issuance of each global security, New Notes in certificated form will be issued in exchange for the global securities only as set forth in the Indenture. New Notes issued to Non-Global Purchasers will be issued in registered, certificated form without coupons (the "Certificated New Notes"). Upon the transfer to a QIB of Certificated New Notes initially issued to a Non-Global Purchaser, such Certificated New Notes will be exchanged for an interest in the New Global Certificate representing the principal amount of Notes being transferred.

                              REGISTRATION RIGHTS

  In connection with the initial sale of the Existing Notes, the Company entered into the Registration Rights Agreement with the Initial Purchasers, pursuant to which the Company agreed, for the benefit of the holders of the Existing Notes, at the Company's cost, to undertake certain obligations with respect to the filing and effectiveness of the Registration Statement under the Securities Act, and the consummation of the Exchange Offer.

  In the event that any changes in law or the applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer or if for any other reason the Registration Statement is not declared effective (or upon the request of the Initial Purchasers under certain circumstances, which the Company believes no longer apply), the Company will, in lieu of effecting the registration of the New Notes pursuant to the Registration Statement and at its cost, (a) as promptly as practicable, file with the Commission the Shelf Registration Statement covering resales of the Existing Notes, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use its best efforts to keep effective the Shelf Registration Statement until three years after its effective date (or until one year after such effective date if such Shelf Registration Statement is filed at the request of the Initial Purchasers), or if earlier, until the Existing Notes covered thereby have been sold thereunder or pursuant to Rule 144 under the Securities Act or otherwise cease to be Registrable Securities (as defined in the Registration Rights Agreement). The Company will, in the event of the filing of a Shelf Registration Statement, provide to each holder of the Existing Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Existing Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Existing Notes. A holder of Existing Notes who sells such Existing Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver the prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the Existing Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Existing Notes included in the Shelf Registration Statement and to benefit from the provisions regarding liquidated damages set forth in the following paragraph. An amendment to the Registration Rights Agreement dated as of May 6, 1994, which extended by 45 days the deadline for effectiveness of the Registration Statement, did not alter the Company's obligation to pay additional interest on the Existing Notes if the Registration Statement was not declared effective on or prior to April 30, 1994, the 150th calendar day following the date of original issue of the Existing Notes. Because the Registration Statement was not declared effective on or prior to April 30, 1994, the interest rate borne by the Notes increased by one-half of one percent per annum to 10% per annum, effective April 30, 1994, following such 150-day period. Upon the day before the date of the consummation of the Exchange Offer the interest rate borne by the Notes from the date of such effectiveness will be reduced by the full amount of such increase from the original interest rate, to 9-1/2% per annum. See "Description of Notes--General."

  Upon consummation of the Exchange Offer, Remington believes that it will have no further obligation to register the Existing Notes, except upon the request of the Initial Purchasers and only with respect to Existing Notes (if any) owned by the Initial Purchasers and acquired directly from the Company. The Company believes that the Initial Purchasers do not hold any such Existing Notes. By acceptance of the Exchange Offer, each holder of Existing Notes confirms that such holder agrees that the Company is not obligated to file the Shelf Registration Statement once the Exchange Offer is consummated (except with respect to any such Existing Notes held by the Initial Purchasers), and consents to waive any requirement that the Company do so and certain other provisions of the Registration Rights Agreement effective upon the consummation of the Exchange Offer. If holders of at least a majority in aggregate principal amount of Existing Notes that are Registrable Securities (as defined in the Registration Rights Agreement) so consent, such waiver will be binding on all holders of Registrable Securities under the terms of the Registration Rights Agreement. If any broker-dealer that acquired Existing Notes from the Company in the initial offering of the Existing Notes were to exchange such Existing Notes for New Notes pursuant to the Exchange Offer, such a broker-dealer would be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of New Notes, unless such sale or transfer is made pursuant to an exemption from such requirements. Except with respect to Existing Notes held by the Initial Purchasers, as discussed above, the Company would have no obligation to effect such a registration.

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is filed as an Exhibit to the Registration Statement of which this Prospectus forms a part.

                      CERTAIN FEDERAL TAX CONSIDERATIONS

  In the view of the Company, which is based on the advice of Debevoise & Plimpton, special counsel to the Company, the principal United States federal income tax consequences of the acquisition, ownership and disposition of the New Notes to the initial acquirors thereof and the principal United States federal estate tax consequences of the ownership of the New Notes to acquirors who are Foreign Holders (as defined below) are set forth in the following discussion. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or as proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. In particular, the discussion is based in part on certain Treasury regulations relating to original issue discount issued in January 1994 (the "1994 Final OID Regulations") and, regulations relating to debt instruments with contingent payments issued in June 1996 (the "1996 Final Contingent Payment Regulations"). The Existing Notes were originally issued on December 1, 1993. The 1994 Final OID Regulations apply by their terms to debt instruments issued on or after April 4, 1994. However, taxpayers may rely on the 1994 Final OID Regulations for debt instruments issued after December 31, 1992 and before April 4, 1994. The 1996 Final Contingent Payment Regulations apply by their terms to debt instruments issued on or after August 13, 1996. However, taxpayers may rely on the 1996 Final Contingent Payment Regulations in determining a reasonable method to account for debt instruments issued before that date.

  This discussion does not address the tax consequences to subsequent purchasers of New Notes, and is limited to acquirors who hold the New Notes as capital assets. Moreover, the discussion is for general information only, and does not address all of the tax consequences that may be relevant to particular acquirors in light of their personal circumstances, or to certain types of acquirors (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who have hedged the interest rate on the New Notes).

  PROSPECTIVE ACQUIRORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NEW NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL ESTATE OR GIFT TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

EXCHANGE OFFER

  Final regulations relating to modifications of debt instruments (the "1996 Debt Modification Regulations") were issued in June 1996. Under the 1996 Debt Modification Regulations, the exchange of an Existing Note for a New Note pursuant to the Exchange Offer should not constitute a taxable exchange of the Existing Notes. As a result, the New Notes should have the same issue price (and adjusted issue price immediately after the exchange) and the same amount of original issue discount, if any, as the Existing Notes, and each holder should have the same adjusted basis and holding period in the New Notes as it had in the Existing Notes immediately before the exchange. The following discussion assumes that the exchange of Existing Notes for New Notes pursuant to the Exchange Offer will not be treated as a taxable exchange and that the Existing Notes and the New Notes will be treated as the same security for federal income tax purposes.

UNITED STATES TAXATION OF UNITED STATES HOLDERS

  As used herein, the term "United States Holder" means a holder of a New Note that is for United States federal income tax purposes, (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or (c) an estate or trust the income of which is subject to United States federal income taxation regardless of source.

 Payment of Interest Other Than Additional Interest

  In general, interest paid on a New Note (other than the additional interest discussed below) will be taxable to a United States Holder as ordinary interest income, as received or accrued, in accordance with such holder's method of accounting for federal income tax purposes. Assuming that original issue discount on an Existing Note is not greater than a de minimis amount equal to 0.25% of its stated principal amount multiplied by the number of complete years to its maturity, any such discount will be deemed to be equal to zero, and a holder will not be required to accrue a portion of such discount as income in each taxable year. See, however, the discussion below under "Payment of Additional Interest." Holders should consult their tax advisors as to the possible effect of the payment of additional interest on the treatment of original issue discount on the Notes, if any.

 Payment of Additional Interest

  Pursuant to the provisions of the Registration Rights Agreement, because the Registration Statement was not declared effective under the Securities Act on or prior to April 30, 1994, the 150th calendar day following the date of the original issue of the Existing Notes, the interest rate on the Notes increased by one-half of one percent per annum, to 10% per annum, effective April 30, 1994. Upon the day before the date of the consummation of the Exchange Offer, the interest rate on the notes from the date of such effectiveness will be reduced by the full amount of such increase from the original interest rate, to 9-1/2% per annum. See "Description of Notes--General" and "Registration Rights." Additional interest paid in the first nine months of 1996, and in 1995 and 1994 amounted to $0.38 million, $0.5 million and $0.32 million, respectively.

  In general, additional interest paid on a New Note should be taxable to a United States Holder as ordinary interest income, as received or accrued, in accordance with such holder's method of accounting for federal income tax purposes. However, if the provisions of the 1996 Final Contingent Payment Regulations were to apply, and if such additional interest were treated as a contingent payment payable on the occurrence of an "incidental contingency," then the additional interest would be includible in a holder's gross income in the taxable year in which such additional interest were paid, regardless of the tax accounting method used by such holder. If such additional interest were treated as a contingent payment but not treated as payable on the occurrence of an "incidental contingency" under the 1996 Final Contingent Payment Regulations, then (a) all payments (including any projected payments of such additional interest) on a Note in excess of its issue price would effectively be treated as original issue discount, and (b) a holder would be required to include an allocable portion of such amounts in gross income on a constant yield basis whether or not the payment of such additional interest were fixed or determinable in the taxable year. If such additional interest were treated as a contingent payment and if the provisions of the 1996 Final Contingent Payment Regulations were not to apply, then the treatment of such additional interest would be uncertain, and the payment of such additional interest could cause the de minimis exception for original issue discount not to apply.

  The 1996 Final Contingent Payment Regulations generally apply to debt instruments issued on or after August 13, 1996. For debt instruments issued before August 13, 1996, the preamble to the 1996 Final Contingent Payment Regulations provides that taxpayers may use any reasonable method to account for a debt instrument with contingent payments, including a method that would have been required under the proposed regulations in existence at the time that the debt instrument was issued. Holders should consult their tax advisors as to the tax considerations relating to debt instruments providing for payments such as the additional interest and the impact of their choice of a method to account for such payments.

  The Company has reported and will continue to report to holders and to the Internal Revenue Service in a manner consistent with the position that such additional interest should not be treated as a contingent payment, and instead should be taxable to holders as received or accrued, in accordance with each holder's method of accounting.

 Sale, Exchange or Retirement of New Notes

  Upon the sale, exchange, redemption, retirement at maturity or other disposition of a New Note, a United States Holder will generally recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued interest, which will be taxable as ordinary income) and such holder's adjusted tax basis in the New Note.

  Gain or loss recognized on the disposition of a New Note generally will be capital gain or loss (except to the extent the gain is attributable to accrued market discount, as described below) and will be long-term capital gain or loss if, at the time of such disposition, the United States Holder's holding period for the New Note is more than one year.

 Market Discount

  A holder (other than a holder who makes the election described below) that acquires a New Note with market discount that is not de minimis, except in certain non-recognition transactions, generally will be required to treat any gain realized upon the disposition of the New Note as interest income to the extent of the market discount that accrued during the period such holder held such New Note. (For this purpose a person disposing of a market discount New
Note in a transaction other than a sale, exchange or involuntary conversion generally is treated as realizing an amount equal to the fair market value of the New Note.) A holder may also be required to recognize as ordinary income any principal payments with respect to a New Note to the extent such payments do not exceed the accrued market discount on the New Note. For these purposes, market discount generally equals the excess of the stated redemption price of the New Note over the basis of the New Note in the hands of the holder immediately after its acquisition. However, market discount is deemed not to exist if the market discount is less than a statutorily defined de minimis amount equal to 1/4 of 1 percent of the New Note's contract redemption price at maturity multiplied by the number of complete years to the New Note's maturity after the holder acquired the New Note (or, in the case of a holder that acquires a New Note pursuant to the Exchange Offer, the Existing Note exchanged for such New Note).

  The market discount rules also provide that any holder of New Notes that were acquired at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to acquire or carry the New Notes, until the New Notes are disposed of.

  A holder of a New Note acquired at market discount may elect to include market discount in income as the discount accrues. In such a case, the foregoing rules with respect to the recognition of ordinary income on dispositions and with respect to the deferral of interest deductions on indebtedness related to such New Note would not apply. The current inclusion election applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

 Amortizable Bond Premium

  Generally, if the tax basis of an obligation held as a capital asset exceeds the amount payable at maturity of the obligation, such excess may constitute amortizable bond premium that the holder of such obligation may elect to amortize under the constant interest rate method and deduct over the period from the holder's acquisition date to the obligation's maturity date. A holder that elects to amortize bond premium must reduce its tax basis in the related obligation by the amount of the aggregate deductions allowable for the amortizable bond premium. Any election to amortize bond premium applies to all bonds (other than bonds the interest in which is excludible from gross income) held by the holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the holder, and the election may not be revoked without the consent of the IRS.

  In the case of an obligation, such as a New Note, that may be called at a premium prior to maturity, an earlier call date is treated as its maturity date, and the amount of bond premium is determined by treating the amount payable on such call date as the amount payable at maturity if such a calculation produces a smaller amortizable bond premium than any other call date or the method described in the preceding paragraph. If a holder of a New
Note is required to amortize and deduct bond premium by reference to a call date, the New Note will be treated as maturing on such date for the amount payable, and, if not redeemed on such date, the New Note will be treated as reissued on such date for the amount so payable. If a New Note purchased at a premium is redeemed pursuant to a call prior to such early call date or its maturity, a purchaser who has elected to deduct bond premium may deduct the excess of its adjusted basis in the New Note over the amount received on redemption (or, if greater, the amount payable on maturity) as an ordinary loss in the taxable year of redemption.

  The amortizable bond premium deduction is treated as a reduction of interest on the bond instead of as a deduction, except as Treasury regulations may otherwise provide. Proposed regulations relating to the amortization of bond premium were issued in June 1996. The proposed regulations, which apply by their terms to bonds acquired on or after the date 60 days after the date final regulations are published, provide that the offset of amortizable bond premium against interest income on the bond occurs when income is taxable to a holder as received or accrued, in accordance with such holder's method of accounting for such income.

 Transfer

  The New Notes have been issued in registered form and will be transferable only upon their surrender for registration of transfer. Under proposed Treasury regulations, a holder (other than an individual) who transfers a New Note through another method may be subject to an excise tax equal to the product of (i) 1% of the principal amount of the obligation transferred and
(ii) the number of calendar years (or portions thereof) remaining until the maturity of such obligation.

 Backup Withholding and Information Reporting

  In general, a United States Holder of a New Note will be subject to backup withholding at the rate of 31% with respect to interest, principal and premium, if any, paid on a New Note, unless the holder (a) is an entity (including corporations, tax-exempt organizations and certain qualified nominees) which is exempt from withholding and, when required, demonstrates this fact, or (b) provides the Company with its Taxpayer Identification Number ("TIN") (which for an individual would be the holder's Social Security Number), certifies that the TIN provided to the Company is correct and that the holder has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments of principal, premium and interest to United States Holders that are not corporations, tax-exempt organizations or qualified nominees will generally be subject to information reporting requirements. A holder of New Notes who does not provide the Company with his correct TIN may be subject to penalties imposed by the IRS.

  The Company will report to holders of the New Notes and the IRS the amount of any "reportable payments" (including any interest paid) and any amount withheld with respect to the New Notes during the calendar year.

  The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

UNITED STATES TAXATION OF FOREIGN HOLDERS

 Payment of Interest on New Notes

  In general, payments of interest received by any holder that is not a United States Holder (a "Foreign Holder") will not be subject to a United States federal withholding tax, provided that (a)(i) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the holder is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership and (iii) either (x) the beneficial owner of the New Note, under penalties of perjury, provides the Company or its agent with the beneficial owner's name and address and certifies that it is not a United States Holder on IRS Form W-8 (or a suitable substitute form) or
(y) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") holds the New Note and certifies to the Company or its agent under penalties of perjury that such a Form W-8 (or suitable substitute form) has been received by it from the beneficial owner or qualifying intermediary and furnishes the payor a copy thereof, (b) the Foreign Holder is subject to United States federal income tax with respect to the New Note on a net basis because payments received with respect to the New Note are effectively connected with a U.S. trade or business of the Foreign Holder (in which case the Foreign Holder may also be subject to "branch profits tax" under section 884 of the Code) and provides the Company with a properly executed IRS Form 4224, or (c) the Foreign Holder is entitled to the benefits of an income tax treaty under which the interest is exempt from United States withholding tax and the Foreign Holder or such Holder's agent provides a properly executed IRS Form 1001 claiming the exemption. Payments of interest not exempt from U.S. federal withholding tax as described above will be subject to such withholding tax at the rate of 30% (subject to reduction under an applicable income tax treaty).

  In April 1996, the IRS issued proposed regulations that would change certain of the certification and other procedures described in the preceding paragraph (the "1996 Proposed Regulations"). The changes set forth in the 1996 Proposed Regulations would not materially affect a Foreign Holder's ability to qualify for an exemption from withholding tax with respect to payments of interest on the New Note. Under the 1996 Proposed Regulations, a Foreign Holder claiming the benefit of an income tax treaty as described in clause (c) of the preceding paragraph (but not a Foreign Holder claiming the portfolio interest exemption described in clause (a)) would be required to provide its TIN to the payor. The 1996 Proposed Regulations would apply to payments of interest made after December 31, 1997.

 Sale, Exchange or Retirement of the New Notes

  A Foreign Holder generally will not be subject to United States federal income tax (and generally no tax will be withheld) with respect to gain realized on the sale, exchange, redemption, retirement at maturity or other disposition of New Notes, unless (i) the gain is effectively connected with a United States trade or business conducted by the Foreign Holder, or (ii) the Foreign Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met.

  With respect to a Foreign Holder subject to United States federal income tax as described in the preceding paragraph, an exchange of an Existing Note for a New Note should not constitute a taxable exchange of the Existing Note (see "Exchange Offer" described above). As described under "United States Taxation of United States Holders--Payment of Additional Interest," the 1996 Final Contingent Payment Regulations generally apply to debt instruments issued on or after August 13, 1996. For debt instruments issued before August 13, 1996, the preamble to the 1996 Final Contingent Payment Regulations provides that taxpayers may use any reasonable method to account for a debt instrument with contingent payments, including a method that would have been required under the proposed regulations when the debt instrument was issued. Holders should consult their tax advisors as to the tax considerations relating to the disposition of debt instruments providing for payments such as the additional interest and the impact of their choice of a method to account for such payments.

 Backup Withholding and Information Reporting

  Under current Treasury regulations, backup withholding and information reporting do not apply to payments made by the Company or a paying agent to Foreign Holders if the certification described under "--Payment of Interest on New Notes" is received, provided that the payor does not have actual knowledge that the holder is a United States person. If any payments of principal and interest are made to the beneficial owner of a New Note by or through the foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or if the foreign office of a foreign "broker" (as defined in applicable Treasury regulations) pays the proceeds of the sale of a New Note or a coupon to the seller thereof, backup withholding and information reporting will not apply. Information reporting requirements (but not backup withholding) will apply, however, to a payment by a foreign office of a broker that is a United States person, that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or that is a "controlled foreign corporation" (generally, a foreign corporation controlled by United States shareholders) with respect to the United States, unless the broker has documentary evidence in its records that the holder is a Foreign Holder and certain other conditions are met, or the holder otherwise establishes an exemption. Payment by a United States office of a broker is subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies under penalties of perjury that it is a Foreign Holder, or otherwise establishes an exemption. A Foreign Holder may obtain a refund or a credit against such Holder's U.S. federal income tax liability of any amounts withheld under the backup withholding rules, provided the required information is furnished to the IRS.

  In addition, in certain circumstances interest on a New Note owned by a Foreign Holder will be required to be reported annually on IRS Form 1042S, in which case such form will be filed with the IRS and furnished to the Foreign Holder.

 Federal Estate Taxes

  Subject to applicable estate tax treaty provisions, New Notes held at the time of death (or theretofore transferred subject to certain retained rights or powers) by an individual who at the time of death is a Foreign Holder will not be included in such Holder's gross estate for United States federal estate tax purposes provided that (a) the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and (b) the income and the New Notes are not effectively connected with the conduct of a United States trade or business by the individual.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge and agree that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used for a period of 90 days after the Expiration Date by a broker-dealer in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired as a result of market-making activities or other trading activities. Any such broker-dealer that is a Participating Broker-Dealer will have certain additional rights pursuant to the Registration Rights Agreement, including that, for a period of 90 days after the Expiration Date, the Company will make this Prospectus (as it may be amended or supplemented) available to any Participating Broker-Dealer for use in connection with such resale. Broker-dealers, if any, that acquired their Existing Notes from the Company in the initial offering of the Existing Notes cannot use the Prospectus, but must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of New Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

  The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through broker-dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any person that participates in the distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and must deliver a prospectus meeting the requirements of the Securities Act in connection with such resale or distribution. Any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging and agreeing that it will deliver and by delivering this Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than fees and expenses of counsel to the Note holders or underwriting discounts and commissions, and the Company and Holding will indemnify the Participating Broker-Dealers holding New Notes against certain liabilities, including certain liabilities under the Securities Act, pursuant to the Registration Rights Agreement.

  By acceptance of this Exchange Offer, each broker-dealer that receives New Notes pursuant to the Exchange Offer agrees to notify the Company, in writing, prior to using the Prospectus in connection with the sale or transfer of New Notes, and agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which requires the making of any changes in the Prospectus in order to make the statements therein not misleading, such broker-dealer will suspend use of the Prospectus until (i) the Company has amended or supplemented the Prospectus to correct such misstatement or omission and (ii) either the Company has furnished copies of the amended or supplemented Prospectus to such broker-dealer or, if the Company has not otherwise agreed to furnish such copies and declines to do so after such broker-dealer so requests, such broker-dealer has obtained a copy of such amended or supplemented Prospectus as filed with the Commission. The Company has agreed to deliver such notice and such amended or supplemented Prospectus promptly to any Participating Broker-Dealer that has so notified the Company.

  Pursuant to the Registration Rights Agreement, Remington and Holding have jointly and severally agreed to indemnify the Initial Purchasers against certain liabilities, including certain liabilities incurred in connection with the offering of the Existing Notes, and contribute to payments the Initial Purchasers may be required to make in respect thereof.

  The New Notes will be new securities for which there currently is no market. The Existing Notes are eligible for trading in the PORTAL market, the National Association of Securities Dealers' screenbased, automated market for trading of securities eligible for resale under Rule 144A; however, no assurance can be given as to the liquidity of, or trading market for, the Notes.

                                 LEGAL MATTERS

  Certain legal matters with respect to the legality of the issuance of the New Notes offered hereby will be passed upon for Remington and Holding by Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022. Franci J. Blassberg, Esq., a member of Debevoise & Plimpton, is married to Joseph L. Rice, III, who is a general partner of Associates IV and a director of each of Holding and Remington.

                                    EXPERTS

  The consolidated balance sheets of RACI Holding, Inc. and subsidiary as of December 31, 1995, 1994 and 1993, and the consolidated statements of operations, retained earnings, and cash flows for the year ended December 31, 1995 and 1994 and one month period ended December 31, 1993, included in this prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing. The statement of net assets to be sold to RACI Acquisition Corporation of the DuPont Sporting Goods Business of E. I. du Pont de Nemours and Company at November 30, 1993, and the related statement of operations and cash flows for the eleven month period then ended, incorporated by reference in this prospectus have been included in reliance on the report, which includes an explanatory paragraph regarding the uncertainty of the ultimate outcome of various product liability proceedings, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to the New Notes offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the New Notes offered hereby, reference is made to the Registration Statement and the exhibits and the financial statements, notes and schedules filed as a part thereof, which may be inspected at the public reference facilities of the Commission, at the addresses set forth below. Statements made in this Prospectus concerning the provisions of any documents referred to herein do not necessarily describe such provisions in their entirety, and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement. While any Existing Notes remain outstanding, the Company will make available, upon the request of any holder of an Existing Note, such information as is specified in paragraph (d)(4) of Rule 144A, to such holder or to a prospective purchaser of such Existing Note who such holder informs the Company such holder reasonably believes is a qualified institutional buyer within the meaning of Rule 144A, in order to permit compliance by such holder with Rule 144A in connection with the resale of such Existing Note by such holder unless, at the time of such request, the Company is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Any such request should be directed to the Vice President, Controller of the Company.

  The Company is currently not subject to the informational requirements of the Exchange Act. Upon consummation of the Exchange Offer, the Company will become subject to the informational requirements of the Exchange Act, and in accordance therewith the Company (or, under certain circumstances, Holding) will file periodic reports, proxy statements and other information with the Commission relating to its business, financial statements and other matters. Reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

  The Indenture provides that the Company will furnish copies of the periodic reports required to be filed with the Commission under the Exchange Act to the holders of the Notes. If the Company is not subject to the periodic reporting and informational requirements of the Exchange Act, the Company (or, under certain circumstances, Holding) will, to the extent permitted under the Exchange Act, and whether or not it is subject to Section 13(a) or 15(d) of the Exchange Act, file with the Commission, and the Company will provide the Trustee and the holders of the Notes with, annual reports containing the information required to be contained in Form 10-K promulgated under the Exchange Act, which will contain financial information that has been examined and reported upon, with an opinion expressed by, an independent public or certified public accountant, quarterly reports containing the information required to be contained in Form 10-Q promulgated under the Exchange Act, and from time to time such other information as is required to be contained in Form 8-K promulgated under the Exchange Act. If filing such documents is not permitted under the Exchange Act, the Company will provide copies of such reports, at its cost, to the Trustee and authorize the Trustee to provide a copy of such documents to prospective purchasers of the Notes upon request.

                                EXCHANGE AGENT

  First Trust National Association has agreed to provide certain services as Exchange Agent in connection with the Exchange Offer. Owners of Existing Notes who require assistance should contact the Exchange Agent at First Trust National Association, 180 East Fifth Street, St. Paul, Minnesota 55101,
Attention: Corporate Trust Division, telephone: (612) 244-1197.

                         INDEX TO FINANCIAL STATEMENTS

                                                                         PAGES
                                                                         -----
RACI HOLDING, INC. AND SUBSIDIARY
Report of Independent Accountants.......................................  F-2
Consolidated Balance Sheets as of December 31, 1995 and 1994............  F-3
Consolidated Statements of Operations and Retained Earnings for the
 years ended December 31, 1995 and 1994 and one month period ended
 December 31, 1993......................................................  F-4
Consolidated Statements of Cash Flows for the year ended December 31,
 1995 and 1994 and one month period ended December 31, 1993.............  F-5
Notes to Consolidated Financial Statements..............................  F-6
DUPONT SPORTING GOODS BUSINESS
Report of Independent Accountants....................................... F-20
Statements of Net Assets Sold to RACI Acquisition Corporation as of
 November 30, 1993...................................................... F-21
Statements of Operations for the eleven month period ended November 30,
 1993................................................................... F-22
Statements of Cash Flows for the eleven month period ended November 30,
 1993................................................................... F-23
Notes to Financial Statements........................................... F-24
RACI HOLDING, INC. AND SUBSIDIARIES UNAUDITED INTERIM FINANCIALS
Condensed Consolidated Balance Sheets as of September 30, 1996
 (unaudited) and December 31, 1995...................................... F-32
Condensed Consolidated Statements of Operations for the three and nine month periods ended September 30, 1996 and 1995 (unaudited)............ F-33
Condensed Consolidated Statements of Cash Flows for the nine month periods ended September 30, 1996 and 1995 (unaudited).................. F-34
Notes to Condensed Consolidated Financial Statements (unaudited)........ F-35

                       RACI HOLDING, INC. AND SUBSIDIARY

                       REPORT OF INDEPENDENT ACCOUNTANTS

To The Board of Directors and Stockholder of RACI Holding, Inc.

  We have audited the accompanying consolidated balance sheets of RACI Holding, Inc. and Subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of operations and cash flows for the years ended December 31, 1995 and 1994 and the one month period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of RACI Holding, Inc. and Subsidiary as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for the years ended December 31, 1995 and 1994 and the one month period ended December 31, 1993, in conformity with generally accepted accounting principles.


                                         /s/  Coopers & Lybrand L.L.P.

New York, New York

April 2, 1996, except
for Note 9 for which
the date is December
20, 1996

                       RACI HOLDING, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
             (DOLLARS IN MILLIONS EXCEPT SHARE AND PER SHARE DATA)

                                                      DECEMBER 31, DECEMBER 31,
                                                          1995         1994
                                                      ------------ ------------
                       ASSETS
CURRENT ASSETS
Cash and Cash Equivalents............................    $  1.4       $ 41.9
Accounts Receivable Trade--net of allowance of $5.2
 and $2.4, respectively..............................      70.4         49.2
Inventories..........................................     112.7        100.7
Prepaid Expenses and Other Current Assets............       7.7         10.6
Deferred Income Taxes................................      12.1         13.7
                                                         ------       ------
  Total Current Assets...............................     204.3        216.1
Property, Plant and Equipment--net...................      85.1         71.8
Intangibles and Debt Issuance Costs--net.............      98.7        103.5
Deferred Income Taxes................................      11.7         11.9
Other Noncurrent Assets..............................       4.6          --
                                                         ------       ------
  Total Assets.......................................    $404.4       $403.3
                                                         ======       ======
        LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES
Accounts Payable.....................................    $ 14.6       $ 15.7
Short-Term Debt......................................       4.5          3.6
Current Portion of Long-Term Debt....................      14.6         18.1
Customer Prepayments.................................       8.0         10.8
Product and Environmental Liabilities................       5.3          4.9
Income Taxes.........................................       5.4          --
Other Accrued Liabilities............................      26.9         31.7
                                                         ------       ------
  Total Current Liabilities..........................      79.3         84.8
Long-Term Debt.......................................     198.6        201.7
Retiree Benefits.....................................      28.4         24.4
Product and Environmental Liabilities................       4.5          7.2
Other Non-Current Liabilities........................       --           3.1
                                                         ------       ------
  Total Liabilities..................................     310.8        321.2
Commitments and Contingencies
SHAREHOLDER'S EQUITY
Common Stock, par value $.01; 2,500,000 shares and
 10,000,000 shares authorized, respectively, 750,000
 issued and outstanding..............................       --           --
Paid in Capital......................................      75.0         75.0
Retained Earnings....................................      18.6          7.1
                                                         ------       ------
  Total Shareholder's Equity.........................      93.6         82.1
    Total Liabilities and Shareholder's Equity.......    $404.4       $403.3
                                                         ======       ======

  The accompanying notes are an integral part of these consolidated financial statements.

                       RACI HOLDING, INC. AND SUBSIDIARY

          CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                  (DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)

                                            YEAR         YEAR      ONE MONTH
                                           ENDED        ENDED        ENDED
                                        DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                            1995         1994         1993
                                        ------------ ------------ ------------
Sales(1)...............................    $427.0       $417.7       $ 19.2
Cost of Goods Sold.....................     285.3        287.1         15.8
                                           ------       ------       ------
  Gross Profit.........................     141.7        130.6          3.4
Selling, Marketing and Distribution
 Expense...............................      59.6         52.0          2.8
General and Administrative Expense.....      27.0         23.6          1.8
Research & Development Expense.........       5.3          8.3          0.3
Other Expenses, net....................       8.3         10.3          0.6
                                           ------       ------       ------
  Operating Profit (Loss)..............      41.5         36.4         (2.1)
Interest Expense.......................     (21.5)       (20.6)        (1.5)
                                           ------       ------       ------
  Profit (Loss) before Income Taxes....      20.0         15.8         (3.6)
Provision (Benefit) for Income Taxes...       8.5          6.4         (1.3)
                                           ------       ------       ------
  Net Income (Loss)....................    $ 11.5       $  9.4       $ (2.3)
                                           ------       ------       ------
Retained Earnings (deficit), beginning
 of period.............................       7.1         (2.3)         --
                                           ------       ------       ------
Retained Earnings (deficit), end of
 period................................    $ 18.6       $  7.1       $ (2.3)
                                           ======       ======       ======
Per Share Data:
Net Income (Loss) Per Share............    $15.33       $12.53       $(3.07)
                                           ======       ======       ======

--------
(1) Sales are presented net of Federal Excise Taxes of $36.0, $33.7 and $1.4, respectively.


  The accompanying notes are an integral part of these consolidated financial statements.

                       RACI HOLDING, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)

                                              YEAR         YEAR      ONE MONTH
                                             ENDED        ENDED        ENDED
                                          DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                              1995         1994         1993
                                          ------------ ------------ ------------
OPERATING ACTIVITIES
Net Income (Loss).......................    $  11.5      $   9.4      $  (2.3)
Adjustments to reconcile Net Income
 (Loss) to Net Cash (used in) provided
 by Operating Activities:
 Depreciation...........................        9.7          7.7          0.7
 Amortization...........................        3.5          4.4          0.3
 Loss on disposal of Property, Plant
  and Equipment.........................        0.6          --           --
 Provision for Retiree Benefits.........        0.2          6.7          0.5
 Provision (Benefit) for Deferred
  Income Taxes..........................        1.8          6.4         (1.3)
 Changes in Operating Assets and
  Liabilities (Net of Effect of
  Acquisition of DuPont Sporting Goods
  Business):
   (Increase) decrease in Accounts
    Receivable Trade--Net...............      (21.2)        (3.3)        17.0
   (Increase) decrease in Inventories...      (12.0)        22.6         (0.6)
   Decrease (increase) in Prepaid
    Expenses and Other Current Assets...        2.9         (7.7)         0.3
   (Increase) in Other Noncurrent
    Assets..............................       (4.6)         --           --
   (Decrease) increase in Accounts
    Payable.............................       (1.1)        (1.1)         9.1
   (Decrease) increase in Customer
    Prepayments.........................       (2.8)         7.5          2.6
   Increase in Product and Environmental
    Liabilities.........................        3.3          4.6          0.3
   Increase in Income Taxes Payable.....        5.4          --           --
   (Decrease) increase in Other Accrued
    Liabilities.........................       (4.1)         9.2          4.4
 Payments for Assumed Pre-Acquisition
  Product and Environmental
  Liabilities...........................       (5.6)       (17.6)        (0.2)
                                            -------      -------      -------
 Net Cash (used in) provided by
  Operating Activities..................      (12.5)        48.8         30.8
INVESTING ACTIVITIES
Purchase of Property, Plant and
 Equipment..............................      (18.9)        (9.3)        (0.8)
Purchase of DuPont Sporting Goods
 Business...............................        1.4         (6.9)      (306.6)
                                            -------      -------      -------
 Net Cash used in Investing
  Activities............................      (17.5)       (16.2)      (307.4)
FINANCING ACTIVITIES
Proceeds from Revolving Line of Credit..      278.4        153.8         10.7
Principal Payments on Revolving Line of
 Credit.................................     (269.0)      (153.8)       (10.7)
Principal Payments on Long-Term Debt....      (20.8)       (10.0)         --
Proceeds from Short-Term Debt...........        4.5          4.0          1.8
Principal Payments on Short-Term Debt...       (3.6)        (2.0)        (0.2)
Debt Issuance Costs.....................        --          (1.7)       (10.4)
Proceeds from Term Loan.................        --           --         130.0
Proceeds from Issuance of 9.5% Senior
 Subordinated Notes.....................        --           --          99.4
Proceeds from Issuance of Common Stock..        --           --          75.0
                                            -------      -------      -------
 Net Cash (used in) provided by
  Financing Activities..................      (10.5)        (9.7)       295.6
                                            -------      -------      -------
(Decrease) Increase in Cash and Cash
 Equivalents............................      (40.5)        22.9         19.0
Cash and Cash Equivalents at beginning
 of period..............................       41.9         19.0          --
                                            -------      -------      -------
Cash and Cash Equivalents at end of
 period.................................    $   1.4      $  41.9      $  19.0
                                            =======      =======      =======
Supplemental cash flow information:
 Cash paid during the year for:
   Interest.............................    $  21.7      $  19.0      $   0.2
   Income Taxes.........................    $   0.8      $   1.7      $   --
 Noncash activities:
   Capital lease obligations incurred...    $   4.7      $   --       $   --

  The accompanying notes are an integral part of these consolidated financial statements.

                       RACI HOLDING, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (DOLLARS IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 1--BASIS OF PRESENTATION

  The accompanying consolidated financial statements include the accounts of Remington Arms Company, Inc. ("Remington") and its parent company, RACI Holding, Inc. ("Holding"), (collectively the "Company"). Holding has no material assets other than its investment in Remington. All intercompany accounts and transactions have been eliminated in consolidation.

  Certain reclassifications were made to the prior year's financial information to conform with the current presentation format.

NOTE 2--DESCRIPTION OF THE BUSINESS

  The Company is engaged in the design, manufacture and sale of sporting goods products for the hunting, shooting sports and fishing markets. The Company's product lines consist of firearms, ammunition, and hunting/gun care accessories, sold under the Remington name and other labels, and fishing products, sold under the Stren name and other labels.

  Holding was formed to effect the acquisition, through Remington, of certain assets and liabilities of the Sporting Goods Business ("Sporting Goods"), formerly operated by E. I. du Pont de Nemours and Company ("DuPont"), and one of DuPont's subsidiaries ("Old Remington," and together with DuPont, the "Sellers"). This acquisition (the "Acquisition") was completed on December 1, 1993 for a cash purchase price of $300.0, and was accounted for using the purchase method of accounting. Accordingly, the purchase price (net of a $0.2 post-closing purchase price adjustment in the Company's favor) and other acquisition costs, together totaling $313.5, have been allocated to the acquired assets and liabilities based on their fair values as of December 1, 1993. This allocation was finalized during 1994 upon completion of appraisals and other studies of fair value.

  The Company acquired substantially all the assets (other than discontinued properties, certain real property, and certain other assets) of Old Remington and certain other assets of the Sellers used in connection with the marketing of fishline and fishline accessories (collectively, the "Business"). The Company also assumed certain specified liabilities, including trade payables, postretirement benefits for certain retained employees and certain other contractual obligations of the Sellers, totaling $55.8. In addition, the Company assumed financial responsibility up to a maximum aggregate amount of $25.0 for certain product liability related claims involving pre-Acquisition occurrences, including two lawsuits seeking certification as class actions, and for certain environmental liabilities. Liabilities for costs in excess of $25.0 for such matters, including the two class action lawsuits, were retained by the Sellers, as were liabilities for discontinued products. The Sellers also retained pension and postretirement benefit liabilities for all retirees as of the Acquisition date as well as the postretirement benefit liability for those employees eligible to retire as of that date.

  The unaudited consolidated sales and net loss for the year ended December 31, 1993 on a pro-forma basis as though the Acquisition occurred January 1, 1993 are $366.1 and $3.3, respectively. This pro-forma financial information is presented for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the Acquisition been consummated January 1, 1993, nor is it necessarily indicative of future operating results.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Cash and Cash Equivalents:

  Cash and cash equivalents include demand deposits with banks and highly liquid investments with remaining maturities, when purchased, of three months or less.

                       RACI HOLDING, INC. AND SUBSIDIARY

            (DOLLARS IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)


 Inventories:

  Inventories are stated at the lower of cost or market. The cost of inventories other than stores and supplies is determined by the first-in, first-out ("FIFO") method. The cost of stores and supplies is determined by the average cost method. The operating profit for 1994 and the operating loss for the one month period 1993 were adversely impacted by $16.8 and $2.5, respectively, attributable to charges resulting from the purchase accounting adjustment to reflect the fair value of inventory as of December 1, 1993.

 Property, Plant and Equipment:

  Investments in land, buildings and improvements, and machinery and equipment are stated at cost. Property, plant and equipment obtained through the Acquisition were recorded at their appraised values on the Acquisition date. Depreciation is determined on a straight-line basis over the estimated lives of the assets. Assets obtained through the Acquisition are being depreciated over their remaining useful lives as determined by appraisal. The estimated useful lives are principally 20 to 40 years for buildings and improvements, and 5 to 8 years for machinery and equipment. Maintenance and repairs are charged to operations; replacements and betterments are capitalized. Computer hardware and software costs under capital leases are amortized over the term of the lease.

 Intangibles and Debt Issuance Costs:

  Intangibles, consisting primarily of goodwill and trade names, are amortized on a straight-line basis over their estimated useful lives of 40 years. Debt issuance costs are being amortized over the life of the related debt.

  Management assesses goodwill for impairment whenever facts and circumstances indicate that the carrying amount may not be fully recoverable. To analyze recoverability, management projects future cash flows, undiscounted and before interest, over the remaining life of the goodwill. If these projected cash flows are less than the carrying amount of the goodwill, an impairment loss would be recognized, resulting in a writedown of goodwill with a corresponding charge to income. The impairment loss would be measured based upon the difference between the carrying amount of the goodwill and the present value of future cash flows before interest. The Company uses a discount rate equal to its average cost of funds to discount the expected future cash flows.

 Financial Instruments:

  Premiums paid for purchased interest rate cap agreements are amortized to interest expense over the term of the agreements. Unamortized premiums are included in prepaid expenses and other current assets on the balance sheet. Amounts received under interest rate cap agreements are accrued as a reduction of interest expense. Gains and losses on commodity futures contracts qualifying as hedges are deferred and recognized as a component of the cost of acquiring the related inventory.

 Income Taxes:

  The Company accounts for income taxes in accordance with the method prescribed by Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", which requires recognition of deferred tax assets and liabilities based on the difference between the financial reporting and tax bases of assets and liabilities, applying tax rates applicable to the year in which the differences are expected to reverse.

                       RACI HOLDING, INC. AND SUBSIDIARY

            (DOLLARS IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

 Product Liability:

  The Company provides for estimated defense and settlement costs related to product liabilities when it becomes probable that a liability has been incurred and reasonable estimates of such costs are available. The Company maintains insurance coverage for product liability claims, subject to certain policy limits and to certain self-insured retentions for personal injury or property damage relating to occurrences arising after the Closing. The current insurance policy extends through November 30, 1998.

 Revenue Recognition:

  Sales and related cost of sales are included in income when goods are shipped to the customer. Customer prepayments represent advances for ammunition products to be shipped in the subsequent year.

 Advertising Costs:

  Advertising costs are expensed as incurred. In 1995, 1994 and in the one month period 1993, advertising costs totaled $18.2, $14.5 and $0.1, respectively.

 Self-Insurance:

  The Company is self-insured for elements of its employee benefit plans including, among others, workers compensation and elements of its property and liability insurance programs, but limits its liability through stop-loss insurance and annual plan maximum coverage limits. Self-insurance liabilities are based on claims filed and estimates for claims incurred but not yet reported.

 Industry Segment:

  The Company operates within a single industry segment. Sales outside the United States of product manufactured in and exported from the United States were $32.8 in 1995, $29.3 in 1994, and $0.8 for the one month period 1993.

 Use of Estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Net Income (Loss) Per Share:

  Net income (loss) per share is computed by dividing net income (loss) applicable to common share owners by the weighted average number of common shares outstanding.

NOTE 4--CONCENTRATIONS OF CREDIT RISK

  Concentrations of credit risk with respect to trade accounts receivable are generally diversified, except as noted below, due to the large number of customers comprising the Company's customer base. The Company reviews a customer's credit history before extending credit and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. The charge for doubtful accounts in 1995, 1994 and in the one month period 1993 were $3.9, $2.7 and $0.2, respectively.

                       RACI HOLDING, INC. AND SUBSIDIARY

            (DOLLARS IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

  The Company's cash and cash equivalents are invested in high-quality securities placed with institutions with high credit ratings. This investment policy limits the Company's exposure to concentrations of credit risk.

  Sales to the Company's largest customer approximated 22% and 19% of sales in 1995 and 1994, respectively.

NOTE 5--INVENTORIES

  At December 31, Inventories consist of the following:

                                                                    1995   1994
                                                                   ------ ------
     Raw Materials................................................ $ 17.2 $ 15.4
     Semi-Finished Products.......................................   23.9   21.3
     Finished Products............................................   56.2   49.8
     Stores and Supplies..........................................   15.4   14.2
                                                                   ------ ------
       Total...................................................... $112.7 $100.7
                                                                   ====== ======

NOTE 6--PROPERTY, PLANT AND EQUIPMENT

  At December 31, Property, Plant and Equipment consist of the following:

                                                                  1995    1994
                                                                 ------  ------
     Land....................................................... $  1.2  $  1.0
     Building and Improvements..................................   17.4    13.6
     Leased Assets..............................................    5.0     0.3
     Machinery and Equipment....................................   73.9    59.7
     Construction in Progress...................................    5.5     5.6
                                                                 ------  ------
       Subtotal.................................................  103.0    80.2
     Less: Accumulated Depreciation.............................  (17.9)   (8.4)
                                                                 ------  ------
       Total.................................................... $ 85.1  $ 71.8
                                                                 ======  ======

NOTE 7--INTANGIBLES AND DEBT ISSUANCE COSTS

  At December 31, Intangibles and Debt Issuance Costs consist of the following:

                                                                  1995    1994
                                                                 ------  ------
     Intangibles................................................ $ 94.7  $ 96.1
     Debt Issuance Costs........................................   12.1    12.1
                                                                 ------  ------
       Subtotal.................................................  106.8   108.2
     Less: Accumulated Amortization.............................   (8.1)   (4.7)
                                                                 ------  ------
       Total.................................................... $ 98.7  $103.5
                                                                 ======  ======

                       RACI HOLDING, INC. AND SUBSIDIARY

            (DOLLARS IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 8--OTHER ACCRUED LIABILITIES

  At December 31, Other Accrued Liabilites consist of the following:

                                                                    1995   1994
                                                                   ------ ------
     Marketing....................................................    7.0    6.7
     Compensation.................................................    3.8    6.3
     Retiree Benefits.............................................    0.4    4.2
     Corporate Relocation.........................................    4.0    --
     Health Costs.................................................    4.0    2.7
     Other........................................................    7.7   11.8
                                                                   ------ ------
       Total...................................................... $ 26.9 $ 31.7
                                                                   ====== ======

NOTE 9--RETIREE BENEFITS

 Pension Plan

  The Company sponsors a defined benefit pension plan (the "Plan") which covers substantially all employees. The Plan provides retirement benefits based on years of service and compensation during the last years of employment. The Company intends to fund this Plan consistent with the requirements of federal laws and regulations.

  Pension cost consists of:

                                                            1995   1994   1993
                                                            -----  -----  -----
      Service Costs........................................ $ 4.3  $ 4.3  $ 0.3
      Interest Costs.......................................   4.0    3.3    0.2
      Return on plan assets................................  (8.6)  (3.4)  (0.2)
      Net Amortization and Deferral........................   4.8    --     --
                                                            -----  -----  -----
       Net Pension Costs................................... $ 4.5  $ 4.2  $ 0.3
                                                            =====  =====  =====

  The funded status of the Plan at December 31, was as follows:

                                                                1995   1994
                                                                -----  -----
     Accumulated benefit obligation including vested benefits
      of $26.9 and $15.2, respectively......................... $42.1  $27.0
                                                                =====  =====
     Projected benefit obligation.............................. $60.2  $47.9
     Less: plan assets at fair value........................... (58.7) (43.3)
                                                                -----  -----
     Deficiency of assets over projected benefit obligations...   1.5    4.6
     Unrecognized net gain from experience differences.........   5.1    4.4
                                                                -----  -----
     Pension Liability......................................... $ 6.6  $ 9.0
                                                                =====  =====
     Actuarial Assumptions:
       Discount Rate........................................... 7.2%     8.5%
       Rate of Compensation Increase........................... 4.0%     5.0%
       Long-term rate of return on plan assets................. 8.5%     8.5%

                       RACI HOLDING, INC. AND SUBSIDIARY

            (DOLLARS IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

  Under the Acquisition agreement, DuPont is required to transfer funds to the Plan in an amount equal to the actuarial present value of the projected pension benefit obligation as of December 1, 1993 related to transferred employees. Management estimated the amount of such assets to be transferred to the Plan by DuPont to be $39.8, plus interest of $4.7. These amounts were included in the plan assets at fair value above. As of April 7, 1996, DuPont had transferred $25.7 (including interest of $1.8) to the Plan which had been invested in a fixed income portfolio consisting of government and corporate bonds. On December 20, 1996, the Company and DuPont agreed to a final settlement of $42.6 million, including interest.

  In addition to the defined benefit pension plan, the Company also sponsors a qualified defined contribution plan covering substantially all employees. The Company matches 50% of a participant's contribution up to a maximum of 6% of a participant's compensation. The Company's contribution to this plan was $1.4 and $1.5 in 1995 and 1994, respectively.

 Postretirement Benefit Plan:

  The Company sponsors a postretirement defined benefit plan which provides certain employees, their covered dependents and beneficiaries with retiree health and welfare benefits. Generally, employees who have attained a certain age and who have rendered a minimum required term of service, on or after December 1, 1993 (including service rendered prior to the Acquisition), will be eligible for these benefits. The Company will fund postretirement benefits claims as they are incurred. Postretirement benefits for employees who were eligible to retire under the DuPont postretirement benefits scheme are covered by that scheme.

  In 1995, the Company amended its retiree medical program by changing the cost sharing provisions including the introduction of a cap on the Company's share of Medicare eligible retiree costs. These changes reduced the accumulated postretirement obligation by approximately $5.2.

  During 1995, the Company analyzed actual costs incurred for its active and retiree medical plans. As a result of this study, the Company revised certain actuarial assumptions.

  Postretirement benefit cost consists of:

                                                               1995   1994 1993
                                                               -----  ---- ----
       Service Costs.......................................... $ 1.4  $1.2 $0.1
       Interest Costs.........................................   1.4   1.6  0.1
       Amortization...........................................  (0.2)  --   --
                                                               -----  ---- ----
       Postretirement benefit costs........................... $ 2.6  $2.8 $0.2
                                                               =====  ==== ====

  Accumulated postretirement benefit obligation at December 31, consists of:

                                                                    1995  1994
                                                                    ----- -----
       Retirees.................................................... $ 0.1 $ --
       Active plan participants....................................  15.7  21.3
       Unrecognized prior service cost.............................   5.2   --
       Unrecognized net gain (loss)................................   1.2  (1.7)
                                                                    ----- -----
       Accrued postretirement benefit liability.................... $22.2 $19.6
                                                                    ===== =====

                       RACI HOLDING, INC. AND SUBSIDIARY

            (DOLLARS IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

  The assumed health care trend rate used in measuring the accumulated postretirement benefit obligation was 10.5% for 1994 and 9.5% for 1995 declining to 5.5% ultimately in 2005. A one-percentage-point increase in the assumed health care trend rate would increase both the accumulated postretirement benefit obligation as of December 31, 1995 and the postretirement health care cost for the year then ended by approximately 9.7%. The assumed discount rate used to determine the accumulated postretirement benefit obligation was 7% and 8.5% at December 31, 1995 and 1994, respectively.

NOTE 10--DEBT

  Short-term debt consists of unsecured, fixed interest rate agreements for financing insurance premiums. The interest rate under these agreements at December 31, 1995 and 1994 was 6.7% and 6.5%, respectively.

  Long-Term Debt at December 31, consists of the following:

                                                                   1995   1994
                                                                  ------ ------
     Credit Agreement:
       Term Loans................................................ $100.0 $120.0
       Revolving Credit Facility.................................    9.4    --
     9.5% Senior Subordinated Notes due 2003.....................   99.5   99.4
     Capital Lease Obligations...................................    4.3    0.4
                                                                  ------ ------
         Subtotal................................................ $213.2 $219.8
     Less: Current Portion.......................................   14.6   18.1
                                                                  ------ ------
         Total................................................... $198.6 $201.7
                                                                  ====== ======

  The Company has a Credit Agreement, as amended, with certain lending institutions (the "Credit Agreement") that provides for aggregate borrowings of $280.0, including a Term Loan facility of $130.0 and a Revolving Credit facility of $150.0. All borrowings under the Credit Agreement are guaranteed by Holding, and are collateralized by substantially all of the assets of the Company. The Term Loan facility was fully drawn in connection with the closing of the Acquisition. The Company may borrow up to $150.0 (including certain letters of credit) under the Revolving Credit facility through 2000, provided that such borrowings are annually reduced for a period of 30 consecutive days to $60.0 or less. The weighted average interest rate for borrowings under the Term Loan and Revolving Credit facility were 8.4% and 9.0% per annum, respectively, in 1995. As of December 31, 1994, the weighted average interest rate on borrowings under the Term Loan and Revolving Credit Facility was 6.9% and 7.8% per annum, respectively. As prescribed in the Credit Agreement, in January, 1994, the Company entered into interest rate cap transactions to cap the 3-month Eurodollar base rate on approximately 50% of the principal balance of borrowings under the Term Loan facility at 5% for the period from July, 1994 through June, 1996. Commitment fees of 1/2 of 1% are payable on the average daily unused portion of the Revolving Credit facility. At December 31, 1995, the Company had $4.6 in letters of credit and $9.4 of borrowings outstanding with the remaining $136.0 of the Company's Revolving Credit Facility available for borrowing. Borrowings under the Revolving Credit Facility are classified as long-term as the Company has the intent and ability, supported by the terms of the Credit Agreement, to maintain amounts outstanding through the year 2000. At December 31, 1994, the Company had $6.0 in letters of credit outstanding with the remaining $144.0 of the Company's Revolving Credit facility available for borrowing. The maximum amount outstanding under the facility during 1995 and 1994 was $36.6 and $62.0, respectively.

  In accordance with the Credit Agreement, the Company made scheduled principal payments on the term loans thereunder of $9.3 in 1995 and $10.0 in 1994. The Credit Agreement requires the Company to make further

                       RACI HOLDING, INC. AND SUBSIDIARY

            (DOLLARS IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

quarterly principal payments on the term loans thereunder (after pro rata reduction for certain prepayments and subject to further pro rata or other reduction in the future) in an aggregate amount of approximately $13.6 in 1996, $18.2 in each of 1997 and 1998, $22.7 in 1999 and $27.3 in 2000 with all remaining amounts then outstanding under the Credit Agreement to be repaid on December 31, 2000. The Credit Agreement also requires the Company to make mandatory prepayments on the term loans thereunder annually in an amount equal to 50% of the Company's Excess Cash Flow (as defined therein) for the preceding fiscal year. Any such prepayment will result in a pro rata reduction in all subsequently scheduled principal payments on such term loans provided, however, that any such payment made within the twelve months prior to the date on which an installment or other payment of such principal is scheduled to be paid on the term loans may, at the option of the Company, be applied first to such installment or other payment. During 1995, the Company prepaid approximately $10.7 for fiscal year 1994. No such prepayment will be required in 1996.

  Loans under the Credit Agreement generally bear interest, at the Company's option, at a variable rate equal to either (i) the rate that is the highest of the administrative agent's prime rate, or certain alternative rates, in each case plus up to 1.25% per annum, or (ii) the rate at which certain Eurodollar deposits are offered in the interbank Eurodollar market plus up to 2.50% per annum. Beginning in 1995, upon the Company's delivery to the Credit Agreement's administrative agent of the Company's quarterly financial statements the interest rate on the Company's Credit Agreement borrowings can be reduced by 0.25% to 1.0% per annum from levels in effect at December 31, 1995 if the Company has met certain financial ratios, based on EBITDA and consolidated interest expense, for the four quarters then ended. One reduced, such interest rate can also be increased up to the original levels if the Company no longer meets the financial ratios making it eligible for interest rate reduction.

  Mandatory prepayments of borrowings are also required under the Credit Agreement upon the occurrence of any of the following: certain changes in control, the issuance of new equity or debt securities, certain sales of assets other than in the normal course of business and any receipt of certain insurance or litigation proceeds relating to the loss of or damage to any assets in amounts exceeding $5.0.

  The Company's 9.5% Senior Subordinated Notes (the "Notes"), in an aggregate $100.0 principal amount, mature on December 1, 2003. The Notes are redeemable at the option of the Company, in whole or in part, any time on or after December 1, 1998. The redemption price ranges from 104.5% of the principal amounts in 1998 to 101.5% in the year 2000. In addition, up to 25% of the aggregate principal amount of the Notes will be redeemable on or prior to December 1, 1996 at the option of the Company, following a public offering of Holding common stock, at a redemption price of 108.5% of the principal amount. In the event of a change in control, the Notes may be redeemed at the option of the Company for the principal amount plus applicable interest and premium at that date. The Notes are subordinate to borrowings under the Credit Agreement and are guaranteed on a subordinated basis by Holding. The Notes are not collateralized by any of the Company's assets. Effective from April 30, 1994 and until the day preceding the date of consummation of an offer for the exchange of registered Notes for unregistered Notes, pursuant to a Registration Statement on Form S-4, the interest rate on the Notes is 10%. The original issue discounts on the Notes of $0.6 are being amortized at 9.56% per annum. As of year ended December 31, 1995, the total amount amortized was $0.1.

  The Indenture for the Notes and the Credit Agreement contain various restrictions on the Company's ability to incur debt, pay dividends and enter into certain other transactions. In addition, the Credit Agreement contains certain requirements with respect to minimum working capital, net worth and earnings levels, as well as minimum ratios regarding profitability and interest expense. Under the Credit Agreement, dividends by Remington to Holding are not to exceed $1.0 annually unless for certain specific purposes, as defined in the Credit Agreement.

  As of December 31, 1995, the Company also had additional letters of credit outstanding of $2.1.

                       RACI HOLDING, INC. AND SUBSIDIARY

            (DOLLARS IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)


NOTE 11--LEASES

  Future minimum lease payments under capital leases and operating leases, together with the present value of the net minimum capital lease payments at December 31, 1995, are as follows:

                                                             CAPITAL OPERATING
                                                             LEASES   LEASES
                                                             ------- ---------
     Minimum Lease Payments for Years Ending December 31:
       1996.................................................  $ 1.3    $1.0
       1997.................................................    1.3     0.4
       1998.................................................    1.1     0.3
       1999.................................................    1.1     0.2
       2000.................................................    0.1     0.2
                                                              -----    ----
       Total minimum lease payments.........................    4.9    $2.1
                                                                       ====
     Less amount representing interest......................   (0.6)
                                                              -----
     Present value of net minimum lease payments............  $ 4.3
                                                              =====

NOTE 12--STOCK PURCHASE AND OPTION PLANS

  The Company has reserved 116,250 shares of the Class A Common Stock, par value $.01 per share, of Holding ("Common Stock") for issuance in accordance with the terms of the RACI Holding, Inc. Stock Option Plan (the "Option Plan"), the RACI Holding, Inc. Stock Purchase Plan (the "Purchase Plan") and the RACI Holding, Inc. 1994 Directors' Stock Plan (the "Directors' Plan"). To date, no awards have been made under either the Purchase Plan or the Directors' Plan and no shares of Common Stock have been issued under any of the plans.

  In 1995, the Board of Directors of Holding amended the Option Plan by approving the Amended and Restated RACI Holding, Inc. Stock Option Plan and authorized the grant of options (the "Options"). Options were granted to officers and key employees of the Company to purchase Common Stock at the then estimated fair value of $100 per share. The Options will become exercisable in three equal annual installments, beginning on the second anniversary of the date of grant, subject to the continued employment of any employee optionholder. The vesting of Options may be accelerated upon the occurrence of certain events specified in the Option Plan, as amended, including a change in control as defined therein. Options not exercised will expire on the tenth anniversary of the date of grant. At December 31, 1995 Options to purchase 35,905 shares of Common Stock were outstanding, none of which were exercisable.

NOTE 13--SHAREHOLDER'S EQUITY

  In June 1995, Holding amended its certificate of incorporation to reduce the number of shares of Common Stock authorized from 10,000,000 shares to 2,500,000 shares, consisting of 1,250,000 shares of Class A Common Stock, par value $.01 per share, and 1,250,000 shares of Class B Common Stock, par value $.01 per share. The Class A Common Stock is voting stock and the Class B Common Stock is non-voting stock. None of the Class B Common Stock has been issued.

NOTE 14--CORPORATE RELOCATION

  On September 19, 1995, the Board of Directors authorized management to relocate the Company's corporate headquarters from Wilmington, Delaware to Madison, North Carolina. Approximately $3.1 was

                       RACI HOLDING, INC. AND SUBSIDIARY

            (DOLLARS IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)


accrued as a noncurrent liability for estimated costs related to the relocation as part of the accounting for the Acquisition. The Company accrued an additional $1.0 in 1995 based on current estimates of costs to relocate approximately 60 employees, and for the payment of severance benefits to approximately 70 employees who will not be relocated. The relocation will be completed during 1996.

NOTE 15--COMMITMENTS AND CONTINGENCIES

  The Company has various purchase commitments approximating $4.1 million, for materials, supplies, property and equipment incidental to the ordinary conduct of business. Such commitments are not at prices in excess of current market prices.

  Pursuant to the Asset Purchase Agreement, the Sellers retained liability for, and are required to indemnify the Company against, (1) all product liability cases and claims (whenever they may arise) involving discontinued products and (2) all product liability cases and claims involving products that had not been discontinued as of the Acquisition closing ("extant products") and relating to occurrences that took place, but were not disclosed to the Company, prior to such closing (the "Closing"). The Company assumed financial responsibility, up to an aggregate amount of $25.0 (the "Cap"), for
(1) product liability cases and claims involving extant products and relating to occurrences that took place, and were disclosed to the Company, prior to the Closing, and (2) any environmental liabilities relating to the ownership or operation of Sporting Goods prior to the Closing. The Sellers retained liability for, and are required to indemnify the Company against, all such disclosed product liability occurrences and such environmental liabilities in excess of the Cap. As of December 31, 1995, the Company has made payments totaling $23.4 with respect to product liability cases and claims and environmental costs subject to the Cap. Except for certain cases and claims relating to shotguns as described below, and for all cases and claims relating to discontinued products and claims relating to occurrences that took place, but were not disclosed to the Company, prior to the Closing, the Company will bear financial responsibility for product liability cases and claims relating to occurrences after the Closing. Because of the nature of firearm and ammunition products, the Company anticipates that it, as well as other manufacturers of firearm or ammunition products, will continue to be involved in product liability litigation in the future.

  Since December 1, 1993, the Company has maintained insurance coverage for product liability claims subject to certain self-insured retentions both on a per-occurrence basis and in the aggregate for personal injury or property damage relating to occurrences arising after the Closing. The current insurance policy extends through November 30, 1998. Based on actual defense and disposition costs incurred by the Company and Sporting Goods with respect to product liability cases and claims in recent years, management estimates that the ultimate liability for product liability cases and claims relating to occurrences arising during 1995 will be in the range of $4.5 to $9.0, and $4.3 to $8.1 for occurrences during 1994. The Company charged $6.5 and $17.5 of payments against the accrual for product and environmental liabilities in the years ended December 31, 1995, and 1994, respectively. Management estimates that the amount of the self insured retention accrued ($4.5 in 1995, and $4.3 in 1994) will be paid out over the following three to five years.

  The Company and the Sellers are engaged in the joint defense of product liability litigation involving Remington brand firearms and ammunition. Approximately 50 such cases are pending, primarily alleging defective product design or manufacture, or failure to provide adequate warnings. Almost all of these cases are individual actions alleging personal injury, and many seek punitive as well as compensatory damages. Of these pending cases, approximately 43 are subject to the Cap or involve discontinued products or undisclosed pre-Closing occurrences, and accordingly are cases for which the Sellers retained liability and are required to indemnify the Company, either in full or in excess of the Cap. Approximately 7 of the pending cases involve post-Closing occurrences for which the Company would be responsible. The Company had previously disposed of a number of other cases involving post-Closing occurrences by settlement.

                       RACI HOLDING, INC. AND SUBSIDIARY

            (DOLLARS IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)


  Two cases involving Company products that were pending at the time of the Closing, were asserted as class actions, one involving shotguns and the other bolt-action rifles. In each case certification was sought of a class of owners of Remington brand firearms, generally claiming economic loss based on alleged product defect, and seeking compensatory, punitive and treble damages, plus other costs. In addition to the liabilities retained by the Sellers in excess of the Cap, the Sellers also are required to indemnify the Company for all claims in these cases for economic loss involving firearms similar to those involved in these cases and shipped up to 42 calendar months after the Closing.

  On February 6, 1996, the federal district court in San Antonio gave final approval to a settlement of the class action relating to Remington brand shotguns, Leonel Garza et al. v. Sporting Goods Properties Inc. et al. ("Garza"). The Garza case involved certain Remington brand 12-gauge shotguns, including Model 1100, 11-87 and 870 shotguns, manufactured from 1960 to 1995. That lawsuit was filed against the Sellers in Texas state court in November, 1993, and was later removed to federal court. Plaintiffs amended the complaint in 1994 to assert a nationwide class action and to name as additional defendants both the Company and the DuPont subsidiary that had directly owned Sporting Goods prior to the Acquisition. The settlement resolves claims alleging economic loss that might be brought by owners of the shotguns at issue in connection with the barrel steel formerly used in such firearms; however it does not resolve claims for personal injury. Pursuant to the settlement, once the district court's decision is no longer subject to appeal, a fund of approximately $19.0 will be distributed to eligible shotgun owners. As of March, 1996, no appeals have been filed. Notices are expected to be published in mid-1996 informing owners how to apply for payment for the fund. Defense costs associated with Garza are subject to the Cap. However, pursuant to a separate agreement between the Company and the Sellers, the $19.0 million cost of the fund, as well as additional settlement costs and court-ordered attorneys fees, are to be paid by the Sellers, without regard to the Cap. Publicity regarding the Garza agreement has led to some additional reports of personal injury allegedly involving use of the shotguns included in the class action lawsuit. The Company anticipates, at least in the short term, an increase in the number of such claims. The Company does not believe that the disposition of Garza (including any individual personal injury actions which might be filed as a result of the settlement) is likely to have a material adverse effect upon its financial condition or results of operations.

  The other purported class action, Joe Luna, et al. v. Remington Arms Company, Inc. and E. I. du Pont de Nemours and Company ("Luna"), filed in 1989 against the Sellers in Texas state court, and amended in December 1993, seeks certification of a class consisting of all Texas owners, allegedly 400,000 in number, of Model 700 bolt-action rifles. The parties in Luna have briefed the issue of whether class certification is appropriate in this case, and a hearing is scheduled for May 6, 1996. The Company has not been named as a defendant in this case.

  The representations and warranties in the Asset Purchase Agreement expired 18 months after the Closing, with certain exceptions, and claims for indemnification with respect thereto were to be made within 30 days of such expiration. The Company made claims for such indemnification involving product liability issues within that time period. The Company and the Sellers have agreed that, should the Garza settlement become final, the Sellers shall assume financial responsibility for a portion of costs relating to product liability claims and cases involving certain shotguns manufactured prior to mid-1995 and based on occurrences arising prior to November 30, 1999, and that any claims the Company and the Sellers may have against each other under the Asset Purchase Agreement relating to shotguns (excluding their various indemnification rights and the allocation of certain costs under the Cap) will be released.

  Because the Company's assumption of financial responsibility for certain product liability cases and claims involving pre-Acquisition occurrences is limited to the amount of the Cap, with the Sellers retaining liability in

                       RACI HOLDING, INC. AND SUBSIDIARY

            (DOLLARS IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

excess of the Cap and indemnifying the Company in respect thereof, and because of the Company's accruals with respect to such cases and claims, the Company believes that cases and claims involving occurrences arising prior to the Closing are not likely to have a material adverse effect upon the financial condition or results of operations of the Company. While it is difficult to forecast the outcome of litigation, the Company does not believe, in light of relevant circumstances (including the availability of insurance with respect to cases and claims involving occurrences arising after the Closing and the Company's accruals for the uninsured costs of such cases and claims), that the resolution of all product liability cases and claims involving post-Acquisition occurrences, which occurrences have arisen prior to April 2, 1996, individually or in the aggregate, will have a material adverse effect upon the financial condition or results of operations of the Company. Because of the nature of its products, the Company anticipates that it will continue to be involved in product liability litigation in the future.

  The Company does not expect current environmental regulations to have a material adverse effect on the results of operations and has not been identified by regulatory authorities as a potentially responsible party. However, the Company's liability for future environmental remediation costs is subject to considerable uncertainty due to the complex, ongoing and evolving process of identifying the necessity for, and generating cost estimates for, remedial work. Furthermore, there can be no assurance that environmental regulations will not become more restrictive in the future.

NOTE 16--INCOME TAXES

  The provision (benefit) for income taxes consists of the following components:

                                                                1995 1994 1993
                                                                ---- ---- -----
     Federal:
       Current................................................. $5.7 $--  $ --
       Deferred................................................  1.1  5.4  (1.1)
     State:
       Current.................................................  1.0  --    --
       Deferred................................................  0.7  1.0  (0.2)
                                                                ---- ---- -----
                                                                $8.5 $6.4 $(1.3)
                                                                ==== ==== =====

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                                   1995   1994
                                                                   -----  -----
     Deferred tax assets:
       Accrued Employee and Retiree Benefits...................... $14.3  $13.0
       Product, Environmental and Other Liabilities...............   7.3    7.5
       Receivables and Inventory..................................   3.5    2.7
       Tax Credits................................................   3.6    --
       Net Operating Losses.......................................   --     4.2
       Other......................................................   0.6    0.8
                                                                   -----  -----
                                                                    29.3   28.2
     Deferred tax liabilities:
       Property, Plant and Equipment..............................  (4.4)  (1.7)
       Intangibles................................................  (1.1)  (0.9)
                                                                   -----  -----
                                                                    (5.5)  (2.6)
     Net deferred tax assets...................................... $23.8  $25.6
                                                                   =====  =====

                       RACI HOLDING, INC. AND SUBSIDIARY

            (DOLLARS IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)


  The Company has not established a valuation allowance against the net deferred tax assets as it is more likely than not that the assets will be fully utilized against future taxable income.

  The following is a reconciliation of the statutory federal income tax rate to the Company's effective income tax rates:

                                                             1995  1994  1993
                                                             ----  ----  -----
     Federal statutory rate................................. 35.0% 35.0% (35.0)%
     State income taxes, net of federal benefits............  5.4   3.8   (3.8)
     Nondeductible expenses.................................  2.8   2.1    1.3
     Other.................................................. (0.7) (0.7)   1.4
                                                             ----  ----  -----
     Effective income tax rate.............................. 42.5% 40.2% (36.1)%
                                                             ====  ====  =====

NOTE 17--RELATED PARTY AND DUPONT TRANSACTIONS

  The Clayton & Dubilier Private Equity Fund IV Limited Partnership ("C&D Fund IV"), which is the sole stockholder of Holding, is a private investment fund managed by Clayton, Dubilier and Rice, Inc. ("CD&R"). CD&R receives an annual fee for management and financial consulting services provided to the Company and reimbursement of related out-of-pocket expenses. Fees and out of pocket expenses paid to CD&R were $0.4 in 1995 and $0.5 in 1994. In connection with the Acquisition and arranging the financing thereof, the Company paid CD&R a fee of $4.5.

  Coincident with the Acquisition, the Company entered into a transitional service agreement with DuPont under which DuPont provided various services (e.g., cash management, vendor payment, benefits administration and payroll and information systems support services) for a transitional period after the closing of the Acquisition. All of these services have now been taken over by the Company. Costs under the transitional services agreement were $1.4, $3.6 and $0.4 for 1995, 1994 and 1993, respectively.

  In addition, the Company has entered into a supply agreement with DuPont through 1996 for the supply of fishline. Purchases under the supply agreement were $3.8, $4.6 and $0.2 for the years ended 1995, 1994 and the one month period ended 1993, respectively.

NOTE 18--FINANCIAL INSTRUMENTS

  The Company has only limited involvement with financial instruments and does not use them for trading purposes. Financial instruments are used to manage well-defined interest rate and commodity price risks.

  Based on borrowing rates currently available to the Company for debt with similar terms and maturities, the estimated fair value of the Company's debt at December 31, 1995 and 1994 is equal to the carrying amount.

  Interest rate cap agreements are used to reduce the potential impact of increases in interest rates on approximately 50% of the Company's variable rate term loan debt under the Credit Agreement. As a result of additional principal payments during the year, approximately 55% of the principal balance was subject to the interest rate cap at December 31, 1995. At December 31, 1995 the Company was a party to two interest rate cap agreements, each with remaining terms of 6 months. These agreements were effective July, 1994 and entitle the Company to receive from major financial institutions on a quarterly basis the amount, if any, by which the Eurodollar base rate on the variable rate term loan borrowings exceeds 5.0%. At December 31, 1995, the 3-month Eurodollar base rate was 5.7%. Based on terms currently available for interest rate caps with similar terms and maturities, the estimated fair market value of the caps at December 31, 1995 was approximately $0.1 million.

                       RACI HOLDING, INC. AND SUBSIDIARY

            (DOLLARS IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)


  Commodity futures contracts are used to hedge the price risk related to firm commitments and anticipated purchases of lead and copper to be used in the manufacture of the Company's products. These contracts are purchased at a percentage of the face amount and additional payments are then made or received based on the differential between the face amount and the actual price of the metals contracts at the date sold. The face amount of commodity contracts outstanding at December 31, 1995 was $3.4. At December 31, 1995 and 1994, the market value of the Company's outstanding contracts relating to firm commitments and anticipated purchases up to one year from the respective balance sheet date was $3.4 and $2.9 respectively. As of December 31, 1995 and 1994 hedging losses related to closed commodity futures contracts of $0.1 and $0.4, respectively, were included in inventory. The Company also enters into forward purchase contracts for the Japanese Yen from time to time in support of product supply contracts.

NOTE 19--RESEARCH AND DEVELOPMENT

  Research and development expenses of $8.3 for 1994 include $2.3 of nonrecurring costs related to the Company's consolidation of its research and development function into a new facility in Elizabethtown, Kentucky, including estimated severance costs of $1.6 million to be paid to approximately 40 employees. Research and development expenses of $5.3 for 1995 includes $1.0 benefit as the actual severance costs were less than estimated.

NOTE 20--QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                       QUARTER
                                             ---------------------------
                                             FIRST  SECOND THIRD  FOURTH  TOTAL
                                             ------ ------ ------ ------  ------
     1995
     Sales.................................. $114.2 $95.9  $123.5 $ 93.4  $427.0
     Gross Profit...........................   43.1  30.3    38.6   29.7   141.7
     Net Income (Loss)...................... $  8.0 $ 1.8  $  4.1 $ (2.4) $ 11.5
     Net Income (Loss)
      Per Share............................. $10.67 $2.40  $ 5.46 $(3.20) $15.33

  The results of operations for the second quarter ended June 30, 1995 were favorably impacted by a $1.0 per-tax benefit as the actual research and development relocation costs were less than estimated. The results of operations in the third quarter ended September 30, 1995 were negatively impacted by an additional pre-tax charge of $1.4 related to the relocation of the corporate headquarters to Rockingham County, North Carolina, which was reduced in the fourth quarter by $0.4.

                                                       QUARTER
                                             ---------------------------
                                             FIRST  SECOND THIRD  FOURTH  TOTAL
                                             ------ ------ ------ ------  ------
     1994
     Sales.................................. $109.2 $101.6 $130.0 $ 76.9  $417.7
     Gross Profit...........................   24.7   34.9   46.6   24.4   130.6
     Net Income (Loss)...................... $  0.7 $  5.0 $  9.3 $ (5.6) $  9.4
     Net Income (Loss)
      Per Share............................. $ 0.93 $ 6.67 $12.40 $(7.47) $12.53

  The results of operations for the fourth quarter ended December 31, 1994 were negatively impacted by pre-tax charges of $2.3 and $1.8 related to the relocation of the Company's research and development facility and implementation of new management information systems, respectively. These charges, net of tax benefits totaled $2.5. Gross profit for the first quarter, the second quarter and the fourth quarter includes nonrecurring pre-tax inventory charges relating to the acquisition accounting of $13.7, $2.1 and $1.0, respectively.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To The Board of Directors and Stockholder of RACI Holding, Inc.

  We have audited the accompanying statement of net assets sold to RACI Acquisition Corporation of the DuPont Sporting Goods Business (the "Business") of E.I. du Pont de Nemours and Company ("DuPont") at November 30, 1993, and the related statements of operations and cash flows of the business for the eleven month period ended November 30, 1993. These financial statements are the responsibility of the Business' management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying financial statements were prepared as described in Note 1 to present the net assets of the Business sold to RACI Acquisition Corporation, and the related results of operations and cash flows of the Business, and are not intended to be a complete presentation of the Business' financial position.

  In our opinion, the financial statements audited by us present fairly, in all material respects, the net assets sold to RACI Acquisition Corporation of the Business at November 30, 1993, and the related results of operations and cash flows for the eleven month period ended November 30, 1993, in conformity with generally accepted accounting principles.

  As more fully discussed in Note 8, the Business is a defendant in various product liability proceedings. The ultimate outcome of these proceedings, including two lawsuits seeking certification as class actions, can not presently be determined. Accordingly, no provision for the ultimate outcome that may result upon resolution of such proceedings subsequent to November 30, 1993, other than defense and indemnity costs incurred through December 31, 1994 and estimated defense costs to be incurred subsequent to December 31, 1994, has been made in the accompanying financial statements.

                                          Coopers & Lybrand L.L.P.

New York, New York
December 31, 1994

                         DUPONT SPORTING GOODS BUSINESS

   STATEMENT OF NET ASSETS SOLD TO RACI ACQUISITION CORPORATION (SEE NOTE 1)
                             (DOLLARS IN MILLIONS)

                                                                    NOVEMBER 30,
                                                                        1993
                                                                    ------------
                              ASSETS
Current Assets
Accounts Receivable Trade--Net of Allowances of $6.4...............    $ 63.8
Inventories........................................................      60.3
Prepaid Expenses and Other Current Assets..........................       3.2
                                                                       ------
    Total Current Assets...........................................     127.3
Property, Plant and Equipment--Net.................................      45.9
Other Assets.......................................................       2.4
                                                                       ------
    Total Assets...................................................    $175.6
                                                                       ======
              LIABILITIES AND OWNER'S NET INVESTMENT
Current Liabilities
Accounts Payable...................................................    $  7.7
Product and Environmental Liabilities..............................      15.4
Accrued Employee Costs.............................................       2.5
Accrued Marketing Costs............................................       4.3
Other Current Liabilities..........................................       3.5
                                                                       ------
    Total Current Liabilities......................................      33.4
Retiree Benefits...................................................      17.2
Product and Environmental Liabilities..............................       9.6
Other Non-Current Liabilities......................................       0.4
                                                                       ------
    Total Liabilities..............................................      60.6
Commitments and Contingencies......................................
Owner's Net Investment.............................................     115.0
                                                                       ------
    Total Liabilities and Owner's Net Investment...................    $175.6
                                                                       ======


   The accompanying notes are an integral part of these financial statements.

                         DUPONT SPORTING GOODS BUSINESS

                     STATEMENTS OF OPERATIONS (SEE NOTE 1)
                             (DOLLARS IN MILLIONS)

                                                                   ELEVEN MONTH
                                                                   PERIOD ENDED
                                                                   NOVEMBER 30,
                                                                       1993
                                                                   ------------
Sales*............................................................    $346.9
Cost of Goods Sold................................................     240.9
                                                                      ------
Gross Profit......................................................     106.0
Selling, Marketing and Distribution Expense.......................      72.8
General and Administrative Expense................................      15.0
Research & Development Expense....................................       5.0
Other Expenses....................................................       6.6
                                                                      ------
Operating Profit..................................................       6.6
Interest Expense..................................................      (5.3)
Other Income......................................................       0.7
                                                                      ------
Profit Before Income Taxes and the Effect of Accounting Changes...       2.0
Provision for Income Taxes........................................      (0.6)
                                                                      ------
Income Before Effect of Accounting Changes........................       1.4
Effect of Changes in Accounting for Postretirement Benefits Other
 than Pensions and Postemployment Benefits, net of tax benefit....     (74.1)
                                                                      ------
Net (Loss) Income.................................................    $(72.7)
                                                                      ======

--------
* Sales are presented net of Federal Excise Taxes of $28.8.



   The accompanying notes are an integral part of these financial statements.

                         DUPONT SPORTING GOODS BUSINESS

                   STATEMENTS OF CASH FLOWS [SEE NOTE 1]

                                                                  ELEVEN MONTH
                                                                  PERIOD ENDED
                                                                  NOVEMBER 30
                                                                      1993
                                                                  ------------
Operating Activities
Net (Loss) Income................................................    $(72.7)
Adjustments to reconcile Net (Loss) Income to Cash Provided by
 Operating Activities
  Transition Effect of Accounting Change.........................      74.1
  Depreciation...................................................       9.5
  Other Noncash Charges and Credits..............................       0.8
  Changes in Operating Assets and Liabilities
    (Increase) in Accounts Receivable Trade--Net.................     (19.4)
    Decrease in Inventories......................................      14.1
    Decrease in Prepaid Expenses and Other Current Assets........       0.3
    (Decrease) in Accounts Payable...............................      (2.2)
    Increase in Product and Environmental Liabilities............      18.8
    Increase in Accrued Employee Costs...........................       2.5
    Increase in Accrued Marketing Costs..........................       1.1
    (Decrease) in Other Current Liabilities......................      (3.4)
                                                                     ------
Cash Provided by Operating Activities............................      23.5
Investing Activities
Purchase of Property, Plant and Equipment........................      (9.1)
                                                                     ------
Net Cash (used in) Investing Activities..........................      (9.1)
Financing Activities
Net Cash Settlements To Owner, Including Deemed Cash Portion of
 Transition Effect of Accounting Changes.........................     (14.4)
                                                                     ------
Cash and Cash Equivalents at Beginning and End of Period.........    $  --
                                                                     ======

--------

Note: Interest paid was $5.3. Estimated income taxes paid were $0.6.

The accompanying notes are an integral part of these financial statements.

                        DUPONT SPORTING GOODS BUSINESS

                         NOTES TO FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)

NOTE 1--BASIS OF PRESENTATION

  The Sporting Goods Business (the "Business") of E. I. du Pont de Nemours and Company ("DuPont") is principally conducted through Remington Arms Company, Inc. ("Remington"), a wholly-owned subsidiary of DuPont. The Business is engaged in the design, manufacture, and sale of sporting goods products for the hunting, shooting sports, and fishing markets. The product lines of the Business consist of firearms, ammunition, and hunting/gun care accessories, sold under the Remington name and other labels, and fishing products, sold under the Stren name and other labels.

  On December 1, 1993 (the "Closing Date"), DuPont sold the assets of the Business to RACI Acquisition Corporation ("RACI"), a new company organized by Clayton, Dubilier & Rice, Inc. to effect the acquisition. Under the terms of the asset purchase agreement and related ancillary agreements (collectively, the "Agreements") for the sale of the Business, RACI purchased the assets and assumed specified liabilities of the Business:

    I. excluding all assets and liabilities associated with (a) certain powder metals operations conducted by Remington at its Hazen, Arkansas facility, (b) sites where Remington ceased operations, including those sites where it ceased operation in 1985 and 1989, and (c) the Remington Farms property (collectively, the "Excluded Operations"); and

    II. excluding, among other things, cash and cash equivalents; all assets and liabilities of the Business with respect to taxes (including current and deferred income taxes and taxes other than on income) relating to operations of the Business prior to the Closing Date, except for prepaid property taxes and prepaid payroll taxes; all liabilities of the Business with respect to retirees and former employees of the Business; all liabilities with respect to current employees of the Business relating to service with the Business prior to the Closing Date, except for accrued but unpaid salaries, wages, sick pay, 1993 incentive compensation, pension liabilities for employees of the Business who have not retired as of the Closing Date (under the Acquisition Agreement, Remington has assumed liability for and DuPont is required to transfer funds to a new pension plan to be established by Remington in an amount equal to the actuarial present value of the accumulated pension obligations as of the Closing Date for such employees), and other postretirement benefits for employees of the Business not eligible to retire as of the Closing Date; certain rights or obligations of the Business under specified contracts with DuPont or its affiliates; liabilities in excess of $25.0, in total, for (a) environmental liabilities relating to operation of the Business prior to the Closing Date, and/or (b) product-related liabilities for personal injury, wrongful death, economic loss or property damage ("Product Liability Losses") resulting from events disclosed to RACI and occurring prior to the Closing Date; Liabilities for Product Liability Losses for undisclosed events occurring prior to the Closing Date or resulting from discontinued products; expenses relating to the Agreements; accounts payable to DuPont, other than trade accounts payable; and certain real property, plant and equipment at the Business's Lonoke, Arkansas and Findlay, Ohio sites, and the environmental liabilities associated therewith (collectively, the "Excluded Assets and Liabilities").

  Historically, financial statements were not prepared for the Business. These financial statements have been carved out from the historical accounting records of Remington and DuPont. The results of operations include all revenues and costs directly attributable to the Business sold to RACI. The results of operations also include allocations of (a) costs for administrative functions and services performed on behalf of the Business by centralized staff groups with DuPont, (b) DuPont general corporate expense, and (c) pension and postretirement benefit costs (See Note 2 for a description of the allocation methodologies employed), and charges from Consol, Inc., a 50% owned affiliate of DuPont, for executive and other management services (See Note
10). Interest expense is determined based on the consolidated indebtedness of DuPont, and, in these financial statements, has been allocated to the Business on the basis of the Business's proportionate share of the identifiable operating

                        DUPONT SPORTING GOODS BUSINESS

                             (DOLLARS IN MILLIONS)

assets of DuPont. As more fully described in Note 2, current and deferred income tax expense has been determined as if the Business were a separate taxpayer. The results of the Excluded Operations are not included in the results of operations.

  The Business's manufacturing operations are conducted at sites used exclusively by the Business. However, the Business's headquarters was located at a site where other DuPont operations not included in the Business are present. At this shared site, only the assets used exclusively by the Business were included in the Statement of Net Assets Sold to RACI. The Statement of Net Assets Sold to RACI excludes the assets and liabilities of the Excluded Operations and the Excluded Assets and Liabilities.

  Throughout the period covered by these financial statements, the Business participated in DuPont's centralized cash management system and, as such, its cash funding requirements were met by, and generally all cash generated was transferred to, DuPont. Because RACI acquired only certain specified assets of the Business and assumed only certain specified liabilities of the Business, for the purpose of these financial statements, all costs and benefits allocated to the Business and all charges, costs, expenses and benefits related to the Excluded Assets and Liabilities are deemed to have been paid or received by the Business, in cash, in the period such charges, costs, expenses or benefits were recognized in the Statement of Operations of the Business.

  All of the allocations and estimates in the financial statements are based on assumptions that management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have results if the Business had been operated as a separate entity.

NOTES 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Accounting Changes:

  Effective January 1, 1993, for the purpose of these financial statements, the Business adopted Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," and SFAS No. 112, "Employers' Accounting for Postemployment Benefits". The Business recorded charges to net income of $15.1 and $2.0, net of deferred tax benefit of $8.0 and $0.8, respectively, for the net effects of transition to these two new standards as of January 1, 1993 with respect to those employees of the Business who remained active employees and were not eligible for retirement benefits as of November 30, 1993.

  The Business also recorded a charge of $101.6, net of deferred tax benefit of $35.4, for the estimated SFAS No. 106 transition effect with respect to retirees of the Business as of January 1, 1993 and active employees who were fully eligible for retirement benefits prior to 1993 or became eligible during 1993. These amounts, and the $2.0 accrued liability for the adoption of SFAS No. 112, are all components of the Excluded Assets and Liabilities, as is the deferred tax asset related to the transition charge. As such, $59.0 of the $74.1 transition charge is deemed to have resulted in a cash payment by the Business (See Note 1). This deemed cash payment has been offset against cash provided by DuPont in the Statement of Cash Flows in order to better reflect the substance of this item.

 Inventories:

  Inventories are valued at the lower of cost or market. The cost of the majority of inventories other than stores and supplies is determined by the last-in, first-out (LIFO) method. The cost of stores and supplies is determined by the average cost method.

 Property, Plant and Equipment:

  Property, plant and equipment is carried at cost and is generally classified in depreciable groups and depreciated using accelerated methods that produce results substantially similar to the sum-of-the-years digits

                        DUPONT SPORTING GOODS BUSINESS

                             (DOLLARS IN MILLIONS)

method. Depreciation rates generally range from 4% to 12% per annum on direct manufacturing facilities and from 2% to 10% per annum on other facilities; in some instances, appropriately higher or lower rates are used. In general, the gross carrying value of property, plant and equipment surrendered, retired, sold, or otherwise disposed of is charged to accumulated depreciation and any salvage or other recovery therefrom is credited to accumulated depreciation. Maintenance and repairs are charged to operations; replacements and betterments are capitalized.

 Financial Instruments:

  The Business purchases publicly traded futures contracts for lead, zinc, and copper to hedge a portion of anticipated raw material purchases during the ensuing twelve month period. Gains or losses from these contracts are deferred until the actual purchase of the hedged raw material, at which time such gains or losses are included in determining the purchase cost of such materials. At November 30, 1993, the Business had approximately $18.6 of these contracts open, with settlement dates through December 15, 1994. Deferred hedging losses relating to futures contracts were $0.6 at November 30, 1993. DuPont provided a financial guarantee of the Business's performance under these contracts up to $10.0, which terminated as of the Closing Date.

 Income Taxes:

  The taxable income of the Business was included in the tax returns of DuPont. As such, separate income tax returns were not prepared or filed by the Business. Current and deferred income tax expense of the Business has been determined by applying the asset and liability approach set forth in SFAS No. 109, "Accounting for Income Taxes," as if the Business were a separate taxpayer. All tax expense is deemed to have been paid by the Business, in cash, in the period such expense is recorded by the Business.

 Product Liability:

  The Business provides for estimated defense and indemnity costs related to product liabilities when it becomes probable that a liability has been incurred and reasonable estimates of such costs are available. Costs for defense and indemnity included in selling, marketing and distribution expense were $30.2 for the period.

 Pensions:

  DuPont has non-contributory defined benefit plans covering substantially all U.S. employees, including the employees of the Business. The plans provide retirement benefits based on years of service and compensation during the last years of employment. The cost of these plans for active employees was allocated to the Business (See Note 7) and is generally included in cost of goods sold.

  Pension cost allocated to the Business is deemed to have resulted in a cash contribution between the Business and DuPont in the period the pension cost was incurred, and, in return, DuPont is deemed to have assumed all responsibility for pension payments to retirees. Accordingly, no pension related assets or liabilities are included in the statement of net assets sold to RACI.

 Other Postretirement Benefits:

  DuPont and certain of its subsidiaries provide medical, dental, and life insurance benefits to pensioners and survivors. In 1992, these benefits were paid and accounted for as the costs were incurred. Benefit costs under these plans were allocated to the Business based principally on the business location of the employee at the time of retirement.

                        DUPONT SPORTING GOODS BUSINESS

                             (DOLLARS IN MILLIONS)

  As discussed above, effective January 1, 1993, for the purpose of these financial statements, the Business adopted the accrual method of accounting for the cost of these benefit plans as prescribed by SFAS No. 106. The Business accrued benefit costs during the period with respect to employees of the Business who were active and not retirement eligible as of the Closing Date of $4.7, and was allocated a charge of $5.9 during the period with respect to retirees and retirement-eligible employees of the Business. These costs are included in cost of goods sold. These costs are not necessarily indicative of the postretirement benefit costs that would have been incurred if the Business had operated as a separate entity.

 Revenue Recognition:

  Sales and related cost of goods sold are included in income when goods are shipped to the customer.

 Advertising Costs:

  Advertising costs are expensed as incurred. Such costs were $12.0 for the period.

 Environmental Costs:

  The Business accrues for certain environmental remediation activities relating to past operations, including Comprehensive Environmental Response Compensation and Liability Act (CERCLA) cleanup and certain Resource Conservation and Recovery Act (RCRA) and related compliance activities, for which commitments have been made, and reasonable estimates are possible. Where feasible, these costs are assigned to the business unit responsible for the conditions being remediated. Such costs are exclusive of possible recoveries from third parties and are not discounted. There were no environmental remediation costs during the period.

 Industry Segment:

  The Business operates within a single industry segment. Sales of products manufactured in and exported from the United States were $24.9 for the period. Sales to a major retail chain represented approximately 19% of total sales.

NOTE 3--CONCENTRATION OF CREDIT RISK

  Concentrations of credit risk with respect to trade accounts receivable are generally diversified due to the large number of customers comprising the Business's customer base. The Business reviews a customer's credit history before extending credit and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. The charges for doubtful accounts were $3.9 for the period.

NOTE 4--INTEREST EXPENSE

  Interest expense is determined based on consolidated indebtedness of DuPont and, in these financial statements, has been determined on the basis of the Business's proportionate share of the identifiable operating assets of DuPont.

                        DUPONT SPORTING GOODS BUSINESS

                             (DOLLARS IN MILLIONS)


NOTE 5--INVENTORIES

  Inventories consist of the following:

     Raw Materials...................................................... $ 19.1
     Semi-Finished Product..............................................   23.0
     Finished Product...................................................   57.6
       Stores and Supplies..............................................   12.7
                                                                         ------
       Subtotal.........................................................  112.4
     LIFO Reserve.......................................................  (52.1)
                                                                         ------
       Total............................................................ $ 60.3
                                                                         ======

  The excess of replacement or current cost over stated value of inventories for which cost has been determined under the LIFO method approximated $52.1 at November 30, 1993. Inventories valued at LIFO comprised 75% of total inventories before LIFO adjustment. The effect of LIFO decrements was to reduce cost of goods sold by $3.3 for the period.

NOTE 6--PROPERTY, PLANT AND EQUIPMENT

  Plant and Equipment consist of the following:

     Land.............................................................. $   1.7
     Buildings and Equipment...........................................   196.4
     Construction in Progress..........................................     6.0
                                                                        -------
       Subtotal........................................................   204.1
     Less: Accumulated Depreciation....................................  (158.2)
                                                                        -------
       Total........................................................... $  45.9
                                                                        =======

NOTE 7--PENSION COST

  Pension cost for active employees was determined by measuring the projected benefit obligation for such employees as of December 31, 1992 using an assumed discount rate of 8.5%, and an assumed long-term rate of compensation increase of 5%. The Projected Benefit Obligation (PBO) so measured was $72.2 as of December 31, 1992. The PBO was assumed to be fully funded by plan assets with an assumed long-term rate of return of 9% allocated from the DuPont plan. The elements of pension cost allocated to the Business using this method were:

     Service Cost........................................................ $ 3.2
     Interest cost on Projected Benefit Obligation.......................   5.6
     Return on plan assets...............................................  (6.0)
                                                                          -----
     Net Pension Cost.................................................... $ 2.8
                                                                          =====

NOTE 8--COMMITMENTS AND CONTINGENCIES

  The Business has various purchase commitments for materials, supplies, and items of permanent investment incident to the ordinary conduct of business. In the aggregate, such commitments are not at prices in excess of current markets.

                        DUPONT SPORTING GOODS BUSINESS

                             (DOLLARS IN MILLIONS)


  At November 30, 1993, the Business's purchases of fishline filament from a Japanese supplier were supported by a 740 million Yen ($6.8) DuPont letter of credit. Under the terms of the Agreements, this letter of credit was terminated as of the Closing Date.

  The Business is subject to various lawsuits and claims with respect to such matters as product liability, government regulations, and other actions arising in the normal course of business including two class-action product liability lawsuits.

  At November 30, 1993, 60 product liability actions were pending involving firearm or ammunition products manufactured and/or sold by the Business. Of the 60 product liability actions, 42 were assumed by RACI subject to a $25.0 cap on product liability costs (See Note 1). As of December 31, 1994, as a result of claim resolutions (both settlements and dismissals) as well as filing of additional cases, 45 product liability cases involving firearms or ammunition products of the Business were pending. These product liability actions primarily allege defective product design or manufacture, or failure to provide adequate warnings. In many cases, punitive damages, as well as compensatory damages, are demanded.

  Two of the pending product liability actions seek certification as class actions. On November 24, 1993, a complaint was filed in a Texas state court against DuPont and Remington requesting certification of a class of owners of Remington shotguns, including Model 870, Model 1100 and Model 11-87 shotguns, alleging product defect and seeking to recover damages (on a variety of theories), including "mental anguish" damages, exemplary and treble damages and other costs. The Business estimates that, as of November 30, 1993, approximately 10.5 million such shotguns have been shipped since 1955. The action, Leonel Garza, Jr. et al. v. Remington Arms Company, Inc. and E.I. du Pont de Nemours and Company, was removed to the United States District Court in San Antonio, Texas, in December, 1993. In November, 1994, an amended complaint was filed, specifically seeking certification of a national class of shotgun owners and naming as additional defendants RACI and the DuPont subsidiary which was the direct owner of Remington prior to the Acquisition. The parties in Garza have been engaged in discussions regarding a possible settlement of the action and have executed a non-binding Memorandum of Understanding setting forth the general terms necessary for such a settlement, which is subject to material contingencies and uncertainties as well as the requirement of detailed agreement among the parties concerned.

  A second class action complaint, Joe Luna, et. al. v. Remington Arms Company, Inc. and E.I. du Pont de Nemours and Company, originally filed in 1989 in a Texas state court and amended in December, 1993, seeks certification of a class of all Texas owners of Model 700 bolt-action rifles. Luna alleges product defects and seeks to recover the cost of repair or modification of such products, as well as punitive and treble damages and other costs. The amended Luna complaint alleges that 400,000 Texas residents own Model 700 rifles. A hearing on plaintiffs' motion for class certification is expected to be scheduled for 1995.

  On November 19, 1993, a state court jury in Wisconsin returned a $2.5 verdict against Remington (of which $2.0 represented punitive damages) in a personal injury product liability case involving a Model 870 shotgun. The case was settled on appeal.

  Subsequent to the closing of this Acquisition, RACI discovered new information that may have a detrimental effect upon certain defenses to product liability cases and claims involving the Business's firearm products. Due to this information and the uncertain nature of the two product liability class action lawsuits and other pending product liability lawsuits, management is uncertain whether such remaining lawsuits and claims will have a materially adverse effect upon the result of operations of the Business for the period. Furthermore, management is unable to make a meaningful estimate of the amount or range of loss that could result from an unfavorable outcome of all pending product liability claims and proceedings as of November 30, 1993.

                        DUPONT SPORTING GOODS BUSINESS

                             (DOLLARS IN MILLIONS)

Accordingly, as of November 30, 1993, the Business has provided $30.2 in respect of amounts paid for indemnity and defense costs through December 31, 1994, inclusive of $8.2 for estimated defense costs to be incurred subsequent to December 31, 1994 for product liability actions pending as of November 30, 1993.

  The maximum liability to be assumed by RACI (See Note 1) for such product and/or environmental liabilities, as included in the statement of net assets to be sold to RACI, is $25.0.

  During the period covered by the financial statements, DuPont did not insure for property damage losses. Liability insurance was purchased with high deductible limits.

NOTE 9--INCOME TAXES

  The Benefit for Income Taxes consists of the following:

     Federal:
       Current......................................................... $  6.5
       Deferred........................................................   (7.0)
     State:
       Current.........................................................    1.2
       Deferred........................................................   (0.1)
                                                                        ------
     Provision for Income Taxes Excluding Transition Effect of
      Accounting Changes...............................................    0.6
     Transition Effect of Changes in Accounting for Postretirement
      Benefits Other than Pensions and Postemployment Benefits.........  (44.6)
                                                                        ------
         Total Benefit................................................. $(44.0)
                                                                        ======

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of these temporary differences included in the Benefit for Income Taxes are as follows:

     Depreciation....................................................... $ 1.5
     Allowances for Doubtful Accounts...................................   0.8
     Inventory..........................................................   0.4
     Accrued Liabilities................................................  (6.2)
     Other Retirement Benefits..........................................  (2.7)
     Other..............................................................  (0.9)
                                                                         -----
       Total Deferred Tax Benefit included in Provision for Income
        Taxes........................................................... $(7.1)
                                                                         =====
  The following is a reconciliation of the statutory federal income tax provision to the Business' book provision.

     Income Before Income Taxes.......................................... $ 2.0
                                                                          -----
     Tax at Statutory Federal Tax Rate...................................   0.7
     State Taxes, Net of Federal Benefit.................................   0.1
     Other--Net..........................................................  (0.2)
                                                                          -----
     Provision for Income Taxes.......................................... $ 0.6
                                                                          =====

                        DUPONT SPORTING GOODS BUSINESS

                             (DOLLARS IN MILLIONS)

NOTE 10--RELATED PARTY TRANSACTIONS

  As discussed in Note 1, the Business purchases bulk fishline filament from DuPont operations outside the scope of the Business. Due to the proprietary nature of this product and the absence of third-party sales, it is not practicable to determine a market price for such filament. Accordingly, for purposes of these financial statements, purchases of filament are recorded at the fully absorbed average cost of the DuPont-producing unit plus an allocation of non-inventoriable period costs associated with the manufacture of such filament. Purchases of fishline filament from these other DuPont business units were $2.7 for the period. The Agreements provide that DuPont will continue to sell fishline filament to RACI after the Closing Date at specified prices.

  The results of operations include significant transactions with DuPont business units, including Consol, Inc., that are outside the defined scope of the Business. These transactions involve functions and services (such as executive management, cash management, tax administration and data processing) that were provided to the Business by these other DuPont units. The costs of these functions and services have been directly charged and/or allocated to the Business using methods that management believes are reasonable. Such charges and allocations are not necessarily indicative of the costs that would have been incurred if the Business had been a separate entity. Such charges and/or allocations aggregated $5.2. These charges and/or allocations are principally included in the caption general and administrative expense. In addition, general and administrative expense includes $5.3 for the period representing allocations of general DuPont corporate expenses to the Business. Management believes these allocations are reasonable, but they are not necessarily indicative of the costs that would have been incurred if the Business had been operated as a separate entity. RACI has contracted with DuPont for the continuation of certain services after the Closing Date at specified prices.

                    RACI HOLDING, INC. AND SUBSIDIARIES

              UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

                (DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)

                                                       SEPTEMBER 30 DECEMBER 31
                                                           1996        1995
                                                       ------------ -----------
                                                       (UNAUDITED)
ASSETS
------
Current Assets
  Cash and Cash Equivalents...........................    $  9.9      $  1.4
  Accounts Receivable Trade--Net......................     127.7        70.4
  Inventories.........................................     119.5       112.7
  Prepaid Expenses and Other Current Assets...........       8.8         7.7
  Deferred Income Taxes...............................      16.4        12.1
                                                          ------      ------
    Total Current Assets..............................     282.3       204.3
Property, Plant and Equipment--Net....................      92.0        85.1
Intangibles and Debt Issuance Costs--Net..............      96.0        98.7
Deferred Income Taxes.................................       7.3        11.7
Other Noncurrent Assets...............................       2.8         4.6
                                                          ------      ------
    Total Assets......................................    $480.4      $404.4
                                                          ======      ======
LIABILITIES AND SHAREHOLDER'S EQUITY
------------------------------------
Current Liabilities
  Accounts Payable....................................    $ 18.8      $ 14.6
  Short-Term Debt.....................................       0.4         4.5
  Current Portion of Long-Term Debt...................      18.6        14.6
  Customer Prepayments................................       1.5         8.0
  Product and Environmental Liabilities...............       4.8         5.3
  Income Taxes........................................       --          5.4
  Other Accrued Liabilities...........................      32.7        26.9
                                                          ------      ------
    Total Current Liabilities.........................      76.8        79.3
Retiree Benefits......................................      33.1        28.4
Long-term Debt:
  Revolving Credit Facility & Other...................      97.6        12.7
  Term Loan and Notes.................................     172.2       185.9
Product and Environmental Liabilities.................       7.4         4.5
                                                          ------      ------
    Total Liabilities.................................     387.1       310.8
Commitments and Contingencies
Shareholder's Equity
  Common Stock, par value $.01; 2,500,000 shares
   authorized, 750,000 issued and outstanding.........       --          --
  Paid in Capital.....................................      75.0        75.0
  Accumulated Earnings................................      18.3        18.6
                                                          ------      ------
    Total Shareholder's Equity........................      93.3        93.6
    Total Liabilities and Shareholder's Equity........    $480.4      $404.4
                                                          ======      ======

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                   RACI HOLDING, INC. AND SUBSIDIARIES

        UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

               (DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)

                                               QUARTER ENDED     YEAR-TO-DATE
                                                SEPTEMBER 30     SEPTEMBER 30
                                               ---------------  ---------------
                                                1996   1995(2)   1996   1995(2)
                                               ------  -------  ------  -------
                                                         UNAUDITED
Sales (1)....................................  $139.4  $123.5   $316.5  $333.6
Cost of Goods Sold...........................    99.5    84.9    219.4   221.6
                                               ------  ------   ------  ------
  Gross Profit...............................    39.9    38.6     97.1   112.0
Selling, Marketing and Distribution Expense..    14.6    15.3     43.0    43.5
General and Administrative Expense...........     7.0     7.4     20.6    18.9
Research & Development Expense...............     2.4     1.5      7.4     3.0
Other Expenses...............................     2.4     2.0      7.5     7.2
                                               ------  ------   ------  ------
Operating Profit.............................    13.5    12.4     18.6    39.4
Interest Expense.............................    (6.9)   (5.5)   (19.2)  (16.1)
                                               ------  ------   ------  ------
Profit/(Loss) Before Income Taxes............     6.6     6.9     (0.6)   23.3
Provision/(Credit) for Income Taxes..........     2.9     2.8     (0.3)    9.4
                                               ------  ------   ------  ------
  Net Income/(Loss)..........................  $  3.7  $  4.1   $ (0.3) $ 13.9
                                               ======  ======   ======  ======
EBITDA.......................................  $ 17.7  $ 17.2   $ 30.9  $ 50.4
                                               ======  ======   ======  ======
Per Share Data:
  Net Income/(Loss)..........................  $ 4.93  $ 5.46   $(0.40) $18.53
                                               ======  ======   ======  ======

--------

(1) Sales are presented net of Federal Excise Taxes of $12.3 and $11.2 for the quarter, and $26.5 and $27.8 for the year-to-date period ended September 30, 1996 and 1995, respectively.

(2) Certain reclassifications were made to the prior period's financial information to conform with the current presentation format.

   The accompany notes are an integral part of these condensed consolidated financial statements.

                    RACI HOLDING, INC. AND SUBSIDIARIES

         UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                (DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)

                                                            UNAUDITED
                                                    --------------------------
                                                    YEAR-TO-DATE SEPTEMBER 30
                                                    --------------------------
                                                        1996          1995
                                                    ------------  ------------
Net Cash used in Operating Activities.............. $      (47.1) $      (31.1)
Investing Activities
  Capital Expenditures.............................        (12.8)        (13.3)
  Purchase of DuPont Sporting Goods Business.......          --            1.4
                                                    ------------  ------------
    Net cash used in Investing activities..........        (12.8)        (11.9)
Financing Activities
  Net borrowings under Revolving Credit Facility            83.6          24.0
  Principal payments on Long-Term Debt.............        (11.1)        (16.3)
  Principal payments on Short-Term Debt............         (4.1)         (3.3)
                                                    ------------  ------------
    Net cash provided by financing activities......         68.4           4.4
                                                    ------------  ------------
Increase (Decrease) in cash and cash equivalents...          8.5         (38.6)
Cash and cash equivalents at beginning of period...          1.4          41.9
                                                    ------------  ------------
Cash and cash equivalents at end of period......... $        9.9  $        3.3
                                                    ============  ============

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                   RACI HOLDING, INC. AND SUBSIDIARIES

      NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                            SEPTEMBER 30, 1996

          (DOLLARS IN MILLIONS, EXCEPT PER SHARE AND SHARE DATA)

1. BASIS OF PRESENTATION

  The condensed consolidated financial statements of RACI Holding, Inc. ("Holding") include the accounts of its subsidiaries, Remington Arms Company, Inc. ("Remington") and Remington International, Ltd. (together with Remington and Holding, the "Company"). Holding has no material assets other than its investment in Remington. All intercompany accounts and transactions have been eliminated in consolidation.

  The accompanying unaudited condensed consolidated financial statements of Holding have been prepared by the Company in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of items of a normal recurring nature) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996.

  Pursuant to an asset purchase agreement (the "Asset Purchase Agreement"), on December 1, 1993, the Company acquired certain assets and assumed certain liabilities of the Sporting Goods Business (the "Business" or the "Predecessor") formerly operated by E.I. du Pont de Nemours and Company, Inc. ("DuPont") and one of DuPont's subsidiaries ("Sporting Goods," and together with DuPont, the "Sellers"), for a cash purchase price of $299.8 as adjusted subsequent to the closing of such acquisition (the "Acquisition").

  Certain reclassifications were made to the prior period's financial information to conform with the current presentation format.

  These financial statements should be read in conjunction with the audited consolidated financial statements of RACI Holding, Inc. and Subsidiary as of and for the year ended December 31, 1995.

2. INVENTORIES

                                                        SEPTEMBER 30 DECEMBER 31
                                                            1996        1995
                                                        ------------ -----------
      Raw Materials....................................    $ 16.8      $ 17.2
      Semi-Finished Product............................      23.3        23.9
      Finished Product.................................      65.0        56.2
      Stores and Supplies..............................      14.4        15.4
                                                           ------      ------
        Total..........................................    $119.5      $112.7
                                                           ======      ======

3. DEBT

                                                        SEPTEMBER 30 DECEMBER 31
                                                            1996        1995
                                                        ------------ -----------
      Credit Agreement:
        Term Loans....................................     $ 89.8      $100.0
        Revolving Credit Facility.....................       93.0         9.4
      9.5% Senior Subordinated Notes due 2003.........       99.5        99.5
      Capital Lease Obligations.......................        6.1         4.3
                                                           ------      ------
          Subtotal....................................     $288.4      $213.2
      Less: Current Portion...........................       18.6        14.6
                                                           ------      ------
          Total.......................................     $269.8      $198.6
                                                           ======      ======

                    RACI HOLDING, INC. AND SUBSIDIARY

4. RECENTLY ADOPTED FINANCIAL ACCOUNTING PRONOUNCEMENTS

  Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which allows companies either to measure compensation cost in connection with employee stock compensation plans using a fair value based method or to continue to use an intrinsic value based method. The Company will continue to use the intrinsic value based method, which generally does not result in compensation cost.

5. COMMITMENTS AND CONTINGENCIES

  The Company is subject to various lawsuits and claims with respect to product liabilities, governmental regulations, and other matters arising in the normal course of business. Under the Asset Purchase Agreement, the Company has assumed financial responsibility for certain product liability claims involving pre-Acquisition occurrences and certain pre-Acquisition environmental liabilities up to a maximum aggregate amount of $25.0 (the "Cap"). Because the Company's assumption of financial responsibility for certain product liability cases and claims involving pre-Acquisition occurrences is limited to the amount of the Cap, with the Sellers retaining liability in excess of the Cap and indemnifying the Company in respect thereof, and because of the Company's accruals with respect to such cases and claims, the Company believes that product liability cases and claims involving occurrences arising prior to the closing of the Acquisition are not likely to have a material adverse effect upon the financial condition or results of operations of the Company. While it is difficult to forecast the outcome of litigation, the Company does not believe, in light of relevant circumstances (including the current availability of insurance with respect to cases and claims involving occurrences arising after the closing of the Acquisition, the Company's accruals for the uninsured costs of such cases and claims and the agreement that the Sellers will be responsible for certain post-Acquisition shotgun-related costs) that the resolution of all product liability cases and claims involving post-Acquisition occurrences, which occurrences have arisen prior to September 30, 1996, individually or in the aggregate, will be likely to have a material adverse effect upon the financial condition or results of operations of the Company. Because of the nature of its products, the Company anticipates that it will continue to be involved in product liability litigation in the future.

6. SUBSEQUENT EVENTS

  A plan was announced and implemented in October 1996 to reduce production levels and overhead expenses primarily through workforce reductions. This will result in the recognition of a pre-tax restructuring expense in the fourth quarter of 1996 approximating $2.6 million.

  As of December 30, 1996, certain financial covenants in the Company's bank credit agreement were modified.

  The Company and the Sellers have agreed upon the handling of certain costs, which the Company and the Sellers have agreed to share in connection with the joint defense of certain product liability litigation. As a result, the Company will record a nonrecurring charge of approximately $4.7 million in the fourth quarter of 1996.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTA-TIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THIS PROSPEC-TUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL NOR BOTH TOGETHER CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH THE PROSPECTUS RELATES OR AN OFFER TO SELL OR THE SO-LICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPEC-TUS OR THE LETTER OF TRANSMITTAL OR BOTH TOGETHER NOR ANY EXCHANGE MADE HERE-UNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                   ---------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Summary..................................................................   1
Risk Factors.............................................................  13
The Company..............................................................  23
The Exchange Offer.......................................................  24
The Acquisition..........................................................  34
Use of Proceeds..........................................................  36
Capitalization of Holding................................................  36
Selected Financial Information...........................................  37
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  39
Business.................................................................  53
Management...............................................................  67
Ownership of Capital Stock...............................................  73
Certain Relationships and Related Transactions...........................  74
Description of Credit Agreement..........................................  76
Description of Notes.....................................................  78
Registration Rights...................................................... 114
Certain Federal Tax Considerations....................................... 116
Plan of Distribution..................................................... 122
Legal Matters............................................................ 123
Experts.................................................................. 123
Available Information.................................................... 123
Exchange Agent........................................................... 124
Index to Financial Statements............................................ F-1

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                                  [LOGO]

                       REMINGTON ARMS COMPANY, INC.

                               $100,000,000

                9 1/2% SENIOR SUBORDINATED NOTES DUE 2003

                                 -------------

                                PROSPECTUS
                                 -------------

                                    , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law, as amended, provides in regards to indemnification of directors and officers as follows:

  145. Indemnification of Officers, Directors, Employees and Agents;
Insurance.

  (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

  (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense of settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

  (d) Any indemnification under subsections (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

  (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

  (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

  (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

                                    * * * *

  (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

  Article VI of the Company's By-Laws provides in regard to indemnification of directors and officers as follows:

  Section 6.01. Nature of Indemnity. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was or has agreed to become a director, officer, employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent, of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that he is or was or has agreed to become an employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful; except that in the case of an action or suit by or in the right of the Corporation to procure a judgment in its favor
(1) such indemnification shall be limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

  Section 6.02. Successful Defense. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section
6.01 hereof or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

  Section 6.03. Determination That Indemnification Is Proper. Any indemnification under Section 6.01 hereof (unless ordered by a court) shall be made by the Corporation unless a determination is made that indemnification of the director, officer, employee or agent is not proper in the circumstances because he has not met the applicable standard of conduct set forth in Section
6.01 hereof. Any such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or, if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

  Section 6.04. Advance Payment of Expenses. Expenses (including attorneys' fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate. The Board of Directors may authorize the Corporation's counsel to represent such director, officer, employee or agent in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.

  Section 6.05. Procedure for Indemnification of Directors and Officers. Any indemnification of a person seeking indemnification of the Corporation under Sections 6.01 and 6.02, or advance of costs, charges and expenses to such person under Section 6.04 of this Article, shall be made promptly, and in any event within 30 days, upon the written request of such person. If a determination by the Corporation that such person is entitled to indemnification pursuant to this Article is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved such request. If the Corporation denies a written request for indemnity or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article shall be enforceable by the indemnified person in any court of competent jurisdiction. Such person's cost and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under Section 6.04 of this Article where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in Section 6.01 of this Article, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel, and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 6.01 of this Article, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel, and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

  Section 6.06. Survival; Preservation of Other Rights. The foregoing indemnification provisions shall be deemed to be a contract between the Corporation and each director, officer, employee and agent who serves in any such capacity at any time while these provisions as well as the relevant provisions of the Delaware Corporation Law are in effect and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a "contract right" may not be modified retroactively without the consent of such director, officer, employee or agent.

  The indemnification and advancement of expenses provided by this Article VI shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

  Section 6.07. Insurance. The Corporation shall purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him or on his behalf in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article, provided that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the entire Board of Directors.

  Section 6.08. Severability. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director or officer and may indemnify each employee or agent of the Corporation as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

  Section 102(b)(7) of the Delaware General Corporation Law, as amended, provides in regard to the limitation of liability of directors and officers as follows:

  (b) In addition to the matters required to be set forth in the certificate of incorporation by subsection (a) of this section, the certificate of incorporation may also contain any or all of the following matters:

                                    * * * *

  (7) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under section 174 of this Title; or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this paragraph to a director shall also be deemed to refer (x) to a member of the governing body of a corporation which is not authorized to issue capital stock and (y) to such other person or persons, if any, who, pursuant to a provision of the certificate of incorporation in accordance section 141(a) of this title, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by this title.

  Article SIXTH (e) of the Company's Certificate of Incorporation, as amended, provides in regard to the limitation of liability of directors and officers as follows:

  (e) No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Certificate of Incorporation shall eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the Director derived an improper personal benefit.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) LIST OF EXHIBITS.

                                                                   LOCATION OF
                                                                     EXHIBIT
                                                                  IN SEQUENTIAL
  EXHIBIT NO.                    DESCRIPTION                      NUMBER SYSTEM
  -----------                    -----------                      -------------
   2.1        --Asset Purchase Agreement, dated as of November
               24, 1993, among Remington Arms Company Inc.,
               formerly named RACI Acquisition Corporation
               ("Remington"), E.I. du Pont de Nemours and
               Company ("DuPont") and Sporting Goods Products,
               Inc., formerly named Remington Arms Company,
               Inc. ("Sporting Goods").*+
   2.2        --Polymer Fishline Products Supply, Research and
               Technical Support Agreement, dated as of
               December 1, 1993, between DuPont and
               Remington.*+
   2.3        --Non-Competition Agreement, dated as of December
               1, 1993, among DuPont, Sporting Goods and
               Remington.+
   2.4        --Product Liability Services and Defense
               Coordination Agreement, dated as of December 1,
               1993, among DuPont, Sporting Goods and
               Remington.+
   2.5        --Environmental Liability Services Agreement,
               dated as of December 1, 1993, between DuPont and
               Remington.+
   3.1        --Certificate of Incorporation of RACI Holding,
               Inc. ("Holding"), dated October 21, 1993, as
               amended on June 21, 1995.+
   3.2        --By-Laws of Holding, as amended and restated on
               April 23, 1996.+
   3.3        --Certificate of Incorporation of Remington,
               dated October 21, 1993, as amended on December
               1, 1993.+
   3.4        --By-Laws of Remington, as amended and restated
               on April 23, 1996.+
   4.1        --Indenture, dated as of November 30, 1993 (the
               "Indenture"), among Remington, First Trust
               National Association, as Trustee, and Holding,
               as Guarantor, with respect to Remington's 9 1/2%
               Senior Subordinated Notes due 2003 (the
               "Notes").+
   4.2        --Purchase Agreement, dated November 19, 1993,
               among Remington, Holding, Merrill Lynch & Co.,
               Merrill Lynch, Pierce, Fenner & Smith
               Incorporated ("Merrill Lynch"), and CS First
               Boston Corporation ("First Boston" and, together
               with Merrill Lynch, the "Initial Purchasers").+
   4.3        --Registration Rights Agreement, dated as of
               November 30, 1993, among Remington, Holding and
               the Initial Purchasers.+
   4.4        --Credit Agreement, dated as of November 30,
               1993, among Remington, the lenders named
               therein, The Chase Manhattan Bank, N.A.,
               Chemical Bank ("Chemical"), and Union Bank of
               Switzerland, as co-agents, and Chemical, as
               administrative agent (the "Administrative
               Agent").+
   4.5        --First Amendment, dated as of September 29,
               1995, to the Credit Agreement referred to as
               Exhibit 4.4 above.+
   4.6        --Second Amendment, dated as of March 29, 1996,
               to the Credit Agreement referred to as Exhibit
               4.4 above.+
   4.7        --Third Amendment, dated as of June 28, 1996, to
               the Credit Agreement referred to as Exhibit 4.4
               above.
   4.8        --Fourth Amendment, dated as of December 30, 1996
               to the Credit Agreement referred to as Exhibit
               4.4 above.
   4.9        --Borrower Stock Pledge Agreement, dated as of
               November 30, 1993, between Remington and the
               Administrative Agent.+
   4.10       --Borrower Stock Pledge Agreement, dated as of
               March 30, 1996, between Remington and the
               Administrative Agent.

--------

* Includes list of omitted schedules (and similar attachments) and agreement to furnish supplementally such schedules and attachments to the Securities and Exchange Commission upon its request.

+ Previously filed.

                                                                   LOCATION OF
                                                                     EXHIBIT
                                                                  IN SEQUENTIAL
  EXHIBIT NO.                    DESCRIPTION                      NUMBER SYSTEM
  -----------                    -----------                      -------------
   4.11       --Borrower Security Agreement, dated as of
               November 30, 1993, between Remington and the
               Administrative Agent.+
   4.12       --Borrower Patent and Trademark Security
               Agreement, dated as of November 30, 1993,
               between Remington and the Administrative Agent.+
   4.13       --Holding Stock Pledge Agreement, dated as of
               November 30, 1993, between Holding and the
               Administrative Agent.+
   4.14       --Holding Guarantee, dated as of November 30,
               1993, by Holding to the Administrative Agent.+
   4.15       --Sublease, dated as of March 1, 1987, between
               S&K Industries, Inc., as lessor, and Remington
               as assignee of DuPont, as lessee (agreement to
               furnish such sublease to the Securities and
               Exchange Commission upon its request).+
   5.1        --Opinion of Debevoise & Plimpton regarding the
               legality of the Notes being registered.
  10.1        --Filed as Exhibit 2.1.+
  10.2        --Filed as Exhibit 2.2.+
  10.3        --Filed as Exhibit 2.3.+
  10.4        --Filed as Exhibit 2.4.+
  10.5        --Filed as Exhibit 2.5.+
  10.6        --Filed as Exhibit 4.4.+
  10.7        --Filed as Exhibit 4.5.+
  10.8        --Filed as Exhibit 4.6.+
  10.9        --Filed as Exhibit 4.7.
  10.10       --Filed as Exhibit 4.8.
  10.11       --Filed as Exhibit 4.9.+
  10.12       --Filed as Exhibit 4.10.
  10.13       --Filed as Exhibit 4.11.+
  10.14       --Filed as Exhibit 4.12.+
  10.15       --Filed as Exhibit 4.13.+
  10.16       --Filed as Exhibit 4.14.+
  10.17       --Registration and Participation Agreement, dated
               as of November 30, 1993, between Holding and The
               Clayton & Dubilier Private Equity Fund IV
               Limited Partnership (the "C&D Fund").+
  10.18       --Stock Subscription Agreement, dated as of
               November 30, 1993, between Holding and the C&D
               Fund.+
  10.19       --Indemnification Agreement, dated as of November
               30, 1993, among Remington, Holding, Clayton,
               Dubilier & Rice, Inc. and the C&D Fund.+
  10.20       --Letter, dated December 5, 1996 from the Company
               and Holding to Robert W. Haskin, Jr.
  10.21       --Letter, dated December 11, 1996 from Robert W.
               Haskin, Jr. to the Company.
  10.22       --RACI Holding, Inc. 1994 Directors' Stock Plan,
               adopted on June 2, 1994.+
  10.23       --RACI Holding, Inc. Stock Purchase Plan, adopted
               on June 2, 1994.+
  10.24       --Amended and Restated RACI Holding, Inc. Stock
               Option Plan, adopted as of July 17, 1995.+
  10.25       --Amendment No. 1, dated as of July 19, 1996, to
               the Amended and Restated RACI Holding, Inc.
               Stock Option Plan referred to as Exhibit 10.24
               above.
  10.26       --Form of Management Stock Option Agreement.+
  10.27       --RACI Holding, Inc. Director Stock Option Plan,
               adopted on July 22, 1996.
  12.1        --Computation of Ratio of Earnings to Fixed
               Charges.

--------

+ Previously filed.

                                                                   LOCATION OF
                                                                     EXHIBIT
                                                                  IN SEQUENTIAL
  EXHIBIT NO.                    DESCRIPTION                      NUMBER SYSTEM
  -----------                    -----------                      -------------
  21.1        --List of Subsidiaries.+
  23.1        --Consent of Coopers & Lybrand.
  23.2        --Consent of Debevoise & Plimpton (included in
               Exhibit 5.1).
  24.1        --Power of Attorney executed by Hubbard C. Howe.+
  24.2        --Power of Attorney executed by Thomas L.
               Millner.+
  24.3        --Power of Attorney executed by Richard M.
               Applegate.+
  24.4        --Power of Attorney executed by Samuel G.
               Grecco.+
  24.5        --Power of Attorney executed by Stephen D.
               Bechtel, Jr.+
  24.6        --Power of Attorney executed by Bobby R. Brown.+
  24.7        --Power of Attorney executed by Richard C.
               Dresdale.+
  24.8        --Power of Attorney executed by Richard A.
               Gilleland+
  24.9        --Power of Attorney executed by Richard E.
               Heckert.+
  24.10       --Power of Attorney executed by Leon J. Hendrix,
               Jr.+
  24.11       --Power of Attorney executed by Joseph L. Rice,
               III.+
  24.12       --Power of Attorney executed by H. Norman
               Schwartzkopf.+
  24.13       --Power of Attorney executed by Mark A. Little.
  25.1        --Statement on Form T-1, of the Eligibility of
               First Trust National Association, as Trustee
               under the Indenture relating to the Notes (bound
               separately).+
  27.         --Financial Data Schedule.
  99.1        --Form of Letter of Transmittal.
  99.2        --Form of Notice of Guaranteed Delivery.
  99.3        --Form of Instruction to Registered Holder and/or
               Book-Entry Transfer Facility Participant from
               Owner.

--------

+ Previously filed.

(B)FINANCIAL STATEMENT SCHEDULES.

  Financial statement schedules of the Company for which provision is made in the applicable accounting regulations of the Commission are not required, are inapplicable or have been disclosed in the notes to the financial statements and therefore have been omitted.

ITEM 22. UNDERTAKINGS.

  The Registrants hereby undertake:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrants pursuant to the foregoing provisions or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (7) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT, HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF MADISON, STATE OF NORTH CAROLINA, ON JANUARY 10, 1997.

                                          RACI HOLDING, INC.

                                                 /s/ Hubbard C. Howe
                                          By: _________________________________
                                                      HUBBARD C. HOWE
                                             CHAIRMAN, CHIEF EXECUTIVE OFFICER
                                                       AND DIRECTOR

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON JANUARY 10, 1997.

                                          Chairman, Chief Executive Officer
      /s/ Hubbard C. Howe                  and Director (Principal Executive
-------------------------------------      Officer)
           HUBBARD C. HOWE

                                          Director, President and Chief
     /s/ Thomas L. Millner                 Operating Officer
-------------------------------------
          THOMAS L. MILLNER

       /s/ Mark A. Little                 Vice President, Controller
-------------------------------------      (Principal Financial and Accounting
         MARK A. LITTLE                    Officer)


    /s/ Stephen D. Bechtel, Jr.*          Director
-------------------------------------
       STEPHEN D. BECHTEL, JR.

         /s/ Bobby R. Brown*              Director
-------------------------------------
           BOBBY R. BROWN

      /s/ Richard C. Dresdale*            Director
-------------------------------------
         RICHARD C. DRESDALE

      /s/ Richard A. Gilleland*           Director
-------------------------------------
        RICHARD A. GILLELAND

       /s/ Richard E. Heckert*            Director
-------------------------------------
         RICHARD E. HECKERT

      /s/ Leon J. Hendrix, Jr.*           Director
-------------------------------------
        LEON J. HENDRIX, JR.

      /s/ Joseph L. Rice, III*            Director
-------------------------------------
         JOSEPH L. RICE, III

     /s/ H. Norman Schwarzkopf*           Director
-------------------------------------
        H. NORMAN SCHWARZKOPF

      /s/ Samuel G. Grecco
*By: ________________________________

         SAMUEL G. GRECCO
           ATTORNEY-IN-FACT

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF MADISON, STATE OF NORTH CAROLINA, ON JANUARY 10, 1997.

                                          REMINGTON ARMS COMPANY, INC.

                                                 /s/ Hubbard C. Howe
                                          By: _________________________________
                                                      HUBBARD C. HOWE
                                             CHAIRMAN, CHIEF EXECUTIVE OFFICER
                                                       AND DIRECTOR

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON JANUARY 10, 1997.

                                          Chairman, Chief Executive Officer
      /s/ Hubbard C. Howe                  and Director (Principal Executive
-------------------------------------      Officer)
           HUBBARD C. HOWE

                                          Director, President and Chief
     /s/ Thomas L. Millner                 Operating Officer
-------------------------------------
          THOMAS L. MILLNER

       /s/ Mark A. Little                 Vice President, Controller
-------------------------------------      (Principal Financial and Accounting
         MARK A. LITTLE                    Officer)


    /s/ Stephen D. Bechtel, Jr.*          Director
-------------------------------------
       STEPHEN D. BECHTEL, JR.

         /s/ Bobby R. Brown*              Director
-------------------------------------
           BOBBY R. BROWN

      /s/ Richard C. Dresdale*            Director
-------------------------------------
         RICHARD C. DRESDALE

      /s/ Richard A. Gilleland*           Director
-------------------------------------
        RICHARD A. GILLELAND

       /s/ Richard E. Heckert*            Director
-------------------------------------
         RICHARD E. HECKERT

      /s/ Leon J. Hendrix, Jr.*           Director
-------------------------------------
        LEON J. HENDRIX, JR.

      /s/ Joseph L. Rice, III*            Director
-------------------------------------
         JOSEPH L. RICE, III

     /s/ H. Norman Schwarzkopf*           Director
-------------------------------------
        H. NORMAN SCHWARZKOPF

      /s/ Samuel G. Grecco
*By: ________________________________

         SAMUEL G. GRECCO
           ATTORNEY-IN-FACT